As filed with the Securities and Exchange Commission on June 15, 2018

Registration No. 333-223936

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

______________

FINTECH ACQUISITION CORP. II

(Exact name of registrant as specified in its charter)

______________

Delaware	6770	47-4219082
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
(215) 701-9555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________

2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
`Attn: James J. McEntee, III
President and Chief Financial Officer

(215) 701-9555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________

Copies to:
Mark E. Rosenstein, Esq.
Derick S. Kauffman, Esq.
Ledgewood
Two Commerce Square
2001 Market Street, Suite 3400
Philadelphia, Pennsylvania 19103
(215) 731-9450 — Phone
(215) 735-2513 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed mergers are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒ (Do not check if a smaller reporting company)	Smaller reporting company:	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 15, 2018

FINTECH ACQUISITION CORP. II

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

PRELIMINARY PROXY STATEMENT/PROSPECTUS FOR SPECIAL MEETING IN LIEU OF
2018 ANNUAL MEETING OF STOCKHOLDERS AND PROSPECTUS FOR
20,000,000 SHARES OF COMMON STOCK OF FINTECH ACQUISITION CORP. II

Dear FinTech Acquisition Corp. II Stockholders:

On December 19, 2017, FinTech Acquisition Corp. II, which we refer to as we, us, our, FinTech or the Company, FinTech II Merger Sub Inc., our direct wholly owned subsidiary, which we refer to as Merger Sub 1, FinTech II Merger Sub 2 LLC, our direct wholly owned subsidiary, which we refer to as Merger Sub 2, Intermex Holdings II, Inc., which we refer to as Intermex, and SPC Intermex Representative LLC, which we refer to as SPC Intermex Representative, entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, pursuant to which we will acquire Intermex by the merger of Merger Sub 1 with and into Intermex with Intermex continuing as the initial surviving entity, immediately followed by the merger of Intermex with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Company, which we refer to collectively as the Merger.

At the special meeting in lieu of the 2018 annual meeting of stockholders, which we refer to as the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the Merger Proposal, to approve the Merger and adopt the Merger Agreement. If the Merger is completed, Interwire Topco, LLC, which we refer to as Interwire LLC, the sole stockholder of Intermex, will exchange its shares of Intermex common stock for a combination of cash and shares of our common stock. The aggregate consideration to be paid in the Merger will consist of (i) $92,000,000 in cash, (ii) based on Intermex’s current capitalization and assuming $50.0 million in redemptions, an estimated 16,598,281 shares of our common stock assuming the Merger was completed on December 31, 2017 or an estimated 17.5 million shares of our common stock assuming the Merger is completed on June 30, 2018, and (iii) an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing of the Merger in the form of additional shares of our common stock and/or, at our option, up to $10 million of such amount in cash. The number of shares of the common stock consideration will be based on a $10.00 per share value for our common stock. The amount of cash and common stock to be issued as consideration in the Merger is subject to adjustment as set forth in the Merger Agreement. For additional information, see the sections in the accompanying proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Merger Consideration” and “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Common Stock Merger Consideration.” Pursuant to the Merger Agreement, the aggregate Merger consideration will be delivered to SPC Intermex Representative or its designees on behalf of Interwire LLC. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Our stockholders will also be asked to consider and vote upon proposals (a) to approve and adopt amendments to our amended and restated certificate of incorporation, which we refer to as our charter, to (i) increase our authorized common stock (“Proposal 2”), (ii) create an additional class of directors so that there will be three classes of directors with staggered terms of office, and make certain related changes (“Proposal 3”), (iii) elect not to be governed by Section 203 of the DGCL (“Proposal 4”), (iv) adopt Delaware as the exclusive forum for certain legal actions (“Proposal 5”) and (v) provide for additional changes, principally including changing our name from “FinTech Acquisition Corp. II” to “International Money Express, Inc.” and removing provisions applicable only to special purpose acquisition companies (“Proposal 6”), each of which Proposal Nos. 2 through 6 we refer to as a charter Proposal and collectively the charter Proposals, (b) to approve, for purposes of complying with applicable NASDAQ listing rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger, which we refer to as the NASDAQ Proposal, (c) to approve and adopt the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (an equity-based incentive plan), a copy of which is attached to this proxy statement/prospectus as Annex B, which we refer to as the Incentive Plan Proposal, (d) to elect three directors to serve on our Board of Directors until the 2020 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death, which we refer to as the Director Election Proposal, and (e) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes received to pass the resolution to approve the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal and the Director Election Proposal, which we refer to as the Adjournment Proposal. A copy of our proposed second amended and restated certificate of incorporation incorporating the charter Proposals, which we refer to as our proposed charter, is attached as Annex C to this proxy statement/prospectus. Each of these proposals is more fully described in this proxy statement/prospectus.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “FNTE,” “FNTEU” and “FNTEW,” respectively. We will apply to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “IMXI” and “IMXIW,” respectively, upon the closing of the Merger.

Pursuant to our charter, we are providing holders of the shares of common stock included in the units issued in our initial public offering, which we refer to as our public stockholders, with the opportunity, upon the closing of the Merger and subject to the limitations described in this proxy statement/prospectus, to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in our trust account (as of two business days prior to the consummation of the Merger). For illustrative purposes, based on funds in our trust account of approximately $175.8 million on March 31, 2018, stockholders would have received a redemption price of approximately $10.05 per share of our common stock. Public stockholders may elect to redeem their shares even if they vote for the Merger Proposal.

We are providing this proxy statement/prospectus and the accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. The special meeting will be held at [•] [AM./P.M.] Eastern Time on [•], 2018 at [•]. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 30.

Your vote is very important, regardless of the number of shares of our common stock you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card and do not attend the special meeting in person, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Merger Proposal and the charter Proposals but will have no effect on the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank.

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the NASDAQ Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Intermex do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated.

Our board of directors unanimously recommends that our stockholders vote “FOR” the Merger Proposal and “FOR” the other proposals presented in this proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Merger Proposal — Interests of Certain Persons in the Merger.”

Sincerely,

/s/ Daniel G. Cohen
Daniel G. Cohen
Chief Executive Officer and Director

This proxy statement/prospectus is dated [•], 2018, and is first being mailed to our stockholders on or about [•], 2018.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

FINTECH ACQUISITION CORP. II

2929 Arch Street, Suite 1703
Philadelphia, Pennsylvania 19104

NOTICE OF SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING
OF STOCKHOLDERS OF FINTECH ACQUISITION CORP. II
To Be Held on [•], 2018

To the Stockholders of FinTech Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2018 annual meeting of stockholders, which we refer to as the special meeting, of FinTech Acquisition Corp. II, a Delaware corporation, will be held on [•], 2018, at [•] [A.M./P.M.], Eastern Time, at [•]. You are cordially invited to attend the special meeting which will be held to consider and vote upon the following matters:

(1)      The Merger Proposal — to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement;

(2)      The charter Proposals — to consider and vote upon proposed amendments to our charter to (i) increase our authorized common stock (referred to herein as Proposal 2), (ii) create an additional class of directors so that there will be three classes of directors with staggered terms of office, and to make certain related changes (referred to herein as Proposal 3), (iii) elect not to be governed by Section 203 of the DGCL (referred to herein as Proposal 4), (iv) adopt Delaware as the exclusive forum for certain legal actions (referred to herein as Proposal 5) and (v) provide for additional changes, principally including changing our corporate name from “FinTech Acquisition Corp. II” to “International Money Express, Inc.” and removing provisions applicable only to special purpose acquisition companies (referred to herein as Proposal 6);

(3)      The NASDAQ Proposal — to consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ listing rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger;

(4)      The Incentive Plan Proposal — to consider and vote upon a proposal to adopt the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan, which we refer to as the Omnibus Plan;

(5)      The Director Election Proposal — to consider and vote upon a proposal to elect three Class I directors to serve on our board of directors until the 2020 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death; and

(6)      The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the special meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal and the Director Election Proposal.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of our common stock at the close of business on [•], 2018 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

All FinTech stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card and do not attend the special meeting in person, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Merger Proposal and the charter Proposals but will have no effect on the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Merger Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the NASDAQ Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Intermex do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated.

After careful consideration, our board of directors has determined that the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are fair to and in the best interests of FinTech and our stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Merger Proposal and “FOR” the other proposals presented in the accompanying proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section in the accompanying proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — Interests of Certain Persons in the Merger.”

A complete list of FinTech stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of FinTech for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Merger and related transactions and each of our proposals. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 30 thereof. If you have any questions regarding the accompanying proxy statement/prospectus or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200 if you are a stockholder or collect at (203) 658-9400 if you are a broker or bank.

Philadelphia, Pennsylvania	By Order of the Board of Directors,

[•], 2018	/s/ Daniel G. Cohen
Daniel G. Cohen
Chief Executive Officer and Director

TABLE OF CONTENTS

FREQUENTLY USED TERMS	1
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	3
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	12
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FINTECH	19
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF INTERMEX	20
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	25
COMPARATIVE PER SHARE DATA	27
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	28
RISK FACTORS	30
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	56
SPECIAL MEETING OF FINTECH STOCKHOLDERS	64
PROPOSAL NO. 1 — THE MERGER PROPOSAL	68
PROPOSAL NO. 2 — AUTHORIZATION TO INCREASE OUR AUTHORIZED CAPITAL	103
PROPOSAL NO. 3 — CLASSIFICATION OF THE BOARD OF DIRECTORS	105
PROPOSAL NO. 4 — AUTHORIZATION OF THE ELECTION NOT TO BE GOVERNED BY SECTION 203 OF THE DGCL	107
PROPOSAL NO. 5 — AUTHORIZATION TO ADOPT DELAWARE AS EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	108
PROPOSAL NO. 6 — APPROVAL OF ADDITIONAL AMENDMENTS TO OUR CHARTER IN CONNECTION WITH THE MERGER	109
PROPOSAL NO. 7 — THE NASDAQ PROPOSAL	112
PROPOSAL NO. 8 — THE INCENTIVE PLAN PROPOSAL	113
PROPOSAL NO. 9 — THE DIRECTOR ELECTION PROPOSAL	119
PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL	120
Material U.S. Federal Income Tax Consequences	121
INFORMATION ABOUT FINTECH	126
FINTECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	135
INFORMATION ABOUT INTERMEX	138
INTERMEX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	154
MANAGEMENT FOLLOWING THE MERGER	177
DESCRIPTION OF SECURITIES	186
BENEFICIAL OWNERSHIP OF SECURITIES	191
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	195
PRICE RANGE OF SECURITIES AND DIVIDENDS	198
LEGAL MATTERS	199
EXPERTS	199
APPRAISAL RIGHTS	199
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	199
TRANSFER AGENT AND REGISTRAR	199
SUBMISSION OF STOCKHOLDER PROPOSALS	199
FUTURE STOCKHOLDER PROPOSALS	200
WHERE YOU CAN FIND MORE INFORMATION	200
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEX A — AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B — OMNIBUS EQUITY COMPENSATION PLAN	B-1
ANNEX C — SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	C-1
ANNEX D — OPINION OF BTIG, LLC	D-1
ANNEX E — NOMINATING AND GOVERNANCE COMMITTEE CHARTER	E-1

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms we, us, our, the Company and FinTech refer to FinTech Acquisition Corp. II, and the terms combined company and post-combination company refer to FinTech Acquisition Corp. II and Intermex Holdings II, Inc. following the consummation of the Merger. Furthermore, in this document:

“Cantor” means Cantor Fitzgerald & Co., the underwriter for our IPO.

“Company common stock” or “our common stock” means common stock, par value $0.0001 per share, of FinTech.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“founder shares” means the 5,973,333 shares of our common stock issued to the initial stockholders prior to our IPO.

“Holdings” means Intermex Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Intermex.

“initial stockholders” or “initial holders” means our Sponsor, Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, James J. McEntee, III, Shami Patel, Jeremy Kuiper, Hepco Family Trust, Plamen Mitrikov, Cohen Sponsor Interests II, LLC and Cohen and Company LLC, each of whom holds founder shares.

“Intermex” means Intermex Holdings II, Inc., a Delaware corporation.

“Intermex legacy stockholders” means the members of Interwire LLC.

“Interwire LLC” means Interwire Topco, LLC, a Delaware limited liability company and the sole stockholder of Intermex.

“IPO” means our initial public offering, consummated on January 25, 2017, in which we sold 17,500,000 public units at $10.00 per unit.

“Merger” means the acquisition of Intermex by FinTech through the merger of Merger Sub 1 with and into Intermex with Intermex being the initial surviving entity, immediately followed by the merger of the initial surviving entity with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Company pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 19, 2017, as it may be amended, by and among FinTech, Merger Sub 1, Merger Sub 2, Intermex and SPC Intermex Representative.

“Merger Sub 1” means FinTech II Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of FinTech.

“Merger Sub 2” means FinTech II Merger Sub 2 LLC, a Delaware limited liability company and direct wholly owned subsidiary of FinTech.

“Merger Sub Shares” means shares of common stock, par value $0.01 per share, of Merger Sub 1.

“Omnibus Plan” means the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (an equity-based incentive plan) attached to this proxy statement/prospectus as Annex B.

“placement shares” means the 420,000 shares of Company common stock included in the placement units purchased separately in the private placement by our Sponsor and Cantor.

“placement units” means the 420,000 units purchased by our Sponsor and Cantor in the private placement, each placement unit consisting of one placement share and one half of one placement warrant.

“placement warrants” means the 210,000 warrants included in the placement units purchased by our Sponsor and Cantor in the private placement, each of which is exercisable for one share of Company common stock in accordance with its terms.

“private placement” means the private sale of 420,000 units purchased by our Sponsor and Cantor that occurred simultaneously with the consummation of our IPO for a purchase price of $10.00 per placement unit for a total purchase price of $4.2 million.

“proposed charter” means the proposed second amended and restated certificate of incorporation of FinTech, which will become the Company’s certificate of incorporation upon the approval of the charter Proposals, the Merger Proposal, the NASDAQ Proposal and the Incentive Plan Proposal and the consummation of the Merger. A copy of the proposed charter is attached hereto as Annex C.

“public shares” means the 17,500,000 shares of our common stock included in the units issued in our IPO.

“public stockholders” means holders of public shares, including our initial stockholders to the extent our initial stockholders hold public shares, provided that our initial stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“public warrants” means the 8,750,000 warrants included in the units issued in our IPO, each of which is exercisable for one share of our common stock in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“SPC Intermex Representative” means, SPC Intermex Representative LLC, a Delaware limited liability company and the representative of Interwire LLC under the Merger Agreement.

“special meeting” means the special meeting in lieu of the 2018 annual meeting of stockholders of FinTech that is the subject of this proxy statement/prospectus.

“Sponsor” means FinTech Investor Holdings II, LLC, a Delaware limited liability company and one of our initial stockholders.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that may be important to you. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 30.

Q:      Why am I receiving this proxy statement/prospectus?

A:      Our stockholders are being asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement, among other proposals. We have entered into the Merger Agreement with Intermex which provides for our acquisition of Intermex pursuant to the merger of Merger Sub 1 with and into Intermex with Intermex continuing as the initial surviving entity, immediately followed by the merger of the initial surviving entity with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Merger will consist of (i) $92,000,000 in cash, (ii) based on Intermex’s current capitalization and assuming $50.0 million in redemptions, an estimated 16,598,281 shares of our common stock assuming the Merger was completed on December 31, 2017 or an estimated 17.5 million shares of our common stock assuming the Merger is completed on June 30, 2018, and (iii) an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing of the Merger in the form of additional shares of our common stock and/or, at our option, up to $10 million of such amount in cash. The number of shares of our common stock to be issued as consideration in the Merger will be based on a $10.00 per share value for our common stock. The amount of cash and common stock to be issued as consideration in the Merger is subject to adjustment as set forth in the Merger Agreement. For additional information, see the sections in this proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Merger Consideration” and “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Common Stock Merger Consideration.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “FNTE,” “FNTEU” and “FNTEW,” respectively. We will apply to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “IMXI” and “IMXIW,” respectively, upon the closing of the Merger. At the closing, each of our units that are not already trading separately will separate into its component share of common stock and one half of one warrant to purchase one share of our common stock.

This proxy statement/prospectus and its annexes contain important information about the proposed Merger and the other matters to be acted upon at the special meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes, which we urge you to do.

Q:      What is being voted on at the special meeting?

A:      Our stockholders are being asked to vote on the following proposals:

Proposal 1 — The Merger Proposal — A proposal to approve and adopt the Merger and the Merger Agreement;

Proposals 2, 3, 4, 5 and 6 — The charter Proposals — Proposals to amend our charter to (i) increase our authorized common stock (Proposal 2), (ii) add an additional class of directors so that there will be three classes of directors with staggered terms of office, and to make certain related changes (Proposal 3), (iii) elect not to be governed by Section 203 of the DGCL (Proposal 4), (iv) adopt Delaware as the exclusive forum for certain legal actions (Proposal 5) and (v) provide for additional changes, principally changing our corporate name from “FinTech Acquisition Corp. II” to “International Money Express, Inc.” and removing provisions applicable only to special purpose acquisition companies (Proposal 6);

Proposal 7 — The NASDAQ Proposal — A proposal to approve, for purposes of complying with applicable NASDAQ listing rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger;

Proposal 8 — The Incentive Plan Proposal — A proposal to adopt the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan; and

Proposal 9 — The Director Election Proposal — A proposal to elect three directors to serve on our Board of Directors until the 2020 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death; and

Proposal 10 — The Adjournment Proposal — A proposal to approve the adjournment of the special meeting to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal and the Director Election Proposal.

Q:      Are the proposals conditioned on one another?

A:      The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the NASDAQ Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Intermex do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated.

Q:      Why is FinTech providing stockholders with the opportunity to vote on the Merger?

A:      Our charter requires that we provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Merger Proposal in order to provide our public stockholders with the opportunity to redeem their public shares in connection with the closing of the Merger.

Q:      What will happen in the Merger?

A:      At the closing of the Merger, Merger Sub 1 will merge with and into Intermex with Intermex continuing as the initial surviving entity, immediately followed by the merger of the initial surviving entity with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Company. Interwire LLC, the sole stockholder of Intermex, will exchange its shares of Intermex common stock for a combination of shares of our common stock and cash as consideration in the Merger. Upon consummation of the Merger, we will change our name to International Money Express, Inc., Intermex will change its name to Intermex Holding Corp. and Merger Sub 2, the surviving entity, will change its name to International Money Express Sub 2, LLC.

Q:      What equity stake will current FinTech stockholders and Interwire LLC or its designees hold in the Company immediately following the closing of the Merger?

A:      We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercise redemption rights and that an aggregate of 16,478,009 shares of our common stock will be issued as partial consideration in the Merger, our existing stockholders will hold in the aggregate approximately 58.6% of our outstanding common stock (43.3% held by our public stockholders and 15.1% held by the initial stockholders) and Interwire LLC and its designees will hold approximately 41.4% of our outstanding common stock. If 5,000,000 shares of our common stock are redeemed for cash, which assumes the maximum redemption of our shares while still providing for a minimum of $125 million of cash in the trust account after giving effect to payments to redeeming stockholders, and that an aggregate of 17,478,009 shares of our common stock will be issued as partial consideration in the Merger, upon completion of the Merger, our existing stockholders will hold in the aggregate approximately 51.3% of our outstanding common stock (34.4% held by our public stockholders and 16.8% held by the initial stockholders) and Interwire LLC and its designees will hold approximately 48.7% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants to purchase our common stock that will be outstanding following the Merger, (2) any equity awards that may be issued under our proposed Omnibus Plan following the Merger or (3) any adjustments to the Merger Consideration pursuant to the Merger Agreement. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Cantor and Interwire LLC and its designees will be different.

See the section entitled “Summary — Impact of the Merger on FinTech’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:      Will FinTech obtain new financing in connection with the Merger?

A:      No. We currently anticipate that Intermex’s existing credit facility will remain in place following the Merger. For a summary of the material terms of Intermex’s credit facilities, see the section entitled “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.

Q:      What conditions must be satisfied to complete the Merger?

A:      There are a number of closing conditions in the Merger Agreement, including that our stockholders have approved the Merger and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Conditions to Closing of the Merger.”

Q:      Why is FinTech proposing the charter Proposals?

A:      We are asking our stockholders to approve these proposals to amend our charter in connection with the Merger and the terms of the Merger Agreement. The proposed charter amendments that we are asking our stockholders to approve provide for (1) an increase in the number of authorized shares of our common stock so that we will have sufficient authorized shares to issue as consideration in the Merger and to reserve for issuance under the Omnibus Plan, if such plan is approved, and for future issuances of common stock, (2) the creation of an additional class of directors so that there will be three classes of directors with staggered terms of office, (3) the election not to be governed by Section 203 of the DGCL, (4) the adoption of Delaware as the exclusive forum for certain legal actions and (5) additional changes, principally the change of our name to “International Money Express, Inc.” and the removal of provisions in our charter applicable only to special purpose acquisition corporations. Pursuant to the Merger Agreement, approval of the charter Proposals is a condition to consummation of the Merger. In addition, the Merger Proposal is conditioned on approval of Proposal 2.

Q:     Why is FinTech proposing the NASDAQ Proposal?

A:      We are proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules 5635(a) and (b), which require stockholder approval of the issuance of shares of stock in certain transactions that results in (1) the issuance of 20% or more of the voting power outstanding or shares of common stock outstanding before such issuance of stock and (2) a change of control. Pursuant to the Merger Agreement, based on Intermex’s current capitalization, we anticipate issuing an aggregate of 16,478,009 shares of our common stock, subject to adjustment as set forth in the Merger Agreement, to Interwire LLC as partial consideration in the Merger. Because the issuance of such shares of our common stock (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of FinTech, we are required to obtain stockholder approval of such issuance pursuant to NASDAQ Listing Rules 5635(a) and (b). In addition, the Merger Proposal is conditioned on approval of the NASDAQ Proposal.

Q:      Why is FinTech proposing the Incentive Plan Proposal?

A:      The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of the combined company and align their economic interests with those of our stockholders. NASDAQ Listing Rule 5635(c) requires that we obtain stockholder approval of certain equity compensation plans. Accordingly, we are proposing the Incentive Plan Proposal to request such stockholder approval of the Omnibus Plan. In addition, pursuant to the Merger Agreement, approval of the Incentive Plan Proposal is a condition to consummation of the Merger.

Q:      What happens if I sell my shares of Company common stock before the special meeting?

A:      The record date for the special meeting is [•], 2018, and is earlier than the date on which we expect the Merger to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Merger. If you transfer your shares of our common stock before the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account. Regardless of whether you transfer your shares of common stock before or after the record date, your transferee will be entitled to exercise redemption rights with respect to the shares purchased by following the procedures set forth in this proxy statement/prospectus.

Q:      What constitutes a quorum at the special meeting?

A:      A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting in person or by proxy. If a stockholder fails to vote his, her or its shares in person or by proxy, or if a broker fails to vote in person or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals, or a broker non-vote, so long the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence in person or by proxy of 11,946,667 shares of our common stock is required to achieve a quorum.

Q:      What vote is required to approve the proposals presented at the special meeting?

A:      The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock, or 11,946,667 shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention on a charter Proposal will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in the Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal.

Q:      May the initial stockholders, FinTech’s directors, officers, advisors or their respective affiliates purchase shares in connection with the Merger?

A:      At any time prior to the special meeting, our initial stockholders, directors, officers, advisors or their respective affiliates may purchase shares of our common stock on the open market, and may purchase shares in privately negotiated transactions from stockholders who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock, to vote their shares in favor of the Merger Proposal or to not redeem their shares in connection with the Merger. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to FinTech or Intermex, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

Q:      How many votes do I have at the special meeting?

A:      Our stockholders are entitled to one vote at the special meeting for each share of our common stock held of record as of [•], 2018, the record date for the special meeting. As of the close of business on the record date, there were 23,893,333 outstanding shares of our common stock.

Q:      How will the initial stockholders and FinTech’s directors and officers vote?

A:      In connection with our IPO, we entered into an agreement with each of our initial stockholders, our executive officers and our directors, pursuant to which they agreed to vote any shares of our common stock owned by them in favor of a proposed initial business combination. As of the date of this proxy statement/prospectus, our initial stockholders, executive officers and directors own approximately 26.6% of our issued and outstanding shares of common stock, including all of the founder shares. None of our initial stockholders, executive officers or directors have entered into agreements, and are not currently in negotiations, to purchase or sell shares prior to the record date.

In addition, simultaneously with the execution of the Merger Agreement, certain of our initial stockholders, executive officers and directors entered into a Voting Agreement with us and Intermex, which we refer to as the Voting Agreement, pursuant to which the parties thereto agreed to vote any shares of our common stock owned by them (representing as of the date hereof approximately 26.6% of the outstanding shares of our common stock) in favor of the Merger Proposal and other proposals described in this proxy statement/prospectus and presented at the special meeting.

Q:      What interests do FinTech’s current officers and directors have in the Merger?

A:      Our directors and executive officers have interests in the Merger that are different from or in addition to (and which may conflict with) the interests of our stockholders including the following:

•         our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•         our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

•         our Sponsor, officers and certain of our directors paid an aggregate of $3,928,311 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

•         our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by January 25, 2019;

•         if we are unable to complete a business combination by January 25, 2019, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•         our Sponsor has agreed to loan us funds in an amount up to $1.1 million for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by January 25, 2019;

•         the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•         the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

These interests may influence our directors in making their recommendation that you vote in favor of the Merger Proposal and the other proposals set forth in this proxy statement/prospectus.

Q:      What happens if I vote against the Merger Proposal?

A:      Pursuant to our current charter, if the Merger Proposal is not approved and we do not otherwise consummate an alternative business combination by January 25, 2019, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders. Our current charter does not provide any means to extend the January 25, 2019 deadline for completing a business combination.

Q:      Do I have redemption rights?

A:      If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Merger (including any portion of the interest earned thereon which was not previously used or distributed to us for working capital purposes or to pay dissolution expenses or taxes), upon the consummation of the Merger. A public stockholder, together with any of his, her or its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares. Our initial stockholders and Cantor have waived their redemption rights with respect to their founder shares and placement shares in connection with the Merger, and our initial stockholders have also waived their redemption rights with respect to any public shares they hold in connection with the Merger. All such shares held by our initial stockholders and Cantor will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $175.8 million on March 31, 2018, the estimated per share redemption price would have been approximately $10.05. Additionally, shares properly tendered for redemption will only be redeemed if the Merger is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including any portion of the interest earned thereon which was not previously used or distributed to us for working capital purposes or to pay dissolution expenses or taxes) upon our liquidation.

Q:      Do the initial stockholders or FinTech’s directors and officers have redemption rights in connection with the Merger?

A:      No. Our initial stockholders, directors and officers have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger.

Q:      Will how I vote affect my ability to exercise redemption rights?

A:      No. You may exercise your redemption rights regardless of whether, or how, you vote your shares of our common stock on the Merger Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of NASDAQ.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must (i) check the box on the enclosed proxy card to elect redemption; and (ii) prior to 5:00 p.m., Eastern Time on [•], 2018 (two business days before the special meeting), (x) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you deliver your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares to you (physically or electronically). You may make such request by contacting our transfer agent at the address listed under the question “Who can help answer my questions?” below.

Q:      What are the U.S. federal income tax consequences of exercising my redemption rights?

A:      The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Consequences — Exercise of Redemptions Rights.” You are urged to consult with your own tax advisor regarding the tax consequences of exercising your redemptions rights.

Q:      If I am a FinTech warrant holder, can I exercise redemption rights with respect to my warrants?

A:      No. The holders of our warrants have no redemption rights with respect to our warrants or any shares of our common stock underlying our warrants.

Q:      Do I have appraisal rights if I object to the proposed Merger?

A:      No. There are no appraisal rights available to holders of our common stock in connection with the Merger.

Q:      What happens to the funds held in the trust account upon consummation of the Merger?

A:      If the Merger is consummated, the funds held in the trust account will be released to us, and those funds will be used to pay or fund (i) the portion of Merger consideration payable in cash pursuant to the Merger Agreement, (ii) the redemption price for shares of our common stock redeemed by our stockholders who properly exercise redemption rights, (iii) up to $9.2 million in deferred underwriting compensation payable to Cantor as the underwriters of our IPO, (iv) fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by or on behalf of the Company, Merger Sub 1, Merger Sub 2 and Intermex in connection with the Merger and the other transactions contemplated by the Merger Agreement, (v) the repayment of loans from our Sponsor in an aggregate amount not to exceed $1.1 million for working capital purposes and to pay expenses to identify an acquisition target and consummate the Merger and related transactions (see the section entitled “Certain Relationships and Related Transactions — FinTech Related Person Transactions” for additional information), and (vi) general corporate purposes of the combined company, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

Q:      What happens if the Merger is not consummated?

A:      There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, we are unable to complete the Merger or another business combination transaction by January 25, 2019, our charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Merger, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares and placement shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:      When is the Merger expected to be completed?

A:      We currently anticipate that the Merger will be consummated within [•] days following the special meeting, provided that all other conditions to the consummation of the Merger have been satisfied or waived in accordance with the Merger Agreement. In any event, we expect the closing of the Merger to occur in July 2018.

For a description of the conditions to the consummation of the Merger, see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Conditions to Closing of the Merger.”

Q:      What do I need to do now?

A:      Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 30, and to consider how the Merger will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:      How do I vote?

A:      If you were a holder of record of our common stock on [•], 2018, the record date for the special meeting, you may vote in person at the special meeting or any adjournment thereof, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the special meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      What will happen if I abstain from voting or fail to vote at the special meeting?

A:      At the special meeting, if you abstain from voting with respect to a particular proposal, your shares will be counted as present for purposes of establishing a quorum. For purposes of approving the proposals, failure to vote or an abstention will each have the same effect as a vote “AGAINST” each of the Merger Proposal and the charter Proposals. A failure to vote or an abstention will have no effect on the outcome of each of the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Q:      What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:      Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented at the special meeting or any adjournment thereof.

Q:      If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:      Yes. Whether you plan to attend the special meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:      If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented at the special meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining the existence of a quorum at the special meeting so long as a stockholder has given the broker or other nominee voting instructions on at least one of the proposals set forth in this proxy statement/prospectus. However, broker non-votes will not be counted as “votes cast” at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:      May I change my vote after I have mailed my signed proxy card?

A:      Yes. You may change your vote by sending a later-dated, signed proxy card to our transfer agent at the address listed under “Who can help answer my questions?” below so that it is received by the transfer agent prior to the special meeting, or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our chief financial officer, which must be received by our chief financial officer prior to the special meeting.

Q:      What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:      Who will solicit and pay the cost of soliciting proxies?

A:      We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow Sodali LLC, which we refer to as Morrow, to assist in the solicitation of proxies for the special meeting. We will pay Morrow a fee of $22,500 plus a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting. We will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

James J. McEntee, III, President and Chief Financial Officer

FinTech Acquisition Corp. II

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

Tel: (215) 735-1498

Email: jmce@stbwell.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: FNTE.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the special meeting, including the Merger Proposal, whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 30. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public stockholders, (ii) assume that an aggregate of 16,478,009 shares of our common stock will be issued to Interwire LLC, the sole stockholder of Intermex, as partial consideration in the Merger, based on Intermex’s current capitalization, and (iii) do not include (a) any warrants to purchase our common stock that will be outstanding following the Merger, (b) any equity awards that may be issued under our proposed Omnibus Plan following the Merger or (c) any adjustments to the merger consideration contemplated by the Merger Agreement.

Parties to the Merger

FinTech Acquisition Corp. II

We are a Delaware special purpose acquisition company formed in May 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our securities are traded on The NASDAQ Capital Market under the ticker symbols “FNTE,” “FNTEU” and “FNTEW.” We will apply to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “IMXI” and “IMXIW,” respectively, upon the closing of the Merger. Following the Merger, we expect to change our name to International Money Express, Inc.

The mailing address of our principal executive office is 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, and our telephone number is (215) 735-1498.

FinTech II Merger Sub Inc.

Merger Sub 1, a Delaware corporation, is a direct wholly-owned subsidiary formed by us on November 16, 2017 to consummate the Merger. In the Merger, Merger Sub 1 will merge with and into Intermex, with Intermex being the surviving entity. Interwire LLC, the sole stockholder of Intermex, will exchange its shares of Intermex common stock for a combination of cash and shares of our common stock as consideration in the Merger. Following the Merger, Intermex will change its name to Intermex Holding Corp.

The mailing address of Merger Sub 1’s principal executive office is 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, and its telephone number is (215) 735-1498.

FinTech II Merger Sub 2 LLC

Merger Sub 2, a Delaware limited liability company, is a direct wholly owned subsidiary formed by us on November 16, 2017 to consummate the Merger. In the Merger, Merger Sub 2 will merge with and into Intermex Holding Corp., with Merger Sub 2 being the surviving entity. Following the Merger, Merger Sub 2 will change its name to International Money Express Sub 2, LLC.

The mailing address of Merger Sub 2’s principal executive office is 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, and its telephone number is (215) 735-1498.

Intermex Holdings II, Inc.

Intermex, a Delaware corporation, is a provider of money transfer services to Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in retail establishments in the United States.

The mailing address of Intermex’s principal executive office is 9480 S. Dixie Hwy, Miami, Florida 33156 and its telephone number is (305) 671-8000.

SPC Intermex Representative LLC

SPC Intermex Representative, a Delaware limited liability company, was formed for the purpose of acting as the representative of Interwire LLC, the sole stockholder of Intermex, under the Merger Agreement.

The mailing address of SPC Intermex Representative’s principal executive office is 444 Madison Avenue, 25th Floor, New York, New York 10022, and its telephone number is (212) 235-0200.

The Merger Proposal

The Merger Agreement provides for the acquisition of Intermex pursuant to the merger of Merger Sub 1 with and into Intermex with Intermex continuing as the initial surviving entity, immediately followed by the merger of the initial surviving entity with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Company. The following summary of the Merger and the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

In the Merger, Interwire LLC, the sole stockholder of Intermex, will exchange its shares of Intermex common stock for a combination of cash and our common stock. The aggregate consideration to be paid in the Merger will consist of:

•         $92,000,000 in cash, which we refer to as the Cash Merger Consideration;

•         based on Intermex’s current capitalization and assuming $50.0 million of redemptions, an estimated 16,598,281 shares of our common stock assuming the Merger was completed on December 31, 2017 or an estimated 17.5 million shares of our common stock assuming the Merger is completed on June 30, 2018, which we refer to as the Common Stock Merger Consideration; and

•         an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing of the Merger in the form of additional shares of our common stock and/or, at our option, up to $10 million of such amount in cash, which we refer to as the Excess Cash Amount.

The number of shares of our common stock to be issued in the Merger will be based on a $10.00 per share value for our common stock. The Cash Merger Consideration and the number of shares of our common stock to be issued as Common Stock Merger Consideration are each subject to adjustment as set forth in the Merger Agreement. The Excess Cash Amount cannot exceed $10 million or be less than zero. For additional information regarding the Merger Consideration and the calculation of the Excess Cash Amount, see the sections in this proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Merger Consideration” and “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Common Stock Merger Consideration.” We refer to the Cash Merger Consideration and the Common Stock Merger Consideration together as the Merger Consideration.

We intend to fund the Cash Merger Consideration with the cash held in our trust account. To the extent not used to pay the Cash Merger Consideration, the redemption price for any properly redeemed shares of our common stock, or fees and expenses related to the Merger and the transactions contemplated by the Merger Agreement, the proceeds from the trust account will be used for general corporate purposes, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

See the section entitled “Proposal No. 1 — The Merger Proposal” for more information regarding the Merger and the Merger Proposal.

Opinion of BTIG to FinTech’s Board of Directors

In connection with the Merger, our financial advisor, BTIG, LLC, which we refer to as BTIG, delivered a written opinion, dated December 12, 2017, which we refer to as the Opinion, to our board of directors that, as of December 12, 2017, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Intermex implied by the various financial analyses BTIG conducted in connection with the Opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

The full text of the Opinion, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in such opinion, is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference. We urge you to read the Opinion carefully in its entirety. BTIG’s Opinion does not constitute a recommendation to any holder of shares of our common stock as to how such holder should vote or act with respect to the Merger Agreement or the Merger Proposal, whether such holder should exercise its redemption rights with respect to its shares of our common stock or as to any other matter.

Redemption Rights

Pursuant to our charter, holders of our public shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter. As of March 31, 2018, this would have amounted to approximately $10.05 per share. If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of our common stock for cash and will no longer own such shares. See the section entitled “Special Meeting of FinTech Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash and not continue to own our common stock following consummation of the Merger.

Notwithstanding the foregoing, a holder of public shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to 20% or more of the public shares.

Neither the Merger will be consummated nor will any public share be redeemed if public stockholders redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 or that would cause us to have insufficient funds to pay the Cash Merger Consideration and other amounts payable under the Merger Agreement.

It is a condition to closing under the Merger Agreement, which condition can be waived by Intermex, that at least $125 million remain in the trust account after payment of all requested redemptions by our public stockholders. Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Impact of the Merger on FinTech’s Public Float

We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercise redemption rights and that an aggregate of 16,478,009 shares of our common stock will be issued as partial consideration in the Merger, (1) our initial stockholders will hold approximately 15.1% of our outstanding common stock, (2) our public stockholders will hold approximately 43.3% of our outstanding common stock, and (3) Interwire LLC and its designees will hold approximately 41.4% of our outstanding common stock. If 5,000,000 shares of our common stock are redeemed for cash, which assumes the maximum redemption of our shares while still providing for a minimum of $125 million of cash in the trust account after giving effect to payments to redeeming stockholders, and an aggregate of 17,478,009 shares of our common stock will be issued as partial consideration in the Merger, upon completion of the Merger, (1) our initial stockholders will hold approximately 16.8% of our outstanding common stock, (2) our public stockholders will hold approximately 34.4% of our outstanding common stock, and (3) Interwire LLC and its designees will hold approximately 48.7% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants to purchase our common stock that will be outstanding following the Merger, (2) any equity awards that may be issued under our proposed Omnibus Plan following the Merger, or (3) any adjustments to the Merger Consideration pursuant to the Merger Agreement. If any shares of our common stock are redeemed by our public stockholders in connection with the Merger, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentage of our outstanding common stock held by each of our initial stockholders, Cantor and Interwire LLC and its designees will increase. Similarly, if the number of shares issued as Common Stock Merger Consideration is greater than our estimates, the percentage of our outstanding common stock held by our public stockholders, our initial stockholders and Cantor will decrease and the percentage of our outstanding common stock held by Interwire LLC and its designees will increase.

Board of Directors of FinTech Following the Merger

Upon consummation of the Merger, the Merger Agreement provides that our board of directors will increase in size from five to eight members. Each of our incumbent directors, Betsy Cohen, Daniel Cohen, Walter Beach, Shami Patel and Jeremy Kuiper, have advised us that they will resign from our board of directors upon closing of the Merger.

Our board of directors intends to fill the vacancies created by such resignations and the increase in size of the board with the following newly appointed directors: Robert Lisy, Michael Purcell, Kurt Holstein, Adam Godfrey, Justin Wender, Robert Jahn, Stephen Paul and John Rincon. See the section entitled “Management Following the Merger” for additional information.

Following the completion of the Merger, we expect to be a controlled company within the meaning of the NASDAQ corporate governance requirements, and may elect not to comply with certain of such requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the Merger, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Merger is conditioned upon the expiration or early termination of the HSR Act waiting period. On January 10, 2018, we and Intermex filed our respective notification and report forms under the HSR Act with the DOJ and the FTC. The initial 30-day waiting period expired on February 9, 2018. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Covenants of the Parties” for additional information.

Accounting Treatment

The Merger will be accounted for as a reverse merger. Intermex will be considered the “acquirer” and FinTech will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Interwire LLC and its designees expecting to control the majority of the relative voting rights of the combined company, Intermex comprising the ongoing operations of the combined company and Intermex’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Intermex issuing stock for the net assets of FinTech, accompanied by a recapitalization. The net assets of FinTech will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Intermex.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Merger.

Reasons for the Merger

Our board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, has determined that the Merger Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Company and our stockholders, and unanimously recommends that our stockholders vote “FOR” the Merger Proposal. For a description of the reasons considered by our board of directors in deciding to recommend adoption of the Merger Agreement, see the sections entitled “Proposal No. 1 — The Merger Proposal — FinTech’s Board of Directors’ Reasons for the Approval of the Merger” and “Proposal No. 1 — The Merger Proposal — Recommendation of the Board.”

Proposals Related to the Company’s Proposed Second Amended and Restated Certificate of Incorporation

In connection with the Merger Proposal, and in order to allow us to complete the Merger, we are asking you to approve the following amendments to our charter:

— To amend our charter to increase our authorized common stock.

— To amend our charter to create an additional class of directors so that there will be three classes of directors with staggered terms of office, and to make certain related changes.

— To amend our charter to provide for additional changes, principally changing the Company’s corporate name from “FinTech Acquisition Corp. II” to “International Money Express, Inc.” and removing provisions applicable only to special purpose acquisition companies.

See the sections entitled “Proposal No. 2 — Authorization to Increase our Authorized Capital,” “Proposal No. 3 — Classification of the Board of Directors,” “Proposal No. 4 — Authorization of the Election not to be Governed by Section 203 of the DGCL,” “Proposal No. 5 — Authorization to Adopt Delaware as Exclusive Forum for Certain Legal Actions” and “Proposal No. 6 — Approval of Additional Amendments to our Charter in Connection with the Merger” for more information.

The NASDAQ Proposal

In connection with the Merger Proposal, and in order to allow us to complete the Merger, we are asking you to approve, for purposes of complying with applicable NASDAQ listing rules, the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger. See the section entitled “Proposal No. 7 — The NASDAQ Proposal” for more information.

The Incentive Plan Proposal

Our proposed Omnibus Plan will be effective upon closing of the Merger, subject to approval by our stockholders at the special meeting. The proposed Omnibus Plan will reserve up to 3,761,516 shares of our common stock for issuance in accordance with the plan’s terms. The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to our growth and to align the economic interests of such persons with those of our stockholders. The summary of the Omnibus Plan above is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Omnibus Plan in its entirety. See the section entitled “Proposal No. 8 — The Incentive Plan Proposal” for more information.

The Director Election Proposal

We are asking you to consider and vote upon a proposal to elect three Class I directors to serve on our board of directors until the 2020 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. See the section entitled “Proposal No. 9 — The Director Election Proposal” for more information.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to permit us to approve the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal or the Director Election Proposal, the Adjournment Proposal allows us to adjourn the special meeting to a later date, if necessary, to permit further solicitation of proxies. See the section entitled “Proposal No. 10 — The Adjournment Proposal” for more information.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting in person or by proxy. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals or the failure of a stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee on one or more but less than all of the proposals set forth in this proxy statement/prospectus (a “broker non-vote”) will each count as present for the purposes of establishing a quorum. As of the date of this proxy statement/prospectus, our executive officers, directors and affiliates hold approximately 26.6% of our outstanding shares of common stock. All of such shares will be voted in favor of the Merger Proposal and other proposals described in this proxy statement/prospectus and presented at the special meeting.

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention on any of the charter Proposals will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in the Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the NASDAQ Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Intermex do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated. If we do not consummate the Merger and fail to complete an initial business combination by January 25, 2019, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to FinTech Stockholders

Our board of directors believes that each of the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the special meeting is fair to and in the best interests of FinTech and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Merger

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should also consider that our directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) your interests as a stockholder, including the following:

•         our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•         our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

•         our Sponsor, officers and certain of our directors paid an aggregate of $3,928,311 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

•         our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by January 25, 2019;

•         if we are unable to complete a business combination by January 25, 2019, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•         our Sponsor has agreed to loan us funds in an amount up to $1.1 million for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by January 25, 2019;

•         the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•         the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us, our securities or Intermex, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected to redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or Intermex, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders will request redemption of public shares and cause us to have insufficient funds to pay the Cash Merger Consideration and other amounts required under the Merger Agreement. Entering into any such arrangements may have a depressive effect on the price our common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Merger for a price below market value.

If such transactions are effected, the consequence could be to cause the Merger Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert disproportionate influence over the approval of the Merger Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no such agreements to sell or purchase shares prior to the record date have been entered into with any such investor or holder. We will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that are not described in this proxy statement/prospectus and that would affect the vote on the Merger Proposal.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 30.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FINTECH

The following table sets forth selected historical consolidated FinTech financial information. Our balance sheet data as of December 31, 2017, 2016 and 2015 and income statement data for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) to December 31, 2015 are derived from our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Our balance sheet data as of March 31, 2018 and income statement data for the three months ended March 31, 2018 are derived from our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

The following information is only a summary and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “FinTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of our future performance.

	Three Months Ended March 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Period from May 28, 2015 (inception) through December 31, 2015
Income Statement Data:
Formation and operating costs	$413,173	$1,131,812	$1,621	$2,187
Interest income	484,669	1,383,186	—	—
Provision for income taxes	(100,737)	(436,721)	—	—
Net loss	(29,241)	(185,347)	(1,621)	(2,187)
Net loss per share
Basic and Diluted	(0.00)	(0.02)	(0.00)	(0.00)

	As of March 31,	As of December 31,
	2018	2017	2016	2015
Balance Sheet Data:
Cash	$59,507	$362,581	$82,614	$—
Cash and securities held in Trust Account	175,830,893	175,883,186	—	—
Total assets	176,029,494	176,259,327	470,536	—
Common stock subject to redemption	161,097,820	161,127,060	—	—
Total stockholders’ equity (deficit)	5,000,007	5,000,008	21,192	(2,187)

	Three Months Ended March 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Period from May 28, 2015 (inception) through December 31, 2015
Cash Flow Data:
Net cash used in operating activities	$(955,036)	$(667,720)	$(622)	$(300)
Net cash provided by (used in) investing activities	536,962	(174,500,000)	—	—
Net cash provided by financing activities	115,000	175,447,687	83,236	300

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF INTERMEX

The following table sets forth selected historical consolidated financial information of Intermex Holdings, Inc. (“Holdings”), Intermex’s direct wholly owned subsidiary, as of the dates and for the periods presented. Holdings’ selected historical consolidated balance sheet data presented below as of December 31, 2017 and 2016 and Holdings’ selected historical consolidated income statement and cash flow data presented below for each of the 2017 Successor Period, the 2017 Predecessor Period, the Predecessor year ended December 31, 2016 and the Predecessor year ended December 31, 2015 have been derived from Holdings’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Holdings’ selected historical consolidated balance sheet data presented below as of December 31, 2015 has been derived from Holdings’ audited consolidated balance sheet not included elsewhere in this proxy statement/prospectus. Holdings’ selected historical consolidated balance sheet data presented below as of March 31, 2018 and Holdings’ selected historical consolidated income statement and cash flow data presented below for the 2018 Q1 Successor Period and the 2017 Q1 Successor Period have been derived from Holdings’ unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Holdings’ selected historical consolidated balance sheet data presented below as of March 31, 2017 has been derived from Holdings’ unaudited consolidated balance sheet not included elsewhere in this proxy statement/prospectus. On February 1, 2016, Holdings entered into an Agreement and Plan of Merger pursuant to which Interwire LLC, an affiliate of Stella Point Capital, acquired 100% of the outstanding capital stock of Holdings, the surviving corporation in a merger with a subsidiary of Interwire LLC that was formed for purposes of the transaction, which we refer to as the Stella Point acquisition. In connection with the closing of the Stella Point acquisition, Holdings’ assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result of the Stella Point acquisition and changes due to the impact of purchase accounting, Holdings’ financial statement presentations herein distinguish between a predecessor period (“Predecessor”), for periods prior to the closing of the Stella Point acquisition, and a successor period (“Successor”), subsequent to the closing of such transaction. We refer to the period from January 1, 2017 through January 31, 2017 as the “2017 Predecessor Period” and the period from February 1, 2017 through December 31, 2017 as the “2017 Successor Period”. We refer to the period from January 1, 2018 through March 31, 2018 as the “2018 Q1 Successor Period” and the period from February 1, 2017 through March 31, 2017 as the “2017 Q1 Successor Period”. The financial information for Holdings as of December 31, 2014 and 2013 and for the periods ended December 31, 2014 and 2013 has been derived from Holdings’ unaudited financial statements for such periods not included elsewhere in this proxy statement/prospectus. The unaudited selected historical data as of and for the years ended December 31, 2014 and 2013 have not been restated and as such are not comparable to the selected historical data as of and for the Predecessor years ended December 31, 2016 and 2015, the 2017 Successor Period and the 2017 Predecessor Period. The unaudited consolidated financial statements for the 2018 Q1 Successor Period and 2017 Q1 Successor Period were prepared on a basis consistent with that used in preparing Holdings’ audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that Holdings’ considers necessary for a fair presentation of its financial position and results of operations for these unaudited periods. The financial statements for the Predecessor years ended December 31, 2016 and 2015 have been restated as disclosed in the financial statements and related notes contained elsewhere in this proxy statement/prospectus. You should read the following selected historical consolidated financial information in conjunction with the section entitled “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes contained elsewhere in this proxy statement/prospectus.

	Successor Company			Predecessor Company
	Three Months Ended March 31, 2018	Period from February 1, 2017 to March 31, 2017	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
	Unaudited	Unaudited					Unaudited	Unaudited
Income Statement and Dividend Data:
Revenues	$55,956,033	$31,600,484	$201,039,131	$14,425,343	$165,394,491	$124,199,313	$98,311,096	$82,777,400
Operating expenses(a)	53,419,432	36,986,711	199,230,246	19,333,395	142,370,764	110,015,475	90,611,351	78,822,418
Operating income (loss)(a)	2,536,601	(5,386,227)	1,808,885	(4,908,052)	23,023,727	14,183,838	7,699,745	3,954,982
Interest expense	3,283,890	1,374,588	11,447,936	613,742	9,540,046	4,234,371	1,789,497	2,122,246
(Loss) income before taxes(a)	(747,289)	(6,760,815)	(9,639,051)	(5,521,794)	13,483,681	9,949,467	5,910,248	1,832,736
Provision for income tax expense (benefit)(b)	(207,517)	1,000,452	534,402	(2,203,373)	4,083,655	4,191,643	(20,151,815)	101,191
Net (loss) income(c)	(539,772)	(7,761,267)	(10,173,453)	(3,318,421)	9,400,026	5,757,824	26,062,063	1,731,545
Cash dividends declared	$—	$—	$20,178,000	$—	$1,286,995	$18,144,839	$—	$—

	Successor Company			Predecessor Company
	As of March 31, 2018	As of March 31, 2017	As of December 31, 2017	As of December 31, 2016	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
	Unaudited	Unaudited				Unaudited	Unaudited
Balance Sheet Data:
Cash	$74,784,214	$29,643,782	$59,155,618	$37,601,096	$18,925,469	$19,266,715	$9,197,254
Total assets(d)	224,289,502	174,696,663	216,052,911	118,773,952	89,802,448	70,178,022	39,825,419
Total liabilities	188,678,274	117,015,517	180,150,792	115,515,409	60,829,369	27,590,665	22,233,440
Total stockholder’s equity(d)	35,611,228	57,681,146	35,902,119	3,258,543	28,973,079	42,587,357	17,591,979

____________

(a)      Restated to reduce amortization of intangible assets by $1,811,599 and $1,842,587 for the years ended December 31, 2016 and 2015, respectively.

(b)      Restated to increase provision for income tax expense by $701,611 and $713,612 for the years ended December 31, 2016 and 2015, respectively.

(c)      The impact of restatements in (a) and (b) to net loss (income) amounted to $1,109,988 and $1,128,975 for the years ended December 31, 2016 and 2015, respectively.

(d)      The cumulative impact of the amortization correction reduced total assets and total stockholder’s equity by $1,323,989 and $2,433,927 as of December 31, 2016 and 2015, respectively.

	Successor Company			Predecessor Company
	Three Months Ended March 31, 2018	Period from February 1, 2017 to March 31, 2017	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
	Unaudited	Unaudited					Unaudited	Unaudited
Cash Flow Data:
Net cash provided by (used in) operating activities	$18,044,625	$(19,734,519)	$7,416,703	$8,652,067	$22,395,778	$4,465,445	$10,599,258	$4,342,758
Net cash used in investing activities	(1,509,967)	(1,565,043)	(5,275,160)	(249,382)	(3,012,110)	(2,064,577)	(2,437,394)	(1,360,797)
Net cash (used in) provided by financing activities	(1,212,500)	6,800,446	12,926,670	(2,000,000)	(558,157)	(3,018,807)	1,904,579	(9,027,330)

	Successor Company			Predecessor Company
	Three Months Ended March 31,	Period from February 1, 2017 to March 31,	Period from February 1, 2017 to December 31,	Period from January 1, 2017 to January 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
(in thousands)	2018	2017	2017	2017	2016	2015	2014	2013
							Unaudited	Unaudited
Non-GAAP data
Adjusted EBITDA	$8,828	$4,981	$31,072	$2,309	$27,101	$18,761	$12,549	$9,101
Adjusted Net Income	3,557	1,994	10,767	788	11,771	7,263	6,232	2,651

The following table presents the reconciliation of Adjusted EBITDA to Net (Loss) Income, the closest GAAP measure.

	Successor Company			Predecessor Company
	Three Months Ended March 31,	Period from February 1, 2017 to March 31,	Period from February 1, 2017 to December 31,	Period from January 1, 2017 to January 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
(in thousands)	2018	2017	2017	2017	2016	2015	2014	2013
							Unaudited	Unaudited
Net (loss) income	$(540)	$(7,761)	$(10,173)	$(3,318)	$9,400	$5,758	$26,062	$1,732
Adjusted for:
Interest expense	3,284	1,374	11,448	614	9,540	4,234	1,789	2,122
Provision for income tax expense (benefit)	(207)	1,000	534	(2,203)	4,084	4,192	(20,152)	101
Depreciation and amortization	3,789	2,977	16,645	382	2,530	2,453	4,257	4,227
EBITDA	6,326	(2,410)	18,454	(4,525)	25,554	16,637	11,956	8,182
Transaction costs	1,461	6,211	8,706	3,917	901	1,609	—	—
Incentive units plan	228	1,029	1,846	—	—	—	—	—
Change in control adjustment for stock options	—	—	—	2,813	—	—	—	—
Management fee	195	130	715	—	—	—	—	—
One-time adjustment – bank fees	—	—	642	—	—	—	—	—
One-time incentive bonus	—	—	514	—	—	—	—	—
TCPA settlement	192	—	—	—	—	—	—	—
Other charges and expenses	426	21	195	104	646	515	593	919
Adjusted EBITDA	$8,828	$4,981	$31,072	$2,309	$27,101	$18,761	$12,549	$9,101

Refer to the section entitled “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion regarding Adjusted EBITDA.

The following table presents the reconciliation of Adjusted Net Income to Net (Loss) Income, the closest GAAP measure.

	Successor Company			Predecessor Company
	Three Months Ended March 31,	Period from February 1, 2017 to March 31,	Period from February 1, 2017 to December 31,	Period from January 1, 2017 to January 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
(in thousands)	2018	2017	2017	2017	2016	2015	2014	2013
	Unaudited	Unaudited					Unaudited	Unaudited
Net (loss) income	$(540)	$(7,761)	$(10,173)	$(3,318)	$9,400	$5,758	$26,062	$1,732
Adjustments:
Transaction costs(a)	1,461	6,211	8,706	3,917	901	1,609	—	—
Incentive units plan(b)	228	1,029	1,846	—	—	—	—	—
Change in control adjustment for stock options(c)	—	—	—	2,813	—	—	—	—
Management fee(d)	195	130	715	—	—	—	—	—
One-time adjustment – bank fees(e)	—	—	642	—	—	—	—	—
One-time incentive bonus(f)	—	—	514	—	—	—	—	—
Write-off of debt issuance costs(g)	—	—	—	—	2,322	274	—	—
Release of valuation allowance(h)	—	—	—	—	—	—	(20,200)	—
Adjusted deferred taxes for the Act(i)	—	—	656	—	—	—	—	—
TCPA settlement(j)	192	—	—	—	—	—	—	—
Amortization of other intangibles(k)	3,099	2,643	14,536	—	—	—	—	—
Other charges and expenses(l)	427	21	195	104	646	515	593	919

Income tax benefit related to adjustments(m)	(1,505)	(279)	6,870	(2,728)	(1,498)	(893)	(223)	—
Adjusted Net Income	$3,557	$1,994	$10,767	$788	$11,771	$7,263	$6,232	$2,651

 Adjusted Net Income is defined as net income (loss) adjusted to add back certain charges and expenses, such as transaction costs, non-cash amortization resulting from push-down accounting and non-cash compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

We present Adjusted Net Income because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management.

(a)      Represents direct costs related to mergers and acquisitions which are expensed as incurred and included as “transaction costs” in our consolidated statements of operations and comprehensive (loss) income. Costs related to the Merger amounted to $1.5 million for the Q1 2018 Successor Period and $2.5 million for the 2017 Successor Period. Costs related to the Stella Point acquisition amounted to $6.2 million in both the Q1 2017 Successor Period and 2017 Successor Period, $3.9 million for the 2017 Predecessor Period and $0.9 million and $1.6 million for the Predecessor years ended December 31, 2016 and 2015, respectively.

(b)      In connection with the Stella Point Acquisition, Class B, C and D incentive units were granted to our employees by Interwire LLC. The Successor Periods include expense regarding Class B incentive units. In connection with the Merger, it is anticipated that Interwire LLC will distribute the Merger Consideration to its members and the holders of the Incentive Units will receive distributions in accordance with their ownership interest. As a result, employees will no longer hold profits interests following the Merger.

(c)      Represents $2.8 million related to stock options issued by the Predecessor company which vested upon the Stella Point Acquisition.

(d)      Represents payments under our management agreement with Stella Point pursuant to which we pay a monthly fee for certain advisory and consulting services. In connection with the Merger, this agreement will be terminated.

(e)      We incurred a one-time expense in the 2017 Successor period to true-up the accrual for bank charges. The amount of $0.6 million relates to prior year bank changes, which were not considered material to any individual year.

(f)       Represents certain one-time cash bonuses paid to certain members of management in 2017 that were not part of our annual bonus plan.

(g)      Represents the portion of debt issuance costs that were written off as a result of refinancing our debt facilities.

(h)      In 2014 the Company released a valuation allowance, and recorded an income tax benefit of $20.2 million, related to deferred tax assets for which it was determined that more likely than not they would be realized based on projected future taxable income.

(i)       As a result of the changes to tax laws and tax rates under the Act, the Company recorded a provisional one-time increase in income tax expense of $656,000 for the 2017 Successor Period, which consists primarily of the remeasurement of deferred tax assets and liabilities from 34% to 21%.

(j)       Represents payments related to a settlement of a lawsuit related to the Telephone Consumer Protection Act, which includes a $0.1 million settlement payment and $0.1 million in related legal expenses.

(k)      In connection with the Stella Point Acquisition, the Company applied push-down accounting and recorded at fair value its agent relationships, trade name and developed technology, which are being amortized on an accelerated basis in the Successor periods.  This resulted in amortization expense of $14.5 million in the 2017 Successor Period. Due to the accelerated amortization schedule these amounts will vary significantly and continue to decline over the 15-year amortization period.

(l)       Includes loss on disposal of fixed assets, foreign currency (gains) or losses and legal expenses and other expenses considered to be non-recurring. The Predecessor periods include amortization of restricted stock awards.

(m)     Represents the current and deferred tax impact of the relevant adjustments to net income using the Company’s blended federal and state tax rate for each period. Relevant adjustments include all adjustments to net income except for $7.6 million of non-deductible transaction costs in the 2017 Successor Period, non-deductible incentive unit plan expense in each of the Successor Periods and adjustments to income taxes, which include the adjustment to deferred taxes for the Act in the 2017 Successor Period and release of the valuation allowance in 2014. Adjustments in the year ended December 31, 2013 have no tax impact because the Company maintained a full valuation allowance on its deferred tax asset in that year.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2018 combines the unaudited historical consolidated statement of financial position of Holdings as of March 31, 2018 with the unaudited historical consolidated balance sheet of FinTech as of March 31, 2018, giving effect to the Merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the three months ended March 31, 2018 combines the unaudited historical consolidated statement of operations and comprehensive income of Holdings for the three months ended March 31, 2018 with the unaudited consolidated historical statement of operations of FinTech for the three months ended March 31, 2018, giving effect to the Merger as if it had occurred on January 1, 2017.

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2017 combines the audited historical consolidated statement of operations and comprehensive income of Holdings for the year ended December 31, 2017 with the audited consolidated historical statement of operations of FinTech for the year ended December 31, 2017, giving effect to the Merger as if it had occurred on January 1, 2017.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of FinTech’s public shares:

•         Scenario 1 — Assuming no redemption into cash: This presentation assumes that no FinTech stockholders exercise redemption rights with respect to their public shares upon consummation of the Merger; and

•         Scenario 2 — Assuming redemption of 5,000,000 FinTech public shares into cash: This presentation assumes that FinTech public stockholders exercise their redemption rights with respect to a maximum of 5,000,000 public shares upon consummation of the Merger at a redemption price of $10.00 per share. The maximum redemption amount is derived from the $125,000,000 minimum cash required to be released from FinTech’s trust account after giving effect to payments to redeeming stockholders.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented to the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The historical financial statements of FinTech and Holdings have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP.

The historical financial information of Holdings as of March 31, 2018 was derived from the unaudited financial statements of Holdings for the three months ended as of March 31, 2018, which are included elsewhere in this proxy statement/prospectus. The historical financial information of FinTech as of March 31, 2018 was derived from the unaudited financial statements of FinTech for the three months ended March 31, 2018, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Holdings was derived from the audited financial statements of Holdings as of December 31, 2017 for the pro forma balance sheet and the pro forma income statement results for Holdings were derived by combining the 2017 Successor Period and the 2017 Predecessor Period for the twelve months ended December 31, 2017, which are included elsewhere in this proxy statement/prospectus. The historical financial information of FinTech was derived from the audited financial statements of FinTech for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) through December 31, 2015, which are included elsewhere in this proxy statement/prospectus. This information should be read together with Holdings’ and FinTech’s audited financial statements and related notes, “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “FinTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2017. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2017 or the future results that the combined company will experience. Intermex and FinTech have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Selected Unaudited Pro Forma Financial Information

	Holdings	FinTech	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Statement of Operations Data – Three Months Ended March 31, 2018
Revenues	$55,956,033	$—	$55,956,033	$55,956,033
Operating expenses	53,419,432	413,173	52,352,845	52,352,845
Operating income (loss)	2,536,601	(413,173)	3,603,188	3,603,188
Net (loss) income	(539,772)	(29,241)	252,245	252,245
Net (loss) income per common share – basic and diluted		(0.00)	0.01	0.01

Balance Sheet Data – As of March 31, 2018
Total current assets	$129,130,152	$198,601	$191,730,646	$141,730,646
Total assets	224,289,502	176,029,494	286,889,996	236,889,996
Total current liabilities	82,298,822	716,667	80,638,204	80,638,204
Total liabilities	188,678,274	9,931,667	187,017,656	187,017,656
Total stockholders’ equity	35,611,228	5,000,007	99,872,340	49,872,340

Statement of Operations Data – Year ended December 31, 2017
Revenues	$215,464,474	$—	$215,464,474	$215,464,474
Operating expenses	218,563,641	1,131,812	216,759,709	216,759,709
Operating loss	(3,099,167)	(1,132,812)	(1,295,235)	(1,295,235)
Net loss	(13,491,874)	(185,347)	(8,815,563)	(8,815,563)
Net loss per common share – basic and diluted		(0.02)	(0.22)	(0.25)

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of FinTech and Holdings on a stand-alone basis and the unaudited pro forma condensed combined per share data for the three months ended March 31, 2018 and the year ended December 31, 2017 after giving effect to the Merger, assuming (1) no holders of our common stock exercise their right to have their shares redeemed upon the consummation of the Merger and (2) assuming holders of 5,000,000 shares of our common stock exercise their right to have their shares redeemed upon the consummation of the Merger.

You should read the information in the following table in conjunction with the selected historical consolidated financial information included elsewhere in this proxy statement/prospectus, and the historical consolidated financial statements of FinTech and Holdings and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited FinTech and Holdings pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FinTech and Intermex would have been had the companies been combined during the period presented.

	Holdings	FinTech	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Three Months Ended March 31, 2018
Net (loss) income	$(539,772)	$(29,241)	252,245	$252,245
Stockholders’ equity at March 31, 2018	35,611,228	5,000,007	99,872,340	49,872,340
Weighted average shares outstanding – basic and diluted		7,780,627	40,638,370	35,638,370
Basic and diluted net loss per share		(0.00)	0.01	0.01
Stockholders’ equity per share – basic and diluted – at March 31, 2018		0.64	2.46	1.40

Year Ended December 31, 2017
Net loss	$(13,491,874)	$(185,347)	$(8,815,563)	$(8,815,563)
Weighted average shares outstanding – basic and diluted		7,594,116	40,305,103	35,305,103
Basic and diluted net loss per share		(0.02)	(0.22)	(0.25)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business and the business of the combined company, and the timing and ability for us to complete the Merger and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to Intermex has been provided by Intermex and its management, and forward-looking statements include statements relating to Intermex’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, may include, for example, statements about the benefits of the Merger and the future financial performance of the combined company following the Merger.

The forward-looking statements contained in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, are based on our current expectations and beliefs concerning future developments and their potential effects on us and/or Intermex. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. We cannot assure you that future developments affecting us and/or Intermex will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Intermex) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our and/or Intermex’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•         the timing to complete the Merger;

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•         the outcome of any legal proceedings that may be instituted against us or Intermex in connection with the Merger and related transactions;

•         the inability to complete the Merger and the other transactions contemplated by the Merger Agreement due to the failure to obtain the requisite approval of our stockholders, or satisfy the other conditions to closing in the Merger Agreement;

•         the ability to obtain or maintain the listing of our common stock on NASDAQ following the Merger;

•         the risk that the proposed Merger disrupts Intermex’s current operations as a result of the announcement and consummation of the transactions described herein;

•         the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Merger;

•         changes in applicable laws or regulations;

•         the possibility that we or Intermex may be adversely affected by other economic, business and/or competitive factors;

•         factors relating to the business, operations and financial performance of Intermex, including:

•         competition in the markets in which Intermex operates;

•         Intermex’s ability to maintain agent relationships on terms consistent with those currently in place;

•         Intermex’s ability to maintain banking relationships necessary to conduct its business;

•         credit risks from Intermex’s agents and the financial institutions with which Intermex does business;

•         bank failures, sustained financial market illiquidity, or illiquidity at Intermex’s clearing, cash management or custodial financial institutions;

•         new technology or competitors that disrupt the current ecosystem;

•         disruptions to Intermex’s information technology, computer network systems and data centers;

•         Intermex’s success in developing and introducing new products, services and infrastructure;

•         customer confidence in Intermex’s brand and in consumer money transfers generally;

•         Intermex’s ability to maintain compliance with the regulatory requirements in the jurisdictions in which it operates or plans to operate;

•         international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States;

•         changes in tax laws and unfavorable outcomes of tax positions Intermex takes;

•         political instability, currency restrictions and devaluation in countries in which Intermex operates or plans to operate;

•         weakness in U.S. or international economic conditions;

•         change or disruption in international migration patterns;

•         Intermex’s ability to protect its brand and intellectual property rights;

•         Intermex’s ability to retain key personnel; and

•         other economic, business and/or competitive factors, risks and uncertainties, including those described in the section entitled “Risk Factors” beginning on page 30.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. We, Intermex and the combined company may face additional risks and uncertainties that are not presently known to us and/or Intermex, or that we and/or Intermex currently deem immaterial, which may also impair the business of the combined company following the Merger. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in this proxy statement/prospectus.

Risks Relating to Intermex’s Business

The following risk factors apply to the business and operations of Intermex and its consolidated subsidiaries and will also apply to the business and operations of the combined company following the completion of the Merger. As used in this section the terms “we,” “us” and “our” refer to Intermex and the combined company, as applicable.

If we lose key agents, our business with key agents is reduced or we are unable to maintain our agent network under terms consistent with those currently in place, our business, financial condition and results of operations could be adversely affected.

Most of our revenue is earned through our agent network. If agents decide to leave our network, our revenue and profits could be adversely affected. Agent loss may occur for a number of reasons, including competition from other money remittance providers, an agent’s dissatisfaction with its relationship with us or the revenue earned from the relationship, or an agent’s unwillingness or inability to comply with our standards or legal requirements, including those related to compliance with anti-money laundering regulations, anti-fraud measures or agent monitoring. Agents may also generate fewer transactions or reduce locations for reasons unrelated to our relationship with them, including increased competition in their business, general economic conditions, regulatory costs or other reasons. In addition, we may not be able to maintain our agent network under terms consistent with those already in place. Larger agents may demand additional financial concessions, which could increase competitive pressure. The inability to maintain our agent contracts on terms consistent with those already in place could adversely affect our business, financial condition and results of operations.

We face intense competition, and if we are unable to continue to compete effectively, our business, financial condition and results of operations could be adversely affected.

The markets in which we operate are highly competitive, and we face a variety of competitors across our businesses, some of which have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. We compete in a concentrated industry, with a small number of large competitors such as Western Union, MoneyGram and EuroNet and a large number of small, niche competitors, including banks, card associations, web-based services, payment processors, informal remittance systems, consumer money remittance companies and others. Our services are differentiated by features and functionalities, including trust, convenience, service, efficiency of outlets, value, technology and brand recognition. Distribution channels such as online, account based and mobile solutions continue to evolve and impact the competitive environment for money remittances.

Our future growth depends on our ability to compete effectively. For example, if our services do not offer competitive features and functionalities, we may lose customers to our competitors, which could adversely affect our business, financial condition and results of operations. In addition, if we fail to price our services appropriately relative to our competitors, consumers may not use our services, which could adversely affect our business and financial results. For example, transaction volume where we face intense competition could be adversely affected by increasing pricing pressures between our money remittance services and those of some of our competitors, which could reduce margins and adversely affect our financial results. We have historically implemented and will likely continue to implement price adjustments from time to time in response to competition and other factors. If we reduce prices in order to more effectively compete, such reductions could adversely affect our financial results in the short term and may also adversely affect our financial results in the long term if transaction volumes do not increase sufficiently.

If customer confidence in our business or in consumer money remittance providers generally deteriorates, our business, financial condition, results of operations and cash flows could be adversely affected.

Our business is built on customer confidence in our brand and our ability to provide convenient, reliable and value added money remittance services. Erosion in customer confidence in our business, or in consumer money remittance service providers as a means to transfer money, could adversely impact transaction volumes which would in turn adversely impact our business, financial condition and results of operations.

A number of factors could adversely affect customer confidence in our business, or in consumer money remittance providers generally, many of which are beyond our control, and could have an adverse impact on our results of operations. These factors include:

•         the quality of our services and our customer experience, and our ability to meet evolving customer needs and preferences;

•         failure of our agents to deliver services in accordance with our requirements;

•         reputational concerns resulting from actual or perceived events, including those related to fraud or consumer protection or other matters;

•         changes or proposed changes in laws or regulations, or regulator or judicial interpretation thereof, that have the effect of making it more difficult or less desirable to transfer money using consumer money remittance service providers, including additional customer due diligence, identification, reporting, and recordkeeping requirements;

•         actions by federal, state or foreign regulators that interfere with our ability to remit customers’ money reliably; for example, attempts to seize money remittance funds, imposition of tariffs or limits on our ability to, or that prohibit us from, remitting money in the corridors in which we operate;

•         federal, state or foreign legal requirements, including those that require us to provide customer or transaction data, and other requirements or to a greater extent than is currently required;

•         any interruption or downtime in our systems, including those caused by fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses or disruptions in our workforce; and

•         any attack or breach of our computer systems or other data storage facilities resulting in a compromise of personal data.

A significant portion of our customers are migrants. Consumer advocacy groups or governmental agencies could consider migrants to be disadvantaged and entitled to protection, enhanced consumer disclosure, or other different treatment. If consumer advocacy groups are able to generate widespread support for actions that are detrimental to our business, then our business, financial condition, results of operations and cash flows could be adversely affected.

Weakness in economic conditions, in both the U.S. and international markets, could adversely affect our business, financial condition and results of operations.

Our money remittance business relies in part on the overall strength of economic conditions as well as international migration patterns. Consumer money remittance transactions and international migration patterns are affected by, among other things, employment opportunities and overall economic conditions. Additionally, consumers tend to be employed in industries such as construction, information, manufacturing, agriculture and certain service industries that tend to be cyclical and more significantly impacted by weak economic conditions than other industries. This may result in reduced job opportunities for our customers in the United States or other countries that are important to our business, which could adversely affect our business, financial condition and results of operations. In addition, increases in employment opportunities may lag other elements of any economic recovery.

Our agents may have reduced sales or business as a result of weak economic conditions. As a result, our agents could reduce their number of locations or hours of operation, or cease doing business altogether.

If general market conditions in the United States or international economies important to our business were to deteriorate, our business, financial condition and results of operations could be adversely impacted. Additionally, if our consumer transactions decline or international migration patterns shift due to deteriorating economic conditions, we may be unable to timely and effectively reduce our operating costs or take other actions in response, which could adversely affect our business, financial condition and results of operations.

A significant change or disruption in international migration patterns could adversely affect our business, financial condition and results of operations.

Our business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of money remittance transactions are initiated by immigrants or refugees sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or health emergencies) that make it more difficult for individuals to migrate or work abroad could adversely affect our money remittance volume or growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns in the United States or Latin America are likely to reduce money remittance transaction volumes and therefore have an adverse effect on our business, financial condition and results of operations. Furthermore, significant changes in international migration patterns could adversely affect our business, financial condition and results of operations.

The current U.S. presidential administration and others have proposed certain actions that could have an adverse effect on our business.

Our business relies on the free flow of funds along our remittance corridors, including between the United States and Mexico and Guatemala. U.S. President Donald J. Trump, certain members of the U.S. House of Representatives, and key U.S. administrative officials and policy makers have suggested renegotiation of the North American Free Trade Agreement (“NAFTA”) and the implementation of tariffs, border taxes or other measures. Any such proposals, such as a tax, tariff or restriction on remittances or transfers of money out of the United States could have a material adverse impact on our business, financial condition or results of operations.

If we fail to successfully develop and timely introduce new and enhanced services or if we make substantial investments in an unsuccessful new service or infrastructure change, our business, financial condition and results of operations could be adversely affected.

Our future growth will depend, in part, on our ability to continue to develop and successfully introduce new and enhanced methods of providing money remittance that keep pace with competitive introductions, technological changes and the demands and preferences of our agents, consumers and the financial institutions with which we conduct our business. Distribution channels such as online, account based and mobile solutions continue to evolve and impact the competitive environment for money remittance. If alternative payment mechanisms become widely substituted for our current services, and we do not develop and offer similar alternative payment mechanisms successfully and on a timely basis, our business, financial condition and results of operations could be adversely affected. We may make future acquisitions and investments or enter into strategic alliances to develop new technologies and services or to implement infrastructure changes to further our strategic objectives, strengthen our existing businesses and remain competitive. Such acquisitions, investments and strategic alliances, however, are inherently risky, and we cannot guarantee that such investments or strategic alliances will be successful. If such acquisitions, investments and strategic alliances are not successful, they could have a material adverse effect on our business, financial condition and results of operations.

An inability by us or our agents to maintain adequate banking relationships may adversely affect our business, financial condition and results of operations.

We buy and sell a number of global currencies and maintain a network of settlement accounts to facilitate the timely funding of money remittances and foreign exchange trades. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. An inability on our part to maintain existing or establish new banking relationships sufficient to enable us to conduct our business could adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to establish and maintain adequate banking relationships.

If we cannot maintain sufficient relationships with large U.S. and international banks that provide these services, we would be required to implement alternative cash management procedures, which may result in increased costs. Relying on local banks in each country could alter the complexity of our treasury operations, degrade the level of automation, visibility and service we currently receive from banks and affect patterns of settlement with our agents. This could result in an increase in operating costs and an increase in the amount of time it takes to concentrate agent remittances and to deliver agent payables, potentially adversely impacting our cash flow, working capital needs and exposure to local currency value fluctuations.

A significant percentage of our banking relationships are concentrated in a few banks and if we lose one such relationship, our business, financial condition and results of operations could be adversely affected.

A substantial portion of the transactions that we conduct with and through banks are concentrated in a few banks, notably Wells Fargo, Bank of America and US Bank. Because of the current concentration of our major banking relationships, if we lose such a banking relationship, which could be the result of many factors including, but not limited to, changes in regulation, our business, financial condition and results of operations could be adversely affected.

A significant portion of our paying agents are concentrated in a few large banks and financial institutions or large retail chains and if we lose such a paying agent, our business, financial condition and results of operations could be adversely affected.

A substantial portion of our paying agents are concentrated in a few large banks and financial institutions and large retail chains. Because of the current concentration of our paying agents in a few institutions, if we lose such an institution as a paying agent, which could be the result of many factors including, but not limited to, changes in regulation, our business, financial condition and results of operations could be adversely affected.

Major bank failure or sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions, could adversely affect our business, financial condition and results of operations.

We face certain risks in the event of a sustained deterioration of domestic or international financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our clearing, cash management and custodial financial institutions. In particular:

•         We may be unable to access funds in our deposit accounts and clearing accounts on a timely basis to pay money remittances and make related settlements to agents. Any resulting need to access other sources of liquidity or short-term borrowing would increase our costs. Any delay or inability to pay money remittances or make related settlements with our agents could adversely impact our business, financial condition and results of operations.

•         In the event of a major bank failure, we could face major risks to the recovery of our bank deposits used for the purpose of settling with our agents. A substantial portion of our cash, cash equivalents and are either held at banks that are not subject to insurance protection against loss or exceed the deposit insurance limit.

•         We may be unable to borrow from financial institutions or institutional investors on favorable terms, or at all, which could adversely impact our ability to pursue our growth strategy and fund key strategic initiatives.

If financial liquidity deteriorates, there can be no assurance we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Changes in banking industry regulation and practice could make it more difficult for us and our agents to maintain depository accounts with banks, which would harm our business.

The banking industry, in light of increased regulatory oversight, is continually examining its business relationships with companies that offer money remittance services and with retail agents that collect and remit cash collected from end consumers. Certain major national and international banks have withdrawn from providing service to money remittance services businesses. Should our existing relationship banks decide to not offer depository services to companies engaged in processing money remittance transactions, or to retail agents that collect and remit cash from end customers, our ability to complete money remittances, and to administer and collect fees from money remittance transactions, could be adversely impacted.

We and our agents are considered Money Service Businesses in the United States under the Bank Secrecy Act.

U.S. regulators are increasingly taking the position that Money Service Businesses, as a class, are high risk businesses. In addition, the creation of anti-money laundering laws has created concern and awareness among banks of the negative implications of aiding and abetting money laundering activity. As a result, banks may choose not to provide banking services to Money Services Businesses in certain regions due to the risk of additional regulatory scrutiny and the cost of building and maintaining additional compliance functions. In addition, certain foreign banks have been forced to terminate relationships with Money Services Businesses by U.S. correspondent banks. As a result, we have been denied access to retail banking services in certain markets by banks that have sought to reduce their exposure to Money Services Businesses and not as a result of any concern related to our compliance programs. If we or our agents are unable to obtain sufficient banking relationships, we or they may not be able to offer our services in a particular region, which could adversely affect our business, financial condition and results of operations.

We face credit risks from our agents and financial institutions with which we do business.

The majority of our business is conducted through independent agents that provide our services to consumers at their business locations. Our agents receive the proceeds from the sale of our money remittances, and we must then collect these funds from the agents. If an agent becomes insolvent, files for bankruptcy, commits fraud or otherwise fails to remit money remittance proceeds to us, we must nonetheless complete the money remittance on behalf of the consumer.

Moreover, we have made, and may make in the future, secured or unsecured loans to agents under limited circumstances or allow agents to retain our funds for a period of time before remitting them to us. As of March 31, 2018, we had credit exposure to a total of 57 agents of $1.2 million in the aggregate.

We monitor the creditworthiness of our agents and the financial institutions with which we do business on an ongoing basis. There can be no assurance that the models and approaches we use to assess and monitor the creditworthiness of our agents and these financial institutions will be sufficiently predictive, and we may be unable to detect and take steps to timely mitigate an increased credit risk.

In the event of an agent bankruptcy, we would generally be in the position of creditor, possibly with limited security or financial guarantees of performance, and we would therefore be at risk of a reduced recovery. We are not insured against credit losses, except in circumstances of agent theft or fraud. Significant credit losses could have a material adverse effect on our business, financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to the Merger, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We have identified two “material weaknesses” in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified were (1) a weakness in management review of deferred taxes, which resulted in an overstatement of the valuation allowance on deferred taxes, and (2) a weakness in management review of acquisition accounting, which resulted in an error in the method of amortization applied to acquired intangible assets.

We are in the process of evaluating our internal controls systems to allow management to report on our internal controls. Upon completion of the process of evaluating our internal controls, we may identify significant deficiencies and material weaknesses. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting.

Consumer fraud could adversely affect our business, financial condition and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as identity theft, fraud and paper instrument counterfeiting. As we make more of our services available online and via Internet-enabled mobile devices, we subject ourselves to new types of consumer fraud risk because requirements relating to consumer authentication are more complex with internet services and such other technologies. Additionally, it is possible that our agents could engage in fraud against consumers. We use a variety of tools to protect against fraud; however, these tools may not always be successful. Allegations of fraud may result in fines, settlements, litigation expenses and reputational damage.

The industry is under increasing scrutiny from federal, state and local regulators in connection with the potential for consumer fraud. If consumer fraud levels involving our services were to rise, it could lead to regulatory intervention and reputational and financial damage, as well as the risk of government enforcement actions and investigations, reduced use and acceptance of our services or increased compliance costs, causing a material adverse impact on our business, financial condition and results of operations.

Retaining our chief executive officer and other key executives and finding and retaining qualified personnel is important to our continued success, and any inability to attract and retain such personnel could harm our operations.

The development and implementation of our strategy has depended in large part on our chief executive officer and director, Robert Lisy. The retention of Mr. Lisy is important to our continued success. Our success depends to a large extent upon our ability to attract and retain key employees. Qualified individuals with experience in our industry are in high demand. Our chief information officer (CIO) has designed and implemented key portions of our proprietary software and is crucial to the success of our business. In addition, legal or enforcement actions against compliance and other personnel in the money remittance industry may affect our ability to attract and retain key employees and directors. The lack of management continuity or the loss of one or more members of our executive management team could harm our business and future development. A failure to attract and retain key personnel including operating, marketing, financial and technical personnel, could also have a material adverse impact on our business, financial condition and results of operations.

A breach of security in the systems on which we rely could adversely affect our business, financial condition and results of operations.

We rely on a variety of technologies to provide security for our systems. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect our systems. We obtain, transmit and store confidential consumer, employer and agent information in connection with some of our services. These activities are subject to laws and regulations in the United States and other jurisdictions. The requirements imposed by these laws and regulations, which often differ materially among the many jurisdictions, are designed to protect the privacy of personal information and to prevent that information from being inappropriately disclosed. Any security breaches in our computer networks, databases or facilities could lead to the inappropriate use or disclosure of personal information, which could harm our business and reputation, adversely affect consumers’ confidence in our or our agents’ business, result in inquiries and fines or penalties from regulatory or governmental authorities, cause a loss of consumers, subject us to lawsuits and subject us to potential financial losses. In addition, we may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches. In 2012, we became aware of an internal fraud incident in which now former Intermex employees exploited a software vulnerability to transmit fraudulent wires totaling approximately $90,000. After an internal investigation shortly after the incident, the employees responsible for the fraudulent wires were removed from Intermex and a security consultant was retained to eliminate the vulnerability and implement mitigating controls. Our agents and third-party independent contractors may also experience security breaches involving the storage and transmission of our data as well as the ability to initiate unauthorized transactions. If users gain improper access to our, our agents’ or our third-party independent contractors’ computer networks or databases, they may be able to steal, publish, delete or modify confidential customer information or generate unauthorized money remittances. Such a breach could expose us to monetary liability, losses and legal proceedings, lead to reputational harm, cause a disruption in our operations, or make our consumers and agents less confident in our services, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is particularly dependent on the efficient and uninterrupted operation of our information technology, computer network systems and data centers. Disruptions to these systems and data centers could adversely affect our business, financial condition and results of operations.

Our ability to provide reliable services largely depends on the efficient and uninterrupted operation of our computer network systems and data centers. Our business involves the movement of large sums of money and the management of data necessary to do so. The success of our business particularly depends upon the efficient and error-free handling of transactions and data. We rely on the ability of our employees and our internal systems and processes to process these transactions in an efficient, uninterrupted and error-free manner.

In the event of a breakdown, catastrophic event (such as fire, natural disaster, power loss, telecommunications failure or physical break-in), security breach, computer virus, improper operation, improper action by our employees, agents, consumers, financial institutions or third-party vendors or any other event impacting our systems or processes or our agents’ or vendors’ systems or processes, we could suffer financial loss, loss of consumers, regulatory sanctions, lawsuits and damage to our reputation or consumers’ confidence in our business. The measures we have enacted, such as the implementation of disaster recovery plans and redundant computer systems, may not be successful. We may also experience problems other than system failures, including software defects, development delays and installation difficulties, which would harm our business and reputation and expose us to potential liability and increased operating expenses. In addition, any work stoppages or other labor actions by employees who support our systems or perform any of our major functions could adversely affect our business.

In addition, our ability to continue to provide our services to a growing number of agents and consumers, as well as to enhance our existing services and offer new services, is dependent on our information technology systems. If we are unable to effectively manage the technology associated with our business, we could experience increased costs, reductions in system availability and loss of agents or consumers. Any failure of our systems in scalability, reliability and functionality could adversely impact our business, financial condition and results of operations.

Intermex and our agents are subject to numerous U.S. and international laws and regulations. Failure to comply with these laws and regulations could result in material settlements, fines or penalties, and changes in these laws or regulations could result in increased operating costs or reduced demand for our services, all of which may adversely affect our business, financial condition and results of operations.

We operate in a highly regulated environment, and our business is subject to a wide range of laws and regulations that vary from jurisdiction to jurisdiction. We are also subject to oversight by various governmental agencies, both in the United States and abroad. Lawmakers and regulators in the United States in particular have increased their focus on the regulation of the financial services industry. New or modified regulations and increased oversight may have unforeseen or unintended adverse effects on the financial services industry, which could affect our business, financial condition and results of operations.

The money transfer business is subject to a variety of regulations aimed at preventing money laundering and terrorism. We are subject to U.S. federal anti-money laundering laws, including the Bank Secrecy Act and the requirements of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit us from transmitting money to specified countries or to or from prohibited individuals. Additionally, we are subject to anti-money laundering laws in the other countries in which we operate. We are also subject to financial services regulations, money transfer licensing regulations, consumer protection laws, currency control regulations, escheat laws, privacy and data protection laws and anti-bribery laws. Many of these laws are constantly evolving, unclear and inconsistent across various jurisdictions, making compliance challenging. Subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage.

We are considered a Money Services Business in the United States under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001. As such, we are subject to reporting, recordkeeping and anti-money laundering provisions in the United States as well as many other jurisdictions. In the past few years there have been significant regulatory reviews and actions taken by U.S. and other regulators and law enforcement agencies against banks, Money Services Businesses and other financial institutions related to money laundering, and the trend appears to be greater scrutiny by regulators of potential money laundering activity through financial institutions. We are also subject to regulatory oversight and enforcement by The U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”). Any determination that we have violated the anti-money-laundering laws could have an adverse effect on our business, financial condition and results of operations.

The Dodd-Frank Act increases the regulation and oversight of the financial services industry. The Dodd-Frank Act addresses, among other things, systemic risk, capital adequacy, deposit insurance assessments, consumer financial protection, interchange fees, derivatives, lending limits, thrift charters and changes among the bank regulatory agencies. The Dodd-Frank Act requires enforcement by various governmental agencies, including the Bureau of Consumer Financial Protection (the “CFPB”). Money transmitters such as us are subject to direct supervision by the CFPB and are required to provide additional consumer information and disclosures, adopt error resolution standards and adjust refund procedures for international transactions originating in the United States in a manner consistent with the Remittance Transfer Rule (a rule issued by the CFPB pursuant to the Dodd-Frank Act). In addition, the CFPB may adopt other regulations governing consumer financial services, including regulations defining unfair, deceptive, or abusive acts or practices, and new model disclosures. We could be subject to fines or other penalties if we are found to have violated the Dodd-Frank Act’s prohibition against unfair, deceptive or abusive acts or practices. The CFPB’s authority to change regulations adopted in the past by other regulators could increase our compliance costs and litigation exposure. Our litigation exposure may also be increased by the CFPB’s authority to limit or ban pre-dispute arbitration clauses. We may also be liable for failure of our agents to comply with the Dodd-Frank Act. The legislation and implementation of regulations associated with the Dodd-Frank Act have increased our costs of compliance and required changes in the way we and our agents conduct business. In addition, we are subject to periodic examination by the CFPB. These examinations may require us to change the way we conduct business or increase the costs of compliance.

The United States and other countries periodically consider initiatives designed to lower costs of international remittances which, if implemented, may adversely impact our business, financial condition and results of operations.

In addition, we are subject to escheatment laws in the United States and certain foreign jurisdictions in which we conduct business. The concept of escheatment involves the reporting and delivery of property to states that is abandoned when its rightful owner cannot be readily located and/or identified. We are subject to the laws of various states in the United States which from time to time take inconsistent or conflicting positions regarding the requirements to escheat property to a particular state, making compliance challenging. In some instances, we escheat items to states pursuant to statutory requirements and then subsequently pay those items to consumers. For such amounts, we must file claims for reimbursement from the states.

Any violation by us of the laws and regulations set forth above could lead to significant settlements, fines or penalties and could limit our ability to conduct business in some jurisdictions. Our systems, employees and processes may not be sufficient to detect and prevent violations of the laws and regulations set forth above by our agents, which could also lead to us being subject to significant settlements, fines or penalties. In addition to these fines and penalties, a failure by us or our agents to comply with applicable laws and regulations also could seriously damage our reputation, result in diminished revenue and profit and increase our operating costs and could result in, among other things, revocation of required licenses or registrations, loss of approved status, termination of contracts with banks or retail representatives, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could have a material adverse effect on our business, financial condition and results of operations.

In certain cases, regulations may provide administrative discretion regarding enforcement. As a result, regulations may be applied inconsistently across the industry, which could result in additional costs for us that may not be required to be incurred by our competitors. If we were required to maintain a price higher than most of our competitors to reflect our regulatory costs, this could harm our ability to compete effectively, which could adversely affect our business, financial condition and results of operations. In addition, changes in laws, regulations or other industry practices and standards, or interpretations of legal or regulatory requirements, may reduce the market for or value of our services or render our services less profitable or obsolete. Changes in the laws affecting the kinds of entities that are permitted to act as money remittance agents (such as changes in requirements for capitalization or ownership) could adversely affect our ability to distribute our services and the cost of providing such services. Many of our agents are in the check cashing industry. Any regulatory action that negatively impacts check cashers could also cause this portion of our agent base to decline. If onerous regulatory requirements were imposed on our agents, the requirements could lead to a loss of agents, which, in turn, could adversely affect our business, financial condition or results of operations.

Litigation or investigations involving us or our agents could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We have been, and in the future may be, subject to allegations and complaints that individuals or entities have used our money remittance services for fraud-induced money transfers, as well as certain money laundering activities, which may result in fines, penalties, judgments, settlements and litigation expenses. We also are the subject from time to time of litigation related to our business. A putative class action complaint has been filed against us alleging violations of the federal TCPA. On March 22, 2018, we entered into a settlement agreement with respect to this matter. See “Information about Intermex — Legal Proceedings.”.

Regulatory and judicial proceedings and potential adverse developments in connection with ongoing litigation may adversely affect our business, financial condition and results of operations. There may also be adverse publicity associated with lawsuits and investigations that could decrease agent and consumer acceptance of our services. Additionally, our business has been in the past, and may be in the future, the subject of class action lawsuits, regulatory actions and investigations and other general litigation. The outcome of class action lawsuits, regulatory actions and investigations and other litigation is difficult to assess or quantify but may include substantial fines and expenses, as well as the revocation of required licenses or registrations or the loss of approved status, which could have a material adverse effect on our business, financial position and results of operations or consumers’ confidence in our business. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant. In addition, improper activities, lawsuits or investigations involving our agents may adversely impact our business operations or reputation even if we are not directly involved.

Current and proposed data privacy and cybersecurity laws and regulations could adversely affect our business, financial condition and results of operations.

We are subject to requirements relating to data privacy and cybersecurity under U.S. federal, state and foreign laws. For example, the U.S. FTC routinely investigates the privacy practices of companies and has commenced enforcement actions against many, resulting in multi-million dollar settlements and multi-year agreements governing the settling companies’ privacy practices. If we are unable to meet such requirements, we may be subject to significant fines or penalties. Furthermore, certain industry groups require us to adhere to privacy requirements in addition to federal, state and foreign laws, and certain of our business relationships depend upon our compliance with these requirements. As the number of countries enacting privacy and related laws increases and the scope of these laws and enforcement efforts expands, we will increasingly become subject to new and varying requirements. Failure to comply with existing or future data privacy and cybersecurity laws, regulations and requirements, including by reason of inadvertent disclosure of personal information, could result in significant adverse consequences, including reputational harm, civil litigation, regulatory enforcement, costs of remediation, increased expenses for security systems and personnel, harm to our consumers and harm to our agents. These consequences could materially adversely affect our business, financial condition and results of operations. In addition, in connection with regulatory requirements to assist in the prevention of money laundering and terrorist financing and pursuant to legal obligations and authorizations, we make information available to certain U.S. federal and state, as well as certain foreign, government agencies. In recent years, we have experienced increasing data sharing requests by these agencies, particularly in connection with efforts to prevent terrorist financing or reduce the risk of identity theft. During the same period, there has also been increased public attention to the corporate use and disclosure of personal information, accompanied by legislation and regulations intended to strengthen data protection, information security and consumer privacy. These regulatory goals may conflict, and the law in these areas is not consistent or settled. While we believe that we are compliant with our regulatory responsibilities, the legal, political and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage that could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act or other similar anti-corruption laws.

Our operations in Latin America are subject to anti-corruption laws and regulations, including restrictions imposed by the U.S. Foreign Corrupt Practices Act (the “FCPA”). The FCPA and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or employees of commercial enterprises for the purpose of obtaining or retaining business. We operate in parts of the world that have experienced corruption and, in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. Because of the scope and nature of our operations, we experience a higher risk associated with the FCPA and similar anti-bribery laws than many other companies.

Our employees and agents interact with government officials on our behalf, including as necessary to obtain licenses and other regulatory approvals necessary to operate our business, employ expatriates and resolve tax disputes. We also have a number of contracts with third-party paying agents that are owned or controlled by foreign governments. These interactions and contracts create a risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of the FCPA or other similar laws. Under the FCPA and other similar laws, we may be held liable for unauthorized actions taken by our employees or agents.

In recent years, there have been significant regulatory reviews and actions taken by the United States and other regulators related to anti-bribery laws, and the trend appears to be greater scrutiny on payments to, and relationships with, foreign entities and individuals.

Although we have implemented policies and procedures reasonably designed to ensure compliance with local laws and regulations as well as U.S. laws and regulations, including the FCPA, there can be no assurance that all of our employees and agents will abide by our policies. If we are found to be liable for violations of the FCPA or similar anti-corruption laws in other jurisdictions, either due to our own or others’ acts or inadvertence, we could suffer from substantial civil and criminal penalties, including fines, incarceration, prohibitions or limitations on the conduct of our business, the loss of our financing facilities and significant reputational damage, any of which could have a material and adverse effect on our results of business, financial condition or results of operations.

Government or regulatory investigations into potential violations of the FCPA or other similar laws by U.S. agencies could also have a material adverse effect on our results of business, financial condition and results of operations. Furthermore, detecting, investigating and resolving actual or alleged violations of the FCPA and other similar laws is expensive and can consume significant time and attention of our senior management.

We conduct money remittance transactions through agents in regions that are politically volatile or, in a limited number of cases, may be subject to certain OFAC restrictions.

We conduct money remittance transactions through agents in regions that are politically volatile or, in a limited number of cases, may be subject to certain OFAC restrictions. It is possible that our money remittance services or other services could be used in contravention of applicable law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws and unfavorable outcomes of tax positions we take could adversely affect our tax expense, liquidity and business and financial condition.

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) (the “Act”) was enacted. The Act contains significant changes to corporate taxation, including reduction of the corporate income tax rate from 35% to 21%, elimination of the corporate alternative minimum tax, limitation of the tax deduction for interest expense to 30% of U.S. “adjusted taxable income” (which will be roughly equivalent to EBITDA through December 31, 2022 and to EBIT thereafter), limitation of the deduction for future net operating losses, and elimination of future net operating loss carrybacks, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time and modification or elimination of many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Act is uncertain, and our business and financial condition could be adversely affected. Due to the complexity involved in applying the provisions of the Act, we have made a reasonable effort to estimate the effects as of March 31, 2018. The overall impact of the Act also depends on future interpretations and regulations that may be issued by the U.S. Treasury Department, and it is possible future guidance could adversely impact the company. Further, it is unclear how foreign governments and U.S. state and local jurisdictions will incorporate these federal law changes and such jurisdictions may enact tax laws in response to the Act that could result in further changes to global taxation and materially affect the company’s financial position and results of operations. At this time, the full extent of the impact of the Act on our financial statements cannot reasonably be estimated. Further, this proxy statement/prospectus does not discuss the Act or the manner in which it might affect holders of the combined company’s common stock. No assurance is given that the Act will not have an adverse effect on the market price of the combined company’s common stock after the Merger. In addition to the Act, developments in the tax laws of state and local and non-U.S. governments could have an adverse effect on the tax consequences to the combined company’s common stock.

We file tax returns and take positions with respect to federal, state, local and international taxation, and our tax returns and tax positions are subject to review and audit by taxing authorities. An unfavorable outcome in a tax review or audit could result in higher tax expense, including interest and penalties, which could adversely affect our results of operations and cash flows. We establish reserves for material known tax exposures; however, there can be no assurance that an actual taxation event would not exceed our reserves.

Our business and results of operations may be adversely affected by foreign political, economic and social instability risks, foreign currency restrictions and devaluation, and various local laws associated with doing business in Latin America.

We derive a substantial portion of our revenue from our money remittance transactions from the United States to Latin America corridor, particularly the corridors to Mexico and Guatemala, and we are exposed to certain political, economic and other uncertainties not encountered in U.S. operations, including increased risks of social unrest, strikes, drug cartel and gang-related violence, war, kidnapping of employees or agents, nationalization, forced negotiation or modification of contracts, difficulty resolving disputes and enforcing contract provisions, expropriation of assets, taxation policies, foreign exchange restrictions and restrictions on repatriation of income and capital, currency rate fluctuations, increased governmental ownership and regulation of the economy and markets in which we operate, and restrictive governmental regulation, bureaucratic delays, uncertain application of laws and regulations and general hazards associated with foreign sovereignty over certain areas in which operations are conducted. Latin American countries, in particular, have historically experienced uneven periods of economic growth, as well as recession, periods of high inflation and general economic and political instability. Additionally, as events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political instability elsewhere in the region. Consequently, actions or events in Latin America that are beyond our control could restrict our ability to operate there or otherwise adversely affect the profitability of those operations. Furthermore, changes in the business, regulatory or political climate in any of those countries, or significant fluctuations in currency exchange rates, could affect our ability to expand or continue our operations there, which could have a material adverse impact on our business, financial condition and results of operations. Further, our growth plans include potential expansion in the countries in which we currently operate, as well as, potentially, other countries in Latin America.

Additionally, the countries in which we operate may impose or tighten foreign currency exchange control restrictions, taxes or limitations with regard to repatriation of earnings and investments from these countries. If exchange control restrictions, taxes or limitations are imposed or tightened, our ability to receive dividends or other payments from affected jurisdictions could be reduced, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, corporate, contract, property, insolvency, competition, securities and other laws and regulations in many of the countries in which we operate have been, and continue to be, substantially revised. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined, and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under these laws and regulations in a reasonably timely manner, if at all.

Our ability to grow in international markets and our future results could be adversely affected by a number of factors, including:

•         changes in political and economic conditions and potential instability in certain regions, including in particular the recent civil unrest, terrorism and political turmoil in Latin America;

•         restrictions on money transfers to, from and between certain countries;

•         inability to recruit and retain paying agents and customers for new corridors;

•         currency exchange controls, new currency adoptions and repatriation issues;

•         changes in regulatory requirements or in foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business;

•         possible increased costs and additional regulatory burdens imposed on our business;

•         the implementation of U.S. sanctions, resulting in bank closures in certain countries and the ultimate freezing of our assets;

•         burdens of complying with a wide variety of laws and regulations;

•         possible fraud or theft losses, and lack of compliance by international representatives in foreign legal jurisdictions where collection and legal enforcement may be difficult or costly;

•         inability to maintain or improve our software and technology systems;

•         reduced protection of our intellectual property rights;

•         unfavorable tax rules or trade barriers; and

•         inability to secure, train or monitor international agents.

If we are unable to adequately protect our brand and the intellectual property rights related to our existing and any new or enhanced services, or if we infringe on the rights of others, our business, prospects, financial condition and results of operations could be adversely affected.

The Intermex brand is critical to our business. We utilize trademark registrations in various countries and other tools to protect our brand. Our business would be harmed if we were unable to adequately protect our brand and the value of our brand was to decrease as a result.

We rely on a combination of patent, trademark and copyright laws and trade secret protection and confidentiality or license agreements to protect the intellectual property rights related to our services. We may be subject to third-party claims alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights. We may be required to spend resources to defend such claims or to protect and police our own rights. Some of our legal rights in information or technology that we deem proprietary may not be protected by intellectual property laws, particularly in foreign jurisdictions. The loss of our intellectual property protection, the inability to secure or enforce intellectual property protection or to successfully defend against claims of intellectual property infringement or misappropriation could harm our business, prospects, financial condition and results of operation.

The processes and systems we employ may be subject to patent protection by other parties, and any claims could adversely affect our business and results of operations.

In certain countries, including the United States, patent laws permit the protection of processes and systems. We employ processes and systems in various markets that have been used in the industry by other parties for many years. We or other companies that use these processes and systems consider many of them to be in the public domain. If a person were to assert that it holds a patent covering any of the processes or systems we use, we would be required to defend ourselves against such claim. If unsuccessful, we may be required to pay damages for past infringement, which could be trebled if the infringement was found to be willful. We may also be required to seek a license to continue to use the processes or systems. Such a license may require either a single payment or an ongoing license fee. No assurance can be given that we will be able to obtain a license which is reasonable in fee and scope. If a patent owner is unwilling to grant such a license, or we decide not to obtain such a license, we may be required to modify our processes and systems to avoid future infringement.

The operation of retail locations create risks and may adversely affect our business, financial condition and results of operations.

We have company-owned retail locations for the sale of our services. We may be subject to additional laws and regulations that are triggered by our ownership of retail locations and our employment of individuals who staff our retail locations. There are also certain risks inherent in operating any retail location, including theft, personal injury and property damage and long-term lease obligations.

Risk Relating to Our Indebtedness

Intermex has, and following completion of the Merger the combined company will have, a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our business, financial condition and results of operations.

Intermex had approximately $114.6 million of indebtedness as of March 31, 2018, consisting of amounts outstanding under its senior secured credit facility. Following the Merger and unless the combined company repays any of such indebtedness, the combined company is expected to have outstanding indebtedness in approximately the same amount.

The indebtedness of the combined company following the Merger could have important consequences to our investors, including, but not limited to:

•         increasing the combined company’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•         requiring the dedication of a substantial portion of the combined company’s cash flow from operations to servicing debt, including interest payments and quarterly excess cash flow prepayment obligations;

•         limiting the combined company’s flexibility in planning for, or reacting to, changes in its business and the competitive environment; and

•         limiting the combined company’s ability to borrow additional funds and increasing the cost of any such borrowing.

The interest rates in Intermex’s, and after the Merger, the combined company’s, credit facility are set based upon the London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market, which is subject to fluctuation. In addition, the interest rate margin applicable to our term loans and revolving loans can vary by 50 basis points depending on our net leverage level. An increase in interest rates would adversely affect the combined company’s profitability.

We are also subject to capital requirements imposed by various regulatory bodies in the jurisdictions in which we operate. We may need access to external capital to support these regulatory requirements in order to maintain our licenses and our ability to earn revenue in these jurisdictions. An interruption of our access to capital could impair our ability to conduct business if our regulatory capital falls below requirements.

Upon the occurrence of an event of default relating to the Intermex credit facility, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit.

Under the combined company’s credit facility, upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding under the credit agreement to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders under the credit agreement could proceed to foreclose against the collateral of the combined company that secures that indebtedness. Intermex has granted the lenders a security interest in substantially all of its assets, including the assets of certain subsidiaries.

The combined company’s credit facility will contain restrictive covenants that may impair our ability to conduct business.

Intermex’s credit facility contains, and following the completion of the Merger the combined company’s credit facility will contain, operating covenants and financial covenants that may in each case limit management’s discretion with respect to certain business matters. Among other things, these covenants restrict our and our subsidiaries’ ability to grant additional liens, consolidate or merge with other entities, purchase or sell assets, declare dividends, incur additional debt, make advances, investments and loans, transact with affiliates, issue equity interests, modify organizational documents and engage in other business. Intermex must, and following the Merger we will be required to, comply with a minimum fixed charge coverage ratio, a maximum total net leverage ratio and a minimum asset coverage ratio. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our credit facility and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may result in foreclosure of our assets.

See the section entitled “Information about Intermex — Intermex Credit Facilities” for more information.

Risks Relating to FinTech and the Merger

Following the consummation of the Merger, our only significant asset will be ownership of Intermex’s business through our 100.0% ownership interest in Merger Sub 2. If Intermex’s business is not profitably operated, Merger Sub 2 may be unable to pay us dividends or make distributions to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Following the consummation of the Merger, we will have no direct operations and no significant assets other than the ownership of Merger Sub 2, which will operate Intermex’s business. We will depend on profits generated by Intermex’s business for distributions, debt repayment and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our capital stock. Legal and contractual restrictions in agreements governing the indebtedness of the combined company, as well as the financial condition and operating requirements of the combined company, may limit our ability to receive distributions from Merger Sub 2 and the Intermex business following the Merger.

Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

In addition, while we expect to opt out of Section 203 of the DGCL, our charter will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•         prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•         upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•         at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of the combined company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Our charter will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in the combined company, you will be deemed to have notice of and have consented to the provisions of our charter related to choice of forum. The choice of forum provision in our charter may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Merger, the price of our securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for our securities following the Merger may never develop or, if it develops, it may not be sustained.

NASDAQ may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

As a result of the proposed Merger, NASDAQ rules require that we apply to continue the listing of our common stock and warrants. While we will apply to have our common stock and warrants listed on NASDAQ upon consummation of the Merger, we must meet NASDAQ’s initial listing requirements. We may be unable to meet those requirements. Even if our securities are listed on NASDAQ following the Merger, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial listing requirements and NASDAQ does not list our securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

•         a limited availability of market quotations for our securities;

•         a limited amount of news and analyst coverage for the combined company; and

•         a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur significant costs and obligations as a result of being a public company.

As a privately held company, Intermex has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, the combined company will incur significant legal, accounting and other expenses that Intermex was not required to incur in the past. These expenses will increase once the combined company is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related hereto and the rules and regulations of the SEC and NASDAQ, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years from our IPO or until such earlier time that we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, or if we no longer can be classified as an “emerging growth company,” we expect that we will incur additional compliance costs, which will reduce our ability to operate profitably.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a United States publicly traded company in a timely and reliable manner.

As Intermex is a privately held company, it has not been required to adopt all of the financial reporting and disclosure procedures and controls required of a United States publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase the operating costs of the combined company and could require the management of the combined company to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock on NASDAQ.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.
We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Omnibus Plan without stockholder approval in a number of circumstances.

Our issuance of additional common stock or other equity securities could have one or more of the following effects:

•         our existing stockholders’ proportionate ownership interest in us will decrease;

•         the amount of cash available per share, including for payment of dividends in the future, may decrease;

•         the relative voting strength of each previously outstanding share of common stock may be diminished; and

•         the market price of our common stock may decline.

If the combined company’s performance following the Merger does not meet market expectations, the price of our securities may decline.

If the combined company’s performance following the Merger does not meet market expectations, the price of our common stock may decline from the price of our common stock prior to the closing of the Merger. The market value of our common stock at the time of the Merger may vary significantly from the price on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Merger. Because the number of shares of our common stock issued as consideration in the Merger will not be adjusted to reflect any changes in the market price of our common stock, the value of the shares of our common stock issued in the Merger may be higher or lower than the value of the same number of shares of our common stock on earlier dates.

In addition, following the Merger, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for Intermex’s stock, and trading in our common stock has not been active. Accordingly, the valuation ascribed to Intermex and our common stock in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for our common stock develops and continues, the trading price of our common stock following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common stock following the Merger may include:

•         actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•         changes in the market’s expectations about our operating results;

•         success of competitors;

•         our operating results failing to meet market expectations in a particular period;

•         changes in financial estimates and recommendations by securities analysts concerning us or the money transfer services industry and market in general;

•         operating and stock price performance of other companies that investors deem comparable to us;

•         our ability to market new and enhanced products on a timely basis;

•         changes in laws and regulations affecting our business;

•         commencement of, or involvement in, litigation involving us;

•         changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•         the volume of shares of our common stock available for public sale;

•         any significant change in our board or management;

•         sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•         general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for financial technology stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Even if we consummate the Merger, the public warrants may never be in the money, and they may expire worthless.

The exercise price for our warrants is $11.50 per share, which exceeds the market price of our common stock, which was $[•] per share based on the closing price on [•], 2018. There can be no assurance that the public warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless.

The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any placement warrants held by our Sponsor, Cantor or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $24.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

Warrants to purchase our common stock will become exercisable following the Merger, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 8,960,000 shares of our common stock will become exercisable on the 30th day following the closing of the Merger in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 8,750,000 warrants originally included in the units issued in our IPO and 210,000 warrants included in the placement units. Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, five years after the closing of the Merger or earlier upon redemption of our common stock or our liquidation. To the extent warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our common stock.

Our stockholders will experience immediate dilution due to the issuance of common stock to Interwire LLC as consideration in the Merger. Having a minority share position likely reduces the influence that our current stockholders have on the management of the combined company.

Based on Intermex’s current capitalization, we anticipate issuing an aggregate of 16,478,009 shares of our common stock, subject to adjustment as set forth in the Merger Agreement, to Interwire LLC as partial consideration in the Merger. In addition, if the Incentive Plan Proposal is approved, assuming that 3,750,343 shares are authorized for issuance under the Omnibus Plan, we intend to issue options to purchase 3,088,518 shares of common stock to executives of the combined company following the Merger (See the section entitled “Proposal No. 8 — The Incentive Plan Proposal — Overview”). We anticipate that, immediately following completion of the Merger, our existing stockholders will hold in the aggregate approximately 58.6% of our outstanding common stock (43.3% held by our public stockholders and 15.1% held by the initial stockholders), and Interwire LLC and its designees will hold approximately 41.4% of our outstanding common stock. These ownership percentages do not take into account:

•         any warrants or options to purchase our common stock that will be outstanding following the Merger;

•         any equity awards that may be issued under our proposed Omnibus Plan following the Merger, including the 3,088,518 options to be issued to Intermex executives, which number is subject to adjustment so that the number of options issued represents approximately 82.4% of the total number of shares authorized for issuance under the Omnibus Plan (See the section entitled “Proposal No. 8 — The Incentive Plan Proposal — Summary of Material Terms of Omnibus Plan” for more information); or

•         any adjustments to the Merger Consideration pursuant to the Merger Agreement.

If any shares of our common stock are redeemed in connection with the Merger, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held immediately following the closing of the Merger by each of our initial stockholders, Cantor and Interwire LLC and its designees will increase. See the section entitled “Summary — Impact of the Merger on FinTech’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of our common stock, or awards are issued under the proposed Omnibus Plan, our existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence our management through the election of directors following the Merger.

Our initial stockholders, directors and officers may have a conflict of interest in determining to pursue the acquisition of Intermex, since certain of their interests are different from or in addition to (and which may conflict with) the interests of our public stockholders, and such interests may have influenced their decisions to approve the Merger and recommend that our stockholders approve the Merger Proposal.

Our initial stockholders, officers and directors have interests in and arising from the Merger that are different from or in addition to, and which may conflict with, the interests of our public stockholders, which may result in a conflict of interest, including the following:

•         our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•         our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

•         our Sponsor, officers and certain of our directors paid an aggregate of $3,928,311 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

•         our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by January 25, 2019;

•         if we are unable to complete a business combination by January 25, 2019, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for, or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•         the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•         our Sponsor has agreed to loan us funds in an amount up to $1,100,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by January 25, 2019.

These interests may have influenced our directors in making their recommendation that you vote in favor of the Merger Proposal and the other proposals in this proxy statement/prospectus.

Our directors and officers have discretion in agreeing to changes or waivers to the terms of the Merger Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our public stockholders’ best interest.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions taken by Intermex or to waive rights to which we are entitled to under the Merger Agreement. These events could arise because of changes in Intermex’s business, a request by Intermex to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Intermex’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be at our discretion, acting through our board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public stockholders and what he or she may believe is best for himself or herself in determining whether or not to take the requested action or waive our rights. As of the date of this proxy statement/prospectus, we do not believe there will be any requests, actions or waivers that our directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, we will circulate a new or amended proxy statement/prospectus and resolicit our stockholders if changes to the terms of the Merger and related transactions that would have a material impact on our stockholders are required prior to the vote on the Merger Proposal.

Our initial stockholders have agreed to vote in favor of the Merger, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger. As of the date hereof, our initial stockholders hold approximately 26.6% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the requisite stockholder approval will be received for the Merger than would be the case if our initial stockholders agreed to vote any shares of our common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger). Additionally, the Merger Agreement provides that if the Merger is consummated, we will pay all fees, expenses and costs incurred by Intermex or on Intermex’s behalf, subject to certain limited exceptions, in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger). We currently estimate that transaction expenses will be approximately $21.3 million. In addition, we estimate that Intermex will incur an additional approximately $1.6 million in expenses that will be paid by the combined company.

If we are unable to complete the Merger with Intermex or another business combination by January 25, 2019, we will cease all operations except for the purpose of winding up our affairs, redeem our outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by our stockholders could be less than $10.00 per share.

Our charter provides that we must complete the Merger or another business combination by January 25, 2019, or we must cease all operations except for the purposes of winding up, redeem our outstanding public shares and, subject to approval by our remaining stockholders and our board, dissolve and liquidate. In such event, third parties may bring claims against us for monies we owe for products or services provided to us. Although we have obtained waiver agreements from Intermex and from certain vendors and service providers that we have engaged and to which we owe money pursuant to which such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of our public stockholders. If we are unable to complete the Merger or another business combination within the required time period, Daniel G. Cohen, our Chief Executive Officer and a director, has agreed he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share distribution from the trust account may be less than $10.00.

Our directors may decide not to enforce the indemnification obligations of Daniel G. Cohen, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

If proceeds in the trust account are reduced below $10.00 per public share and Daniel G. Cohen asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Cohen to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Cohen to enforce his indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be less than $10.00 per share.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the Merger with Intermex or another business combination within the required time period, we must dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us, nor can we assure you that third parties will not seek to recover from our stockholders amounts owed to them by us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after January 25, 2019, if we do not consummate the

Merger, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Moreover, our board may be viewed as having breached its fiduciary duties to our creditors and/or having acted in bad faith, and thereby exposing the board and us to claims for punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us or you for these reasons.

Actions taken by the initial stockholders, our officers and directors to increase the likelihood of approval of the Merger Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of our common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the initial stockholders, our directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. As of the date of this proxy statement/prospectus, one such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the initial stockholders for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price of our common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Merger for a price below market value.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our business.

Commencing with the Company’s annual report for the year ended December 31, 2017, we have and following the Merger, the combined company will be, required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Intermex as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined company after the Merger. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of our common stock.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following January 19, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Our ability to successfully effect the Merger and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of Intermex, all of whom we expect to stay with the combined company following the Merger. The loss of such key personnel could adversely affect the operations and profitability of the post-combination business.

Our ability to recognize certain benefits of the Merger and successfully operate Intermex’s business following the Merger will depend upon the efforts of certain key personnel of Intermex. Although we expect all of such key personnel to remain with the combined company following the Merger, the unexpected loss of key personnel may adversely affect the operations and profitability of the combined company. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key Intermex personnel that will be employed by the combined company, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of the combined company business may be negatively impacted.

The opinion of BTIG, our financial advisor does not reflect changes in circumstances between December 12, 2017, the date BTIG issued the opinion, and the closing of the Merger.

Our financial advisor, BTIG, rendered an opinion dated December 12, 2017, to our board of directors that, as of such date, and subject to and based on the considerations referred to in its opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Intermex implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account). The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of Intermex, general market and economic conditions and other factors on which BTIG’s opinion was based, may significantly alter the value of Intermex by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by BTIG to our board, please see the section entitled “Proposal No. 1. The Merger Proposal — The Merger — Description of Fairness Opinion of BTIG.”

Following the Merger, our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our common stock.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of the combined company, our stock price would likely be less than that which would obtain if we had such coverage and the liquidity, or trading volume of our common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover the combined company, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales of our common stock issued to Intermex legacy stockholders may reduce the market price of our common stock that you might otherwise obtain.

Under the Merger Agreement, Interwire LLC, the sole stockholder of Intermex, will exchange its shares of Intermex common stock for, among other things, an estimated 16,478,009 shares of our common stock, subject to adjustment as provided in the Merger Agreement. It is anticipated that Interwire LLC will distribute or cause to be distributed the merger consideration to its members, who we refer to as the Intermex legacy stockholders. Intermex legacy stockholders holding approximately 89.6% of the shares estimated to be issued to Interwire LLC as consideration in the Merger will, together with the combined company and certain of our initial stockholders, enter into a shareholders agreement, which we refer to as the Shareholders Agreement and will be restricted from transferring any shares of our common stock that they receive from Interwire LLC until the earlier of (i) such time as the number of shares of our common stock subject to the Shareholders Agreement represents less than 50% of the outstanding voting power of the combined company for a period of five consecutive business days, (ii) receipt of written consent from stockholders holding a majority of our common stock subject to the Shareholders Agreement and (iii) 15 months after the closing of the Merger, subject to certain limited exceptions.

The Merger Agreement provides that, at the closing for the Merger, we will enter into a registration rights agreement with certain of our existing stockholders and certain of the Intermex legacy stockholders, which we refer to as the Registration Rights Agreement, with respect to the shares of our common stock currently held or that will be issued under the Merger Agreement. The Registration Rights Agreement will require us to, among other things, file a resale shelf registration statement on behalf of the stockholders promptly after the closing of the Merger, which we refer to as the Shelf Registration Statement. If the Shelf Registration Statement becomes unavailable once it is declared effective, the stockholders will have certain demand registration rights.

Upon expiration of the lockup period applicable to shares of our common stock held by the Intermex legacy stockholders or effectiveness of the Shelf Registration Statement, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in the price of our common stock or put significant downward pressure on the price of our common stock. In addition, the combined company may use shares of our common stock as consideration for future acquisitions, which could further dilute our stockholders.

Because Stella Point will control a significant percentage of our common stock following the Merger, it may influence major corporate decisions of the combined company and its interests may conflict with the interests of other holders of our common stock.

Upon completion of the Merger and based on our estimates of the Common Stock Merger Consideration to be issued and including founders shares to be transferred to Interwire LLC in connection with the Merger, SPC Intermex, LP, an affiliate of Stella Point, will beneficially own approximately 29.6% of the voting power of our outstanding common stock. Through this beneficial ownership and the Shareholders Agreement, we anticipate Stella Point will control approximately 51.6% of the voting power of our outstanding common stock in respect of electing directors to the board of directors of the combined company. As a result of this control, Stella Point will be able to influence matters requiring approval by our stockholders and/or our board of directors, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. Stella Point may also have interests that differ from the interests of other holders of our common stock and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of the combined company and may materially and adversely affect the market price of our common stock. In addition, Stella Point may in the future own businesses that directly compete with the business of the combined company. See the section entitled “Proposal No. 1 The Merger Proposal — The Merger Agreement — Other Agreements — The Shareholders Agreement” for more information.

Under the Merger Agreement we have no right to seek indemnification from Interwire LLC following the Merger.

The representations, warranties and covenants made by Intermex in the Merger Agreement do not survive closing and are not subject to indemnification. As a result, if Intermex is found to have breached any of its representations, warranties or covenants contained in the Merger Agreement, other than those covenants that by their terms apply or are to be performed in whole or in part at or after the closing of the Merger, we will have no recourse against Interwire LLC, Intermex’s sole stockholder, other than for actual fraud.

Our proposed charter renounces any expectancy in or right to be offered an opportunity to participate in certain transactions or matters that may be investment, corporate or business opportunities and that are presented to the Company or its officers, directors or stockholders.

Our proposed charter provides that, to the fullest extent permitted by Delaware law, neither (i) SPC Intermex, LP, an affiliate of Stella Point, any of its directors, principals, officers, employees or other representatives that may serve as our directors, officers or agents, and each of their affiliates (each, an “Excluded SPC Party”), nor (ii) any of our directors (other than any Excluded SPC Party) who are not officers or employees of the Company, and each of their affiliates (each, an “Excluded Director”), shall have any duty to refrain from (a) directly or indirectly engaging in any opportunity in which we, directly or indirectly, could have an interest or expectancy or (b) otherwise competing with us. Our proposed charter also renounces, to the fullest extent permitted by Delaware law, any interest or expectancy that we have in any opportunity in which any Excluded SPC Party engages, even if the opportunity is one in which we, directly or indirectly, could have had an interest or expectancy. To the fullest extent permitted by Delaware law, in the event that any Excluded SPC Party acquires knowledge of an opportunity that may be an opportunity for itself, himself or herself and for us, such party shall have no duty to communicate or present such opportunity to us and shall not be liable to us or any of our stockholders for breach of any fiduciary duty as our stockholder, director or officer solely for having pursued or acquired such opportunity or for offering or directing such opportunity to another person. Notwithstanding the foregoing, our proposed charter does not renounce any interest in any opportunity that is expressly offered to any Excluded Director solely in his or her capacity as one of our directors. To the fullest extent permitted by Delaware law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our proposed charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Subsequent to the consummation of the Merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted a due diligence examination of Intermex, we cannot assure you that this examination revealed all material issues that may be present in Intermex’s business, or that factors outside of our and Intermex’s control will not later arise. As a result, we may be forced to later write down or write off assets, restructure the combined company’s operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

The combined company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Merger, our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. The combined company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject the combined company to significant liabilities.

Risk Relating to the Redemption

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 20% of the public shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the Merger Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. If the Merger is consummated, the value of such excess shares may not appreciate over time and the market price of our common stock may not exceed the per-share redemption price paid in connection with the Merger.

A stockholder’s decision as to whether to redeem his, her, its shares for a pro rata portion of the trust account may not put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its public shares in the future following the completion of the Merger. Certain events following the consummation of any business combination, such as the Merger, may cause an increase in our share price, and may result in a lower value realized upon redemption than a stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem his, her or its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Merger, and the risk that the stockholder may not be able, in the future to sell his, her or its shares, for a greater amount than the redemption price described in this proxy statement/prospectus. A stockholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

In order to exercise redemption rights, holders of public shares are required to, among other requirements, submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the trust account as of two business days prior to the anticipated consummation of the Merger. See the section entitled “Special Meeting of FinTech Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your common stock and comply with the other redemption requirements, you will not be entitled to redeem your common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

FinTech is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2018 combines the unaudited historical consolidated balance sheet of Holdings as of March 31, 2018 with the unaudited historical consolidated balance sheet of FinTech as of March 31, 2018, giving effect to the Merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the three months ended March 31, 2018 combines the unaudited historical consolidated statement of operations and comprehensive loss of Holdings for the three months ended March 31, 2018 with the unaudited historical consolidated statement of operations of FinTech for the three months ended March 31, 2018, giving effect to the Merger as if it had occurred on January 1, 2017.

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2017 combines the audited historical consolidated statement of operations and comprehensive income of Holdings for the year ended December 31, 2017 with the audited historical consolidated statement of operations of FinTech for the year ended December 31, 2017, giving effect to the Merger as if it had occurred on January 1, 2017.

The historical financial information of Holdings as of March 31, 2018 was derived from the unaudited financial statements of Holdings for the three months ended March 31, 2018, which are included elsewhere in this proxy statement/prospectus. The historical financial information of FinTech as of March 31, 2018 was derived from the unaudited financial statements of FinTech for the three months ended March 31, 2018, which are included elsewhere in this proxy statement/prospectus. The historical financial information for Holdings was derived from the audited financial statements of Holdings as of December 31, 2017 for the pro forma balance sheet and the pro forma income statement results for Holdings were derived by combining the 2017 Successor Period and the 2017 Predecessor Period for the twelve months ended December 31, 2017, which are included elsewhere in this proxy statement/prospectus. The historical financial information of FinTech was derived from the audited financial statements of FinTech for the year ended December 31, 2017, which are included elsewhere in this proxy statement/prospectus. This information should be read together with Holdings’ and FinTech’s audited financial statements and related notes, “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “FinTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Merger

Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Merger will consist of an amount in cash equal to (i) $92,000,000, which is referred to as the Cash Merger Consideration, (ii) an estimated 16,747,961 shares of our common stock, which is referred to as the Common Stock Merger Consideration, and (iii) an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing of the Merger in the form of additional shares of our common stock and/or, at our option, up to $10 million of such amount in cash. The amount of cash and common stock to be issued as consideration in the Merger is subject to adjustment as set forth in the Merger Agreement. The Cash Merger Consideration and Common Stock Merger Consideration together are referred to as the Merger Consideration.

The number of shares comprising the Common Stock Merger Consideration will be calculated in accordance with the terms of the Merger Agreement, and is estimated to be approximately 16,747,961 shares of our common stock. The aggregate number of shares of our common stock that will be issued in the Merger to Interwire LLC, the sole stockholder of Intermex, in exchange for its shares of Intermex common stock will be equal to (i) Estimated Equity Value (as defined in and calculated in accordance with the Merger Agreement) minus the Cash Merger Consideration divided by (ii) $10.00.

FinTech intends to fund the Cash Merger Consideration using the proceeds held in the trust account maintained for the benefit of its public stockholders, if any, after giving effect to the exercise by the public stockholders of their redemption rights. In addition, a portion of the remaining proceeds held in the trust account will be used to pay fees and expenses incurred by the Company and Intermex related to the Merger. Any remaining proceeds of the trust account will be used for general corporate purposes, which may include, but not be limited to working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

Accounting for the Merger

The Merger will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, FinTech will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Interwire LLC and its designees expecting to control the majority of the relative voting rights of the combined company, Intermex comprising the ongoing operations of the combined company and Intermex’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Intermex issuing stock for the net assets of FinTech, accompanied by a recapitalization. The net assets of FinTech will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Intermex.

Basis for Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Intermex and FinTech have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of FinTech public shares:

•         Scenario 1 — Assuming no redemptions into cash: This presentation assumes that no FinTech stockholders exercise redemption rights with respect to their common stock upon consummation of the Merger; and

•         Scenario 2 — Assuming redemption of 5,000,000 FinTech public shares into cash: This presentation assumes that FinTech public stockholders exercise their redemption rights with respect to a maximum of 5,000,000 public shares upon consummation of the Merger at a redemption price of $10.00 per share. The maximum redemption amount is derived from the $125,000,000 minimum cash required to be released from FinTech’s trust account after giving effect to payments to redeeming stockholders.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 16,747,961 shares of the Company’s common stock expected to be issued in the Merger to Interwire LLC, the sole stockholder of Intermex, in exchange for its shares of Intermex common stock.

As a result of the Merger, assuming that no stockholders of FinTech elect to redeem their shares for cash and without regard to any adjustments to the Common Stock Merger Consideration in accordance with the Merger Agreement, immediately following the closing of the Merger, it is anticipated that Interwire LLC and its designees will own approximately 41.8% of the common stock outstanding of the combined company, and the other FinTech stockholders will own approximately 58.2% of the outstanding common stock of the combined company, based on the number of shares of FinTech common stock outstanding as of March 31, 2018. If 5,000,000 shares of common stock are redeemed into cash, which assumes the maximum redemption of FinTech’s shares and providing for a minimum of $125,000,000 cash required to be released from FinTech’s trust account after giving effect to payments to redeeming stockholders, Interwire LLC and its designees will own approximately 47.7% and the FinTech stockholders will own approximately 52.3% of FinTech’s common stock to be outstanding immediately after the Merger (in each case, not giving effect to any shares issuable to them upon exercise of their warrants).

The historical financial statements of FinTech and Holdings have been prepared in accordance with GAAP.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2018
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Intermex	(B) FinTech	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$74,784,214	$59,507	$830,893	(1)
			175,000,000	(2)
			(21,314,000	)(3)
			(115,000	)(4)
			(92,000,000	)(6)	$137,245,614	$(50,000,000	)(5)	$87,245,614
Receivables, net	41,426,809	—	—		41,426,809	—		41,426,809
Prepaid wires	11,912,179	—	—		11,912,179	—		11,912,179
Prepaid expenses and other	1,006,950	139,094	—		1,146,044	—		1,146,044
Total Current Assets	129,130,152	198,601	62,401,893		191,730,646	(50,000,000)		141,730,646

Cash and marketable securities held in Trust Account	—	175,830,893	(830,893	)(1)
			(175,000,000	)(2)	—	—		—
Property and equipment, net	9,320,606	—	—		9,320,606	—		9,320,606
Goodwill	36,259,666	—	—		36,259,666	—		36,259,666
Intangible assets, net	45,617,844	—	—		45,617,844	—		45,617,844
Deferred tax asset	1,998,790	—	—		1,998,790	—		1,998,790
Other assets	1,962,444	—	—		1,962,444	—		1,962,444
Total Assets	$224,289,502	$176,029,494	$(113,429,000)		$286,889,996	$(50,000,000)		$236,889,996

Liabilities and Stockholders’ Equity
Current liabilities:
Wire transfers and money orders payable	$54,063,722	$—	$—		$54,063,722	$—		$54,063,722
Accounts payable, accrued expenses and other current liabilities	24,156,473	601,667	(2,262,285	)(3)	22,495,855	—		22,495,855
Promissory note – related party	—	115,000	(115,000	)(4)	—	—		—
Current portion of long-term debt	4,078,627	—	—		4,078,627	—		4,078,627
Total Current Liabilities	82,298,822	716,667	(2,377,285)		80,638,204	—		80,638,204

Debt	106,379,452	—	—		106,379,452	—		106,379,452
Deferred underwriting fees	—	9,190,000	(9,190,000	)(3)	—	—		—
Deferred legal fees payable	—	25,000	(25,000	)(3)	—	—		—
Total Liabilities	188,678,274	9,931,667	(11,592,285)		187,017,656	—		187,017,656

Commitments and Contingencies
Common stock subject to redemption	—	161,097,820	(161,097,820	)(5)	—	—		—

Stockholders’ Equity
Common stock	—	778	1,611	(5)
			1,675	(6)	4,064	(500	)(5)	3,564
Additional paid-in capital	46,305,735	5,217,625	161,096,209	(5)
			(92,220,071	)(6)	120,399,498	(49,999,500	)(5)	70,399,998
Accumulated other comprehensive loss	18,718	—	—		18,718	—		18,718
Accumulated deficit	(10,713,225)	(218,396)	(9,836,715	)(3)
			218,396	(6)	(20,549,940)	—		(20,549,940)
Total Stockholders’ Equity	35,611,228	5,000,007	59,261,105		99,872,340	(50,000,000)		49,872,340
Total Liabilities and Stockholders’ Equity	$224,289,502	$176,029,494	$(113,429,000)		$286,889,996	$(50,000,000)		$236,889,996

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)     Derived from the unaudited condensed consolidated balance sheet of Holdings as of March 31, 2018.

(B)     Derived from the unaudited condensed consolidated balance sheet of FinTech as of March 31, 2018.

(1)      Represents the release of interest income from the trust account.

(2)      Represents the release of cash from the investments held in the trust account.

(3)      To reflect the payment of estimated legal, financial advisory and other professional fees related to the Merger.

(4)      To reflect the repayment of notes payable from related parties.

(5)      In scenario 1, which assumes no FinTech stockholders exercise their redemption rights, the common stock subject to redemption into cash amounting to $161,097,820 would be transferred to permanent equity. In scenario 2, which assumes the maximum number of shares are redeemed into cash by the FinTech stockholders, $50,000,000 of the common stock subject to redemption would be paid out in cash and the remaining balance of $111,096,709 would be transferred to permanent equity. The $50,000,000, or 5,000,000 shares of common stock, represents the maximum redemption amount providing for a minimum cash of $125,000,000 to be released from FinTech’s trust account after giving effect to payments to redeeming stockholders, based on a consummation of the Merger on March 31, 2018.

(5)      To reflect recapitalization of Intermex through the contribution of all the share capital of Intermex to FinTech, the issuance of 16, 747,961 shares of FinTech common stock and the elimination of the historical accumulated deficit of FinTech, the accounting acquiree.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Intermex	(B) FinTech	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$55,956,033	$—	$—		$55,956,033	$—		$55,956,033

Operating expenses
Service charges from agents and banks	37,902,741	—	—		37,902,741	—		37,902,741
Salaries and benefits	5,780,401	—	—		5,780,401	—		5,780,401
Other selling, general and administrative expenses	4,486,032	413,173	(18,750	)(1)	4,880,455	—		4,880,455
Transaction costs	1,461,010	—	(1,461,010	)(1)	—	—		—
Depreciation and amortization	3,789,248	—	—		3,789,248	—		3,789,248
Total operating expenses	53,419,432	413,173	(1,479,760)		52,352,845	—		52,352,845

Operating income (loss)	2,536,601	(413,173)	1,479,760		3,603,188	—		3,603,188

Other income (expense):
Interest income	—	484,669	(484,669	)(2)	—	—		—
Interest expense	(3,283,890)	—	—		(3,283,890)	—		(3,283,890)
Income (loss) before income taxes	(747,289)	71,496	995,091		319,298	—		319,298
Provision (benefit) for income taxes	(207,517)	100,737	173,833	(3)	67,053	—		67,053
Net income (loss)	$(539,772)	$(29,241)	$821,258		$252,245	$—		$252,245

Weighted average shares outstanding, basic and diluted		7,780,627	32,857,743	(4)	40,638,370	(5,000,000	)(4)	35,638,370
Basic and diluted net income (loss) per share		$(0.00)			$0.01			$0.01

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	Holdings(C)	FinTech(D)	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$215,464,474	$—	$—		$215,464,474	$—		$215,464,474
Operating expenses Service charges from agents and banks	144,886,807	—	—		144,886,807	—		144,886,807
Salaries and benefits	26,410,636	—	—		26,410,636	—		26,410,636
Other selling, general and administrative expenses	17,616,942	1,131,812	(442,844	)(1)	18,305,910	—		18,305,910
Transaction costs	12,622,689	—	(2,492,900	)(1)	10,129,789	—		10,129,789
Depreciation and amortization	17,026,567	—	—		17,026,567	—		17,026,567
Total operating expenses	218,563,641	1,131,812	(2,935,744)		216,759,709	—		216,759,709
Operating loss	(3,099,167)	(1,131,812)	2,935,744		(1,295,235)	—		(1,295,235)
Other income (expense):
Interest income	—	1,383,186	(1,383,186	)(2)	—	—		—
Interest expense	(12,061,678)	—	—		(12,061,678)	—		(12,061,678)
Loss before income taxes	(15,160,845)	251,374	1,552,558		(13,356,913)	—		(13,356,913)
Provision (benefit) for income taxes	(1,668,971)	436,721	(3,309,100	)(3)	(4,541,350)	—		(4,541,350)
Net loss	$(13,491,874)	$(185,347)	$4,861,658		$(8,815,563)	$—		$(8,815,563)
Weighted average shares outstanding, basic and diluted		7,594,116	32,710,987	(4)	40,305,103	(5,000,000	)(4)	35,305,103
Basic and diluted net loss per share		$(0.02)			$(0.22)			$(0.25)

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

(A)     Derived from the unaudited condensed consolidated statements of operations and comprehensive income (loss) of Holdings for the three months ended March 31, 2018.

(B)     Derived from the unaudited condensed consolidated statements of operations of FinTech for the three months ended March 31, 2018.

(C)     Derived from the consolidated statements of operations and comprehensive income (loss) of Holdings for the year ended December 31, 2017.

(D)     Derived from the consolidated statements of operations of FinTech for the year ended December 31, 2017.

(1)      Represents an adjustment to eliminate direct, incremental costs of the Merger which are reflected in the historical financial statements of Holdings and FinTech in the amount of $1,461,010 and $18,750 as of March 31, 2018, respectively, and $2,492,900 and $442,844 as of December 31, 2017, respectively.

(2)      Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.

(3)      To record normalized blended statutory income tax benefit rate of 21.0% as of March 31, 2018 and 34.0% as of December 31, 2017 for pro forma financial presentation purposes.

(4)      Because the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger has been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding — basic and diluted are calculated as follows:

	Three Months Ended March 31, 2018
	Scenario 1 Combined (Assuming No Redemptions into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation, basic and diluted
FinTech weighted average shares outstanding	7,780,627	7,780,627
FinTech shares subject to redemption reclassified to equity	16,109,782	11,109,782
FinTech shares issued in Merger	16,747,961	16,747,961
Weighted average shares outstanding	40,638,370	35,638,370

Percent of shares owned by Intermex holders	41.8%	47.7%
Percent of shares owned by FinTech	58.2%	52.3%

Weighted average shares calculation, basic and diluted
Existing Intermex holders	16,997,961	16,997,961
FinTech holders	23,640,409	18,640,409
Weighted average shares, basic and diluted	40,638,370	35,638,370

The computation of diluted loss per share excludes the effect of warrants to purchase 8,960,000 shares of common stock because the inclusion of any of these would be anti-dilutive.

	Year Ended December 31, 2017
	Scenario 1 Combined (Assuming No Redemptions into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation, basic and diluted
FinTech weighted average shares outstanding	7,594,116	7,594,116
FinTech shares subject to redemption reclassified to equity	16,112,706	11,112,706
FinTech shares issued in Merger	16,598,281	16,598,281
Weighted average shares outstanding	40,305,103	35,305,103

Percent of shares owned by Intermex holders	41.8%	47.7%
Percent of shares owned by FinTech	58.2%	52.3%

Weighted average shares calculation, basic and diluted
Existing Intermex holders	16,848,281	16,848,281
FinTech holders	23,456,822	18,456,822
Weighted average shares, basic and diluted	40,305,103	35,305,103

The computation of diluted loss per share excludes the effect of warrants to purchase 8,960,000 shares of common stock because the inclusion of any of these would be anti-dilutive.

SPECIAL MEETING OF FINTECH STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of the 2018 annual meeting of stockholders to be held on [•], 2018, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2018.

Date, Time and Place of Special Meeting

The special meeting will be held at [•], Eastern Time, on [•], 2018, at the offices of [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on [•], 2018, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the record date, there were 23,893,333 shares of our common stock outstanding, of which 17,500,000 are public shares, 420,000 are private placement shares held by our Sponsor and Cantor, and 5,973,333 are founder shares held by our initial stockholders.

Vote of FinTech Initial Stockholders

In connection with our IPO, we entered into an agreement with our initial stockholders, executive officers and directors pursuant to which they agreed to vote any shares of our common stock owned by them in favor of the Merger Proposal, and in connection with our entry into the Merger Agreement, certain of such stockholders and Intermex entered into the Voting Agreement pursuant to which such stockholders agreed, among other things, to vote in favor of the Merger Proposal. As of the date of this prospectus/proxy statement, our initial stockholders, executive officers and directors hold approximately 26.6% of the outstanding shares of our common stock.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding as of the record date for the special meeting is represented at the meeting in person or by proxy. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals or a broker non-vote so long as the stockholder has given the broker or other nominee voting instructions on at least one proposal in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence in person or by proxy of 11,946,667 shares of our common stock is required to achieve a quorum.

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock.  Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” each charter Proposal.

The approval of each of the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in the Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the NASDAQ Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the NASDAQ Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, Proposal 6 and the Incentive Plan Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal, and (iii) the NASDAQ Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the NASDAQ Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Intermex do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated. If we do not consummate the Merger and fail to complete an initial business combination by January 25, 2019, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to FinTech Stockholders

Our board of directors believes that each of the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the special meeting is fair to and in the best interests of us and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of the Merger Proposal, you should keep in mind that our directors and officers have interests in the Merger that are different from or in addition to (or which may conflict with) your interests as a stockholder. See the section entitled “Proposal No. 1 — The Merger Proposal — Interests of Certain Persons in the Merger” for additional information.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders at the special meeting will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals and a broker non-vote will each count as present for the purposes of establishing a quorum. A stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal and the charter Proposals and will have no effect on the outcome of the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your proxy card or cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:

•         You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Merger Proposal, “FOR” the charter Proposals, “FOR” the NASDAQ Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy as described above. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify James J. McEntee, III, our President and Chief Financial Officer, by telephone at (215) 735-1498, by email at jmce@stbwell.com or in writing to c/o FinTech Acquisition Corp. II, 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Merger Proposal, the charter Proposals, the NASDAQ Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (toll free). Banks and Brokerage Firms may call collect at: (203) 658-9400.

Redemption Rights and Procedures

Pursuant to our charter, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Merger. If demand is properly made and the Merger is consummated, these shares, immediately prior to the Merger, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Merger, less up to $500,000 for working capital expenses and less franchise and income taxes payable). For illustrative purposes, based on funds in the trust account of approximately $175.8 million on March 31, 2018, the estimated per share redemption price would have been approximately $10.05.

In order to exercise your redemption rights, you must:

•         check the box on the enclosed proxy card to elect redemption;

•         submit a request in writing that we redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

; and

•         deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above prior to the date of the special meeting.

It is a condition to closing under the Merger Agreement, which condition can be waived by Intermex, that at least $125 million remain in the trust account after payment of all requested redemptions by our public stockholders. Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and related transactions.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the combined company following the Merger, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Merger is not approved and we do not consummate an initial business combination by January 25, 2019, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Merger.

PROPOSAL NO. 1 — THE MERGER PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “— The Merger Agreement,” for more detailed information concerning the Merger and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Because we are holding a stockholder vote on the Merger, our charter provides that we may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of the then outstanding shares of our common stock.

The Merger Agreement

This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Structure of the Merger

On December 19, 2017, we entered into the Merger Agreement with Merger Sub 1, Merger Sub 2, Intermex and SPC Intermex Representative, which provides for, among other things, our acquisition of Intermex pursuant to the merger of Merger Sub 1 with and into Intermex with Intermex continuing as the initial surviving entity, immediately followed by the merger of the initial surviving entity with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Company. As a result of the Merger, each outstanding share of Intermex common stock will convert into the right to receive a combination of cash and shares of our common stock, in each case, as calculated pursuant to the terms of the Merger Agreement.

The following diagram illustrates the proposed steps in the Merger.

The following diagram, which is subject to change based upon any redemptions by current FinTech public stockholders, illustrates the ownership structure of the post-Merger company immediately following the Merger.

Merger Consideration

Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Merger to Interwire LLC, the sole stockholder of Intermex, in exchange for its shares of Intermex common stock, will consist of:

•         the Cash Merger Consideration, which will be an amount in cash equal to $92,000,000 ($2 million of which will be placed in escrow at closing as security for working capital adjustments) plus the cash portion, if any, of the amount described in the third bullet point below;

•         the Common Stock Merger Consideration (based on a fixed price of $10.00 per share of our common stock) plus the additional shares, if any, issued in respect of the amount described in the third bullet point below; and

•         an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing of the Merger in the form of additional shares of our common stock and/or, at our option, up to $10 million of such amount in cash, which we refer to as the Excess Cash Amount.

The Excess Cash Amount is calculated under the Merger Agreement as the lesser of (i) the amount by which (x) the sum of Intermex’s cash and cash equivalents and net working capital, in each case as of 12:01 a.m. on the Closing Date (the “Reference Time”), exceeds (y) the sum of the amount of indebtedness outstanding under Intermex’s revolving credit facility as of the Reference Time and the target net working capital amount agreed by the parties in the Merger Agreement and (ii) $10.0 million.

No later than the close of business of the third business day prior to the Closing Date, Intermex is required to provide FinTech with good faith estimates of the following: (i) the amount of cash and cash equivalents of Intermex as of the Reference Time, (ii) the net working capital of Intermex as of the Reference Time, (iii) the amount of indebtedness of Intermex as of the Reference Time, (iv) the amount of Intermex’s transaction expenses as of the Reference Time which are not paid by the Company at closing and (v) the Excess Cash Amount. If FinTech does not provide written notice to Intermex at least two days prior to closing designating a different Excess Cash Amount between zero and the amount calculated by Intermex, the Excess Cash Amount will be paid at closing as part of the Cash Merger Consideration in the amount determined by Intermex. The Excess Cash Amount cannot exceed $10 million or be less than zero. FinTech will determine whether to pay the Excess Cash Amount in cash or shares of common stock based in part on an analysis of its financial position after giving effect to any stockholder redemption requests in connection with the Merger.

At the closing, the Company shall deliver (i) the Common Stock Merger Consideration to SPC Intermex Representative or its designees on behalf of Interwire LLC electronically through book entry-delivery or, upon the written request of SPC Intermex Representative, in the form of one or more original stock certificates, (ii) the Cash Merger Consideration (less the $2 million placed in escrow) by wire transfer of immediately available funds to SPC Intermex Representative or its designees on behalf of Interwire LLC and (iii) $2 million to the escrow agent for deposit in the escrow account.

The following tables provide an illustrative calculation of the estimated merger consideration, assuming a closing as of December 31, 2017 and as of June 30, 2018 (in millions):

		Historical December 31, 2017 – No Redemptions	Historical December 31, 2017 – Maximum Redemptions(1)
	Equity Value
	Enterprise Value	$350.0	$350.0
Plus:	Estimated Closing Cash	59.2	59.2
Less:	Estimated Net Working Capital Deficit	(39.8)	(39.8)
Less:	Estimated Closing Indebtedness	(111.4)	(111.4)
Plus:	Estimated Unpaid Transaction Expenses	0.03	0.03

Equals:	Merger Consideration	258.0	258.0
	Cash Merger Consideration	92.0	92.0
	Common Stock Merger Consideration	166.0	166.0

Less:	Escrow	(2.0)	(2.0)

Equals:	Estimated Cash Proceeds at Closing	$90.0	$90.0
	Estimated shares to be issued to Intermex stockholder at $10/share	16.7	16.6

____________

(1)      Assumes the redemption of 5,000,000 shares of our common stock, which represents the maximum redemption amount providing for $125 million remaining in FinTech’s trust account after giving effect to redemptions, which is a condition to Intermex’s closing obligations under the Merger Agreement.

		Estimated June 30, 2018 – No Redemptions	Estimated June 30, 2018 – Maximum Redemptions(1)
	Equity Value
	Enterprise Value	$350.0	$350.0
Plus:	Estimated Closing Cash	78.4	78.4
Less:	Estimated Net Working Capital Deficit	(47.1)	(47.1)
Less:	Estimated Closing Indebtedness	(114.6)	(114.6)
Plus:	Estimated Unpaid Transaction Expenses	0.03	0.03

Equals:	Merger Consideration	266.8	266.8
	Cash Merger Consideration	102.0 (2)	92.0
	Common Stock Merger Consideration	164.8	174.8 (3)

Less:	Escrow	(2.0)	(2.0)

Equals:	Estimated Cash Proceeds at Closing	$100.0	$90.0
	Estimated shares to be issued to Intermex stockholder at $10/share	16.5	17.5

____________

(1)      Assumes the redemption of 5,000,000 shares of our common stock, which represents the maximum redemption amount providing for $125 million remaining in FinTech’s trust account after giving effect to redemptions, which is a condition to Intermex’s closing obligations under the Merger Agreement.

(2)      Assumes maximum Excess Cash Amount payable in cash.

(3)      Include maximum Excess Cash Amount payable in shares of our common stock.

Cash Merger Consideration

Pursuant the Merger Agreement, the Cash Merger Consideration will be paid to SPC Intermex Representative or its designees on behalf of Interwire LLC, the sole stockholder of Intermex, as partial consideration in the Merger.

We intend to fund the Cash Merger Consideration with proceeds held in the trust account maintained for the benefit of our public stockholders, if any, after giving effect to the exercise by our public stockholders of their redemption rights described below. In addition, a portion of the remaining proceeds held in the trust account will be used to pay fees and expenses incurred by the Company and Intermex related to the Merger. Any remaining proceeds of the trust account will be used for general corporate purposes, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

Common Stock Merger Consideration

The aggregate number of shares of our common stock that we will issue to SPC Intermex Representative or its designees on behalf of Interwire LLC, the sole stockholder of Intermex, at the closing of the Merger will be equal to (i) Intermex’s Estimated Equity Value (calculated in accordance with the Merger Agreement, which calculation is described below) minus the Cash Merger Consideration, divided by (ii) $10.00.

The Estimated Equity Value of Intermex as of the Closing will be determined by starting with a base enterprise valuation of $350.0 million, increasing such valuation by the amount of cash and cash equivalents of Intermex as of the Reference Time, increasing such valuation to the extent that the net working capital of Intermex as of the Reference Time is greater than $30,997,261 or decreasing such valuation to the extent that the net working capital of Intermex as of the Reference Time is less than $30,997,261, decreasing the amount of such valuation by the amount of indebtedness of Intermex as of the Reference Time, and increasing such valuation by the amount of Intermex’s transaction expenses as of the Reference Time which are not paid by the Company at closing. The Estimated Equity Value will be determined by Intermex (subject to any mutually acceptable updates proposed by the Company) based on estimates of the foregoing factors as of the Closing, subject to post-closing adjustments, provided that any post-closing adjustments will be payable in cash rather than shares of our common stock.

Closing and Effective Time of the Merger

We expect to consummate the Merger no later than five days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to the Closing of the Merger.”

Conditions to Closing of the Merger

The Merger Agreement sets forth the various conditions which must be satisfied or waived prior to consummation of the Merger. We cannot provide assurance as to when or if all of the conditions to the Merger will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Mutual Conditions

The respective obligations of the Company, Merger Sub 1, Merger Sub 2 and Intermex to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Merger, of certain conditions, including principally the following:

•         No governmental authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the Merger illegal, or otherwise restraining or prohibiting consummation of the Merger.

•         The Company shall have received the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the Merger.

•         Interwire LLC shall have approved the Merger Agreement and the ancillary agreements thereto and consummation of the transactions contemplated by the Merger Agreement within two days of the execution of the Merger Agreement.

•         The shares of Company common stock that constitute the Common Stock Merger Consideration shall have been approved for listing on NASDAQ.

•         The Company and Intermex shall have made any filings required by the Hart-Scott Rodino Act and the applicable waiting period and any extensions thereof shall have expired or terminated.

•         All specified third party consents required to be obtained in connection with the Merger and the other transactions contemplated by the Merger Agreement will have been obtained by the applicable party.

•         The registration statement of which this proxy statement/prospectus forms a part shall have become effective.

Conditions to the Company’s and Merger Subs’ Obligations

The obligations of the Company and the Merger Subs to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by the Company and the Merger Subs), at or prior to the closing of the Merger, of certain conditions, including principally the following:

•         Intermex’s representations and warranties other than Intermex’s fundamental representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (as defined in the subsection entitled“— Material Adverse Effect” below).

•         Intermex’s fundamental representations and warranties (which relate to corporate organization, authorization, capitalization, Material Adverse Effect and brokers’ fees), shall be true and correct in all respects, in each case, as of the date of the Merger Agreement and as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

•         Intermex shall have performed or complied in all material respects with all agreements, covenants and conditions that Intermex is required to perform or comply with under the Merger Agreement on or prior to the closing date.

•         Intermex shall have delivered to the Company a duly and properly executed certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b).

•         No Material Adverse Effect shall have occurred since the date of the Merger Agreement.

•         Intermex shall have delivered to the Company duly executed counterpart signature pages of each of SPC Intermex Representative and the Escrow Agent to the Escrow Agreement described in the subsection entitled “— Ancillary Agreements — Escrow Agreement” below.

•         Intermex shall have delivered to the Company a duly executed counterpart signature page of Interwire LLC to the Shareholders Agreement described in the subsection entitled “— Ancillary Agreements — Shareholders Agreement” below.

•         The amount of indebtedness of Intermex and its subsidiaries immediately prior to the Closing shall not exceed an agreed amount.

•         The aggregate amount of Intermex transaction expenses reimbursable by the Company shall not exceed an agreed amount.

Conditions to Intermex’s Obligations

The obligations of Intermex to effect the Merger and otherwise consummate the transactions thereby are subject to the satisfaction (or waiver by Intermex), at or prior to the closing of the Merger, of certain conditions, including principally the following:

•         The representations and warranties of the Company and each Merger Sub other than their fundamental representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect.

•         The fundamental representations and warranties of the Company and each Merger Sub (which relate to corporate organization, authorization, brokers’ fees, capitalization and pro-forma capitalization), shall be true and correct in all respects (other than those relating to capitalization and pro-forma capitalization, which may have de minimis deviations), in each case, as of the date of the Merger Agreement and as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

•         The Company and each Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions that the Company and each Merger Sub are respectively required to perform or comply with under the Merger Agreement on or prior to the closing date.

•         Immediately prior to Closing, the Company shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

•         The Company shall have delivered to Intermex a duly executed counterpart signature page to each of the Registration Rights Agreement and the Escrow Agreement.

•         The Company, on behalf of each Company stockholder party to the Shareholders Agreement, shall have delivered to Intermex a duly executed counterpart signature page of each such signatory to the Shareholders Agreement.

•         No Parent Material Adverse Effect shall have occurred since the date of the Merger Agreement.

•         The aggregate amount of funds held in the trust account after giving effect to the redemptions of shares of our common stock in connection with the Merger, shall equal or exceed $125 million.

•         The Company shall have made all necessary and appropriate arrangements with the trustee under the trust account to have all the funds contained therein disbursed to the Company at closing, all of the funds shall have been actually disbursed to the Company and there shall be no proceeding pending or threatened with respect to or against the trust account.

•         The aggregate amount of the Company’s transaction expenses in connection with the Merger Agreement, and the transactions contemplated thereby, shall not exceed an agreed amount.

Material Adverse Effect

Under the Merger Agreement, an event, occurrence, fact, condition or change will be deemed to have a “Material Adverse Effect” on Intermex and its subsidiaries if, individually or in the aggregate, such events, occurrences, facts, conditions or changes, have had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or assets of Intermex or (ii) the ability of Intermex to consummate the transactions contemplated by the Merger Agreement; provided, however, that no event, occurrence, fact, condition or change directly or indirectly arising out of or attributable to any of the following, either alone or in combination, will be taken into account in determining whether there has been a Material Adverse Effect under clause (i) above:

•         general economic or political conditions or conditions generally affecting the capital, credit or financial markets;

•         conditions generally affecting the industries in which Intermex and its subsidiaries operate;

•         acts of war (whether or not declared), armed hostilities or terrorism or the escalation or worsening thereof;

•         any failure of Intermex and its subsidiaries to meet financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of the definition of Material Adverse Effect) shall not be excluded from the determination of whether there has been a Material Adverse Effect);

•         any action required or permitted by the Merger Agreement, or any action taken (or not taken) with the written consent of or at the request of us or any Merger Sub;

•         any changes in applicable laws or accounting rules or principles, including GAAP; or

•         the announcement or execution of the Merger Agreement or the pendency or completion of the transactions contemplated by the Merger Agreement;

provided further, that any event, occurrence, fact, condition or change referred to in the first, second and sixth bullet points above shall be taken into account only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Intermex and its subsidiaries, taken as a whole, compared to other participants in the industries in which Intermex or any of its subsidiaries conducts its business (in which case only the incremental disproportionate effect shall be taken into account and only to the extent such change is not otherwise excluded from being taken into account by the exclusions described in the bullet points above).

With respect to the Company, the term “Parent Material Adverse Effect” as used in the Merger Agreement is substantially similar to the term Material Adverse Effect as described above.

Representations and Warranties

Under the Merger Agreement, the Company and each Merger Sub made customary representations and warranties, including those relating to: organization, authorization, no conflicts, consents, brokers, SEC filings, capitalization, litigation, compliance with laws, NASDAQ listing, pro forma capitalization, transactions with related parties, board approval and stockholder vote, trust account, information supplied, financial capacity, taxes and organization of Merger Subs and disclaimer of other representations and warranties.

Under the Merger Agreement, Intermex and its subsidiaries made customary representations and warranties, including those relating to: organization and qualification; subsidiaries, authority, board approval, no conflicts, capitalization, financial statements, undisclosed liabilities, absence of certain changes or events, title to property, leased real property, condition of assets, intellectual property, privacy and data security, software and information technology, contracts, litigation, compliance with laws, permits, environmental matters, employee benefit matters, taxes, employee relations, transactions with related parties, insurance, brokers, employment contracts, compensation arrangements, officers and directors, top paying agents and depositary institutions, regulatory compliance, power of attorney, ownership of our common stock, books and records, licensing and disclaimer of other representations and warranties.

Covenants of the Parties

Conduct of Business Prior to the Merger

Intermex has agreed that from the date of the Merger Agreement until the closing of the Merger or termination of the Merger Agreement, subject to certain exceptions or unless we provide our prior written consent, Intermex will and will cause its subsidiaries to (i) operate its business in all material respects in the ordinary course of business consistent with past practice, (ii) use reasonable best efforts to preserve its properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other persons having a material business relationship with Intermex or any of its subsidiaries and (iii) will not take any of the following actions or any action that would result in the following with respect to Intermex or any of its subsidiaries:

•         any event, occurrence or development that has had, or would reasonably be expected to have a Material Adverse Effect;

•         amendment of Intermex’s charter or by-laws or the organizational documents of Intermex’s subsidiaries;

•         split, combination or reclassification of any shares of its capital stock;

•         issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of it or its subsidiaries;

•         declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

•         material change in Intermex’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

•         material change in any method of accounting or accounting practice of Intermex, except as required by GAAP, securities laws and regulations or Public Company Accounting Oversight Board standards, or as otherwise disclosed in the notes to the Intermex financial statements;

•         other than under and in accordance with the Intermex credit agreement, incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $250,000 by it or any of its subsidiaries except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

•         except in the ordinary course of business or for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any tangible or intangible asset shown or reflected on the balance sheet of Intermex or cancellation of any debts or entitlements, in each case, with a value in excess of $250,000 individually or $500,000 in the aggregate;

•         transfer, assignment or grant of any exclusive license or sublicense of any material rights under or with respect to any Intermex intellectual property;

•         any capital investment in any other person in each case in excess of $250,000 individually or $500,000 in the aggregate;

•         any loan to any other person other than in the ordinary course of business consistent with past practice;

•         acceleration, termination, material modification to or cancellation of any material contract to which Intermex is a party or by which it is bound;

•         imposition of any material encumbrance upon any Intermex properties, capital stock or assets, tangible or intangible;

•         (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or consultants, other than as provided for in any written agreements or as required by applicable law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $500,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director or consultant;

•         hiring or promoting any individual as or to be (as the case may be) an officer or hiring or promoting any employee below officer, except in the ordinary course of business consistent with past practice;

•         adoption, modification or termination of any employment contract, Intermex benefit plan or collective bargaining agreement;

•         any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

•         entry into a new line of business that is unrelated to the current business or abandonment or discontinuance of an existing line of business;

•         except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

•         purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, services or supplies in the ordinary course of business consistent with past practice;

•         acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof;

•         action by Intermex to make, change or rescind any tax election, amend any tax return or take any position on any tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of the Company in respect of any post-closing tax period; or

•         any contract to do any of the foregoing.

Additional Company Covenants

The Merger Agreement contains additional customary covenants of the Company including covenants relating to the granting of access to information; the conduct of the Company’s business prior to closing; disbursement of funds in the trust account in connection with the Merger and other transactions contemplated by the Merger Agreement; obtaining a “tail” officers’ and directors’ liability insurance policy for the Company’s officers and directors; the post-closing board of directors of the combined company; and the appointment of certain Intermex executives as officers of the combined company. See the section entitled “Management Following the Merger” for additional information relating to the officers of the combined company following the Merger.

Additional Intermex Covenants

The Merger Agreement contains additional customary covenants of Intermex including covenants relating to the granting of access to information, preparation and delivery of its audited financial statements for certain prior fiscal years; seeking approval of the Merger Agreement from Interwire LLC; obtaining a “tail” officers’ and directors’ liability insurance policy for Intermex’s officers and directors (at the Company’s cost); and delivery of updated financial information.

Additional Mutual Covenants

The Merger Agreement contains additional customary mutual covenants of the parties relating to the preparation and delivery of this document; preparation and filing of any submissions under the HSR Act or required to be made under any applicable law; the procurement of applicable third party consents; public announcements with respect to the Merger and the other transactions contemplated by the Merger Agreement; the procurement and/or maintenance of insurance policies prior to and following the closing of the Merger; the filing of a Form 8-K and issuance of a press release relating to the closing of the Merger and related transactions; the filing of tax returns and other tax matters; exclusivity with respect to the acquisition of Intermex or the Company and the consideration of any alternative transactions; using reasonable best efforts to satisfy closing conditions under the Merger Agreement; and notifications of any inability to satisfy certain closing conditions under the Merger Agreement applicable to such party (a “Supplement Notification”).

Board of Directors of the Company following the Merger

The Company’s board of directors following the Merger will include the individuals identified in the section of this proxy statement/prospectus entitled “Management Following the Merger”.

Termination

The Merger Agreement may be terminated at any time prior to the closing of the Merger:

•         By mutual written consent of the Company and Intermex

•         By either the Company or Intermex if:

•         closing has not occurred on or before September 19, 2018 (the “Outside Date”), unless the failure to consummate the Merger by the Outside Date is attributable to a failure on the part of the party seeking to terminate the Merger Agreement to perform any material obligation of such party under the Merger Agreement, provided, that if on the Outside Date all conditions to closing other than the delivery of certain third party consents has been satisfied, either Intermex or the Company may extend the Outside Date to December 19, 2018;

•         a governmental authority enacts, issues, promulgates or enforces any law that has become final and non-appealable which permanently restrains, enjoins or prohibits the Merger;

•         the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including adoption of the Merger Agreement and approval of the Merger, is not obtained; or

•         the holders of more than 90% of the shares of our common stock issued in our IPO exercise their right to redeem their shares of our common stock in connection with the Merger.

•         By the Company if neither it nor any Merger Sub is in material breach of their obligations under the Merger Agreement and Intermex or any of its subsidiaries breaches any of their respective representations, warranties or covenants contained in the Merger Agreement, such breach is not cured within 30 days following written notice thereof and such breach would cause (i) Intermex not to perform or comply in all material respects with all agreements, covenants and conditions that Intermex is required to perform or comply with under the Merger Agreement on or prior to the closing date, (ii) Intermex’s fundamental representations and warranties not to be true and correct in all respects, or (iii) any of Intermex’s other representation and warranties not to be true and correct in all respects (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth in such representations and warranties) except where the failure of such representations and warranties to be so true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.

•         By Intermex if neither it nor any of its subsidiaries is in material breach of their obligations under the Merger Agreement and the Company or any Merger Sub breaches any of their respective representations, warranties or covenants contained in the Merger Agreement, and such breach is not cured within 30 days following written notice thereof and such breach would cause (i) the Company or any Merger Sub not to perform or comply in all material respects with all agreements, covenants and conditions that the Company and such Merger Sub are respectively required to perform or comply with under the Merger Agreement on or prior to the closing date, (ii) the Company’s and Merger Subs’ fundamental representations and warranties not to be true and correct in all respects, or (iii) any of the Company’s and Merger Subs’ other representation and warranties not to be true and correct in all respects (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth in such representations and warranties) except where the failure of such representations and warranties to be so true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.

•         By Intermex if the Company receives redemption requests in an amount of $50 million or more in connection with the special meeting and the amount of such redemption requests is not less than $50 million on the fifth business day following the date of the special meeting.

•         By the Company or Intermex, as applicable, not later than the third business day following the delivery to such party of a supplemental notification by the other party regarding developments that would impact the ability to be satisfied of certain conditions to the receiving party’s obligation to consummate the Merger under the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated, all further rights and obligations of the parties under the Merger Agreement will terminate and become void and of no force and effect, except (i) that the parties will, in all events, remain bound by and continue to be subject to the provisions of the Merger Agreement relating to termination, waiver of claims against the trust account, survival, notices, annexes, exhibits and schedules, computation of time, expenses, governing law, assignment, successors and assigns, no third party rights, counterparts, titles and headings, entire agreement, severability, specific performance, waiver of jury trial, indulgence not waiver and amendments and (ii) for liability for willful breach of the Merger Agreement.

Fees and Expenses

Regardless of whether the Merger is consummated, except as otherwise provided in the Merger Agreement, each party to the Merger Agreement must pay its own expenses incident to the Merger Agreement and the transactions contemplated thereby; provided that if the closing occurs the Company will pay at the closing all of Intermex’s transaction expenses subject to certain specified exceptions.

Amendments

The Merger Agreement may be amended at any time prior to the effective time of the Merger by an instrument in writing signed on behalf of the Company, the Merger Subs and Intermex; provided, however, that after the Merger Agreement is approved by the Company’s stockholders as contemplated by this proxy statement/prospectus, no amendment or waiver is permitted that would require further approval of the Company’s stockholders unless such approval is obtained.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Merger. On December 20, 2017, Interwire LLC, the sole stockholder of Intermex delivered an irrevocable written consent adopting the Merger Agreement and approving the Merger and therefore cannot properly demand appraisal of its shares pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”).

Tax Consequences

For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to the Merger Agreement have adopted the Merger Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Treasury Regulations. No party to the Merger Agreement has made any representation or warranty to any other party as to the tax consequences of the Merger or the other transactions contemplated thereby.

Survival and Indemnification

The Merger Agreement does not provide for contractual indemnification rights for breaches of the representations, warranties and covenants contained in the Merger Agreement, which representations, warranties and covenants will not survive the closing of the Merger except for those covenants contained therein that by their explicit terms apply or are to be performed in whole or in part after the closing (see the subsection entitled “— Effect of Termination” above). There are no remedies available for any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants explicitly to be performed in whole or in part after the closing, and we will have no recourse against Interwire LLC, Intermex’s sole stockholder, other than for fraud.

Trust Account Waiver

Intermex and its subsidiaries have agreed to waive any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the trust account for any reason whatsoever; provided that the waiver does not apply to funds of the Company held outside of the trust account.

Additional Agreements

Voting Agreement

Simultaneously with the execution of the Merger Agreement, the Company, certain Company stockholders and Intermex entered into a voting agreement, which we refer to as the Voting Agreement.

Pursuant to the Voting Agreement, the Company stockholders party thereto (representing as of the date hereof approximately 26.6% of the outstanding shares of our common stock) have agreed to, among other things, vote all of their shares of our common stock held by such stockholders (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any covenant, representation or warranty or other obligation contained in the Merger Agreement; (iii) against alternative proposals or offers from any person (other than Intermex or any of its affiliates) concerning an alternative transaction, and (iv) against any actions that would reasonably interfere with the timely consummation of the Merger or the fulfillment of any of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s charter or bylaws other than in connection with the Merger).

The Voting Agreement generally prohibits the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of our common stock prior to the consummation of the Merger. The Voting Agreement will automatically terminate upon the first to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

Registration Rights Agreement

At closing the Company will enter into the Registration Rights Agreement with certain stockholders of the Company and certain Intermex legacy stockholders with respect to the shares of our common stock currently held or that will be issued as partial consideration under the Merger Agreement, as applicable. The Registration Rights Agreement will require the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders promptly after the closing of the Merger. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. The Company will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Escrow Agreement

At the closing of the Merger, the Company will enter into an escrow agreement with SPC Intermex Representative (on behalf of Interwire LLC) and Continental Stock Transfer & Trust Company, as escrow agent, which we refer to as the Escrow Agreement, pursuant to which the Company will at closing deposit $2 million of the Cash Merger Consideration with the escrow agent in order to provide a source of funding for certain post-closing adjustments contemplated by the Merger Agreement.

Shareholders Agreement

It is anticipated that concurrently with the closing of the Merger, Interwire LLC will make a distribution of the Common Stock Merger Consideration to its members in accordance with their respective equity interests in Interwire LLC. At the closing of the Merger, the Company will enter into the Shareholders Agreement with SPC Intermex Representative, certain of the Intermex legacy stockholders, and certain of our initial stockholders. Pursuant to the Shareholders Agreement, for so long as the Intermex legacy stockholders party thereto hold, in the aggregate, at least 10% of the total outstanding shares of our common stock, SPC Intermex Representative will be entitled to designate eight individuals for election to our board of directors of which at least three designees must qualify as an “independent director” under the Exchange Act and the NASDAQ corporate governance requirements. Following such times as the collective ownership of such Intermex legacy stockholders is less than 10% of the outstanding shares of our common stock, SPC Intermex Representative will be entitled to designate one person for election to our board of directors, which designation right will lapse at such time as the Intermex legacy stockholders’ collective ownership is less than 5% of the outstanding shares of our common stock. Pursuant to the Shareholders Agreement, all of the stockholders party thereto (which stockholders are expected to represent, in the aggregate and together with the Intermex legacy stockholders, more than 50% of the outstanding shares of common stock immediately following the Merger), are required to vote their shares of our common stock for the director nominees designated thereunder. In addition, for so long as our initial stockholders that are party to the Shareholders Agreement collectively own more than 5% of our outstanding common stock, our Sponsor will be entitled to designate one person as a non-voting observer to our board of directors. The Shareholders Agreement also contains certain provisions intended to maintain, following the consummation of the Merger, the Company’s qualification as a “Controlled Company” within the meaning of Rule 5615 of the Nasdaq corporate governance requirements, including a lock-up provision restricting the stockholders party thereto from transferring any of their shares of our common stock, subject to limited exceptions. The lock-up period extends, subject to certain exceptions, from the closing of the Merger until the earlier of (i) fifteen months following the closing of the Merger and (ii) such time as the shares of our common stock then subject to the Shareholders Agreement represent, for a period of five consecutive business days, less than 50% of the total voting power of our outstanding common stock. This summary of the Shareholders Agreement is qualified in its entirety by reference to the complete text of the Shareholders Agreement, a copy of which is attached as Annex C to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Shareholders Agreement in its entirety.

Contingent Transfer Agreement

Simultaneously with the execution of the Merger Agreement, the Company, Cohen Sponsor Interests II, LLC, one of the initial stockholders, and SPC Intermex Representative (on behalf of Interwire LLC) entered into a contingent transfer agreement, which we refer to as the Contingent Transfer Agreement. Pursuant to the Contingent Transfer Agreement, Cohen Sponsor Interests II, LLC agreed, concurrently with the consummation of the Merger, to transfer 250,000 of the founders shares it holds directly to Interwire LLC (or its designees) as additional merger consideration. The transfer is contingent on the consummation of the Merger and Interwire LLC’s (or its designees’) execution of a joinder to the letter agreement dated January 19, 2017 by and among the Company and certain stockholders of the Company, which contains certain restrictions on the transfer of the founders shares.

Directors’ and Officers’ Insurance

Each of the Company and Intermex will purchase and maintain a fully pre-paid six-year “tail” officers’ and directors’ liability insurance policy for its respective directors and officers. Upon closing of the Merger, we will reimburse Intermex for the cost of such policy.

Background of the Merger

The terms of the Merger Agreement are the result of negotiations between our representatives and Intermex. The following is a brief description of the background of these negotiations and related transactions.

In January 2017, we consummated our IPO and concurrent private placement. Of the proceeds from the IPO and private placement, $175,000,000 was placed in a trust account established for the benefit of our public stockholders at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. The remaining approximately $525,000 of proceeds were available for us to use as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Except for the withdrawal of interest for working capital purposes in an amount not to exceed $500,000 or to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination or the redemption of all shares of our common stock issued in the IPO if we are unable to consummate an initial business combination by January 25, 2019.

After our IPO, our management team commenced an active search for prospective businesses and/or assets to acquire in our initial business combination. In considering prospective business combinations, our management considered the following:

•         History of free cash flow generation. We would seek to acquire one or more businesses or assets that have a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams.

•         Revenues and Enterprise Value. We would seek to acquire one or more businesses with annual revenues of approximately $150 million to $750 million and an enterprise value of approximately $500 million to $1.5 billion.

•         Strong management team. We would seek to acquire one or more businesses or assets that have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team. We will focus on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders.

•         Opportunities for add-on acquisitions. We would seek to acquire one or more businesses or assets that we can grow both organically and through acquisitions. In addition, we believe that our ability to source proprietary opportunities and execute transactions would help the business we acquire grow through acquisition, and thus serve as a platform for further add-on acquisitions.

•         Spin-offs/divestitures of non-core businesses or assets from larger companies. We would focus on one or more businesses or assets that are part of larger companies where the owners seek to divest or spin-off such businesses in order to free up capital to focus on core activities.

•         Defensible business niche. We would seek to acquire on one or more businesses or assets that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors. We anticipate that these barriers to entry will enhance the ability of these businesses or assets to generate strong profit margins and free cash flow.

•         Diversified customer and supplier base. We would seek to acquire one or more businesses or assets that have a diversified customer and supplier base, which are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors.

Our management team employed various strategies in an effort to identify an appropriate target company:

•         Contacting investment banks that might be working with companies looking for exits or funding.

•         Contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit.

•         Speaking with management and board contacts about the special purpose acquisition company, or SPAC, investment vehicle and networking to find companies or investment firms that might be interested in a transaction.

•         Conducting Internet research and following the financial technology market to find companies that might be looking for funding or a sale.

Based on our screening efforts and criteria evaluation, companies were determined as appropriate targets to advance to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were signed with approximately 15 of these potential targets, all of which were companies operating in the financial technology industry, and preliminary discussions were initiated with these potential targets. Initial due diligence consisted of analysis of company financials and competitors to estimate valuations and potential transaction structures. Where companies fit our criteria for valuation, cash flow, industry, and interest level, we encouraged more in depth discussions. We conducted advanced due diligence and provided a preliminary letter of intent to one of these target companies (Intermex).

Ultimately, our decision not to pursue any of the other potential acquisition targets was the result of one or more of (i) our determination that such business did not represent an attractive target due to a combination of factors such as company size, business prospects, strategy, management teams, preparedness to operate as a public company or structure, or (ii) a potential target’s inability to engage in advanced transaction negotiations with us in a timely manner.

On June 7, 2017, Daniel Cohen, our Chief Executive Officer, and AJ Ferraro, a consultant to the Company engaged to assist with business diligence and related matters, had an introductory meeting with Adam Godfrey, Justin Wender, and Robert Jahn of Stella Point Capital, which we refer to as Stella Point, at Stella Point’s offices in New York City. The parties discussed the Company, the SPAC market in general, the payment markets, and Stella Point’s investment model and portfolio companies. Messrs. Godfrey, Wender, and Jahn expressed that they would discuss the SPAC opportunity internally. Both parties agreed to working towards getting a non-disclosure agreement (NDA) in place for follow up conversations.

On June 15, 2017, Mr. Godfrey emailed Messrs. Cohen and Ferraro and informed them that Intermex might be a good fit for the SPAC structure and asked that Messrs. Cohen and Ferraro prepare a high-level analysis on how a potential deal between Intermex and FinTech might be structured.

On June 20, 2017, Mr. Godfrey and Mr. Ferraro exchanged emails regarding high level Intermex financial information to use in structuring a potential deal.

On June 27, 2017, Mr. Ferraro provided Messrs. Godfrey, Wender and Jahn with a high-level overview of the Company’s SPAC structure and the potential structure of a merger with Intermex.

On July 6, 2017, Betsy Cohen, our Chairman of the Board, James J. McEntee, our President and Chief Financial Officer, and AJ Ferraro held a phone conference with Messrs. Godfrey, Wender and Jahn. The parties discussed the materials that were shared on June 27, 2017 and decided that the parties should execute an NDA to further facilitate more in-depth discussions and work towards a more concrete understanding of a potential transaction.

On July 7, 2017, the parties executed an NDA.

On July 20, 2017, FinTech management had an introductory meeting with Robert Lisy, President and Chief Executive Officer of Intermex, and Adam Godfrey, Justin Wender, Robert Jahn and Rachel Szymanski of Stella Point at Stella Point’s office in New York City. The FinTech team agreed that Intermex was a good potential acquisition for the Company and agreed to arrange a follow up meeting with Intermex at its Miami headquarters.

On August 7, 2017, James J. McEntee, AJ Ferraro and Frank Mastrangelo, an advisor to the Company engaged to assist with business due diligence and related matters, met with Robert Jahn of Stella Point and Robert Lisy, Darrell Ebbert, Chief Financial Officer of Intermex, and other members of the Intermex management team at the Intermex Miami headquarters. The parties discussed current and projected 2017 financials, sales process and goals, and security and compliance.

On August 8, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro spoke by telephone with Adam Godfrey, Justin Wender and Robert Jahn of Stella Point and discussed follow up to the August 7, 2017 meeting. Both parties agreed to further explore a potential transaction. FinTech agreed to work towards a more formal offer and Intermex agreed to meet at the FinTech New York City office for further discussions and for Robert Lisy and Betsy Cohen to meet in person.

On August 17, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro had a conference call with Adam Godfrey, Justin Wender and Robert Jahn of Stella Point to discuss potential terms of a letter of intent with respect to a potential transaction.

On August 18, 2017, James J. McEntee presented the Stella Point team with an initial draft letter of intent, which we refer to as the LOI, for the proposed acquisition of Intermex based on a proposed pre-money equity value of $308 million. The proposed merger consideration consisted of $75.0 million in cash and $233.0 million in Company common stock. The initial LOI was silent on registration rights (other than the registration of the Common Stock Merger Consideration) and proposed one FinTech appointee to the post-merger company board of directors.

On August 22, 2017, Robert Lisy, Justin Wender and Robert Jahn met with James J. McEntee, Betsy Cohen and AJ Ferraro in the FinTech New York City office. The purpose of the meeting was for Mr. Lisy and Mrs. Cohen to have the opportunity to meet in person and discuss how Intermex could be a good fit for the Company and what the management team and current investors were looking to achieve through its initial business combination. The parties agreed that the best next steps would be to speak with industry analysts to better understand comparable public companies, for Intermex owners and management to share an understanding of what an ideal post-merger company would look like, and to work towards finalizing the LOI. David Batalion of Cantor joined for a portion of the meeting to share with the group the current state of the SPAC market and provide an overview of the steps that take place in a typical SPAC acquisition. Cantor, who served as managing underwriter of our IPO, had been engaged to assist with the negotiation of the proposed LOI and to facilitate dialogue and meetings between us, our investors and our Sponsor.  Cantor has agreed to waive its right to the deferred underwriting fees held in the Trust Account in the event that the Company does not consummate a business combination by January 25, 2019. Our board of directors believed this to be an appropriate role for Cantor given its knowledge of the SPAC market and its relationships with our current investors despite Cantor’s incentive to ensure we consummate a business combination prior to January 25, 2019.

On August 24, 2017, Robert Lisy, Adam Godfrey, Justin Wender and Robert Jahn had a call with Betsy Cohen, James J. McEntee and AJ Ferraro to discuss Intermex’s money remittance licenses. Messrs. Lisy, Godfrey, Wender and Jahn detailed the process undertaken as part of the Stella Point Acquisition with respect to regulatory approvals necessary to maintain Intermex’s money remittance licenses. The parties agreed to consult with Intermex’s regulatory counsel and discuss the proposed transaction. David Batalion and Kevin Brennan of Cantor joined for a portion of the call to discuss the process by which FinTech will begin to take existing investors over the wall to gauge investor appetite for the proposed transaction.

On August 28, 2017, Robert Lisy, Adam Godrey, Justin Wender and Robert Jahn held a conference call with Betsy Cohen, James J. McEntee and AJ Ferraro to introduce the FinTech team to their regulatory counsel, Kathryn Ryan of Buckley Sandler. The parties discussed potential post-merger structures and how they might impact Intermex’s money transmittal licenses. The group explored various structures and their implications to the timing of the state review process of the proposed transaction.

On August 30, 2017, Stella Point sent FinTech its comments on the proposed LOI. The revised LOI reflected a cash free, debt free enterprise value for Intermex of $380 million. In arriving at this valuation, the parties looked at comparable publicly traded companies to create a range of potential valuations. Based on Intermex’s size and growth rates, the parties agreed to a valuation of $380 million. The proposed merger consideration would consist of $115.0 million in cash and $170.0 million in Company common stock. The revised LOI also contemplated that certain stockholders of Intermex and FinTech would enter into a shareholders agreement and a registration rights agreement at the time of the closing of the proposed business combination.

On August 31, 2017, Robert Lisy, Adam Godfrey, Justin Wender and Robert Jahn held a conference call with Betsy Cohen, James J. McEntee and AJ Ferraro to explore business combination structures that would not trigger a change in control. The group concluded that the post-merger company would need to be majority owned by the current owners and that the existing Intermex management team and board of directors would direct the operations of the post-merger company.

On September 4, 2017, Frank Mastrangelo had a call with David True of PayGility, a payments industry advisor, to discuss Intermex and the due diligence process for PayGility’s independent third-party analysis.

On September 5, 2017, James J. McEntee sent Stella Point a revised version of the proposed LOI, which maintained a cash free, debt free enterprise value for Intermex of $380 million.

On September 8, 2017, Robert Lisy, Adam Godfrey, Justin Wender and Robert Jahn had a conference call with Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech and David Batalion and Kevin Brennan of Cantor. Messrs. Batalion and Brennan shared with the group market data on SPAC initial business combinations and cash to sellers as part of those initial business combinations in the last two years. Messrs. Batalion and Brennan also discussed the process of meeting with investors and research analysts after the signing of a letter of intent but before the signing of a definitive agreement.

On September 12, 2017, AJ Ferraro sent Robert Jahn a presentation that displayed post-merger company dilution based on different sources and uses and SPAC trust retention amounts.

Separately, Betsy Cohen and Justin Wender had a call to discuss the post-merger company dilution presentation.

On September 13, 2017, Adam Godfrey, Justin Wender and Robert Jahn met with Betsy Cohen, James J. McEntee and AJ Ferraro in the FinTech New York City offices. The parties discussed cash consideration to the seller (including the seller’s requirement that it receive at least $90.0 million in cash), post-merger board composition, employment agreements, option pools and next steps in preparation for meetings with existing FinTech investors.

On September 14, 2017, James J. McEntee sent Stella Point an updated version of the proposed LOI incorporating changes discussed at the September 13th meeting, including changes to the mix of cash and common stock merger consideration such that $90.0 million would be paid in cash and $200.0 million in Company common stock.

On September 20, 2017, Robert Lisy, Adam Godfrey, Justin Wender and Robert Jahn met with Betsy Cohen, James J. McEntee and AJ Ferraro at Mrs. Cohen’s apartment in New York City. The parties discussed Mr. Lisy’s employment agreement and related compensation package, the post-merger company option pool and the proposed LOI. As part of these discussions, the parties verbally agreed to the parameters of bonuses to be paid to members of Intermex management in connection with the proposed transaction.

On September 21, 2017, FinTech sent Stella Point a revised draft of the proposed LOI.

On September 25, 2018, the Intermex board of directors held a meeting to discuss the proposed transaction.

On September 26, 2017, Intermex and FinTech executed the LOI, pursuant to which FinTech would acquire Intermex based on a cash free, debt free enterprise value of $380 million. The proposed merger consideration would consist of $90.0 million in cash and $200.0 million in Company common stock. The LOI also provided that (i) the board of directors of the post-merger company would consist of the current members of the Intermex board of directors and one new member selected by FinTech, subject to Stella Point approval, and (ii) current Intermex stockholders would receive certain demand registration rights and “piggyback” registration rights with respect to shares of the post-merger company. Following the signing of the LOI, Robert Lisy, Adam Godfrey, Betsy Cohen, James J. McEntee and AJ Ferraro spoke with Mike Grondahl and Jeff Peterson of Northland Securities, Inc., which we refer to as Northland, to gauge Messrs. Grondahl and Peterson’s response to Intermex and the proposed transaction.

Separately, upon the recommendation of Mr. Mastrangelo, PayGility was engaged by us to conduct a due diligence review of Intermex’s technology and related platform to provide us with a better understanding of the remittance space generally and Intermex’s operations specifically.

On September 27, 2017, Betsy Cohen, AJ Ferraro, Robert Lisy and Justin Wender had a call to discuss preparation of the presentation materials for the meetings with existing FinTech investors. Separately, Frank Mastrangelo and AJ Ferraro had a follow up call with Robert Lisy and Justin Wender to review the presentation outline the same day.

On September 28, 2017, James J. McEntee and AJ Ferraro had a call with Mark Rosenstein and Derick Kauffman of Ledgewood, counsel to the Company, to discuss the merger timeline, the initial drafting of the definitive agreement and next steps. Later in the day, Messrs. McEntee and Ferraro spoke with Jeff Peterson of Northland regarding the terms of an advisory agreement and engagement.

Separately, Betsy Cohen, James J. McEntee, Frank Mastrangelo and AJ Ferraro had a call to introduce David True of PayGility to Robert Lisy of Intermex and Adam Godfrey, Justin Wender and Robert Jahn of Stella Point to discuss the PayGility analysis process and timeline.

On October 2, 2017, AJ Ferraro had a call with Robert Jahn of Stella Point to discuss the merger timeline.

On October 3, 2017, Northland was engaged by us to serve as our capital markets advisor in connection with the proposed transaction. In this capacity Northland provided us with advisory services, including working with us to evaluate Intermex, assisting with the preparation of investor presentations and arranging meetings with potential new investors.

On October 4, 2017, representatives of PayGility and AJ Ferraro of FinTech conducted due diligence meetings in Miami with existing Intermex agents and with Randy Nilsen, Head of Sales for Intermex, and Robert Lisy.

Separately, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech had a call with Robert Lisy of Intermex and Adam Godfrey, Justin Wender and Robert Jahn of Stella Point to discuss the initial draft of the investor presentation materials.

On October 5, 2017, representatives of PayGility and AJ Ferraro of FinTech conducted additional due diligence meetings in Miami with members of the Intermex management team.

Separately, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech, Mike Grondahl and Jeff Peterson of Northland, Robert Jahn and Rachel Szymanski of Stella Point, and Robert Lisy and Randy Nilsen of Intermex had a call to discuss a revised draft of the investor presentation materials.

On October 6, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech, Mike Grondahl and Jeff Peterson of Northland, Robert Jahn and Rachel Szymanski of Stella Point, and Robert Lisy and Randy Nilsen of Intermex had a call to discuss a revised draft of the investor presentation materials.

On October 10, 2017, Betsy Cohen and James J. McEntee of FinTech, Robert Lisy of Intermex, and Kevin Brennan from Cantor met with principals from funds of Wellington Management Group LLP (“Wellington”), an existing FinTech stockholder and investor with specialized knowledge of the fintech space, in order to obtain Wellington’s view of the remittance segment of the fintech space and to gauge investor perception of a business combination transaction in the remittance segment.

On October 11, 2017, James J. McEntee and AJ Ferraro of FinTech, Derick Kauffman and Mark Rosenstein of Ledgewood and David McDonald of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to Intermex, which we refer to as Fried Frank, had a call to discuss the due diligence process.

Separately, James J. McEntee and AJ Ferraro of FinTech, Derick Kauffman and Mark Rosenstein of Ledgewood and Kathryn Ryan of Buckley Sandler had a call to discuss the state review process for the Intermex money transmittal licenses in light of the proposed transaction.

Separately, Ledgewood delivered an initial draft of the Merger Agreement to Fried Frank. From that time up through and including the time when the Merger Agreement was signed on December 19, 2017, representatives of Ledgewood and Fried Frank circulated numerous drafts of the Merger Agreement and the ancillary documents and participated in numerous telephone conversations to negotiate the specific terms of the business combination. Throughout that period, FinTech and Intermex continued both legal and financial due diligence of the other parties.

On October 16, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech had a call with Adam Godfrey, Justin Wender and Robert Jahn of Stella Point and Robert Lisy and Randy Nilsen of Intermex to discuss feedback from the October 10, 2017 investor meeting. The parties discussed the investor’s positive reaction to Intermex and its opinion that the proposed transaction would be more attractive to investors at a post-money enterprise value of $365 million.

On October 18, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech had a call with Adam Godfrey, Justin Wender and Robert Jahn of Stella Point to discuss the proposed revised valuation. The parties agreed to the revised valuation (which reduced the common stock component of merger consideration), subject to the parties’ agreement that Cohen Sponsor Interests II, LLC, one of our initial stockholders, would transfer 250,000 founders shares to Interwire LLC or its designees upon the consummation of the Merger as additional merger consideration.

On October 26, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech had a conference call to introduce Robert Lisy and Randy Nilsen of Intermex to representatives of JMP Securities LLC, which we refer to as JMP, who FinTech was in the process of engaging to be an advisor in the proposed transaction.

Separately, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech had a call to introduce Robert Lisy and Randy Nilsen of Intermex to representatives of BTIG, LLC, which we refer to as BTIG, who FinTech was in the process of engaging to do a fairness opinion on the proposed transaction.

On October 30, 2017, Betsy Cohen of FinTech, Robert Lisy and Randy Nilsen of Intermex, and Kevin Brennan of Cantor held meetings with select investors to introduce them to the Intermex management team and discuss the proposed transaction.

On November 2, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech and David Batalion and Kevin Brennan of Cantor had a call with Adam Godfrey, Justin Wender and Robert Jahn of Stella Point and Robert Lisy of Intermex to discuss investor response to the investor meetings held on October 30, 2017. Mr. Batalion informed the group that investor feedback with respect to the proposed merger had been positive. The parties also discussed further investor meetings to be held closer to the signing of the Merger Agreement.

On November 7, 2017, Betsy Cohen and James J. McEntee had dinner with representatives of JMP to discuss the proposed transaction and JMP’s role in the transaction.

Separately, Ledgewood circulated an initial draft of the shareholders agreement, which reflected the appointment of non-voting board observers by FinTech rather than a voting board member as contemplated in the LOI as agreed by the parties in connection with the revised valuation agreed in October.

On November 8, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech and Robert Lisy and Randy Nilsen of Intermex had a call with David Scharf of JMP. Messrs. Lisy and Nilsen provided an in-depth review of Intermex and answered additional questions regarding Intermex’s operations and strategy.

On November 9, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech and Robert Lisy and Randy Nilsen of Intermex had a call with an existing FinTech investor. Messrs. Lisy and Nilsen discussed Intermex’s strategy and performance at the agent level for the investor.

On November 13, 2017, representatives of FinTech, Ledgewood, Fried Frank and Stella Point met at the Fried Frank offices in New York City to discuss open items in the Merger Agreement and ancillary documents. The parties discussed various topics, including merger consideration (including net working capital), closing conditions and termination (including a minimum cash threshold for the trust account), covenants, representations and warranties, controlled company matters (including composition of the post-merger company’s board and voting arrangements), registration rights and an updated timeline for executing the Merger Agreement. As part of these discussions, the parties agreed on an escrow amount of $2.0 million, which resulted in an increase in the cash merger consideration from $90.0 million to $92.0 million.

Separately, JMP was engaged by us to serve as our capital markets and financial advisor in connection with the proposed transaction. In this capacity JMP provided us with advisory services, including working with us on the calculations of merger consideration and working capital under the Merger Agreement, assisting with the preparation of investor presentations and arranging meetings with investors.

On November 14, 2017, BTIG was retained by us to evaluate the fairness, from a financial point of view, of the Merger Consideration.

On November 20, 2017, Fried Frank circulated a proposed term sheet for the registration rights agreement with the following material provisions: (i) obligation of the post-merger company to file a shelf registration statement as promptly as reasonably practicable following the Merger covering all registrable securities; (ii) certain demand registration rights for Stella Point in the event the shelf registration statement was not available; (iii) piggyback registration rights for all parties on post-merger company initiated registration statements; and (iv) the existing FinTech registration rights agreement would terminate upon execution of the new registration rights agreement.

On November 21, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro had a call with representatives of JMP to discuss the proposed transaction.

Separately, FinTech recommended Michael Purcell for consideration as an independent member of the post-merger company board of directors.

On November 27, 2017, James J. McEntee and AJ Ferraro of FinTech had a call with Jay Magee and Thomas Kilian of JMP to discuss the merger consideration calculation in the Merger Agreement and to review the pro forma valuation model prepared jointly by FinTech and JMP.

On November 28, 2017, James J. McEntee and AJ Ferraro of FinTech had a call with Robert Jahn and Rachel Szymanski of Stella Point to discuss the equity valuation calculation in the Merger Agreement.

On November 29, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech and David Batalion and Kevin Brennan of Cantor had a conference call with Adam Godfrey, Justin Wender, Robert Jahn and Rachel Szymanski of Stella Point to discuss timing for additional investor meetings and signing of the definitive agreement. The parties agreed on the week of December 11th to hold investor meetings and to sign the definitive agreement.

On December 1, 2017, AJ Ferraro of FinTech and Jay Magee of JMP had a call with Robert Jahn and Rachel Szymanski of Stella Point to discuss net working capital calculation methodology, the monthly balance sheet model and the calculation of enterprise value as outlined in the Merger Agreement.

Separately, James J. McEntee and AJ Ferraro of FinTech had a call with Jay Magee of JMP to discuss the Stella Point net working capital and balance sheet model and total pro forma capitalization of the post-merger company.

On December 4, 2017, Betsy Cohen and AJ Ferraro of FinTech met with representatives of BTIG to discuss Intermex and the proposed transaction.

Separately, James J. McEntee and AJ Ferraro of FinTech and Jay Magee of JMP had a call with Robert Jahn and Rachel Szymanski of Stella Point to follow up on the net working capital calculation and total pro forma capitalization of the post-merger company.

On December 5, 2017, James J. McEntee and AJ Ferraro of FinTech and Jay Magee of JMP had a call with Robert Jahn and Rachel Szymanski of Stella Point to follow up on the net working capital calculation and total pro forma capitalization of the post-merger company.

Separately, Frank Mastrangelo and AJ Ferraro had a call with David True of PayGility to discuss the final PayGility report and preparing a summary of the PayGility findings.

Separately, Fried Frank circulated a draft registration rights agreement incorporating the material terms previously proposed on November 20, 2017.

On December 6, 2017, representatives of FinTech, Ledgewood, Stella Point and Fried Frank had a call to discuss registration rights.

On December 7, 2017, James J. McEntee and AJ Ferraro of FinTech held a conference call with Jay Magee of JMP and Derick Kauffman of Ledgewood to discuss the calculation of merger consideration.

Separately, James J. McEntee and AJ Ferraro of FinTech had a call with Robert Jahn and Rachel Szymanski of Stella Point to discuss timing of executing the Merger Agreement.

Separately, Fried Frank circulated a revised draft of the shareholders agreement, which reflected two FinTech board observers and added certain provisions intended to maintain, following the consummation of the Merger, the Company’s qualification as a “Controlled Company” within the meaning of Rule 5615 of the Nasdaq corporate governance requirements, including a lock-up provision restricting the stockholders party thereto from transferring any of their shares of our common stock, subject to limited exceptions.

On December 8, 2017, Betsy Cohen, James J. McEntee, Shami Patel and AJ Ferraro of FinTech had a call with representatives of JMP to discuss marketing the transaction after the execution and announcement of the Merger Agreement.

Separately, Ledgewood circulated a revised draft of the shareholders agreement, which reflected certain minor changes, and a revised draft of the registration rights agreement, which included commensurate demand rights for certain FinTech stockholders.

On December 11, 2017, Betsy Cohen of FinTech, Robert Lisy and Randy Nilsen of Intermex, Kevin Brennan of Cantor and Andy Linderman and Scott Barishaw of JMP held meetings with select investors to discuss the proposed transaction.

Separately, James J. McEntee and AJ Ferraro of FinTech had a call with Jay Magee of JMP to discuss the treatment of excess cash of Intermex to the extent it exceeds the net working capital target at the time of closing.

Separately, Fried Frank circulated a revised draft of the registration rights agreement.

On December 12, 2017, Betsy Cohen of FinTech, Robert Lisy and Randy Nilsen of Intermex, Kevin Brennan of Cantor and Andy Linderman and Scott Barishaw of JMP held meetings with select investors to discuss the proposed transaction.

Separately, AJ Ferraro of FinTech, Derick Kauffman of Ledgewood and Jay Magee of JMP had a call with representatives of BTIG and its counsel to discuss the calculation of merger consideration and net working capital under the Merger Agreement.

Separately, BTIG issued its written opinion to our board of directors regarding the proposed transaction, which confirmed in writing that the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view.

Separately, following receipt and review of drafts of the Merger Agreement and related agreements, our board of directors held a conference call, which included FinTech management and representatives from Ledgewood and BTIG, to discuss and vote on the proposed transaction. After discussion, the board members present unanimously approved the Merger and related transactions.

Separately, representatives of FinTech, Ledgewood, Stella Point and Fried Frank had a call to discuss open items in the Merger Agreement and related agreements, including the registration rights agreement. Fried Frank subsequently circulated a revised draft of the registration rights agreement reflecting the previously discussed changes.

On December 13, 2017, James J. McEntee and AJ Ferraro of FinTech and Derick Kauffman of Ledgewood had a conference call with David Batalion and Kevin Brennan of Cantor to discuss the mechanics of the required stockholder vote and the redemption process.

On December 14, 2017, Betsy Cohen, James J. McEntee, Shami Patel and AJ Ferraro of FinTech had a call with representatives of JMP to discuss feedback from the investor meetings.

Separately, Fried Frank circulated a revised draft of the shareholders agreement, which established the size of the post-merger board of directors at eight members, reduced the number of FinTech board observers from two to one and removed certain exceptions to the transfer restrictions.

On December 15, 2017, representatives of FinTech, Cantor, Ledgewood, Stella Point and Fried Frank had a call to discuss what needed to be finalized in order to execute the Merger Agreement.

On December 18, 2017, Betsy Cohen, James J. McEntee and AJ Ferraro of FinTech and David Batalion and Kevin Brennan of Cantor had a call with Adan Godfrey, Justin Wender and Robert Jahn of Stella Point to discuss timing of the execution of the Merger Agreement.

On December 19, 2017, FinTech and Intermex executed the Merger Agreement and the Voting Agreement and issued a joint press release announcing the Merger.

Separately, Cohen Sponsor Interests II, LLC, FinTech and SPC Intermex Representative entered into a contingent transfer agreement documenting the transfer of 250,000 founders shares from Cohen Sponsor Interests II, LLC to Interwire LLC or its designees upon the consummation of the Merger as additional merger consideration as agreed to by the parties on October 18, 2017 in connection with the revised valuation.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Merger.

Reasons for the Approval of the Merger

Our board of directors met telephonically on December 12, 2017 to, among other things, discuss a potential business combination with Intermex, and, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger were in the best interest of the Company and our stockholders and resolved to recommend that our stockholders vote to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Prior to reaching the decision to approve the Merger and the Merger Agreement, our board of directors consulted with our management, as well as with our legal and financial advisors. In making its determination with respect to the Merger, our board of directors also considered the financial analysis undertaken by BTIG, a financial advisor to us in connection with the Merger. BTIG presented to our board its written opinion dated December 12, 2017, which we refer to as the Opinion, as to whether (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Intermex implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account.) See the subsection entitled “— Description of Fairness Opinion of BTIG” below.

In addition, before determining that the Merger was in the best interests of the Company and our stockholders, our board reviewed various industry and financial data, including, but not limited to, Intermex’s existing business model, Intermex’s historical and projected financials, and various valuation analyses, and reviewed the results of management’s due diligence review of Intermex which took place over a six-month period beginning in July of 2017 and continuing through the signing of the Merger Agreement on December 19, 2017, including, extensive meetings and calls with Intermex’s management team regarding operations and projections, review of Intermex’s material contracts, intellectual property matters, labor matters, financing and accounting due diligence, tax due diligence, engaging and consulting third-party experts and financial advisors including, but not limited to, JMP Securities LLC, Northland Securities, Inc. and BTIG, and other legal due diligence with assistance from our legal counsel.

Our board and management have extensive experience in the financial services and financial technology industries, as well as with operational management, and investment and financial analysis. As such, the members of our board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Information About FinTech — Management” for additional information regarding the experience of our board of directors and management team.

We have been conducting a search for a business combination partner since our IPO in January of 2017. In its evaluation of business combination partners, our board and management team considered a wide variety of complex factors. Our board of directors did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision.

In its search for a business combination partner, our board of directors and management believed the following considerations, which we identified in the prospectus for our IPO offering, to be important factors in identifying an acquisition candidate:

•         History of free cash flow generation: Acquiring one or more businesses or assets that have a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams.

•         Revenues and Enterprise Value: Acquiring one or more businesses with annual revenues of approximately $150 million to $750 million and an enterprise value of approximately $500 million to $1.5 billion.

•         Strong management team: Acquiring one or more businesses or assets that have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team. Focusing on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their stockholders.

•         Opportunities for add-on acquisitions: Acquiring one or more businesses or assets that we can grow both organically and through acquisitions.

•         Defensible business niche: Acquiring on one or more businesses or assets that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors.

•         Diversified customer and supplier base: Acquiring one or more businesses or assets that have a diversified customer and supplier base, which are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors.

In considering the Merger, our board determined that Intermex met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•         History of free cash flow generation: Intermex has a long history of revenue growth, positive earnings, and free cash flow. It had net income of $5.8 million and $9.4 million in 2015 and 2016, respectively, $18.6 million and $27.1 million of Adjusted EBITDA in 2015 and 2016, respectively, and $4.4 million and $21.7 million of net cash from operating activities in 2015 and 2016, respectively. Strong Adjusted EBITDA and net revenue margins of 15.0% and 16.4% in 2015 and 2016, respectively, also complement Intermex’s strong financials. For a reconciliation of Adjusted EBITDA to net (loss) income, the closest GAAP measure, see “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Successor Period Ended December 31, 2017 (“2017 Successor Period”) and Predecessor Period from January 1, 2017 to January 31, 2017 (“2017 Predecessor Period”) defined as “2017 Combined Period,” Compared to Predecessor Year Ended December 31, 2016 — Adjusted EBITDA” and “Intermex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Predecessor Year Ended December 31, 2016 Compared to Predecessor Year Ended December 31, 2015 — Adjusted EBITDA.”

•         Revenues and Enterprise Value: Intermex fits our ideal merger partner’s target revenue value. Intermex reported $124.2 million and $165.4 million of net revenue in 2015 and 2016, respectively. Also, analysis of Intermex’s financials and comparable business pier group by our management, as well as by BTIG, places Intermex’s fair market enterprise value at $364.7 million. Although this is slightly below our target enterprise value range, we believe Intermex’s strong growth profile makes the company attractive for our initial business combination and our relative size.

•         Strong management team: Intermex’s management team has extensive experience in financial technology and corporate management and operations. Led by its Chief Executive Officer, Robert Lisy, with a successful 27-year track record in the retail financial services and electronic payment processing industry, Intermex has grown Adjusted EBITDA from $18.8 million in 2015 to $33.4 million in 2017, while growing its aggregate number of remittance transactions to the Latin America corridor by 71% during that period. We expect that all key Intermex executives will continue with the combined company following the Merger. For additional information regarding Intermex’s executive officers, see the section entitled “Information about Intermex — Executive Officers.”

•         Defensible business niche: Intermex’s proprietary software platform provides its agents and sales team with unique features, tools, and security measures, which, our management believes, leads to increased agent and customer retention. Intermex is differentiated by its unique approach to developing its agent network, onboarding agents in areas of highly concentrated foreign-born residents, targeting agents that are more productive than the industry average, and providing these agents with tools to ease the process of transmitting wires for both the agents and their customers.

•         Diversified customer and supplier base: Although our board determined that a diversified supplier base was not a relevant factor given the business to be acquired, Intermex satisfied the criteria relating to a diversified customer base as its customers are geographically diverse across the United States.

In considering the Merger, our board also gave consideration to the following negative factors, although not weighted or in any order of significance:

•         the rights of the former Intermex stockholders under the Shareholder Agreement, including the right to designate eight directors to FinTech’s post-merger board so long as they hold at least 10% of FinTech’s common stock.

•         the fact that FinTech’s public stockholders will hold a minority share position in the post-merger company.

•         the risk that FinTech stockholders may object to and challenge the Merger and take actions that may prevent or delay the consummation of the Merger, including to vote down the proposals at the special meeting or exercise their redemption rights.

•         the potential for diversion of management and employee attention during the period prior to completion of the Merger, and the potential negative effects on Intermex’s business.

•         the risk that, despite the efforts of FinTech and Intermex prior to the consummation of the Merger, Intermex may lose key personnel, and the potential resulting negative effects on Intermex’s business.

•         the possibility that Intermex might not achieve its projected financial results.

•         the fact that the transaction agreement prohibits FinTech from soliciting or engaging in discussions regarding alternative transactions during the pendency of the Merger.

•         the risks and costs to FinTech if the Merger is not completed, including the risk of liquidation.

•         the risk that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the Merger.

•         the risks of the type and nature described under the section entitled “Risk Factors” beginning on page 30.

Our board of directors also considered whether members of our management and board may have interests in the Merger that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under the subsection entitled “— Interests of Certain Persons in the Merger” below. However, our board of directors concluded that (i) these interests were disclosed in our IPO prospectus and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) our stockholders will have the opportunity to redeem their public shares in connection with the Merger and (iv) shares of our common stock held by our officers, directors and other initial stockholders are subject to transfer restrictions following the Merger. See the sections entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Shareholders Agreement” and “Description of our Securities — Founder Shares” for a description of these transfer restrictions.

Satisfaction of 80% Test

It is a requirement under our charter that any business we acquire have a fair market value equal to at least 80% of the balance of the funds in the trust account held for the benefit of our public stockholders at the time of the execution of a definitive agreement for an initial business combination. Our board of directors adopted the financial analysis reviewed by BTIG with our board, and the opinion of BTIG to our board, and determined that subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the opinion, the enterprise value of Intermex implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Description of Fairness Opinion of BTIG

On November 14, 2017, BTIG was retained by us to evaluate the fairness, from a financial point of view, of the Merger Consideration, in exchange for which we agreed to pay BTIG $250,000 plus reimbursement for certain expenses. This fee is not contingent upon the consummation of the Merger and will be paid prior to closing. On December 12, 2017, BTIG presented its Opinion, dated December 12, 2017, to our board of directors that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Intermex implied by the various financial analyses BTIG conducted in connection with its Opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of its public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

In selecting BTIG, our board of directors considered, among other things, the fact that BTIG is a reputable investment banking firm with substantial experience advising companies in the financial technology sector and in providing strategic advisory services in general. BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

The full text of the Opinion is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, factors considered and limitations and qualifications upon the review undertaken by BTIG in connection with such Opinion.

BTIG’s Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, our board of directors for its information and assistance in connection with its consideration of the financial terms of the Merger. In arriving at its Opinion, BTIG has, among other things:

•         discussed the Merger and related matters with our management and reviewed the Merger Agreement draft dated December 11, 2017;

•         reviewed the audited financial statements of Intermex for the three years ended December 31, 2016, and unaudited interim financial statements of Intermex for the ten months ended October 31, 2017;

•         reviewed and discussed with our management certain other publicly available information concerning us and Intermex;

•         reviewed certain non-publicly available information concerning Intermex, including internal financial analyses and forecasts prepared by management of Intermex, to use for purposes of BTIG’s analysis, and held discussions with Intermex’s management regarding recent developments;

•         reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that BTIG deemed to be relevant;

•         reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that BTIG deemed to be relevant;

•         performed discounted cash flow analyses for Intermex based on forecasts provided by management of Intermex;

•         compared the enterprise value of Intermex implied by the various financial analyses BTIG conducted to the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the amount held in trust);

•         conducted such other financial studies, analyses and investigations and considered such other information as BTIG deemed necessary or appropriate for purposes of the Opinion; and

•         took into account BTIG’s assessment of general economic, market and financial conditions and BTIG’s experience in other transactions, as well as BTIG’s experience in securities valuations and BTIG’s knowledge of Intermex’s industry generally.

In rendering its Opinion, BTIG has relied upon and assumed, with our acknowledgement and consent, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to BTIG by or on behalf of us or Intermex, or that was otherwise reviewed by BTIG, and BTIG has not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts regarding Intermex (i) prepared by management of Intermex, or (ii) prepared by our management and supplied to BTIG by, as applicable, Intermex and us, BTIG has assumed, at our direction, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of our management and Intermex, as applicable, as to the future operating and financial performance of Intermex and that they provided a reasonable basis upon which BTIG could form its Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. BTIG has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

BTIG also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of us or Intermex since the date of the last financial statements made available to BTIG. BTIG did not make or obtain any independent evaluation, appraisal or physical inspection of either our or Intermex’s assets or liabilities, nor has BTIG been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, BTIG assumes no responsibility for their accuracy.

The Opinion is limited to whether, as of the date thereof, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement is fair to us from a financial point of view, and (ii) the fair market value of Intermex equals or exceeds 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account), and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger to us, our stockholders, creditors or any other of our constituencies, or any terms, aspects or implications of any voting, support, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. The Opinion also does not consider, address or include:

•         any other strategic alternatives currently (or which have been or may be) contemplated by us;

•         the legal, tax or accounting consequences of the Merger on us, our stockholders or any other party;

•         the fairness of the amount or nature of any compensation to any officers, directors or employees of Intermex or us, or any class of any such person, relative to the compensation paid to any other party;

•         whether we have sufficient cash, available lines of credit or other sources of funds to enable us to pay the Merger Consideration at the closing of the Merger; or

•         the effect of any financing to pay the Merger Consideration or other amounts provided in the Merger Agreement. Furthermore, BTIG expresses no opinion herein as to the prices, trading range or volume at which our securities will trade following public announcement or consummation of the Merger or other transactions contemplated by the Merger Agreement.

The Opinion is necessarily based on economic, market, financial and other conditions as they existed on December 12, 2017, and on the information made available to BTIG by or on behalf of Intermex or us or either of our respective advisors, or information otherwise reviewed by BTIG, as of the date of the Opinion. BTIG disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to BTIG’s attention after the date of the Opinion.

The summary set forth below does not purport to be a complete description of the analyses performed by BTIG, but describes, in summary form, the material elements of the presentation that BTIG made to our board of directors on December 12, 2017, in connection with BTIG’s Opinion. In accordance with customary investment banking practice, BTIG employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by BTIG in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BTIG employed in reaching its conclusions.

None of the analyses performed by BTIG were assigned a greater significance by BTIG than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BTIG. The summary text describing each financial analysis does not constitute a complete description of BTIG’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BTIG. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by BTIG with respect to any of the analyses performed by it in connection with its Opinion. Rather, BTIG made its determination as to the fairness to us of the Merger Consideration to be paid by us in the Merger, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Except as otherwise noted, the information utilized by BTIG in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2017 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analysis, BTIG used three primary methodologies: selected public companies analysis; selected precedent transactions analysis; and discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to Intermex or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. BTIG used these analyses to determine the impact of various operating metrics on the implied enterprise value of Intermex. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by BTIG collectively and not individually. In delivering its Opinion to our board of directors, BTIG utilized the financial projections and estimates regarding Intermex prepared by Intermex and supplied to BTIG by us.

Selected Public Companies Analysis. BTIG reviewed, analyzed, and compared certain financial information relating to Intermex to corresponding publicly available financial information and market multiples for three publicly traded money transfer services companies — The Western Union Company, Euronet Worldwide, Inc., and MoneyGram International, Inc. BTIG reviewed, among other things, the range of enterprise values of the selected publicly traded companies as a multiple of the twelve months ending December 31 (“fiscal year” or “FY”) 2017 and 2018 estimated revenue and EBITDA (estimates as provided by Bloomberg).

The following table sets forth the enterprise values as a multiple of fiscal year 2017 and 2018 estimated revenue and EBITDA for the selected publicly traded companies identified above.

	Price per	Enterprise	Enterprise Value as a Multiple of
	share as of	Value	Revenue		EBITDA
	12/11/17	(in millions)	2017E	2018E	2017E	2018E
The Western Union Company	$19.53	$11,633	2.12x	2.09x	8.7x	8.6x
Euronet Worldwide, Inc.	92.99	4,986	2.21x	1.99x	12.0x	10.4x
MoneyGram International, Inc.(1)	13.05	1,491	0.93x	0.90x	5.4x	5.3x

		Median	2.12x	1.99x	8.7x	8.6x
		Mean	1.75x	1.66x	8.7x	8.1x

____________

(1)      MoneyGram International, Inc. capitalizes and amortizes payments made to certain agents and financial institution customers as an incentive to enter into long-term contracts.

Note: 2017 and 2018 estimates represent Wall Street consensus as of December 11, 2017.

The following table sets forth the range of enterprise values as a multiple of fiscal year 2017 and 2018 estimated revenue and EBITDA utilized by BTIG in performing its analysis, which were derived from the selected publicly traded companies identified above, and the range of the enterprise values for Intermex implied by this analysis.

	Range				Implied Valuation Range (in millions)
2017E Revenue	1.75x	—	2.12x	—	$373	—	$451
2018E Revenue	1.66x	—	1.99x	—	$410	—	$492
2017E Adj. EBITDA	8.7x	—	8.7x	—	$293	—	$294
2018E Adj. EBITDA	8.1x	—	8.6x	—	$325	—	$346

BTIG compared the results of this analysis to the $365 million enterprise value of Intermex implied by the estimated Merger Consideration. The enterprise value of Intermex implied by the estimated Merger Consideration fell within the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the transaction was fair to us, from a financial point of view.

BTIG selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to Intermex’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to Intermex. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Selected Precedent Transactions Analysis. BTIG reviewed and analyzed certain publicly available information for the following three acquisitions among money transfer services companies that were announced subsequent to January 2014, which disclosed valuation metrics and where the acquired company had an enterprise value greater than $200 million.

Announced Date	Target	Buyer	Implied Enterprise Value ($m)	Enterprise Value/LTM
				Revenue	EBITDA
03/14/17	MoneyGram International, Inc.(1)	Ant Financial	$1,961	1.31x	7.4x
03/23/15	Skrill Holdings Limited	Optimal Payments (via subsidiary Netinvest Ltd)	$1,204	3.63x	13.5x
03/10/14	Hifx Europe Limited	Euronet Worldwide, Inc.	$242	3.78x	13.4x

		Median		3.63x	13.4x
		Mean		2.91x	11.5x

____________

(1)      The transaction was terminated on January 2, 2018 following the inability of the parties to obtain the required approval for the transaction from the Committee on Foreign Investment in the United States, or CFIUS (MoneyGram press release dated January 2, 2018).

BTIG selected the precedent transactions based upon its experience and knowledge of companies in the industry. Although none of the transactions are directly comparable to the Merger, nor are any of the target companies directly comparable to Intermex, BTIG selected transactions involving target companies with similar characteristics to the characteristics identified above in the comparable company analysis.

Based on the transaction set, the multiples of Last Twelve Month (LTM) revenue fell in the range of 2.91x – 3.63x. Given Intermex is an EBITDA positive company in a mature industry where companies are primarily valued based on EBITDA, BTIG believes EBITDA is a better means of valuing the company versus using revenue multiples. Additionally, this valuation methodology may remove potential variations in multiples driven by different capital structures.

The following table sets forth the range of LTM EBITDA multiples utilized by BTIG in performing its analysis, which were derived from the selected business combinations identified above, and the range of the enterprise values for Intermex implied by this analysis.

($ in millions)

	Range			Implied Valuation Range
LTM Adj. EBITDA(1)	11.5x	—	13.4x	388	—	$455

____________

(1)      LTM Adj. EBITDA represents Intermex projections for CY 2017.

BTIG compared the results of this analysis to the $365 million enterprise value of Intermex implied by the estimated Merger Consideration. The enterprise value of Intermex implied by the estimated Merger Consideration fell below the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the transaction was fair to us, from a financial point of view.

Because the market conditions, rationale, and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between Intermex’s businesses, operations and prospects and those of the acquired companies above, BTIG believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, BTIG also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale, and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the Intermex acquisition that could affect Intermex’s acquisition value.

Discounted Cash Flow Analysis.

Discounted cash flow analysis is an important valuation methodology that calculates a company’s intrinsic value by discounting its future cash flows to their present value. Free cash flows are projected based on reasonable revenue growth, margin, working capital, and capital expenditure assumptions that conform to industry and company-specific research. These cash flows are then discounted to the present value using a weighted average cost of capital.

BTIG utilized the financial projections and estimates regarding Intermex prepared by Intermex and supplied to BTIG by us, to perform a discounted cash flow analysis of Intermex. The projections and estimates supplied to and utilized by BTIG are summarized below under “— Certain Projected Financial Information.” In conducting this analysis, BTIG assumed that Intermex would perform in accordance with these projections and estimates. BTIG performed an analysis of the present value of the unlevered cash flows that Intermex’s management projected Intermex will generate for the fiscal year 2018 through fiscal year 2019. Using such projections, BTIG extrapolated Intermex’s revenue and EBITDA projections on a flat-line basis from fiscal year 2020 through fiscal year 2022. BTIG extrapolated the forecast beyond the management projections because it is industry standard to forecast financial statements for at least five years into the future in order to calculate enterprise value in a discounted cash flow analysis. BTIG chose to assume constant growth and margins to align with management projections.

BTIG utilized illustrative terminal values in the year 2022 based on a range of terminal multiples of 8.0x to 10.0x on projected fiscal years 2018 to 2022 EBITDA. BTIG discounted the cash flows projected for the specified period using discount rates ranging from 8.0% to 11.0%, reflecting estimates of Intermex’s weighted average cost of capital. The weighted average cost of capital was calculated as 9.8% and derived using standard industry practices. Debt as a component of total capitalization was determined by pro forma capitalization of the Company. The cost of debt was assumed to be 8% via BTIG’s prevailing assumption about the rate at which the Company could secure debt financing. The projected tax rate was assumed to be 35%. The risk-free rate equaled the rate of the 5-year treasury note at the time of valuation. The market risk premium of 6% is based on the historical spread between market performance and the risk-free rate. The beta was based on the un-levered betas of the comparable company set, which was then re-levered for the Company’s pro forma debt-to-equity split. BTIG then included a size premium of 2.9% to represent the risk of investing in a small-cap, public entity.

Given a weighted average cost of capital of approximately 10.0%, BTIG used discount rates of 8.0% to 11.0% and terminal multiples of 8.0x to 10.0x to sensitize the analysis. This analysis resulted in implied enterprise values for Intermex ranging from $448 million to $604 million. BTIG compared the results of this analysis to the $365 million enterprise value of Intermex implied by the Merger Consideration. The enterprise value of Intermex implied by the Merger Consideration fell below the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the transaction was fair to us, from a financial perspective.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of BTIG’s Opinion, BTIG was of the opinion that, as of the date of BTIG’s Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Intermex equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

Miscellaneous

BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. BTIG or its affiliates may provide investment and corporate banking services to us and Intermex and our respective affiliates in the future, for which BTIG or its affiliates may have received or will receive customary fees. BTIG provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of us or our affiliates for its own account and for the accounts of customers.

Certain Projected Financial Information

We and Intermex do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with our board of directors’ evaluation of the Merger and BTIG’s financial analysis of Intermex described in the subsection entitled “— Description of Fairness Opinion of BTIG” above, Intermex management provided to us and BTIG Intermex’s non-public, three-year internal financial forecasts regarding Intermex’s anticipated future operations for fiscal 2017 through fiscal 2019 which incorporated the financial forecasts prepared by Intermex management without any adjustment by our management. We have included summary information from such financial forecasts in the tables below to give our stockholders access to certain previously non-public information because such information was considered by our board of directors for purposes of evaluating the Merger and by BTIG for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Merger.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP.

Neither our independent registered public accounting firm nor the independent registered public accounting firm of Intermex has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Intermex included elsewhere in this proxy statement/prospectus relates to the historical financial information of Intermex. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA, which is described in the footnote to the table below. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

While presented with numerical specificity, the unaudited projected financial information reflects numerous estimates and assumptions made by management of Intermex with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Intermex’s business, all of which are difficult to predict and many of which are beyond Intermex’s control. In developing the projected financial information, management of Intermex made numerous material assumptions, in addition to the assumptions described above, with respect to Intermex’s business for the periods covered by the projections, including:

•         Assumptions regarding revenue, including with respect to:

•         transaction volume;

•         total dollars transmitted; and

•         revenue per transaction, all of which have been estimated based on historical trends;

•         Assumptions with regards to expenses, including:

•         estimated sending agent fees based on the projected volume of transactions by state;

•         estimated payer fees in the receiving country based on the contractual rates for each payer and its historical proportion of the total amount paid to customers by each payer;

•         estimated bank fees based on the historical trends of volume of deposits at each bank at the contractual costs for deposit activities with each bank;

•         estimated salary and benefits expenses based on budgeted headcount, historical trends and operational plans; and

•         estimates of other operating expenses based on historical trends, contractual relationships with vendors and operational plans.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of us or Intermex or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the special meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the financial forecast. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

We and Intermex do not generally publish our business plans and strategies or make external disclosures of our anticipated financial condition or results of operations. We and Intermex have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither we, Intermex nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of us, Intermex or the combined company.

A summary of the financial forecast information regarding Intermex’s anticipated future operations for fiscal years 2017 through 2019 provided to BTIG in connection with BTIG’s Opinion and related financial analyses is as follows:

	Projected
	2017	2018	2019
(dollars in millions)
Total Revenue	$212.6	$246.7	$281.3
Gross Profit	80.1	90.9	103.0
Adjusted EBITDA(1)	33.8	40.1	47.8

____________

(1)      Adjusted EBITDA is a prospective financial measure that was not calculated in accordance with GAAP. Adjusted EBITDA is defined as net (loss) income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as transaction costs and non-cash compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP.

Interests of Certain Persons in the Merger

When you consider the recommendation of our board of directors in favor of approval of the Merger, you should keep in mind that our board of directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder, including the following:

•         our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•         our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock;

•         our Sponsor, officers and certain of our directors paid an aggregate of $3,928,311 for their founder shares, placement shares and placement warrants and that such securities should have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

•         our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by January 25, 2019;

•         if we are unable to complete a business combination by January 25, 2019, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed such a waiver;

•         our Sponsor has agreed to loan us funds in an amount up to $1,100,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by January 25, 2019;

•         the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•         the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

Potential Purchases of Public Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or Intermex, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders request redemption of public shares and cause us to be unable pay the cash consideration in the Merger and other amounts required under the Merger Agreement.

Total Shares of Company Common Stock to be Issued in the Merger

We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercise redemption rights and that there are no adjustments to the Common Stock Merger Consideration in accordance with the Merger Agreement, an aggregate of 16,478,009 shares of our common stock will be issued as partial consideration in the Merger, (1) our existing stockholders will hold in the aggregate approximately 58.6% of our outstanding common stock (43.3% held by our public stockholders and 15.1% held by the initial stockholders), and Interwire LLC and its designees will hold approximately 41.4% of our outstanding common stock. If 5,000,000 shares of our common stock are redeemed for cash, which assumes the maximum redemption of our shares while still providing for a minimum of $125 million of cash in the trust account after giving effect to payments to redeeming stockholders, and an aggregate of 17,478,009 shares of our common stock will be issued as partial consideration in the Merger, upon completion of the Merger, our existing stockholders will hold in the aggregate approximately 51.3% of our outstanding common stock (34.4% held by our public stockholders and 16.8% held by the initial stockholders) and Interwire LLC and its designees will hold approximately 48.7% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase our common stock that will be outstanding following the Merger, (2) any equity awards that may be issued under our proposed Omnibus Plan following the Merger or (3) any adjustments to the Merger Consideration pursuant to the Merger Agreement. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Cantor and Interwire LLC and its designees will be different. See the sections entitled “Summary — Impact of the Merger on FinTech’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Merger

The following tables summarize the sources and uses for funding the Merger as of December 31, 2017 and June 30, 2018, based on our and Intermex’s capitalization and financial position as of those dates.

Sources and Uses—As of December 31, 2017

Sources			Uses
(dollars in millions)
	No Redemptions	Maximum Redemptions(2)		No Redemptions	Maximum Redemptions(2)
Rollover Equity(1)	$166.0	$166.0	Cash Merger Consideration	$92.0	$92.0
Trust Account	176.2	125.0	Rollover Equity(1)	166.0	166.0
Excess Cash Amount(3)	0.0	0.0	Additional Consideration(3)	0.0	0.0
			Repayment of Intermex Debt	0.0	0.0
			Cash to Balance Sheet(4)	62.9	11.7
			Transaction Fees and Expenses(5)	21.3	21.3
Total Sources	$342.2	$291.0	Total Uses	$342.2	$291.0

Sources and Uses—As of June 30, 2018

Sources			Uses
(dollars in millions)
	No Redemptions	Maximum Redemptions(2)		No Redemptions	Maximum Redemptions(2)
Rollover Equity(1)	$164.8	$164.8	Cash Merger Consideration	$92.0	$92.0
Trust Account	176.2	126.2	Rollover Equity(1)	164.8	164.8
Excess Cash Amount(3)	0.0	10.0	Additional Consideration(3)	0.0	10.0
			Repayment of Intermex Debt	0.0	0.0
			Cash to Balance Sheet(4)	62.9	12.9
			Transaction Fees and Expenses(5)	21.3	21.3
Total Sources	$341.0	$301.0	Total Uses	$341.0	$301.0

____________

(1)      The value of the rollover equity is based on an assumed $10.00 per share value for our common stock.

(2)      Assumes the redemption of 5,000,000 shares of our common stock, which represents the maximum redemption amount providing for $125 million remaining in FinTech’s trust account after giving effect to redemptions, which is a condition to Intermex’s closing obligations under the Merger Agreement.

(3)      Represents the Excess Cash Amount payable pursuant to the terms of the Merger Agreement.

(4)      Includes an estimated $1.6 million that will be used by the combined company to pay certain fees and expenses incurred by or on behalf of Intermex in connection with the Merger.

(5)      Includes (i) $9.2 million in deferred underwriting commissions payable to Cantor, the underwriters in our IPO; (ii) $2.7 million in fees payable to our financial advisors; (iii) an estimated $2.5 million in legal fees and expenses; and (iv) approximately $4.8 million of fees, costs and expenses (including regulatory fees, accounting fees, expenses incurred to file, print and mail this proxy statement/prospectus, fees for proxy solicitation services, and other professional fees and miscellaneous expenses) that were incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, either by or on our behalf, or by or on behalf of Intermex and for which, pursuant to the Merger Agreement, we have agreed to reimburse or pay on behalf of Intermex upon closing of the Merger.

Board of Directors of FinTech Following the Merger

Upon consummation of the Merger, our board of directors anticipates increasing its size from five to eight members. Each of our incumbent directors, Betsy Cohen, Daniel Cohen, Walter Beach, Shami Patel and Jeremy Kuiper, have advised us that they will resign from our board of directors upon closing of the Merger. Our board of directors intends to fill the vacancies created by such resignations and the increase in size of the board with the following newly appointed directors: Robert Lisy, Michael Purcell, Kurt Holstein, Adam Godfrey, Justin Wender, Robert Jahn, Stephen Paul and John Rincon. See the section entitled “Management Following the Merger” for additional information.

Following the completion of the Merger, we expect to be a controlled company within the meaning of the NASDAQ corporate governance requirements, and may elect not to comply with certain of such requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Rights of Stockholders

FinTech is a corporation incorporated pursuant to the DGCL. The DGCL and FinTech’s current charter and bylaws govern your rights as a stockholder. Subject to the approval of our stockholders of the charter Proposals described in this proxy statement/prospectus, FinTech’s current charter and bylaws will differ in certain material respects from the certificate of incorporation and bylaws of International Money Express, Inc. following the Merger. As a result, your rights following the Merger will differ in some regards as compared to your current rights as a stockholder of FinTech. See the sections entitled “Proposal No. 2 — Authorization to Increase our Authorized Capital,” “Proposal No. 3 — Classification of the Board of Directors,” “Proposal No. 4 — Authorization of the Election not to be Governed by Section 203 of the DGCL,” “Proposal No. 5 — Authorization to Adopt Delaware as Exclusive Forum for Certain Legal Actions” and “Proposal No. 6 — Approval of Additional Amendments to our Charter in Connection with the Merger” for more information.

Certificate of Incorporation; Bylaws

Pursuant to the terms of the Merger Agreement and subject to the approval of our stockholders as described in this proxy statement/prospectus, upon the closing of the Merger our charter will be amended to:

•         change our name to International Money Express, Inc.;

•         increase the number of authorized shares of our common stock;

•         create an additional class of directors so that there will be three classes of directors with staggered terms of office, and make related changes;

•         add a forum selection clause designating the Delaware Court of Chancery as the exclusive jurisdiction governing disputes regarding the combined company’s internal affairs; and

•         make additional changes, primarily to remove provisions of our charter applicable only to special purpose acquisition companies.

Name; Headquarters

The name of the combined company after the Merger will be International Money Express, Inc. and our headquarters will be located in Miami, Florida.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Merger.

Accounting Treatment

The Merger will be accounted for as a reverse merger in accordance with GAAP. Intermex will be considered the “acquirer” and FinTech will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Interwire LLC and its designees expecting to control the majority of the relative voting rights of the combined company, Intermex comprising the ongoing operations of the combined company and Intermex’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Intermex issuing stock for the net assets of FinTech, accompanied by a recapitalization. The net assets of FinTech will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Intermex.

Redemption Rights

Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our charter. As of March 31, 2018, this would have amounted to approximately $10.05 per public share. If a holder of public shares exercises redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of our common stock and will not own shares of the common stock of the combined company following completion of the Merger. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described in this proxy statement/prospectus. See the section entitled “Special Meeting of FinTech Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

It is a condition to closing under the Merger Agreement, which condition can be waived by Intermex, that funds in the trust account equal or exceed $125 million, after giving effect to all demands for redemption from holders of our public shares. Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and related transactions.

Vote Required for Approval

Along with approval of Proposal 2 and the NASDAQ Proposal, approval of this Merger Proposal is a condition to the completion of the Merger. If this Merger Proposal is not approved, the Merger will not take place. Approval of this Merger Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6, the NASDAQ Proposal, and the Incentive Plan Proposal. If Proposal 2 and the NASDAQ Proposal are not approved, this Merger Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting of any adjournment or postponement thereof) and the Merger will not occur.

This Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock vote “FOR” the Merger Proposal.

As of the record date, our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2 — AUTHORIZATION TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL

Overview

There currently are 23,893,333 shares of our common stock issued and outstanding, consisting of 17,500,000 shares originally sold as part of units in our IPO, 5,973,333 founder shares that are held by our initial stockholders and 420,000 placement shares were sold as part of the placement units issued to our Sponsor and Cantor in the private placement consummated simultaneously with our IPO. There are currently no shares of our preferred stock issued and outstanding. In addition, there currently are 8,750,000 outstanding warrants to purchase shares of our common stock originally sold as part of units issued in our IPO and 210,000 placement warrants included in the placement units issued to our Sponsor and Cantor in the private placement.

In the Merger, based on the assumptions and estimates described in this proxy statement/prospectus, we expect to issue as consideration payable to SPC Intermex Representative or its designees on behalf of Interwire LLC approximately 16,478,009 shares of our common stock, in the aggregate. Simultaneously with the closing of the Merger, we also intend to reserve up to 3,750,343 shares of our common stock for issuance under the Omnibus Plan, subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the plan. If our stockholders exercise redemption rights in connection with the Merger resulting in a decrease in the number of our public shares outstanding prior to the Merger, the maximum number of shares reserved for issuance under the Omnibus Plan will be proportionately reduced. In order to ensure that we have sufficient authorized capital to complete the Merger, and for future issuances, including pursuant to the Omnibus Plan, our board of directors has approved, subject to stockholder approval, an amendment to our charter to increase the number of shares of our common stock and preferred stock from 35,000,000 shares, consisting of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock, to 205,000,000 shares, consisting of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. This summary is qualified by reference to the complete text of the proposed amendment, which is included in our proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to increase the number of authorized shares of our common stock to provide shares which will be used to complete the Merger and for awards granted under the Omnibus Plan, and for future stock issuances. The shares available for future issuances would be issuable for any proper corporate purpose, including future acquisitions, the issuance of equity or convertible debt to raise capital, stock dividends or issuances under any future equity incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Assuming approval of this proposal, after taking into account the shares we anticipate issuing in the Merger and reserved for issuance under the Omnibus Plan, as described above, we would expect to have approximately 146,918,315 authorized but unissued shares of our common stock and 5,000,000 authorized shares of preferred stock available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the NASDAQ listing rules, which require stockholder approval for certain issuances of stock.

Our board of directors believes that the proposed increase in our authorized shares is desirable for us because it will provide us with a sufficient number of authorized shares to permit us to issue the Common Stock Merger Consideration to complete the Merger and to reserve shares for issuance under the Omnibus Plan. Our board of directors believes that it is important for us to have available for future issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility to issue shares in the future for corporate needs (including if needed as part of financing for future growth acquisitions), and in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

If stockholder approval is not obtained for this Proposal 2, we will not complete the Merger because stockholder approval of this Proposal 2 is a condition to completion of the Merger and because we do not currently have a sufficient number of authorized shares to consummate the Merger.

We do not have any arrangements, commitments or understandings to issue any shares of our capital stock except in connection with the Merger and the Omnibus Plan and our currently outstanding warrants.

While it may be deemed to have potential anti-takeover effects, this proposal to increase our authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve Proposal 2. Broker non-votes, abstentions or the failure to vote on this Proposal 2 will have the same effect as a vote “AGAINST” Proposal 2.

Proposal 2 is conditioned upon the approval and completion of the Merger Proposal and the NASDAQ Proposal. If the Merger Proposal or the NASDAQ Proposal is not approved, this Proposal 2 will have no effect even if approved by our stockholders.

If Proposal 2 is not approved, the Merger will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” PROPOSAL 2.

PROPOSAL NO. 3 — CLASSIFICATION OF THE BOARD OF DIRECTORS

Overview

Our charter provides that our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

Upon consummation of the Merger, our board of directors will increase its size from five to eight members. Our board of directors believes it is in our best interests for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal No. 3 is approved at the special meeting, our first class of directors will serve a one-year term expiring at our 2019 annual meeting of stockholders, our second class of directors will serve a two-year term expiring at our 2020 annual meeting of stockholders, and our third class of directors will serve a three-year term expiring at our 2021 annual meeting of stockholders.

Specifically, if this proposal is approved, our charter will be amended to include the following:

Except as otherwise provided in this Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by law or in this Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designations with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Effective from the date hereof, the directors (other than those directors elected by the holders of any series of Preferred Stock, if any, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date hereof (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Commencing with the first annual meeting following the Effective Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

This summary is qualified by reference to the complete text of our proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C.

The addition of a third class of directors is intended to encourage experience and leadership stability on the board of directors of the combined company. The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Merger.

If this proposal is approved, the proposed charter would become effective upon the filing of the proposed charter with the Secretary of State of the State of Delaware, which we would file on the day of the closing of the Merger.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 3. Broker non-votes, abstentions or the failure to vote on this Proposal 3 will have the same effect as a vote “AGAINST” Proposal 3.

Proposal 3 is conditioned upon the approval and completion of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If either of the Merger Proposal, Proposal 2 or the NASDAQ Proposal is not approved, Proposal 3 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 3 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 3 is not approved by our stockholders, the Merger will not occur unless we and Intermex waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” PROPOSAL 3.

PROPOSAL NO. 4 — AUTHORIZATION OF THE ELECTION NOT TO BE GOVERNED BY
SECTION 203 OF THE DGCL

Overview

Our stockholders are being asked to approve an amendment to our charter to elect not to be governed by Section 203 of the DGCL and, instead, to include provisions that are similar to those of Section 203. The following table sets forth a summary of the material differences between our charter and the proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge all stockholders to read the proposed charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Section 203 of the DGCL	Our current charter does not contain a provision relating to Section 203 of the DGCL.

We expressly opt out of Section 203 of the DGCL, however, our charter will contain similar provisions providing that, subject to certain exceptions we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

•   prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•   at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

In the judgment of our board of directors, the amendment to our charter set forth in this Proposal 4 is desirable as our board of directors believes that opting out of Section 203 of the DGCL and including in our charter a provision similar to that set forth in Section 203 of the DGCL may encourage a potential acquirer of the combined company to negotiate a potential business combination in advance with our board of directors.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 4. Broker non-votes, abstentions or the failure to vote on this Proposal 4 will have the same effect as a vote “AGAINST” Proposal 4.

Proposal 4 is conditioned upon the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If any of the Merger Proposal, Proposal 2 or the NASDAQ Proposal are not approved, Proposal 4 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 4 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 4 is not approved by our stockholders, the Merger will not occur unless we and Intermex waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” PROPOSAL 4.

PROPOSAL NO. 5 — AUTHORIZATION TO ADOPT DELAWARE AS EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

Overview

Our stockholders are being asked to approve an amendment to our charter to adopt Delaware as the exclusive forum for certain legal actions as described below. The following table sets forth a summary of the material differences between our charter and the proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge all stockholders to read the proposed charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Exclusive Jurisdiction	Our current charter does not contain an exclusive jurisdiction provision.

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our charter or bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

In the judgment of our board of directors, the amendment to our charter set forth in this Proposal 5 is desirable as our board of directors believes that designating the Delaware Court of Chancery as the exclusive forum for any disputes regarding the internal affairs of the combined company will provide for efficient resolution of disputes by the court most familiar with the applicable law and will minimize the expense to the combined company that may arise from any multi-forum litigation.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 5. Broker non-votes, abstentions or the failure to vote on this Proposal 5 will have the same effect as a vote “AGAINST” Proposal 5.

Proposal 5 is conditioned upon the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If any of the Merger Proposal, Proposal 2 or the NASDAQ Proposal are not approved, Proposal 5 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 5 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 5 is not approved by our stockholders, the Merger will not occur unless we and Intermex waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” PROPOSAL 5.

PROPOSAL NO. 6 — APPROVAL OF ADDITIONAL AMENDMENTS TO OUR CHARTER
IN CONNECTION WITH THE MERGER

Overview

Our stockholders are being asked to approve certain additional amendments to our charter to (i) change the combined company’s name to “International Money Express, Inc.” and (ii) remove certain provisions of our charter related to our status as a special purpose acquisition company and make certain related changes. Pursuant to these amendments, Article IX of our charter will not be included in the proposed charter. Article IX of our charter sets forth various provisions related to our operations as a special purpose company prior to the consummation of an initial business combination. Pursuant to Section 9.01 of our charter, the provisions of Article IX that we are proposing to delete, are effective only until we consummate our initial business combination, which will be effected by the Merger. The following table sets forth a summary of the material differences between our charter and the proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge all stockholders to read the proposed charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Name	Our name is “FinTech Acquisition Corp. II”	Our name is “International Money Express, Inc.”

Purpose

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon us by law and those incidental thereto, we shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Stockholder Action By Written Consent

Subsequent to the consummation of our IPO, any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of preferred stock.

	Current Charter	Proposed Charter
Duration of Existence	If we do not consummate an initial business combination within 24 months, we will cease all operations, liquidate the trust account and dissolve and liquidate.	Our duration is the default of perpetual existence under the DGCL.

Provisions Specific to a Special Purpose Acquisition Company

Article IX sets forth various provisions related to our operations as a special purpose acquisition company prior to the consummation of an initial business combination, including provisions relating to our trust account and distributions from our trust account, stockholder redemption rights in connection with an initial business combination, stockholder approval of an initial business combination in certain circumstances, affiliate transactions in connection with an initial business combination and the minimum value of a target in an initial business combination.

Article IX is deleted in its entirety.

Amendment to Certificate of Incorporation

We reserve the right to amend, alter, change or repeal any provision contained in our charter or any Preferred Stock Designation, in the manner now or hereafter prescribed by our charter and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges in our charter conferred upon stockholders, directors or any other persons by and pursuant to our charter in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of our charter may be amended only as provided therein.

We reserve the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in our charter (including any certificate of designations relating to any series of preferred stock) in any manner now or hereafter prescribed by law (subject to the express provisions hereof that prohibit retroactive application of changes), and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons in our charter are granted subject to this reservation. Our certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

In the judgment of our board of directors, the amendments to our charter set forth in this Proposal 6 are desirable for the following reasons:

•         Our board of directors believes the name of the combined company should reflect the Merger with Intermex and its operating business following the Merger.

•         Perpetual existence is the customary period of existence for corporations and our board of directors believes it is the most appropriate duration for the combined company.

•         Article IX of our charter relates to our operations as a special purpose acquisition company prior to the consummation of our initial business combination and would not be applicable to the combined company after consummation of the Merger. Accordingly, this Article would serve no further purpose.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 6. Broker non-votes, abstentions or the failure to vote on this Proposal 6 will have the same effect as a vote “AGAINST” Proposal 6.

Proposal 6 is conditioned upon the approval of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If any of the Merger Proposal, Proposal 2 or the NASDAQ Proposal are not approved, Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 6 is not approved by our stockholders, the Merger will not occur unless we and Intermex waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 6.

PROPOSAL NO. 7 — THE NASDAQ PROPOSAL

Overview

We are proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules 5635(a) and (b). Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under NASDAQ Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, based on Intermex’s current capitalization, we anticipate that we will issue to Interwire LLC or its designees as partial consideration in the Merger 16,478,009 shares of our common stock, subject to adjustment as set forth in the Merger Agreement. See the section entitled “The Merger Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of our common stock we anticipate issuing as consideration in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of FinTech, we are required to obtain stockholder approval of such issuance pursuant to NASDAQ Listing Rules 5635(a) and (b). In addition, approval of the Merger Proposal is conditioned on approval of the NASDAQ Proposal.

If the NASDAQ Proposal is adopted, assuming that 16,478,009 shares of our common stock are issued to Interwire LLC or its designees as partial consideration in the Merger, we anticipate Interwire LLC and its designees will hold 41.4% of our outstanding shares of common stock immediately following completion of the Merger. This percentage assumes that no shares of our common stock are redeemed in connection with the Merger and does not take into account any warrants or options to purchase our common stock that will be outstanding following the Merger, any equity awards that may be issued under our proposed Omnibus Plan following the Merger, or any adjustments to the Merger Consideration provided for in the Merger Agreement.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of holders of a majority of the total votes cast on this Proposal 7 is required to approve the NASDAQ Proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This proposal is conditioned on the approval of the Merger Proposal and Proposal 2. If either of the Merger Proposal or Proposal 2 is not approved, Proposal 7 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 7 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 7 is not approved by our stockholders, the Merger will not occur unless we and Intermex waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 7.

PROPOSAL NO. 8 — THE INCENTIVE PLAN PROPOSAL

Overview

Our board has unanimously approved the Omnibus Plan and has adopted the Omnibus Plan subject to the approval of our stockholders of this proposal. The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to our growth and align the economic interests of such persons with those of our stockholders. We are seeking stockholder approval of the Omnibus Plan (i) in order for incentive stock options to meet the requirements of the Code, and (ii) in order to comply with NASDAQ listing rules.

Our board of directors believes that the approval of the Omnibus Plan by the stockholders will benefit the compensation structure and strategy of the combined company. The combined company’s ability to attract, retain and motivate top quality management, employees and non-employee directors is material to its success, and our board of directors has concluded that this would be enhanced by our ability to make grants under the Omnibus Plan. In addition, our board of directors believes that the interests of the combined company and stockholders will be advanced if the combined company can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in the combined company.

Set forth below is a summary of the material terms of the Omnibus Plan. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge our stockholders to read carefully the entire Omnibus Plan before voting on this proposal.

If approved by our stockholders, the Omnibus Plan will become effective upon the consummation of the Merger. If the Merger is consummated, Robert Lisy, Intermex’s President and Chief Executive Officer, will be granted options to purchase 35.3% of the shares reserved for issuance under the Omnibus Plan and an additional 47.1% of those shares will be allocated among the Intermex management team as determined by Mr. Lisy with the approval of the Compensation Committee upon the consummation of the Merger. An additional 17.6% of those shares will be reserved for grants to Intermex’s management team following the closing.

Summary of Material Terms of the Omnibus Plan

General. The Omnibus Plan provides that grants may be in any of the following forms:

•         incentive stock options (referred to as ISOs)

•         nonqualified stock options (referred to as (NQSOs)

•         stock appreciation rights (referred to as SARs)

•         stock units

•         performance shares

•         stock awards

•         dividend equivalents

•         other stock-based awards

The Omnibus Plan authorizes up to 3,750,343 shares of common stock for issuance, subject to adjustment as described below. If our stockholders exercise redemption rights in connection with the Merger resulting in a decrease in the number of our public shares outstanding prior to the Merger, the maximum number of shares issuable under the Omnibus Plan will be proportionately reduced. Similarly, if the number of shares of our common stock issued as Common Stock Merger Consideration in the Merger is less than, or more than, the 16,478,009 shares that we anticipate will be issued in the Merger based on the assumptions described in this proxy statement/prospectus, the maximum number of shares under the Omnibus Plan will be proportionately reduced, or increased, as applicable. If and to the extent options and SARs granted under the Omnibus Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Omnibus Plan. If any shares of common stock are withheld to pay the exercise price of an option or withheld for purposes of satisfying our minimum tax withholding obligations with respect to a grant, such shares will not be available for re-issuance under the Omnibus Plan. Upon the exercise of an option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of common stock remaining available for issuance under the Omnibus Plan and the number of shares of common stock remaining available for exercise under the option or SAR, the number of such shares shall be reduced by the gross number of shares for which the option or SAR is exercised. To the extent any grants are paid in cash, and not in shares of common stock, any shares previously subject to such grants will not count against the share limits under the Omnibus Plan.

The Omnibus Plan provides that the maximum aggregate number of shares of common stock with respect to which grants, other than dividend equivalents, may be made to any individual during any calendar year is [•] shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the Omnibus Plan in excess of $[•]. The individual limits described in this paragraph shall apply without regard to whether the grants are to be paid in common stock or in cash; provided, however, that such individual limits shall not apply to the awards granted to Robert Lisy and the other members of the Intermex management team in connection with the Merger. See the section entitled“— Overview” above for a description of these grants. All cash payments (other than dividend equivalents) shall equal the fair market value of the shares of common stock to which the cash payment relates.

If this proposal is approved, the Omnibus Plan will become effective on the date the Merger is consummated.

Administration. The Omnibus Plan is administered and interpreted by the Compensation Committee of our board of directors, except that our board of directors may make grants under the Omnibus Plan to our non-employee directors. The Administrator may delegate its authority under the Omnibus Plan, as appropriate, with respect to grants to persons who are not subject to Section 16 of the Exchange Act. References to the Administrator mean the Compensation Committee or our board of directors, including any delegates, as appropriate. The Administrator has the authority to (i) determine the individuals to whom grants will be made under the Omnibus Plan, (ii) determine the type, size and terms of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the limitations described below, (v) adopt guidelines separate from the Omnibus Plan that set forth the specific terms and conditions for grants under the Omnibus Plan, and (vi) deal with any other matters arising under the Omnibus Plan. The determinations of the Administrator are made in its sole discretion and are final, binding and conclusive.

Eligibility for Participation. All of our employees and directors, as well as other persons who provide services to the combined company, will be eligible for grants under the Omnibus Plan.

Types of Awards.

Stock Options

The Administrator may grant options that are intended to qualify as incentive stock options within the meaning of section 422 of the Code (ISOs) or NQSOs that are not intended to so qualify or any combination of ISOs and NQSOs. Anyone eligible to participate in the Omnibus Plan may receive a grant of NQSOs. Only employees of our company and certain of our subsidiaries may receive a grant of ISOs.

The Administrator fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Omnibus Plan may not be less than the fair market value of the underlying shares of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of our company or a subsidiary, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs for tax purposes.

The Administrator determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of our company or a subsidiary, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Administrator, in its sole discretion, which is specified in the grant letter. A grantee may pay the exercise price and any withholding taxes upon exercise of an option: (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of common stock having a fair market value on the date of exercise equal to the exercise price, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) in cash, on the T+2 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the grantee exercises the option through an irrevocable agreement with a registered broker and the payment is made in accordance with the procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law.

SARs

The Administrator may grant SARs to anyone eligible to participate in the Omnibus Plan. SARs may be granted in connection with, or independently of, any option granted under the Omnibus Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. The base amount shall not be less than the fair market value of the common stock subject to the SARs on the date of grant. Such payment to the grantee will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Administrator. The Administrator will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any options. SARs have a maximum term of ten years from the grant date. SARs may be exercised while the grantee is employed by or providing service to our company or within a specified period of time after termination of such employment or service, as determined in the grant instrument.

Stock Units

The Administrator may grant stock units to anyone eligible to participate in the Omnibus Plan. Each stock unit provides the grantee with the right to receive a share of common stock or an amount based on the value of a share common stock at a future date. The Administrator determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, or under other circumstances, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Administrator. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Administrator.

Performance Shares

The Administrator may grant performance shares to anyone eligible to participate in the Omnibus Plan. Each performance share provides the grantee with the right to receive a share of common stock or an amount based on the value of a share common stock, if specified performance goals are met. The Administrator determines the number of performance shares that will be granted, the performance goals and other conditions for payment of performance shares, the target amount that will be paid under a performance share based on the achievement of the performance goals, and the other terms and conditions applicable to the performance shares. Payments with respect to performance shares will be made in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Administrator.

Stock Awards

The Administrator may grant stock awards to anyone eligible to participate in the Omnibus Plan. The Administrator may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Administrator will determine whether they will lapse over a period of time or according to such other criteria as the Administrator determines. The Administrator determines the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. The Administrator will determine to what extent and under what conditions grantees will have the right to vote shares of common stock and to receive dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that a grantee’s entitlement to dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions.

Dividend Equivalents

The Administrator may grant dividend equivalents to anyone eligible to participate in the Omnibus Plan. Dividend equivalents may be granted in connection with any grants under the Omnibus Plan, other than options or SARs, and may be payable in cash or shares of common stock. Dividend equivalents may be paid currently or accrued as contingent cash obligations or converted to stock units, as determined by the Administrator. The terms and conditions of dividend equivalents are determined by the Administrator. Dividend equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

Other Stock-Based Awards

The Administrator may grant other stock-based awards (which are awards other than options, SARs, stock units, performance shares, stock awards and dividend equivalents) under the Omnibus Plan. The Administrator may grant such other stock-based awards to anyone eligible to participate in the Omnibus Plan. These grants may be cash-based or based on, measured by or payable in shares of common stock, and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for these grants will be determined by the Administrator.

Performance-Vested Grants. The Administrator may make grants to employees of options, stock units, performance shares, stock awards, dividend equivalents and other stock-based awards that contain vesting conditions based on the achievement of performance goals. The Administrator will establish in writing (i) the performance goals that must be met in order for the grants to vest or be payable, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the Omnibus Plan. The Administrator will establish in writing the performance goals that must be met either before the beginning of the performance period or during a period ending no later than 90 days after the beginning of the performance period, provided that the outcome is substantially uncertain at the time criteria are established.

The performance goals may be based on one or more of the following measures: common stock price, earnings per share of common stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures, or any other objective or subjective measures, as determined by the Administrator. The foregoing measures may be based on the employee’s business unit or the performance of our company or our subsidiaries independently or as a whole, or a combination of the foregoing.

Deferrals. The Administrator may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with a grant under the Omnibus Plan. The Administrator will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the number of shares of common stock available for grants, the limit on the number of shares of common stock which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Omnibus Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Administrator to reflect any increase or decrease in the number or kind of issued shares of common stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Change of Control. If a change of control occurs where the combined company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In the event of a change of control, the Administrator may also take any of the following actions with respect to outstanding grants: (i) provide that all outstanding options and SARs will automatically accelerate and become exercisable, in whole or in part, (ii) provide that the restrictions and conditions on all outstanding stock awards will immediately lapse, in whole or in part, (iii) provide that grantees holding outstanding stock units, performance shares, dividend equivalents and other stock-based awards will receive payment in settlement of such award in an amount determined by the Administrator, (iv) require that grantees surrender their outstanding options and SARs in exchange for payment, in cash or shares of common stock as determined by the Administrator, in an amount equal to the amount (if any) by which the then fair market value subject to the grantee’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable, or (v) after giving grantees the opportunity to exercise their outstanding options and SARs, the Administrator may terminate any or all unexercised options and SARs at such time as the Administrator determines appropriate.

The Administrator making the foregoing determinations following a Change of Control must be comprised of the same persons who constitute the Administrator immediately before the Change of Control.

No Repricing of Options or SARs. Except in connection with a corporate transaction involving us (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without stockholder approval.

Amendment and Termination of the Omnibus Plan. Our board of directors may amend or terminate the Omnibus Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No amendment or termination of the Omnibus Plan shall, without the consent of the grantee, impair any rights or obligations under any grant previously made to the grantee, unless such right has been reserved. The Omnibus Plan will terminate on the tenth anniversary of the closing date of the Merger, unless the Omnibus Plan is terminated earlier by our board of directors or is extended by our board of directors with the approval of the stockholders.

New Plan Benefits. Grants under the Omnibus Plan are discretionary, so it is currently not possible to predict the number of shares of common stock that will be granted or who will receive grants under the Omnibus Plan after the special meeting.

The last sales price of our common stock on [_], 2018, was $[__] per share.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to grants under the Omnibus Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to grants under the Omnibus Plan. This discussion is intended for the information of stockholders considering how to vote at the special meeting and not as tax guidance to grantees in the Omnibus Plan, as the consequences may vary with the types of grants made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture under section 83(b) of the Code); (ii) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held until the greater of one year from the date of exercise and two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to grants to our principal executive officer, our principal financial officer or our three most highly compensated officers, not including those two officers, if and to the extent such compensation, along with any other compensation paid in the same year, exceeds $1 million, and (iv) an award may be taxable to the recipient as ordinary income, with an additional 20% tax, at the time it becomes vested (even if the vesting date is prior to settlement of the award), if the award constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its principal executive officer, principal financial officer or any of its three other most highly compensated officers, in excess of $1,000,000 in any year. Under the recently enacted Tax Act, there is no longer an exclusion for performance-based compensation, whether pursuant to a plan such as the Omnibus Plan or otherwise.

We have the right to require that grantees pay to us an amount necessary to satisfy our federal, state or local tax withholding obligations with respect to grants under the Omnibus Plan. We may withhold from amounts payable under the Omnibus Plan or other compensation an amount necessary to satisfy tax withholding obligations. The Administrator may permit a grantee to satisfy the withholding obligation by having shares withheld from payment of a grant, provided that the number of shares withheld does not exceed the minimum applicable tax withholding for federal, state and local tax liabilities. The Administrator may permit a grantee to satisfy our withholding obligation that exceeds the minimum applicable withholding rate by transferring to us previously acquired shares of common stock.

Effective Date; Term

The Omnibus Plan was approved, and adopted, subject to approval by our stockholders, by our board of directors on December 12, 2017. No award will be granted under the Omnibus Plan on or after the tenth anniversary of the closing date of the Merger. Any award outstanding under the Omnibus Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of holders of a majority of the total votes cast on this Proposal 8 is required to approve the Omnibus Plan. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This Incentive Plan Proposal is conditioned upon the approval and completion of the Merger Proposal, Proposal 2 and the NASDAQ Proposal. If any of the Merger Proposal, Proposal 2 or the NASDAQ Proposal are not approved, this proposal will have no effect even if approved by our stockholders. Because stockholder approval of this Incentive Plan Proposal is a condition to completion of the Merger under the Merger Agreement, if this proposal is not approved by our stockholders, the Merger will not occur unless we and Intermex waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 8.

PROPOSAL NO. 9 — the DIRECTOR ELECTION PROPOSAL

Overview

Our board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. At the special meeting, stockholders are being asked to elect three Class I directors to our board of directors, with each Class I director having a term that expires at our annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Our board of directors has nominated each of Walter T. Beach, Jeremy Kuiper and Shami Patel to serve as Class I directors of FinTech. For more information on the experience of Messrs. Beach, Kuiper and Patel, see the section entitled “Information About FinTech — Management — Directors and Executive Officers” of this proxy statement/prospectus.

If the Merger Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of our existing directors will resign from our board of directors upon the closing of the Merger. See the section entitled “Management Following the Merger” of this proxy statement/prospectus for more information.

Required Vote

Assuming that a quorum is present at the special meeting, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Director Election Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

OUR BOARD OF DIRECTORS unanimously RECOMMENDS THAT OUR StockHOLDERS VOTE “FOR” the election of EACH OF THE three DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS as part of PROPOSAL 9.

proposal NO. 10 — the ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the special meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Merger Proposal, the charter Proposals, the Incentive Plan Proposal, the NASDAQ Proposal or the Director Election Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Merger Proposal, the charter Proposals, the Incentive Plan Proposal, the NASDAQ Proposal or the Director Election Proposal.

Required Vote

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the total votes cast on this Proposal 10 is required to approve the Adjournment Proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

OUR BOARD OF DIRECTORS unanimously RECOMMENDS THAT OUR StockHOLDERS VOTE “FOR” PROPOSAL 10.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences (i) to holders of our common stock that elect to redeem for cash their shares of our common stock (See the section entitled “Proposal No. 1. The Merger Proposal — Redemption Rights” for more information) and (ii) of the Merger to Interwire LLC. This summary applies only to holders of our common stock that hold their shares of our common stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of Company common stock in light of such holder’s circumstances or status, nor does it address tax consequences applicable to holders subject to special rules, such as:

•         dealers in securities or foreign currency;

•         broker-dealers;

•         traders in securities that elect to use a mark-to-market method of accounting;

•         tax-exempt organizations;

•         banks or trusts;

•         mutual funds;

•         life insurance companies, real estate investment trusts and regulated investment companies;

•         holders that actually or constructively own 10% or more of the Company’s voting stock;

•         holders that hold Company common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•         holders that have a functional currency other than the U.S. dollar;

•         holders that received Company common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•         U.S. expatriates;

•         controlled foreign corporations; or

•         passive foreign investment companies.

This summary is based on the Code, applicable Treasury regulations, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity characterized as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Company common stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights.

For U.S. federal income tax purposes, any person that is treated as a partner of Interwire LLC is generally required to take into account its distributive share of Interwire LLC’s items of income, gain, loss, deduction and credit, including any such items resulting from the Merger, substantially as though these items had been realized directly by such partner (and regardless of whether, when and to what extent Interwire LLC makes distributions to such partner).

This summary does not address the tax consequences of the Merger to any person that is treated as a partner of Interwire LLC. Any person that is treated as a partner of Interwire LLC should consult its own tax advisors as to the particular tax consequences to it of the Merger.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Exercise of Redemption Rights

For purposes of this summary, a U.S. Holder means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•         an individual who is a citizen or resident of the United States;

•         a corporation (or other entity that is treated as a corporation) created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•         an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•         a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this summary, a non-U.S. Holder means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

U.S. Holders

The U.S. federal income tax consequences to a U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Company common stock will depend on whether the redemption qualifies as a sale of Company common stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Company common stock, the holder will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the Company common stock redeemed. Whether a redemption qualifies for sale treatment will depend on the total amount of Company common stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of the Company common stock outstanding both before and after the redemption (including any Company common stock issued in the Merger). The redemption of Company common stock will generally be treated as a sale (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in the Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in the Company will depend on the holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only the Company common stock actually owned by the U.S. Holder, but also Company common stock constructively owned by the U.S. Holder. A U.S. Holder may constructively own, in addition to shares of Company common stock owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Company common stock which could be acquired pursuant to an exercise of Company warrants by such U.S. Holder.

If a redemption does not qualify as a sale, the U.S. Holder will be treated as receiving a distribution from the Company. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Company common stock. Any remaining excess will be treated as gain realized from the sale or exchange of the Company common stock.

Non-U.S. Holders

The U.S. federal income tax consequences to a non-U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Company common stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Company common stock, as described immediately above under “— Exercise of Redemption Rights — U.S. Holders.”

If the redemption qualifies as a sale of such non-U.S. holder’s Company common stock, the holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized unless:

•         the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the redemption, and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•         the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held the Company common stock, and, in the case where shares of Company common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the common stock of the Company at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of Company common stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such holder on the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a purchaser of Company common stock from such non-U.S. Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. holder. There can be no assurance that Company common stock will be treated as regularly traded on an established securities market. The Company does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can no assurance in this regard.

If the redemption does not qualify as a sale, the non-U.S. Holder will be treated as receiving a distribution from the Company. Subject to the discussion below under “— Foreign Account Tax Compliance Act,” in general, any distributions we make, to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the Company common stock (and, subject to the discussion below under “— Foreign Account Tax Compliance Act,” and the third bullet point above under “— Non-U.S. Holders,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding) and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or exchange of Company common stock, which will be treated as described above. Dividends paid to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Holders of Company common stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Company common stock pursuant to an exercise of redemption rights.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with the redemption of Company common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Company common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Company common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Company common stock.

The Merger

The Company and Intermex (i) intend that, for U.S. federal income tax purposes, the Merger will constitute an integrated plan described in Rev. Rul. 2001-46 and will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) have adopted the Merger Agreement as a plan of reorganization for purposes of Section 368 of the Code. No party to the Merger Agreement has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Accordingly, and on the basis of the foregoing, Interwire LLC generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received in the Merger and (2) the excess of the sum of the amount of cash received and the fair market value on the closing date of the Merger of the Company common stock received over Interwire LLC’s adjusted tax basis in its shares of Intermex common stock surrendered in the Merger. Interwire LLC will be required to treat all or a portion of such gain as dividend income if the receipt of cash by Interwire LLC in the Merger has the effect of a distribution of a dividend.

Interwire LLC will have an aggregate adjusted tax basis in the Company common stock received in the Merger equal to the aggregate adjusted tax basis of the shares of Intermex common stock surrendered in the Merger, increased by the amount of gain, if any, recognized, including any portion of the gain that is treated as a dividend, and decreased by the amount of cash received. The holding period of Company common stock received in the Merger will include the holding period of the shares of Intermex common stock surrendered in the Merger.

INFORMATION ABOUT FINTECH

General

We are a blank check company formed in May 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets, which we refer to as our initial business combination. Prior to our entering into the Merger Agreement, we sought to capitalize on the significant financial services, financial technology and banking experience and contacts of Daniel G. Cohen, our Chief Executive Officer and a director, Betsy Z. Cohen, our Chairman of the Board, James J. McEntee, III, our President and Chief Financial Officer, and our board of directors to identify, evaluate and acquire a business providing technological services to the financial services industry, with particular emphasis on businesses that provide data processing, storage and transmission services, data bases and payment processing services.

On January 25, 2017, we sold 17,500,000 units in our IPO at $10.00 per unit generating gross proceeds of $175,000,000. Each unit consisted of one share of our common stock and one half of one warrant where each whole warrant entitles the holder to purchase one share of our common stock. Simultaneously with the closing of the IPO, we consummated the sale of 420,000 placement units at a price of $10.00 per unit in the private placement to our Sponsor and Cantor, the underwriter for our IPO, generating gross proceeds of $4,200,000. Our initial stockholders hold an aggregate of 5,973,333 founder shares, all of which were issued in private placements prior to our IPO.

Of the net proceeds of our IPO and the private placement, $175,000,000 was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except for a portion of the interest income that may be released to us for working capital purposes or the payment of franchise taxes, none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by January 25, 2019. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of March 31, 2018, there was $175.8 million held in the trust account and $59,507 held outside the trust account. As of March 31, 2018, $536,962 has been withdrawn from the trust account for taxes and $500,000 has been withdrawn for working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations prior to the Merger. We intend to effect the Merger using cash held in our trust account and cash on hand to pay the Cash Merger Consideration and certain expenses incurred in connection with the Merger and related transactions, and issue authorized but unissued shares of our common stock in respect of the Common Stock Merger Consideration. If any of the funds released from the trust account are not used for payment of the Cash Merger Consideration, to fund the fees and expenses relating to the Merger and other transactions contemplated by the Merger Agreement, or to fund redemptions of our common stock, they will be used for general corporate purposes of the combined company, which may include repayment of indebtedness.

Selection of a Target Business and Structuring of our Initial Merger

NASDAQ rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors adopted the financial analysis reviewed by BTIG with our board, and the opinion of BTIG to our board, and determined that subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the opinion, the enterprise value of Intermex implied by the various financial analyses BTIG conducted in connection with its opinion equaled or exceeded 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing of the Merger Agreement.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Merger closing, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $175.8 million on March 31, 2018, the estimated per share redemption price would have been approximately $10.05.

Our initial stockholders and Cantor have waived their redemption rights with respect to their founder shares and placement shares in connection with the Merger, and our initial stockholders have also waived their redemption rights with respect to any public shares they hold in connection with the Merger. All such shares held by our initial stockholders and Cantor will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Merger. Public stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the closing of the Merger, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “Special Meeting of FinTech Stockholders — Redemption Rights and Procedures.” Unlike many other blank check companies, our public stockholders are not required to vote against the Merger in order to exercise redemption rights. If the Merger is not completed, then public stockholders electing to exercise redemption rights will not be entitled to redeem the shares of common stock and will not receive payment for any shares they elected to redeem.

Our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger.

Limitation on Redemption Rights

Notwithstanding the foregoing, our charter provides that a public stockholder, together with its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO.

Employees

We currently have no full time employees and do not intend to have any full time employees prior to consummation of the Merger. Each of our executive officers and directors is engaged in other business endeavors and is not obligated to contribute any specific number of hours per week to our affairs, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Merger.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title
Betsy Z. Cohen*	76	Chairman of the Board of Directors
Daniel G. Cohen*	48	Chief Executive Officer and Director
James J. McEntee, III	60	President and Chief Financial Officer
Walter Beach	51	Director
Shami Patel	49	Director
Jeremy Kuiper	55	Director

____________

*         Mr. Cohen is the son of Mrs. Cohen.

Betsy Z. Cohen has served as Chairman of our board of directors since August 2016. She served as a director of FinTech I and its successor, CardConnect Corp. (Nasdaq: CCN), a provider of payment processing solutions to merchants, from November 2013 until May 2017, and previously served as Chairman of the board of directors of FinTech I from July 2014 through July 2016 and as FinTech I’s Chief Executive Officer from July 2014 through August 2014. She served as Chief Executive Officer of Bancorp and its wholly-owned subsidiary, Bancorp Bank, since September 2000 and Chairman of Bancorp Bank since November 2003, and resigned from these positions upon her retirement in December 2014. She served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust (NYSE: RAS), a real estate investment trust, since its founding in August 1997, through her resignation as of December 31, 2010 and served as RAIT’s Chief Executive Officer from 1997 to 2006. Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (NYSE: AET), an insurance company. Our board has determined that Mrs. Cohen’s extensive experience in the financial services industry generally, and the financial technology industry in particular, as well as extensive experience in operating financial services companies in a public company environment, qualifies her to serve as a member of our board of directors.

Daniel G. Cohen has served as a director and our Chief Executive Officer since May 2015. He previously served as a director of FinTech I from November 2013 until July 2016, as FinTech I’s President and Chief Executive Officer from August 2014 until July 2016, and as FinTech I’s Executive Vice President from July 2014 through August 2014. He has been the Chairman of Bancorp and Chairman of the Executive Committee of Bancorp’s Board of Directors since its inception in 1999. Mr. Cohen is Vice-Chairman of the Bank’s Board of Directors and Chairman of its Executive Committee. He had previously been Chairman of the Bank’s Board of Directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been the Bank’s Chief Executive Officer. Mr. Cohen has served as the President of Cohen & Company Financial Limited (formerly Euro DeKania Management Ltd.), a wholly owned subsidiary of IFMI (NYSE: IFMI), formerly Cohen & Company Inc., and Alesco Financial, Inc. (which merged into IFMI), investment firms specializing in credit-related fixed income investments, since September 2013. Mr. Cohen has also served since September 2013, as President and Chief Executive Officer of all businesses of IFMI, LLC arising out of or related to Europe. Mr. Cohen served as Chief Executive Officer and Chief Investment Officer of IFMI from December 2009 through September 2013, as their respective Chairman of the Board of Directors since October 2006 and as Executive Chairman from October 2006 through December 2009. He is also Chairman of JVB Financial, a broker dealer subsidiary of IFMI. In addition, before its merger with Alesco Financial, Mr. Cohen served as the Chairman of the Board of Managers of Cohen Brothers LLC, an investment firm specializing in credit related fixed income investment, from 2001, as Chief Investment Officer from October 2008 and as Chief Executive Officer from December 2009. He previously served as Chief Executive Officer of RAIT from December 2006, when it merged with Taberna Realty Finance Trust, to February 2009, and served as a trustee from the date RAIT acquired Taberna until his resignation from that position in February 2010. Mr. Cohen was Chairman of the Board of Trustees of Taberna Realty Finance Trust from its inception in March 2005 until its December 2006 acquisition by RAIT, and its Chief Executive Officer from March 2005 to December 2006. Mr. Cohen served as a director of Star Asia, a joint venture investing in Asian commercial real estate, from February 2007 to February 2014 and as a director of Muni Funding Company of America, LLC, a company investing in middle-market non-profit organizations, from April 2007 to June 2011. Our board has determined that Mr. Cohen’s service as a director and as an executive officer of various entities in the banking industry have provided him with industry specific expertise that qualifies him to serve as a member of our board of directors.

James J. McEntee, III has served as our President and Chief Financial Officer since May 2015. He served as FinTech I’s Chief Financial Officer and Chief Operating Officer from August 2014 to July 2016. He has served as the Managing Principal of StBWell, LLC, an owner and operator of real estate, since June 2010. Mr. McEntee has been a director of both Bancorp and its wholly-owned subsidiary Bancorp Bank since September 2000 and a director of T-Rex Group, Inc., a provider of risk analytics software for investors in renewable energy, since November 2014. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from the date of its incorporation in 2006 until its merger with

Cohen & Company in December 2009 and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009, and was a managing director of IFMI (a successor company to Cohen & Company) and was the Vice-Chairman and Co-Chief Operating Officer of JVB Financial through October 2013. Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. Mr. McEntee has served since 2008 as a director of The Chester Fund, a nonprofit organization, and has served as its Chairman since July 2012.

Independent Directors

Walter T. Beach has served as a director since August 2016. He previously served as a director of FinTech I from November 2014 until July 2016. He has been a director of both Bancorp and Bancorp Bank since 1999. Mr. Beach has been a Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. As research director, he was one of two major contributors to overall investment management. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of Resource Capital Corp. (NYSE: RSO), a real estate investment trust, since 2005. Mr. Beach served as a director of Institutional Financial Markets, Inc. from December 2009 to September 2013. Our board has determined that Mr. Beach’s extensive experience in the financial services industry and as a member of the boards of various public companies qualifies him to serve as a member of our board of directors.

Shami Patel has served as a director since August 2016 and previously served as a director of FinTech I from November 2014 until July 2016. He has served as the Co-Head of the Venture Capital Team and General Partner of Pacific View Ventures, a division of Pacific View Asset Management, LLC, an investment advisory firm, since July 2014 and as the Vice Chairman of the Board of Golden Pacific Bancorp, Inc., a financial holding company that provides banking and other financial products and services, from October 2010 through January 1, 2015. He has served at Clean Pacific Ventures Management, LLC, a venture capital firm specializing in early stage investments, as a venture partner since February 2013. From September 2009 to November 2011, Mr. Patel was a partner at, and served on the Executive Committee of, Hexagon Securities, LLC, a credit focused investment bank and securities firm. From 2001 to August 2009, he served as Managing Director and Senior Partner at Cohen & Company, where he helped launch Alesco Financial, Inc., where he served as Chief Operating Officer and Chief Investment Officer from 2006 to 2009. From 1999 to 2000, he served as Chief Financial Officer for TRM Corporation (NASDAQ: TRMM), a consumer and financial services company. In 2000, he founded iATMglobal.net, a middleware software business where he served as Chief Executive Officer and which was sold to NCR Corporation in 2001. He served as Vice President of the West Coast Region for Sirrom Capital Corporation, a mezzanine finance fund, from 1998 to 1999. Prior to this he was in the business services group at Robertson Stephens, an investment banking firm from 1997 to 1998 and served as a strategy consultant in the energy group at Andersen Consulting from 1991 to 1993. Mr. Patel has served on the Board of the Duke University School of Law since 2011 and has been a Senior Lecturing Fellow since 2012 and a member of the Advisory Board of the Law and Entrepreneurship Program at Duke since 2013. Mr. Patel has also served on the Executive Committee of the Seven Hills School since 2010 and has been the Treasurer of the Board of Trustees since 2012. Our board has determined that Mr. Patel’s extensive experience in the financial services industry both as an investor and operator of various private and public high growth companies qualifies him to serve as a member of our board of directors.

Jeremy Kuiper has served as a director since August 2016 and has served as Managing Director of the Payment Solutions division of Bancorp since 2007. In January 2016 he assumed responsibility for all payments business units within Bancorp, including the Payment Acceptance Group and ACH Services. Previously, he served as Director of Financial Management, Operations and Credit Risk Management at BankFirst and served in other positions at that company between 2000 and 2007. From 1997 through 2007, he served as Senior Vice President of United Credit National Bank where he oversaw card products. From 1994 through 2007, he served as Senior Vice President of Specialized Card Services, where he was responsible for all information services, customer service and other aspects of card management. Mr. Kuiper is an in-demand industry panelist/speaker and participates on many boards, including the Network Branded Prepaid Card Association, of which he is a former Chairman. Our board has determined that Mr. Kuiper’s extensive experience in the financial technology industry qualifies him to serve as a member of our board of directors.

Director Independence

NASDAQ listing rules require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Messrs. Beach, Patel and Kuiper are independent directors under the NASDAQ rules and Rule 10A-3 of the Exchange Act.

Number and Terms of Office of Officers and Directors

Under our charter, our board of directors is currently divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. Our charter provides that the term of office of the first class of directors, consisting of Walter T. Beach, Jeremy Kuiper and Shami Patel, will expire at our first annual meeting of stockholders and the term of office of the second class of directors, consisting of Betsy Z. Cohen and Daniel G. Cohen, will expire at the second annual meeting of stockholders. However, if the Merger is consummated, the proposed amendments to our charter will divide our board of directors into three classes with staggered three-year terms of office. See the section entitled “Proposal No. 3 — Classification of the Board of Directors” for additional information.

Board of Directors and Committees

Prior to the consummation of our IPO, our board of directors formed an audit committee.

During the fiscal year ended December 31, 2017, our board of directors passed one action by unanimous written consent and held one meeting and our audit committee held four meetings. Each of our directors attended at least 75% of their respective board and committee meetings, other than Walter T. Beach. We do not have a policy regarding director attendance at annual meetings, but encourage the directors to attend if possible.

Audit Committee

The rules of NASDAQ and Section 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. We have established an audit committee of the board of directors, which consists of Messrs. Patel, Kuiper and Beach, all of whom meet the independent director standard under NASDAQ’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Patel serves as Chairman of our audit committee.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•         reviewing and discussing with management and the independent auditor our annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•         discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•         discussing with management major risk assessment and risk management policies;

•         monitoring the independence of the independent auditor;

•         verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•         reviewing and approving all related-party transactions;

•         inquiring and discussing with management our compliance with applicable laws and regulations;

•         pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•         appointing or replacing the independent auditor;

•         determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•         establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•         approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under NASDAQ’s listing rules. The NASDAQ listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NASDAQ Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Patel satisfies NASDAQ’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of Messrs. Beach and Patel, each of whom meets the independent director standard under NASDAQ’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Beach serves as Chairman of our compensation committee.

The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•         reviewing and approving the compensation, if any, of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our incentive compensation equity-based remuneration plans;

•         assisting management in complying with our proxy statement and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         producing a report on executive compensation to be included in our annual proxy statement;

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•         monitoring compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

The Compensation Committee Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating committee upon consummation of the Merger. At that time, our board of directors intends to adopt a charter for this committee. See the section entitled “Management Following the Merger” for additional information. Prior to such time, our independent directors will address any nominations process, as required by NASDAQ.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws, a copy of which is attached as an exhibit to our latest annual report on Form 10-K filed with the SEC. We will make a printed copy of our code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to us as follows: FinTech Acquisition Corp. II, 2929 Arch Street, Suite 1703, Philadelphia, PA, 19104 Attention: James J. McEntee, III.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of our equity securities with the SEC. Our officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to us during the most recent fiscal year, and Forms 5 with respect to our most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed by our officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2017, except for a late Form 4 transaction reported on our Sponsor’s Form 5 filed in January 2018.

Executive Compensation

Compensation Discussion and Analysis

None of our executive officers or directors has received any compensation (cash or non-cash) for services rendered. We will not pay compensation of any kind, including finder’s and consulting fees, to holders of founder shares, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of the Merger other than (i) repayment of loans made to us by our Sponsor to cover offering-relating and organization expenses and (ii) repayment of up to $1,100,000 in incremental loans which our Sponsor has committed to make to finance transaction costs in connection with the Merger (provided that, if we do not consummate the Merger and do not consummate another business combination prior to January 25, 2019, we may use working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account will be used for such repayment other than interest earned thereon). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, including the Merger. Our audit committee must approve all payments in excess of $5,000 to be made to any initial stockholder, our Sponsor, our directors and officers or our or their affiliates.

After the consummation of the Merger, directors or members of our management team who remain in one of those capacities may be paid director, consulting, management or other fees from the combined company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. For a discussion of our executive compensation arrangements after the closing of the Merger, please see the section entitled “Management Following the Merger.”

We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Walter Beach, Chair

Shami Patel

Independent Auditors’ Fees

The firm of WithumSmith+Brown, PC, which we refer to as Withum, acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to Withum for services rendered. Withum will not act as the independent registered public accounting firm for the combined company after closing of the Merger.

Audit Fees

During the years ended December 31, 2017 and 2016, audit fees for our independent registered public accounting firm were $51,000 and $0, respectively. Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and services that are normally provided by Withum in connection with regulatory filings.

Audit-Related Fees

During the years ended December 31, 2017 and 2016, audit-related fees for our independent registered public accounting firm were $42,500 and $22,000, respectively.

Tax Fees

During the years ended December 31, 2017 and 2016, our independent registered public accounting firm did not render any tax services to us.

All Other Fees

During the years ended December 31, 2017 and 2016, there were no fees billed for services provided by our independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since our audit committee was not formed until January 19, 2017, the audit committee did not pre-approve any of the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by the committee following its formation. Our audit committee, on at least an annual basis, reviews audit and non-audit services performed by Withum as well as the fees charged by Withum for such services. Our policy is that all audit and non-audit services must be pre-approved by the audit committee. All of such services and fees provided subsequent to January 19, 2017 were pre-approved.

Status as a Controlled Company

Because the parties to the Shareholders Agreement will collectively beneficially own a majority of our outstanding voting common stock following the completion of the Merger, we expect to be a controlled company under the NASDAQ corporate governance requirements. A controlled company need not comply with the NASDAQ corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and governance committees. We intend to utilize some or all of these exemptions. Notwithstanding our status as a controlled company, we will remain subject to the NASDAQ corporate governance requirement that requires us to have an audit committee composed entirely of independent directors.

If at any time we cease to be a controlled company, we will take all action necessary to comply with the NASDAQ rules, including appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period. We will cease to qualify as a controlled company once the parties to the Shareholders Agreement no longer control a majority of our voting stock.

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such. In addition, in the ordinary course of our business, we are also subject to lawsuits, investigations and claims. Regardless of the outcome of these matters, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors

FINTECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “FinTech Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to FinTech Acquisition Corp. II.

Overview

We are a blank check company incorporated on May 28, 2015 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to use cash from the proceeds of our IPO and the private placement, our capital stock, debt or a combination of cash, stock and debt to effectuate our initial business combination. We have until January 25, 2019 to consummate our initial business combination. If we do not consummate the Merger or another business combination by January 25, 2019, we will distribute the aggregate amount then on deposit in the trust account pro rata to our public stockholders and cease all operations except for the purposes of winding up our affairs.

Recent Events

On December 19, 2017 we entered into the Merger Agreement, which provides for our acquisition of Intermex pursuant to the Merger. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement” for additional information.

Results of Operations

We have neither engaged in any operations nor generated any revenues as of December 31, 2017. Our only activities from inception to December 31, 2017 have been organizational activities, preparation for and consummation of our IPO, identifying a target company for a business combination and activities in connection with the proposed acquisition of Intermex. We do not expect to generate any operating revenues prior to the completion of our initial business combination, of which there can be no assurance.

Upon the consummation of our IPO on January 25, 2017, we deposited $175,000,000 of the gross proceeds of our IPO and private placement into the trust account. Funds in the trust account are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds investing solely in U.S. treasuries and meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act. Following our IPO and prior to the proposed Merger, we have generated, and expect to continue to generate, non-operating income in the form of interest income on cash and marketable securities held in the trust account. We expect to incur increased operating expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses relating to an initial business combination.

For the three months ended March 31, 2018, we had a net loss of $29,241, which consists of operating costs of $413,173 and a provision for income taxes of $100,737, offset by interest income on cash and marketable securities held in the trust account of $484,669.

For the three months ended March 31, 2017, we had a net loss of $165,090, which consists of operating costs of $226,756, offset by interest income on marketable securities held in the trust account of $61,666.

For the year ended December 31, 2017, we had a net loss of $185,347, which consists of operating costs of $1,131,812 and a provision for income taxes of $436,721, offset by interest income on cash and marketable securities held in the trust account of $1,383,186. For the year ended December 31, 2016, we had a net loss of $1,621 and incurred costs of $1,621. This compares to a net loss of $2,187 for the period from May 28, 2015 (inception) through December 31, 2015, mainly comprised of professional fees.

Liquidity and Capital Resources

Until the consummation of our IPO on January 25, 2017, our only source of liquidity was the sale of 5,973,333 founder shares to our Sponsor and certain of our initial stockholders for an aggregate purchase price of $28,311, and monies loaned to us by our Sponsor to fund organizational costs and expenses in connection with our IPO. As of December 31, 2017, all such loans from our Sponsor have been repaid.

On January 25, 2017, we issued 17,500,000 of our units in our IPO at a price of $10.00 per unit generating gross proceeds of $175,000,000. Simultaneously with the closing of our IPO, we sold an aggregate of 420,000 placement units in the private placement for an aggregate purchase price of $4,200,000, or $10.00 per unit, to our Sponsor (390,000 units) and Cantor (30,000 units), the underwriter for our IPO, pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act. Each placement unit consists of one share of our common stock and a placement warrant to purchase one half of one share of common stock at an exercise price of $11.50 per share, subject to adjustment. Following our IPO, $175,000,000 of the gross proceeds of our IPO and the private placement were placed into the trust account.

As of March 31, 2018, we had cash of $59,507 held outside the trust account. At March 31, 2018, we had $601,667 of accounts payable, accrued expenses and income taxes payable, a $115,000 promissory note to a related party, $25,000 of deferred legal fees payable relating to the IPO, which are payable only if we consummate a business combination or upon dissolution of the Company if a business combination is not completed by January 25, 2019, and $9,190,000 of deferred underwriting fees, which are payable only if we consummate a business combination. The deferred underwriting fees are held in the trust account.

As of  March 31, 2018, we had cash and marketable securities held in the trust account of $175,830,893 (including approximately $831,000 of interest income). Interest income on the balance in the trust account may be used by us for working capital purposes (not to exceed $500,000 in the aggregate) and to pay taxes or any dissolution expenses. Through March 31, 2018, we have withdrawn a net amount of $1,036,962 from the interest earned on the trust account. In April 2018, we withdrew an additional $81,781 from the interest earned on the trust account to pay for income taxes.

For the three months ended March 31, 2018, cash used in operating activities was $955,036, consisting primarily of a net loss of $29,241, changes in operating assets and liabilities of $441,126 and interest earned on cash and marketable securities held in the trust account of $484,669.

For the year ended December 31, 2017, cash used in operating activities was $667,720, consisting primarily of a net loss of $185,347 and interest earned on cash and marketable securities held in the trust account of $1,383,186. Changes in operating assets and liabilities provided $900,813 of cash for operating activities.

We intend to use substantially all of the funds held in the trust account to complete our initial business combination. We may withdraw interest on funds held in the trust account for working capital purposes (not to exceed $500,000 in the aggregate), the payment of taxes or dissolution expenses, if any. If we use our equity or debt securities as consideration for our initial business combination, or we do not use all of the funds released from the trust account for payment of such consideration, we may apply the excess funds for general corporate purposes, including for maintenance or expansion of operations of acquired businesses, the payment of principal or interest due on indebtedness incurred in consummating the initial business combination, including loans made to us by our Sponsor to fund an initial business combination, or for working capital (see Note 5 to our Consolidated Financial Statements — Related Party Transactions included elsewhere in this proxy statement/prospectus). Funds held in the trust account may also be used to fund the redemption of common stock as described in Note 1 to our Consolidated Financial Statements — Description of Organization and Business Operations included elsewhere in this proxy statement/prospectus.

We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, pay for travel expenditures, structure, negotiate and complete a business combination, and for working capital purposes.

Our Sponsor has committed to loan us funds from time to time of up to a maximum of $1,100,000 to finance transaction costs in connection with an initial business combination and for working capital requirements following our IPO. For a description of the terms of this loan, see Note 5 to our Consolidated Financial Statements — Related Party Transactions included elsewhere in this proxy statement/prospectus. As of March 31, 2018, $115,000 in loans was outstanding.

In connection with our assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern.

Off-balance sheet financing arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policy:

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Shares of common stock subject to possible redemption at March 31, 2018 and 2017 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. We have not considered the effect of warrants to purchase 8,960,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.

INFORMATION ABOUT INTERMEX

Throughout this section, unless otherwise noted “we”, “us” and the “Company” refer to Intermex and its consolidated subsidiaries.

Overview

Intermex is a rapidly growing and leading money remittance services company focused on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in 50 states, Washington D.C., and Puerto Rico, where customers can send money to beneficiaries in Mexico, Guatemala and 15 additional Latin American countries. Our services are accessible in person through our 85,000 sending and paying agents and company-owned stores, as well as online and via Internet-enabled mobile devices.

Money remittance services are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other customers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the US dollar also earn revenue through our daily management of currency exchange spreads.

Our money remittance services enable our customers to send and receive funds through our extensive network of locations in the United States that are primarily operated by third-party businesses, which we refer to as agents, and a small number of company-owned stores in the LAC corridor. In addition, our services are offered digitally through Intermexonline.com and via Internet-enabled mobile devices. We currently operate in the United States, Mexico, Guatemala and 15 additional countries. Since January 2015 through December 31, 2017 we have grown our agent network by more than 73%, and increased our remittance transactions volume by approximately 71%. In 2017, we processed approximately 19 million remittances, representing over 30% growth as compared to 2016, for an aggregate remittance amount of approximately $6.8 billion.

We were founded in 1994 in Miami, Florida and since 2009 through March 31, 2018, we have remitted $29.1 billion from the United States to the LAC corridor. Our revenues for the year ended December 31, 2013 were $82.8 million and our revenues for the year ended December 31, 2017 were $215.5 million, which represents a CAGR of 27.1% during such period. Our net (loss) income for the year ended December 31, 2013  was $1.7 million and our net (loss) income for the year ended December 31, 2017 was $(13.5) million. Our Adjusted Net Income for the year ended December 31, 2013 was $2.7 million and our Adjusted Net Income for the year ended December 31, 2017 was $11.6 million, which represents a CAGR of 44.5% during such period. Our Adjusted EBITDA for the year ended December 31, 2013 was $9.1 million and our Adjusted EBITDA for the year ended December 31, 2017 was $33.4 million, which represents a CAGR of 38.4% during such period. For reconciliations of (1) Adjusted EBITDA to net (loss) income, the closest GAAP measure, and (2) Adjusted Net Income to net (loss) income, the closest GAAP measure, see “Selected Historical Consolidated Financial Information of Intermex.” The graphics set forth below provide details on our current and historical market share of the remittance volume (in dollars) to each of Mexico and Guatemala.

____________

(1)      Source: Banco de Guatemala and Banco de Mexico — US originating volume.

Our Competitive Strengths

•         Exclusive focus on the Latin American Corridor. Unlike many of our competitors, who we believe prioritize global reach over growth and profitability, we are focused exclusively on one geographical region. We believe the LAC corridor provides an attractive operating environment with significant opportunity for future growth. According to data from the World Bank, the LAC corridor represented approximately 13% of total worldwide remittance volume for 2016, or $74.3 billion of annual transaction volume, and was the most rapidly growing remittance corridor in the world.

•         Highly scalable, proprietary software platform. We provide our money remittance services utilizing our internally developed proprietary software systems, which we believe enhance the productivity of our network of agents, enabling them to quickly, reliably and cost-effectively process remittance transactions. Our proprietary software systems were designed to incorporate real-time compliance functionality, which improves our regulatory compliance and helps to minimize fraud. We have developed a platform that has the capacity to handle traffic well in excess of ten times the number of transactions we currently process. Our money remittance platform has experienced limited downtime with our 2017 downtime being less than 0.01%, despite multiple natural disasters in our markets during that period.

•         Highly selective agent recruitment process designed to identify productive long-term partners. We strategically target agents for our network only after a metric-based analysis of potential productivity and a thorough vetting process. In our agent selection process we focus on geographic locations that we believe are likely to have high customer volume and demand for our services. By closely monitoring individual agent performance and money remittance trends, we can offer our agents real-time technical support and marketing assistance to help increase their productivity and remittance volume. As a result of our high touch approach, we have increased the productivity of our network of agents by over a 14% compound annual growth basis, as measured in the average wires per sending agent, since 2011.

•         Strong relationships with major banks and financial institutions. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. We benefit from our strong and long-term relationships with a number of large banks and financial institutions. We believe we are the only privately-owned company in our industry that maintains a long-term relationship with each of Wells Fargo, Bank of America and US Bank, which represented over 65% of the cash deposits made by our agents during 2017. In addition, we maintain strong relationships with a number of other national and regional banking and financial institutions in the

United States and Latin America. Due to increasing regulatory scrutiny of banks and financial institutions, we believe that new banking relationships may be difficult to develop, hence creating a barrier to entry to new competition and making our existing relationships a competitive advantage.

•         Powerful brand with strong consumer awareness and loyalty in the LAC corridor. We believe we are a leading money remittance provider from the United States to the LAC corridor, processing 15.4% of the aggregate volume of remittances to Mexico as reported by the Central Bank of Mexico in 2017 and 19.6% of the aggregate volume of remittances to Guatemala as reported by the Central Bank of Guatemala in 2017. We believe that our customers associate the Intermex brand with reliability, strong customer service and the ability to safely and efficiently remit their funds.

•         Strong compliance processes and procedures. We operate in a highly-regulated environment and are reviewed by regulators and external auditors periodically. We maintain a comprehensive and rigorous compliance process with policies, procedures and internal controls designed to exceed current regulatory requirements. Our software also includes embedded compliance systems that provide real-time transaction alerts and OFAC screening. Our risk and compliance management tools include programs by Equifax, Experian, LexisNexis and TransUnion, among others.

•         Experienced and proven management team. Our management team consists of industry veterans with a track record of achieving profitable growth, even during periods involving transformative transactions, such as during the time around our acquisition by Stella Point Capital. Led by our Chief Executive Officer, Robert Lisy, with a successful 27-year track record in the retail financial services and electronic payment processing industry, our team has grown Adjusted EBITDA from $18.8 million in 2015 to $33.4 million in 2017, while growing our aggregate number of remittance transactions to the LAC corridor by 71% during that period.

Our Growth Strategy

We believe we are well positioned to drive continued growth by executing on the following core strategies:

•         Expand our market share in our largest corridors. The two largest remittance corridors we serve are the United States to Mexico and United States to Guatemala corridors. According to the World Bank, the United States to Mexico remittance corridor was the largest in the world in 2016, with an aggregate of over $28.1 billion sent. The United States to Guatemala corridor represented the eighth largest in the world in 2016 as reported by the World Bank, with an aggregate of over $6.7 billion sent. We aim to continue to expand our market share by:

•         Growing our market share in our current stronghold states. We are currently well-established in 15 states (Alabama, Delaware, Florida, Georgia, Kentucky, Maryland, Mississippi, North Carolina, New Jersey, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia) and poised for continued profitable growth within those markets via targeted regional penetration. We believe that we can leverage our current customer data to increase repeat customer usage, track and effectively recapture one-time users of our service and improve sending agent productivity to drive growth in these states.

•         Increasing our market share in growth states. We have identified 10 states (California, Colorado, Illinois, Kansas, Nevada, New York, Oklahoma, Texas, Utah and Wisconsin), collectively accounting for approximately 63% of the United States to Mexico remittance send volume, according to the Bank of Mexico, where we expect to realize significantly increased market share growth. In particular, we are staging a targeted marketing effort in these large states where we are underrepresented.

•         Expand our services into new corridors. We believe that there is significant room to grow our business in underserved geographic regions in the LAC where there is demand from customers and agents for our value-added approach to money remittances. Specifically, we are targeting future growth opportunities via new corridors from the United States to other non-Spanish speaking LAC regions, including the Caribbean. In 2017, we achieved strong 38% and 50% growth in remittance volume to our newer markets of El Salvador and Honduras, respectively, compared to 2016. We are currently in discussions with paying agents and prospective employees in these new corridors.

•         Leverage our technology in the business-to-business market. We believe that our money remittance platform has significant excess capacity. We believe we can leverage this capacity to sell business-to-business solutions to third parties, such as banks and major retailers.

•         Continue to grow online and mobile remittance channels. Our money remittance platform currently enables our customers to send funds from the United States to Latin America through the Internet via Intermexonline.com and on their Internet-enabled mobile devices. We believe these channels not only expand our potential customer base as digital transaction capabilities become more relevant to Latin American consumers but also benefit from secular and demographic trends as consumers continue to migrate to conducting financial transactions online.

Operations and Services

Money remittance services are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other customers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value add. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies also earn revenue through our daily management of currency exchange spreads.

The majority of our money remittance transactions are generated through our agent network of retail locations and company-owned stores where the transaction is processed and payment is collected by our agent. Those funds become available for pickup by the beneficiary at the designated receiving destination, usually within minutes, at any Intermex payer location. In select countries, the designated recipient may also receive the remitted funds via a deposit directly to the recipient’s bank account, mobile phone account or prepaid card. Our locations in the United States, also referred to as our sending agents, tend to be individual establishments, such as multi-service stores, grocery stores, convenience stores, bodegas and other retail locations. Our payers in Latin America are referred to as paying agents, and generally consist of large banks and financial institutions or large retail chains. Elektra is our largest paying agent and processes a significant portion of remittances in the LAC corridor. Each of our sending agents and our paying agents are primarily operated by third-party businesses where our money remittance services are offered. Additionally, we operate a small number of retail locations in the United States, which we refer to as company-owned stores, which are Intermex-owned and operated locations where our money remittance services are available. We also operate subsidiary payer networks in Mexico under the Pago Express brand and in Guatemala under the Intermex brand. These networks contribute payer locations that reach some of the most remote areas in those countries, providing increased convenience to our customers in the United States, Mexico and Guatemala.

At our agent locations, our customers may initiate a transaction directly with an agent, or through a direct-dialed telephone conversation from our agent location to our call centers. Many of our agents operate in locations that are open outside of traditional banking hours, including nights and weekends. Our agents understand the markets that they serve and coordinate with our sales and marketing teams to develop business plans for those markets. We hold promotional events for our agents to help familiarize them with the Intermex brand and to incent the agents to promote our services to customers. We have increased the productivity of our network of agents by over a 14% compound annual growth basis, as measured in the average wires per sending agent, since 2011. We believe our agents are as much as 4.5 times as productive as the overall industry average.

Our money remittance services are also available on the Internet via Intermexonline.com, enabling customers to send money twenty-four hours a day conveniently from their computer or Internet-enabled mobile device. Those funds can be sent to any of our paying agent locations or to a recipient’s bank account, funding the transaction using debit card, credit card, or through electronic funds transfer processed through the automated clearing house (“ACH”) payment system.

We maintain call centers in Mexico and Guatemala, providing call center services 365 days per year and customer service in both English and Spanish, as well as the possibility of service in many of the regional dialects that our customers speak. Our call centers are able to provide customer service for inbound customer calls, and have technology available for direct calls from customers at our agent locations in processing remittance transactions.

Cash Management Bank Relationships

We buy and sell a number of global currencies and maintain a network of settlement accounts to facilitate the timely funding of money remittances and foreign exchange trades. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. We believe we are the only privately-owned company in our industry that maintains a long-term relationship with each of Wells Fargo, Bank of America and US Bank, which represented over 65% of the cash deposits made by our agents during 2017. In addition, we maintain strong relationships with a number of other national and regional banking and financial institutions in the United States and Latin America. In particular, we have benefitted from our 15-year relationship with US Bank, which manages our main operating account, and from strong relationships with Bancomer, Wells Fargo and KeyBank as our primary banks for exchange rate management with respect to the foreign currencies. Finally, we rely on our relationships with Wells Fargo, Bank of America and US Bank, as well as KeyBank and North American Banking Company, for check processing services.

Information Technology

Currently, all of our software is proprietary and has been developed internally by our software development team. Our software acts as a point of sale for our money remittance transactions and incorporates real-time compliance functionality, which improves our regulatory compliance and helps to minimize fraud. Our money processing software is critical to our operations while our back-office software is critical for settling our transactions.

In addition to our money remittance software, we continue to develop programs and defenses against cyber attacks. We are fully aligned with the cybersecurity framework, which is a voluntary framework that most companies in the financial services industry follow. We utilize a number of third party vendors that monitor our systems and inform us of any attempted attacks. We also utilize a third party consultant to act as our Chief Information Security Officer (“CISO”) and audit our cybersecurity policies and practices. Our CISO plans to deliver an annual report to our board of directors beginning in 2018.

In addition to our proprietary and internally developed software systems, we have analytical data which enables us to analyze market trends, performance of market segments, agents’ performance and consumers’ habits in real time.

We continually invest in our technology platform that has the capacity to handle traffic well in excess of ten times the number of transactions we currently process. A load balancing configuration between tier-1 datacenters, in addition to failover redundancy, provide uptime performance. Our technology platform has experienced limited downtime, with our 2017 downtime being less than 0.01%, despite multiple natural disasters in our markets during that period.

Transaction Processing Engine. Our Transaction Processing Engine, developed through a combination of databases, web services and applications, allows us to process money remittances reliably and quickly by leveraging a proprietary rules engine to apply granular-level product feature customization. The Transaction Processing Engine also leverages real-time risk management algorithms to improve our regulatory compliance and helps to minimize fraud.

Payer API Platform. Our internally developed and proprietary payer Application Programming Interface (“API”) platform securely and efficiently integrates our transaction processing engine directly with the platforms of our paying agents, so that we can deliver money remittances quickly to our paying agents while optimizing the efficiency/speed of adding new payers to our network and integrating payers’ software and systems with our software and systems.

Intellectual Property

The Intermex brand is critical to our business. In the markets in which we compete, we derive benefit from our brand, as we believe the Intermex brand is recognized for its speed, cost effectiveness and reliability for money remittances throughout the United States and Latin America. We use various trademarks and service marks in our business, including, but not limited, to Intermex, International Money Express, CheckDirect and Pago Express, some of which are registered in the United States and other countries. In addition, we hold one U.S. patent and maintain a portfolio of Intermex branded and related domain names.

We rely on a combination of patent, trademark and copyright laws and trade secret protection and confidentiality or license agreements to protect our proprietary rights in products, services, expertise, and information. We believe the intellectual property rights in processing equipment, computer systems, software and business processes held by us and our subsidiaries provide us with a competitive advantage. We take appropriate measures to protect our intellectual property to the extent such intellectual property can be protected.

Sales and Marketing

The majority of our money remittance transactions are generated through our agent network of retail locations and company-owned stores where the transaction is processed and payment is collected by our agent. Those funds become available for pickup by the beneficiary at the designated destination, usually within minutes, at any Intermex payer location. Our agent locations include multi-service stores, grocery stores, convenience stores, bodegas and other retail locations. The vast majority of our agents are provided access to our proprietary money remittance software systems, while others have access to our combination telephone and fax/tablet set up, which we call telewire, enabling direct access to our call centers for money remittance services. In all of our independent agent locations the agent provides the physical infrastructure and staff required to complete the remittances, while we provide the central operating functions, such as transaction processing, settlement, marketing support, compliance training and support and customer relationship management. We also operate 31 company-owned stores in the United States. When a money remittance transaction is initiated at a company-owned store, only the paying agent earns a commission. We retain customer data, which enables us to increase repeat customer usage, track and effectively recapture one-time users of our service and improve sending agent productivity.

We market our services to customers in a number of ways, directly and indirectly through our agents and paying agents, promotional activities, traditional media and digital advertising, and our loyalty program, which we call “Interpuntos.” This loyalty program offers customers faster service at our agent locations and the ability to earn points with each transaction that are redeemable for rewards, such as reduced transaction fees or more favorable foreign exchange rates.

Our Industry

We are a rapidly growing and leading money remittance services company focused on the United States to the LAC corridor. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. The two largest remittance corridors we serve are United States to Mexico and United States to Guatemala. According to the World Bank, the United States to Mexico remittance corridor was the largest in the world in 2016, with an aggregate of over $28.1 billion sent. This amount represented over a third of remittances to all of Latin America, and Mexico was the fourth largest global recipient of remittances, after India, China and the Philippines. The United States to Guatemala corridor represented the eighth largest in the world in 2016 as reported by the World Bank, with an aggregate of over $6.7 billion sent. Growth in money remittances in the United States-Latin America corridor continues to outpace money remittance growth in the rest of the world. For example, while global remittances decreased by 1.4% from 2015 to 2016, remittances to Latin America grew at a rate of 7.4% in that period, with the vast majority of that volume coming from the United States.

Trends in the cross-border money remittance business tend to correlate to immigration trends, global economic opportunity and related employment levels in certain industries such as construction, information, manufacturing, agriculture and certain service industries.

Throughout 2017, Latin American political and economic conditions remained unstable, as evidenced by high unemployment rates in key markets, currency reserves, currency controls, restricted lending activity, weak currencies and low consumer confidence, among other factors. Specifically, continued political and economic unrest in parts of Mexico and Guatemala contributed to volatility. Our business has generally been resilient during times of economic instability as money remittances are essential to many recipients, with the funds used by the receiving party for their daily needs. However, long-term sustained devaluation of the Mexico peso or Guatemalan quetzal as compared to the U.S. dollar could negatively affect our revenues and profitability.

Another significant trend impacting the money remittance industry is increasing regulation on banks, making it difficult for money remittance companies to have strong banking relationships. Regulations in the United States and elsewhere focus, in part, on cybersecurity and consumer protection. Regulations require money remittance providers, banks and other financial institutions to develop systems to prevent, detect, monitor and report certain transactions.

History and Development

We conduct our business primarily through our indirect wholly-owned subsidiary, Intermex Wire Transfer LLC. In February 2016, we entered into an Agreement and Plan of Merger pursuant to which, on February 1, 2017, InterWire LLC, an affiliate of Stella Point Capital, acquired 100% of the outstanding capital stock of our direct wholly-owned subsidiary Intermex Holdings, Inc., the surviving corporation in a merger with a subsidiary of InterWire LLC. On

December 19, 2017, Intermex entered into the Merger Agreement described in this proxy statement/prospectus. Intermex was incorporated as a Delaware corporation. Our principal executive office is located at 9480 South Dixie Highway, Miami, Florida 33156, and our telephone number at that address is (305) 671-8000. Our website is https://www.intermexonline.com. The information found on our website is not incorporated by reference into this proxy statement/prospectus or any other report we file with or furnish to the SEC.

Government Regulation

As a non-bank financial institution, we are regulated by the Department of Treasury, the Internal Revenue Service, the Financial Crimes Enforcement Network (“FinCEN”), the Consumer Financial Protection Bureau, the Department of Banking and Finance of the State of Florida and additionally by the various regulatory institutions of those states where we hold an operating license. We are duly registered as a Money Service Business (“MSB”) with FinCEN, the financial intelligence unit of the U.S. Department of the Treasury. We are also subject to a wide range of regulations in the United States and other countries, including anti-money laundering laws and regulations; financial services regulations; currency control regulations; anti-bribery laws; money transfer and payment instrument licensing laws; escheatment laws; privacy, data protection and information security laws; and consumer disclosure and consumer protection laws.

Regulators worldwide are exercising heightened supervision of money remittance providers and requiring increased efforts to ensure compliance. Failure to comply with any applicable laws and regulations could result in restrictions on our ability to provide our products and services, as well as the potential imposition of civil fines and possibly criminal penalties. We continually monitor and enhance our compliance programs in light of the most recent legal and regulatory changes.

Anti-Money Laundering Compliance. Our money remittance services are subject to anti-money laundering laws and regulations of the United States, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, as well as state laws and regulations and the anti-money laundering laws and regulations in many of the countries in which we operate. The countries in which we operate may require one or more of the following:

•         reporting of large cash transactions and suspicious activity;

•         transaction screening against government watch-lists, including the watch-list maintained by OFAC;

•         prohibition of transactions in, to or from certain countries, governments, individuals and entities;

•         limitations on amounts that may be transferred by a customer or from a jurisdiction at any one time or over specified periods of time, which require aggregation over multiple transactions;

•         customer information gathering and reporting requirements;

•         customer disclosure requirements, including language requirements and foreign currency restrictions;

•         notification requirements as to the identity of contracting agents, governmental approval of contracting agents or requirements and limitations on contract terms with our agents;

•         registration or licensing of us or our agents with a state or federal agency in the United States or with the central bank or other proper authority in a foreign country; and

•         minimum capital or capital adequacy requirements.

Anti-money laundering regulations are constantly evolving and vary from country to country. We continuously monitor our compliance with anti-money laundering regulations and implement policies and procedures in light of the most current legal requirements. Our money remittance services are primarily offered through third-party agents under contract with us, but we do not directly control these agents. As a money services business, we and our agents are required to establish anti-money laundering compliance programs that include internal policies and controls; a designated compliance officer; employee training and an independent review function. We have developed an anti-money laundering training manual and a program to assist with the education of our agents and employees on the applicable rules and regulations. We also offer in-person and online training as part of our agent compliance training program, engage in various activities to enable agent oversight and have adopted compliance policies that outline key principles of our compliance program to our agents. We have developed a regulatory compliance department, under the direction of our experienced Chief Administrative and Compliance Officer, whose foremost responsibility is to monitor transactions, detect suspicious activity, maintain financial records and train our employees and agents. An independent third-party consulting firm periodically reviews our policies and procedures to ensure the efficacy of our anti-money laundering and regulatory compliance program. Our key milestones in the compliance process include (1) the entry of the transaction by the sending agent requires completion of mandatory fields and identification requirements, (2) the sender and receiver are screened against government required lists (for OFAC and other purposes) (3) the transaction, before sent to the paying agent, is screened and any flagged exceptions are sent to compliance for investigation and release or rejection and (4) the transaction is screened for limit restrictions, velocity levels, structuring and identification requirements.

In connection with and when required by regulatory requirements we make information available to certain U.S. federal and state, as well as certain foreign, government agencies to assist in the prevention of money laundering, terrorist financing and other illegal activities and pursuant to legal obligations and authorizations. In certain circumstances, we may be required by government agencies to deny transactions that may be related to persons suspected of money laundering, terrorist financing or other illegal activities, and it is possible that we may inadvertently deny transactions from customers who are making legal money transfers.

Licensing. In most countries, either we or our agents are required to obtain licenses or to register with a government authority in order to offer money transfer services. Almost all states in the United States, the District of Columbia and Puerto Rico require us to be licensed to conduct business within their jurisdictions. Licensing requirements may include requirements related to net worth, providing surety bonds and letters of credit, operational procedures, agent oversight and maintenance of reserves to cover outstanding payment obligations. Acceptable forms of such reserves will vary based on jurisdiction and the applicable regulator, but generally include cash and cash equivalents, U.S. government securities and other highly rated debt instruments. Many regulators require us to file reports on a quarterly or more frequent basis to verify our compliance with their requirements. We are also subject to periodic examinations by the governmental agencies with regulatory authority over our business.

Escheatment. Unclaimed property laws of each state in the United States in which we operate, the District of Columbia, and Puerto Rico require us to track certain information for all of our money remittances and payment instruments and, if the funds underlying such remittances and instruments are unclaimed at the end of an applicable statutory abandonment period, require us to remit the proceeds of the unclaimed property to the appropriate jurisdiction. Applicable statutory abandonment periods range from three to seven years. Certain foreign jurisdictions also have unclaimed property laws. These laws are evolving and are often unclear and inconsistent among jurisdictions, making compliance challenging. We have an ongoing program designed to comply with escheatment laws as they apply to our business.

Data Privacy and Cybersecurity. We are subject to federal, state and international laws and regulations relating to the collection, use, retention, security, transfer, storage and disposal of personally identifiable information of our customers, agents and employees. In the United States, we are subject to various federal privacy laws, including the Gramm-Leach-Bliley Act, which requires that financial institutions provide consumers with privacy notices and have in place policies and procedures regarding the safeguarding of personal information. We are also subject to privacy and data breach laws of various states. Outside the United States, we are subject to privacy laws of numerous countries and jurisdictions, which may be more restrictive than the U.S. laws and impose more stringent duties on companies or penalties for non-compliance. Government surveillance laws and data localization laws are evolving to address increased and changing threats and risks and as these laws evolve they may be, or become, inconsistent from jurisdiction to jurisdiction.

Dodd-Frank Act. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law in 2010. The Dodd-Frank Act imposes additional regulatory requirements and creates additional regulatory oversight over us. The Dodd-Frank Act created the CFPB which issues and enforces consumer protection initiatives governing financial products and services, including money remittance services, in the United States. The CFPB’s Remittance Transfer Rule became effective on October 28, 2013. Its requirements include: a disclosure requirement to provide consumers sending funds internationally from the United States enhanced pre-transaction written disclosures, an obligation to resolve certain errors, including errors that may be outside our control, and an obligation to cancel transactions that have not been completed at a customer’s request. As a “larger participant” in the market for international money transfers, we are subject to direct examination and supervision by the CFPB. We have modified our systems and consumer disclosures in light of the requirements of the Remittance Transfer Rule. In addition, under the Dodd-Frank Act, it is unlawful for any provider of consumer financial products or services to engage in unfair, deceptive, or abusive acts or practices. The CFPB has substantial rule making and enforcement authority to prevent unfair, deceptive, or abusive acts or practices in connection with any transaction with a consumer for a financial product or service.

Anti-Bribery Regulation. We are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) in the United States and similar anti-bribery laws in other jurisdictions. These laws may impose recordkeeping and other requirements on us. We maintain a compliance program designed to comply with anti-bribery laws and regulations applicable to our business.

Risk Management

At times, we are exposed to credit risk related to receivable balances from agents in the money remittance process if agents do not promptly process transactions and make payments to us. Historically, the amount of these receivables has not been material to our business.

Through our online and electronic platforms, we also are exposed to credit risk directly from transactions that are originated through means other than cash, such as credit, debit and “ACH” cards, and therefore are subject to “chargebacks” for insufficient funds or other collection impediments, such as fraud.

We continually monitor fraud risk, perform credit reviews before adding agents to our network and conduct periodic credit risk analyses of agents and certain other parties that we transact with directly. For the fiscal year ended December 31, 2017, our bad debt expense was equal to 0.7% of our total revenues.

Seasonality

We do not experience meaningful seasonality in our business. We may experience, however, increased transaction volume around certain holidays, such as Mother’s Day and Christmas.

Competition

The market for money remittance services is very competitive, consisting of a small number of large competitors and a large number of small, niche competitors, and we will continue to encounter competition from new technologies that enable customers to send and receive money in a variety of ways. We generally compete based on convenience, price, security, reliability, customer service, distribution network, speed, options and brand recognition. We believe that our ongoing investments in new products and services will help us to remain competitive in our evolving business environment.

Our competitors include a small number of large money remittance providers, financial institutions, banks and a large number of small niche money remittance service providers that serve select regions. We compete with larger companies such as Western Union, MoneyGram and EuroNet and a number of other smaller competitors. We generally compete for money remittance agents on the basis of value, service, quality, technical and operational differences, commission, and marketing efforts. As a philosophy we sell credible solutions to agents, not discounts or higher commissions as is typical for the industry. We compete for money remittance customers on the basis of trust, convenience, service, efficiency of outlets, value, technology and brand recognition.

We expect to encounter increasing competition as new technologies emerge that enable customers to send and receive money through a variety of channels, but we do not expect adoption rates to be as significant in the near term for the customer segment we serve. Regardless, we continue to innovate in the industry by differentiating our money remittance business through programs to foster loyalty among agents as well as customers and have expanded our channels through which our services are accessed to include online and mobile offerings in preparation for customer adoption.

Employees

As of March 31, 2018, we had 240 full-time employees in the United States as well as 231 full-time and 154 part-time employees outside of the United States. As of March 31, 2018, we had 244 employees in Mexico represented by a labor union.

Properties

We lease 31 company-owned stores, all located in the United States. In addition to the company-owned stores, we lease our headquarters in Miami, Florida, and three other facilities in Miami, along with two call centers located outside of the United States. All of our facilities are leased.

Insurance

We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, property, workers’ compensation, automobile, key man, general liability and umbrella insurance.

All of our insurance policies are with third-party carriers and syndicates with financial ratings of A or better. We and our global insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business.

Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

David Baesel (“Baesel”) filed a putative class action complaint against the Company alleging violations of the federal Telephone Consumer Protection Act of 1991 (“TCPA”) (David Baesel v. Intermex Wire Transfer, LLC, Case No. 1:17-cv-24001-MGC (S.D. Fla.)). Baesel alleged that the Company violated the TCPA by sending text message notification without consent of the called party. The Company answered the Complaint and asserted its defenses. On March 14, 2018, Baesel and the Company reached a settlement agreement in principle and notified the court accordingly. On March 22, 2018, Baesel and the Company entered into a settlement agreement.

Executive Officers of Intermex

Robert Lisy, Chief Executive Officer, has served as the Chief Executive Officer, President, and Chairman of the board of Intermex Wire Transfer, LLC since 2009. He has worked for seventeen years in the retail financial services and electronic payment processing industry. He served as the Chief Marketing and Sales Officer of Vigo Remittance Corp. from 2002 to 2006. He spent over seven years at Western Union in various sales, marketing and operational positions of increasing responsibility from 1991 to 1998. He was a Founding Partner of Direct Express/Paystation America, where he served as the Chief Operating Officer and a board member. He played an integral role in the successful sale of Direct Express to American Payment Systems in 2000. Mr. Lisy served as both Executive Vice President of Sales and Marketing and Chief Operating Officer of American Payment Systems during his four-plus years there. Mr. Lisy also served as the Vice President of Biller Solutions for Princeton eCommerce and Director of Softgate Systems, Inc. Mr. Lisy holds a bachelor’s degree from Cleveland State University.

Tony Lauro II, Chief Financial Officer, joined Intermex as Chief Financial Officer on March 5, 2018. Prior to joining Intermex, Mr. Lauro served as the President and Chief Financial Officer of Cognical, Inc., which offers consumers point-of-sale financing at furniture, appliance and electronics retailers. Mr. Lauro served at Cognical from June 2016 to November 2017. From September 2013 to May 2016 Mr. Lauro served as the Chief Financial Officer of the Merchant Services division of JP Morgan Chase. While at Chase, Mr. Lauro also served as Chairman of the Board of Directors at Merchant Link, a joint venture of JP Morgan Chase and First Data Corp. Mr. Lauro also served in divisional CFO roles at the Royal Bank of Scotland, Citizens Bank and Capital One Financial. Mr. Lauro holds a bachelor’s in Finance from James Madison University and an MBA from the College of William and Mary, Mason School of Business.

Randy Nilsen, Chief Sales and Marketing Officer, has served as Intermex’s Chief Sales and Marketing Officer since September 2015. Prior to joining Intermex, Mr. Nilsen served as Chief Sales and Marketing Officer at Sigue Money Transfer Services (“Sigue”), a global remittance provider from 2011 to 2015 where he was responsible for Revenue Generation through Acquisition and Retention of both Agents and Consumers within North America. Prior to his employment with Sigue, Mr. Nilsen was the Chief Franchise Sales and Operations Officer at Jackson Hewitt from 2008 to 2011. Prior to Jackson Hewitt, Mr. Nislen was with Western Union from 1987 to 2008 where he held roles with increasing responsibility in sales, marketing and sales planning and was responsible for business units in the U.S., Canada and the U.K. Mr. Nilsen is a graduate of the Executive Management program at the University of California Los Angeles’s Anderson School of Management and holds a bachelor’s degree in Business Finance from Brigham Young University.

Eduardo Azcarate, Chief Business Development Officer, has served as Intermex’s Chief Business Development Officer since April 2016. Prior roles at Intermex have included Vice President of Business Development, Vice President of Sales and Marketing and Director of Mergers and Acquisitions. Prior to joining Intermex, Mr. Azcarate served as Controller for Servimex, a provider of money transfer services, which was acquired by Intermex in March 2007. Prior to Servimex Mr. Azcarate held positions at Ban Colombia and Gillette in Colombia. Mr. Azcarate is a graduate of ICESI University in Cali, Colombia, with a degree in Marketing and Finance.

Jose Perez-Villarreal, Chief Administrative and Compliance Officer, joined Intermex in 2000 as the Director of Treasury. In 2005, he became the Chief Compliance Officer and is responsible for leading all federal and state regulatory compliance efforts. In 2009, he was promoted to Chief Administrative Officer and assumed the responsibility to oversee the Company’s foreign subsidiary operations. As of October 2017, Mr. Perez-Villarreal has also managed the Human Resources Department. Prior to joining Intermex, Mr. Perez-Villarreal was the Operations Manager for a Miami-based money transmitter. Mr. Perez-Villarreal studied computer science and finance at the University of Central Florida and Barry University and holds the designation of Certified Anti-Money Laundering Specialist (CAMS).

William Velez, Chief Information Officer, has served as Intermex’s Chief Information Officer since September 2013. Mr. Velez designed and implemented Intermex’s online processing and anti-fraud capabilities and expanded its partner integration systems and cybersecurity controls. Mr. Velez served as Chief Information Officer of Abarca Health, a pharmacy transaction processing and health technology company, from August 2009 to August 2013. Prior to his employment with Abarca Health, Mr. Velez held leadership positions at PwC, a multinational professional services firm, and at Accenture, a Fortune Global 500 management consulting and professional services firm, where he directed technology and strategic initiatives for diverse organizations in financial services, consumer goods, higher education and healthcare. Mr. Velez currently serves as a director for a STEM-focused non-for-profit organization. Mr. Velez holds a bachelor’s degree in electrical engineering from the University of Puerto Rico, a master’s degree in international studies from the University of Pennsylvania and a master’s degree in business administration (MBA) from the Wharton School.

Executive Compensation

As an emerging growth company, Intermex has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for Intermex’s principal executive officer and the next two most highly-compensated executive officers.

The tabular disclosure and discussion that follow describe Intermex’s executive compensation program during the most recently completed fiscal year ended December 31, 2017, with respect to Intermex’s named executive officers as of December 31, 2017, including: Robert Lisy, Intermex’s President and Chief Executive Officer; Darrell Ebbert, Intermex’s Chief Financial Officer at that time; and Randy Nilsen, Intermex’s Chief Sales Officer (collectively, Intermex’s “named executive officers”).

Summary Compensation Table

The following table sets forth the compensation paid to the named executive officers (the “NEOs”) that is attributable to services performed during fiscal year 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Nonequity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert Lisy President and Chief Executive Officer	2017	579,167	500,000	(3)	445,000	1,834,550	3,358,717

Darrell Ebbert(4) Chief Financial Officer	2017	257,736	—		131,409	50,000	439,145

Randy Nilsen Chief Sales and Marketing Officer	2017	261,655	—		148,859	109,000	519,514

____________

(1)      The amounts included in the “Nonequity Incentive Plan Compensation” column reflect the named executive officers’ quarterly and annual performance bonuses earned in respect of fiscal year 2017, which were based on performance targets for fiscal year 2017 as described below in “Annual Cash Incentive Awards” and were paid in quarterly installments, with the final payment being made on December 15, 2017. In addition, the amounts in this column also reflect payments made under the Company’s stretch bonus plan in the amounts of $185,825 (for Mr. Lisy), $54,855 (for Mr. Nilsen) and $51,752 (for Mr. Ebbert), which bonuses were paid following the end of the fiscal year 2017 on January 31, 2018.

(2)      For Mr. Lisy, the amount set forth above includes (x) an allowance to Mr. Lisy in the amount of $80,500 for the rental of an apartment in the Miami, Florida area, (y) matching contributions under the Company’s 401(k) retirement savings, as further discussed below in “Retirement Benefit Programs”, in the amount of $4,050 and (z) transaction bonuses paid in connection with the Stella Point Acquisition equal to $1,750,000 in the aggregate. For Mr. Ebbert, the amount set forth above includes a transaction bonus paid in connection with the Stella Point Acquisition equal to $50,000. For Mr. Nilsen, the amount set forth above includes (x) $9,000 in reimbursements for car-related costs and (y) transaction bonuses paid in connection with the Stella Point Acquisition equal to $100,000 in the aggregate.

(3)      Under the terms of Mr. Lisy’s employment agreement, he was entitled to a guaranteed bonus of $500,000 for performance in 2017 in connection with the signing of the Merger Agreement.

(4)      On March 10, 2018, the Company and Mr. Ebbert entered into an Employment, Transition and Separation Agreement. Mr. Ebbert served as the Company’s Chief Financial Officer through March 15, 2018, at which time he began a 45-day transition period scheduled to end on April 30, 2018 when Mr. Ebbert’s employment with the Company will cease. Further information regarding this agreement is included under the section entitled “— Potential Payments upon Termination or Change in Control.”

Employment Agreements

Each of our named executive officers is a party to an employment agreement with the Company, summarized below.

President and Chief Executive Officer (Robert Lisy)

On December 19, 2017, the Company entered into an amended and restated employment agreement (the “CEO Employment Agreement”) with Mr. Lisy for the position of President and Chief Executive Officer, pursuant to which the term commenced on January 1, 2018 and will expire on January 1, 2021, subject to automatic two-year extensions unless either the Company or Mr. Lisy provides at least 90 days’ written notice to the other of intent not to renew the term. The CEO Employment Agreement replaced prior employment agreements between Mr. Lisy and the Company. The CEO Employment Agreement provides for a base salary of $600,000 per year until June 1, 2018, at which time Mr. Lisy will receive a base salary of $650,000 per year, subject to increase at the discretion of the board of directors of the Company (the “Board”). Mr. Lisy is also eligible to earn an annual bonus of up to $275,000 until June 1, 2018, at which time Mr. Lisy’s maximum annual bonus will be increased to $300,000. Seventy-five percent of Mr. Lisy’s annual bonus is based on achievement by the Company of its budgeted EBITDA for the applicable fiscal year of the Company as approved by the Board in its reasonable discretion and twenty-five percent of Mr. Lisy’s annual bonus is based on the individual performance of Mr. Lisy relative to such criteria as may be reasonably agreed to by the Board and Mr. Lisy at the beginning of the applicable bonus period. The actual bonus paid to Mr. Lisy is based on the achievement of target bonus criteria as determined by the Board in its reasonable discretion. In addition, Mr. Lisy was entitled to a guaranteed bonus of $500,000 for the calendar year 2017 in connection with the signing of the Merger Agreement, which was paid on January 15, 2018. Mr. Lisy is entitled to a grant of options to purchase shares of common stock of FinTech Acquisition Corp. II equal to 3% of the fully diluted equity of FinTech Acquisition Corp. II, pursuant to the Omnibus Plan. In addition, Mr. Lisy is entitled to participate in the pool of options to purchase shares of common stock reserved for the management team following the consummation of the Merger, as well as any other awards or grants to which Mr. Lisy may be entitled as a director of the Company.

The CEO Employment Agreement also provides that Mr. Lisy is eligible to participate in all benefit programs (excluding severance, bonus, incentive or profit-sharing plans) offered by the Company on the same basis as generally made available to other employees of the Company and vacation and reimbursement benefits customary for a chief executive officer. In addition, Mr. Lisy is also entitled to the following benefits throughout the term of his employment: (a) car allowance; (b) apartment allowance in and/or around Miami, Florida; (c) if obtained by the Company during the term of Mr. Lisy’s employment, the right to acquire and assume the premium payments under any life insurance policy held by the Company upon termination of Mr. Lisy’s employment; and (d) reimbursement on or before the consummation of the Merger for all legal, accounting and tax advisory services rendered to Mr. Lisy in connection with the CEO Employment Agreement, the Merger Agreement, and any other related matters and agreements. The CEO Employment Agreement subjects Mr. Lisy to the following restrictive covenants: (i) non-solicitation of customers and employees of the Company during employment and for two years thereafter; (ii) non-competition during employment and for two years thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) mutual and perpetual non-disparagement. The CEO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “— Potential Payments upon Termination or Change in Control.”

Former Chief Financial Officer (Darrell Ebbert)

On February 1, 2017, the Company entered into an amended and restated employment agreement (the “CFO Employment Agreement”) with Mr. Ebbert for the position of Chief Financial Officer, for an indefinite term beginning on February 1, 2017. The CFO Employment Agreement replaced prior employment agreements between Mr. Ebbert and the Company. The CFO Employment Agreement provides for a base salary of $243,258.19 per year (which has since been increased to $255,567), subject to increase at the discretion of the Board. The CFO Employment Agreement also provides that Mr. Ebbert is eligible to participate in the Company’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to 30% of his base salary. The amount of any annual bonus payable shall be determined by the Board in its discretion, and may be conditioned on the achievement of certain performance goals established by the Board in its discretion. Mr. Ebbert is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the Board in its discretion) offered by the Company as in effect from time to time on the same basis as generally made available to other employees of the Company. In addition, Mr. Ebbert is entitled to reimbursement and vacation benefits typical for a senior executive. The CFO Employment Agreement subjects Mr. Ebbert to the following restrictive covenants: (i) non-solicitation of customers and employees of the Company during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) perpetual non-disparagement.

On March 10, 2018, the Company and Mr. Ebbert entered into an Employment, Transition and Separation Agreement. Mr. Ebbert served as the Company’s Chief Financial Officer through March 15, 2018, at which time he began a 45-day transition period scheduled to end on April 30, 2018 when Mr. Ebbert’s employment with the Company will cease. Further information regarding this agreement is included under the section entitled “— Potential Payments upon Termination or Change in Control.”

Chief Sales Officer (Randy Nilsen)

On February 1, 2017, the Company entered into an employment agreement (the “CSO Employment Agreement”) (the CEO Employment Agreement, CFO Employment Agreement and CSO Employment Agreement, collectively, the “Employment Agreements”) with Mr. Nilsen for the position of Chief Sales Officer, for an indefinite term beginning on February 1, 2017. The CSO Employment Agreement provides for a base salary of $225,000 per year (which has since been increased to $243,801), subject to increase at the discretion of the Board. The CSO Employment Agreement also provides that Mr. Nilsen is eligible to participate in the Company’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to $75,000. The amount of any annual bonus payable shall be determined by the Board in its discretion, and may be conditioned on the achievement of certain performance goals established by the Board in its discretion. Mr. Nilsen is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the Board in its discretion) offered by the Company as in effect from time to time on the same basis as generally made available to other employees of the Company. In addition, Mr. Nilsen is entitled to reimbursement and vacation benefits customary for a senior executive. The CSO Employment Agreement subjects Mr. Nilsen to the following restrictive covenants: (i) non-solicitation of customers and employees of the Company during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified period; and (iv) perpetual non-disparagement. The CSO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “— Potential Payments upon Termination or Change in Control.”

Annual Cash Incentive Awards

The Company maintains the Employee Incentive Bonus Plan (the “Bonus Plan”) in which all employees, including the named executive officers, participate. Under the terms of the Bonus Plan, an annual, cash-based, incentive plan, fifty percent (50%) of the payments are paid quarterly and fifty percent (50%) of the payments are paid annually. Bonus payments are determined based on completion of certain individualized performance objectives, varying by category/position, and Company-wide Adjusted EBITDA targets with each employee’s target bonus amount, expressed generally as a percentage of the employee’s base salary (including, as of December 31, 2017, targets of 46% (for Mr. Lisy), 30% (for Mr. Ebbert) and 33% (for Mr. Nilsen)). In order for any payments to be made under the Bonus Plan, the Company must achieve at least 90% of a previously approved annual Adjusted EBITDA target and payout with respect to the Adjusted EBITDA component is capped at 100% of target for the annual portion of the bonus program. For 2017, performance metrics for Mr. Lisy consisted of 100% on achievement of the Adjusted EBITDA goal. For 2017 performance metrics for Mr. Nilsen and Mr. Ebbert consisted of the Adjusted EBITDA goal (weighted 40%), and specific, individually agreed performance metrics (the “Individual Goals”) (weighted 60%). The Individual Goals are evaluated on a quarterly basis. For Mr. Nilsen, his Individual Goals are tied to his role as Chief Sales Officer, and are specifically measured based on actual gross margin sales versus budget for each quarter. For each quarter in 2017, Mr. Nilsen achieved between 100% to 129% of the applicable gross margin sales quarterly budget. For Mr. Ebbert, his Individual Goals are based on the following factors: (i) reduction in the Company’s cash/deposit ratio (weighted 20%), (ii) maintaining the Company’s check verification average per month (weighted 20%), (iii) branch store EBITDA achieved against budget (weighted 10%), (iv) level of loss/sales ratio per month (weighted 25%), and (v) level of customer and partner business development initiatives, which customers may be specifically designated each quarter (weighted 25%). For each quarter in 2017, Mr. Ebbert’s level of achievement of his Individual Goals ranged from 96% to 130% of the applicable goal. Any achievement over 100% of the Adjusted EBITDA goal results in payments under the stretch bonus portion of the Bonus Plan. For 2017, the target Adjusted EBITDA for purposes of the Bonus Plan was $31,304,000 and the Company achieved an Adjusted EBITDA of approximately $33,400,000, which resulted in payments that were 106.6% over budget for the Adjusted EBITDA component of the bonus. Therefore, aggregate payout amounts for 2017 reflect an additional “stretch bonus” based on the achievement of over 100% of the Adjusted EBITDA target as well as over 100% of individual performance goals (for Mr. Ebbert and Mr. Nilsen).

Stella Point Acquisition Transaction Bonuses

In connection with the Stella Point Acquisition, Robert Lisy, Darrell Ebbert and Randy Nilsen each received transaction bonuses in the aggregate amount of $1,750,000, $50,000 and $100,000, respectively, upon consummation of the transaction. Mr. Ebbert and Mr. Nilsen were each entitled to a fixed amount upon the consummation of the transaction. Mr. Lisy was entitled to a bonus based upon the per share value of the Company at the time of the transaction.

Outstanding Equity Awards at End of Fiscal Year 2017

The Company has not granted, nor do the NEOs hold, any option awards or stock awards in respect of the interests of the Company or its subsidiaries. However, following the Stella Point Acquisition, pursuant to the Amended and Restated Limited Liability Company Agreement of Interwire LLC, certain employees of the Company, including each of our named executive officers, were granted Class B, Class C and Class D units (the “Incentive Units”) in Interwire LLC, which are summarized below. It was the intention of Interwire LLC that each Incentive Unit be treated as a “profits interest” within the meaning of the relevant IRS Revenue Procedure guidance, and were intended to allow the recipients to share in a percentage of distributions made by Interwire LLC after a return of capital invested. In connection with the Merger, its anticipated that Interwire LLC will distribute the Merger Consideration to its members and the holders of the Incentive Units will receive distributions in accordance with their ownership interest as set forth in the governing documents of Interwire LLC. As a result, employees, including the NEOs, will no longer hold profits interests following the Merger.

The NEOs were granted the following Incentive Units: (i) Robert Lisy was granted 4,200,000 Class B units, 2,100,000 Class C units and 2,100,000 Class D units; (ii) Darrell Ebbert was granted 750,000 Class B units, 375,000 Class C units and 375,000 Class D units; and (iii) Randy Nilsen was granted 700,000 Class B units, 350,000 Class C units and 350,000 Class D units. In addition, on January 5, 2018, Mr. Lisy was granted the following additional Incentive Units: 410,000 Class B units, 205,000 Class C units and 205,000 Class D units. Similar to the initial Incentive Unit Grants, these Incentive Units have a threshold amount of $0, and thus similarly share in any distributions made by Interwire LLC.

The Class B units are fully vested at grant, subject to certain repurchase rights of Interwire LLC. The Class C units and Class D units shall not vest until the Class A units in Interwire LLC have achieved certain specified returns on their investment.

Upon the termination of employment of a holder of Class C or Class D units with Interwire LLC and its subsidiaries for any reason, all of such unit holder’s unvested Class C units and Class D units shall be forfeited and deemed transferred to Interwire LLC for no consideration. In addition, Interwire LLC has the right, at its option, to purchase all or any portion of the holder’s remaining Class B, Class C and Class D units during the 210 day period following termination at such price as described below:

•         If termination is due to death or disability or retirement, fair market value of the date of the call notice;

•         If termination is due to a termination by Interwire LLC or any of its subsidiaries without cause or resignation by the holder for good reason, fair market value on the date of the call notice (except for Class B units). For Class B units, the price will be a percentage of the fair market value on the date of the call notice based on the amount of time passed since the closing of the Stella Point Acquisition, ranging from 20% (if terminated prior to the first anniversary of such date) to 100% (if terminated on or after the fourth anniversary of such date) (the “Class B Calculation”);

•         If termination is due to resignation of the holder without good reason, the price that would be payable pursuant to the Class B Calculation above; provided that if the holder is, or is expected to be, employed by a competitor, the price will be discounted by 10%; and

•         If termination is due to a termination by Interwire LLC or any of its subsidiaries with cause, the price for Class A units will be the lesser of (A) the fair market value on the date of the call notice discounted by 15% and (b) the holder’s initial capital contribution (less the amount of distributions made in respect of such units) with respect to such units. All Incentive Units will be automatically forfeited for no consideration.

Retirement Benefit Programs

The Company maintains a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees, including matching contributions. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees.

Potential Payments upon Termination or Change in Control

Severance under Employment Agreements

Pursuant to the terms of the Employment Agreements with Mr. Lisy and Mr. Nilsen, and the Employment Transition and Separation Agreement with Mr. Ebbert, the NEOs are entitled to receive certain payments in connection with certain termination events.

In the event that (i) Mr. Lisy is terminated by the Company other than for Cause, Disability (as such terms are defined in the CEO Employment Agreement) or death, (ii) if Mr. Lisy resigns for Good Reason (as defined in the CEO Employment Agreement) or (iii) Mr. Lisy’s employment is terminated pursuant to the Company providing notice of non-renewal of the term of the CEO Employment Agreement, Mr. Lisy is entitled to an amount equal to two times the sum of Mr. Lisy’s base salary and Mr. Lisy’s target bonus payable in equal installments over the two year period following termination.

Pursuant to the CEO Employment Agreement, in the event that any of the payments or benefits provided by the Company to Mr. Lisy (whether pursuant to the terms of the CEO Employment Agreement or any equity compensation or other agreement with the Company) would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then such Parachute Payments to be made to Mr. Lisy shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Mr. Lisy’s receipt on an after-tax basis, of the greatest amount of economic benefits under the CEO Employment Agreement, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. If a reduction in the Parachute Payment is necessary, then the reduction shall occur in accordance with the terms of the CEO Employment Agreement.

In the event that Mr. Nilsen is terminated by the Company other than for Cause, Disability (as defined in the CSO Employment Agreement) or death or if Mr. Nilsen resigns for Good Reason (as defined in the CSO Employment Agreement), he is entitled to base salary continuation for nine months and a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year).

On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Ebbert ceased to serve as the Chief Financial Officer of Intermex on March 15, 2018 and will continue as an employee of Intermex reporting to Mr. Lisy until April 30, 2018 (the “Transition Period”), at which time his employment will cease. During the Transition Period, Mr. Ebbert is entitled to a base salary at the semi-monthly rate of $10,648.63 and will remain eligible to participate in the Company’s health care plans. Subject to his continued compliance with all requirements of the Separation Agreement and his execution of a general release of claims, upon his termination on April 30, 2018, Mr. Ebbert is entitled to continued salary payments for 36 weeks and a pro-rated bonus equal to $6,389.11 representing his bonus for the second quarter of 2018. In addition, Mr. Ebbert will maintain his vested and unvested profits interests in accordance with the Amended and Restated Limited Liability Company Agreement of Interwire, LLC and continue to be entitled to participate in the distribution of the Merger Consideration following his termination. Mr. Ebbert will continue to be subject to restrictive covenants of noncompetition and nonsolicitation for 18 months following the date of execution of the Separation Agreement.

Transaction Bonus Agreements

The Company has entered into transaction bonus agreements with each of Mr. Lisy and Mr. Nilsen (the “Transaction Bonus Agreements”). Pursuant to the Transaction Bonus Agreements, Mr. Lisy and Mr. Nilsen are entitled to bonuses of $945,000 and $646,053.67, respectively, upon the consummation of the Merger. Payment of the bonuses is subject to continued employment through the consummation of the Merger, except in the case of a termination due to death or disability, or a termination by the Company without Cause or resignation by the executive for Good Reason (as such terms are defined in the Transaction Bonus Agreements), in which case the executives will continue to be entitled to their bonuses as if their employment had not terminated.

Appointment of New Chief Financial Officer

On February 22, 2018, Tony Lauro accepted the Company’s offer to serve as its Chief Financial Officer. Terms of the offer letter generally provide for base salary of $310,000, a target annual bonus opportunity of $110,000, certain relocation benefits, eligibility for an equity award following the completion of the Merger and other standard employee benefits. Mr. Lauro does not appear in the summary compensation table because he did not commence employment with the Company until March 5, 2018.

Compensation of Directors

The directors for fiscal year 2017 included Robert Lisy, Justin Wender, Adam Godfrey, Robert Jahn, John Rincon and Stephen Paul. None of these individuals received any compensation for their service as directors in fiscal year 2017.

INTERMEX’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Historical Consolidated Financial Information of Intermex”, Holdings’ audited consolidated financial statements and the related notes and Holdings’ unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements about Intermex’s business, operations and industry that involve risks and uncertainties, such as statements regarding Intermex’s plans, objectives, expectations and intentions. Intermex’s future results and financial condition may differ materially from those currently anticipated by Intermex as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us”, “our” and the “Company” refer to Intermex and its consolidated subsidiaries.

Overview

Intermex is a rapidly growing and leading money remittance services company focused on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in 50 states, Washington D.C., and Puerto Rico, where customers can send money to beneficiaries in Mexico, Guatemala and 15 additional Latin American countries. Our services are accessible in person through our 85,000 sending and paying agents and company-owned stores, as well as online and via Internet-enabled mobile devices.

Money remittance services are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other consumers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the U.S. dollar also earn revenue through our daily management of currency exchange spreads.

Our money remittance services enable our customers to send and receive funds through our extensive network of locations in the United States that are primarily operated by third-party businesses, which we refer to as agents, and a small number of company-owned stores in the LAC corridor. In addition, our services are offered digitally through Intermexonline.com and via Internet-enabled mobile devices. We currently operate in the United States, Mexico, Guatemala and 15 additional countries. Since January 2015 through December 31, 2017 we have grown our agent network by more than 73%, and increased our remittance transactions volume by approximately 71%.

As a non-bank financial institution, we are regulated by the Department of Treasury, the Internal Revenue Service, the Financial Crimes Enforcement Network (“FinCEN”), the Consumer Financial Protection Bureau, the Department of Banking and Finance of the State of Florida and additionally by the various regulatory institutions of those states where we hold an operating license. We are duly registered as a Money Service Business (“MSB”) with FinCEN, the financial intelligence unit of the U.S. Department of the Treasury. We are also subject to a wide range of regulations in the United States and other countries, including anti-money laundering laws and regulations; financial services regulations; currency control regulations; anti-bribery laws; money transfer and payment instrument licensing laws; escheatment laws; privacy, data protection and information security laws; and consumer disclosure and consumer protection laws.

Key Factors and Trends Affecting our Business

Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:

•         competition in the markets in which we operate;

•         our ability to maintain agent relationships on terms consistent with those currently in place;

•         our ability to maintain banking relationships necessary for us to conduct our business;

•         credit risks from our agents and the financial institutions with which we do business;

•         bank failures, sustained financial market illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions;

•         new technology or competitors that disrupt the current ecosystem;

•         disruptions to our information technology, computer network systems and data centers;

•         our success in developing and introducing new products, services and infrastructure;

•         customer confidence in our brand and in consumer money transfers generally;

•         our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate;

•         international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States;

•         changes in tax laws and unfavorable outcomes of tax positions we take;

•         political instability, currency restrictions and devaluation in countries in which we operate or plan to operate;

•         weakness in U.S. or international economic conditions;

•         change or disruption in international migration patterns;

•         our ability to protect our brand and intellectual property rights; and

•         our ability to retain key personnel.

Throughout 2017, Latin American political and economic conditions remained unstable, as evidenced by high unemployment rates in key markets, currency reserves, currency controls, restricted lending activity, weak currencies and low consumer confidence, among other factors. Specifically, continued political and economic unrest in parts of Mexico and Guatemala contributed to volatility. Our business has generally been resilient during times of economic instability as money remittances are essential to many recipients, with the funds used by the receiving party for their daily needs. However, long-term sustained devaluation of the Mexican peso or Guatemalan quetzal as compared to the U.S. dollar could negatively affect our revenues and profitability.

Money remittance businesses such as ours have continued to be subject to strict legal and regulatory requirements, and we continue to focus on and regularly review our compliance programs. In connection with these reviews, and in light of regulatory complexity and heightened attention of governmental and regulatory authorities related to compliance activities, we have made, and continue to make, enhancements to our processes and systems designed to detect and prevent consumer fraud, money laundering, terrorist financing and other illicit activity, along with enhancements to improve consumer protection, including related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and similar regulations outside the United States. In coming periods, we expect these enhancements will continue to result in changes to certain of our business practices and may result in increased costs.

We maintain a regulatory compliance department, under the direction of our experienced Chief Administrative and Compliance Officer, whose foremost responsibility is to monitor transactions, detect suspicious activity, maintain financial records and train our employees and agents. An independent third-party consulting firm periodically reviews our policies and procedures to ensure the efficacy of our anti-money laundering and regulatory compliance program.

The market for money remittance services is very competitive. Our competitors include a small number of large money remittance providers, financial institutions, banks and a large number of small niche money remittance service providers that serve select regions. We compete with larger companies such as Western Union, MoneyGram and EuroNet and a number of other smaller competitors. We generally compete for money remittance agents on the basis of value, service, quality, technical and operational differences, commission, and marketing efforts. We sell credible solutions to our agents, not discounts or higher commissions, as is typical for the industry. We compete for money remittance customers on the basis of trust, convenience, service, efficiency of outlets, value, technology and brand recognition.

We expect to encounter increasing competition as new technologies emerge that allow customers to send and receive money through a variety of channels, but we do not expect adoption rates of such new technologies to be as significant in the near term for the customer segment we serve. We continue to differentiate our business through programs to foster loyalty among agents as well as customers and have expanded our channels through which our services are accessed to include online and mobile offerings in preparation for customer adoption.

We qualify as an “emerging growth company” pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), enacted on April 5, 2012. An “emerging growth company” can take advantage certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•         an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;

•         an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and

•         an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated filer,” which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30.

In December 2017, the United States enacted tax reform legislation known as the H.R.1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, we made a reasonable estimate of the effects and recorded provisional amounts for the Successor period from February 1, 2017 through December 31, 2017, which include a reduction in the corporate tax rate from 34% to 21% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, we have recorded a provisional one-time increase in income tax expense of $656,000 for the Successor period from February 1, 2017 through December 31, 2017, which consists primarily of the remeasurement of deferred tax assets and liabilities from 34% to 21%. We do not expect to incur a liability related to the one-time deemed repatriation transition tax on unrepatriated foreign earnings, as our foreign subsidiaries have a combined accumulated deficit.

As we collect and prepare necessary data, interpret the Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. Those adjustments may materially impact the provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the Act will be completed in 2018. Provisional amounts for the income tax effect of the Act have been recorded as of December 31, 2017 and are subject to change during 2018. During the first quarter of 2018, there were no adjustments made to the provisional amounts recorded in December 2017.

Stella Point Acquisition

On February 1, 2016, our direct wholly owned subsidiary Intermex Holdings, Inc., which we refer to as Holdings, entered into an Agreement and Plan of Merger pursuant to which Interwire LLC, an affiliate of Stella Point, acquired 100% of the outstanding capital stock of Holdings, the surviving corporation in a merger with a subsidiary of Interwire LLC that was formed for purposes of the transaction, which we refer to as the Stella Point acquisition. The Stella Point acquisition was consummated on February 1, 2017 for a cash purchase price of approximately $52.0 million, plus approximately $12.4 million of rollover equity from certain existing management holders, the assumption of approximately $78.0 million of Holdings’ outstanding debt and an additional funding of $5.0 million of Holdings debt. In connection with the Stella Point acquisition, certain members of our management contributed approximately $12.4 million of Holdings shares held by them to Interwire LLC in exchange for equity interests in Interwire LLC.

In connection with the Stella Point acquisition, we applied “push-down accounting” and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, our financial statement presentations distinguish between a predecessor period (“Predecessor”), for periods prior to the closing of the Stella Point acquisition, and a successor period (“Successor”), for periods subsequent to the closing of such transaction. The Successor’s financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the transaction date. The consolidated financial statements presented herein are those of Successor from its inception on February 1, 2017 through March 31, 2018, and those of Predecessor for all periods prior to the transaction date. The successor period may not be comparable to the predecessor periods.

The Merger

On December 19, 2017, we entered into the Merger Agreement described in this proxy statement/prospectus. If the Merger is completed, Interwire LLC, the sole stockholder of Intermex, will receive merger consideration consisting of a combination of cash and shares of FinTech’s common stock determined in accordance with the Merger Agreement, as described in this proxy statement/prospectus (see the sections entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Merger Consideration,” “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Cash Merger Consideration,” and “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Common Stock Merger Consideration”).

If the Merger is completed, the stockholder of Intermex will receive a combination of shares of FinTech common stock and cash consideration, and will become a stockholder of FinTech following the Merger. Following the Merger, FinTech will change its name to International Money Express, Inc., Merger Sub 1 will change its name to Intermex Holding Corp. and Merger Sub 2 will change its name to International Money Express Sub 2, LLC. The amount of cash and common stock to be issued as consideration in the Merger is subject to adjustment as set forth in the Agreement and Plan of Merger.

There are several closing conditions in the Merger Agreement, including that FinTech’s stockholders adopt the Merger Agreement and approve the Merger (see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Conditions to Closing of the Merger”). We currently expect the closing of the Merger to occur in July 2018.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of our business are revenues, service charges from agents and banks, salaries and benefits and selling, general and administrative expenses. To help us assess our performance with these key indicators, we use Adjusted EBITDA as a non-GAAP financial measure. We believe this non-GAAP measure provides useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our GAAP consolidated financial statements. See the “Adjusted EBITDA” sections below for reconciliations of Adjusted EBITDA to our net (loss) income, the closest GAAP measure.

Revenues

Transaction volume is the primary generator of revenue in our business. Revenue on transactions is derived primarily from transaction fees paid by consumers to transfer money. Revenues per transaction vary based upon send and receive locations and the amount sent. In certain transactions involving different send and receive currencies, we generate foreign exchange revenues based on the difference between the set exchange rate charged by us to the sender and the rate available to us in the wholesale foreign exchange market.

We use forward foreign exchange contracts to manage the risk associated with currency fluctuations on settlement of wire transfers in foreign currencies.

Operating Expenses

Service Charges from Agents and Banks

Service charges and fees primarily consist of agent commissions and bank fees. Service charges and fees vary based on agent commission percentages and the amount of fees charged by the banks. Agents earn a commission on each transaction they process of approximately 50% of the transaction fee. Service charges and fees may increase if banks or payer organizations increase their fee structure. Service charges also vary based on the method the customer selects to send the transfer and payer organization that facilitates the transaction.

Salaries and Benefits

Salaries and benefits include cash and share-based compensation associated with our corporate employees, sales team as well as employees at our company-owned stores. Corporate employees include management, customer service, compliance, information technology, finance and human resources. Our sales team, located throughout the United States, is focused on supporting and growing our agent network. Share-based compensation is not comparable between the Successor and Predecessor periods.

Other Selling, General and Administrative

General and administrative expenses primarily consist of fixed overhead expenses associated with our operations, such as rent expense, insurance, professional services, management fees and other similar types of expenses. A portion of these expenses relate to our 31 company-owned stores, however the majority relate to the overall business. General and administrative expenses are expected to increase when we become a publicly traded company. Selling expenses include expenses such as advertising and promotion, bad debt expense and expenses associated with increasing our network of agents. These expenses are expected to continue to increase in line with increases in revenues.

Transaction Costs

We have incurred transaction costs associated with both the Stella Point acquisition as well as in anticipation of the Merger. These costs include all internal and external costs directly related to the transaction, consisting primarily of legal, consulting, accounting, advisory fees, and certain incentive bonuses directly related to the transaction. Due to their significance, they are detailed separately in our financial statements.

Depreciation and Amortization

Depreciation and amortization is not comparable between the Successor and Predecessor companies. Due to the application of “push-down” accounting with the Stella Point acquisition, the Successor company established a new basis for its tangible and intangible assets. Depreciation largely consists of depreciation of computer equipment and software that supports our technology platform. Amortization of intangible assets is primarily related to our trade name, agent relationships and developed technology.

Non-Operating Expenses

Interest Expense

Interest expense consists primarily of interest associated with our senior secured credit facility, which consists of a term loan and revolving credit facility, which was refinanced on August 23, 2017. Currently the interest rates for the term loan and revolving credit facility are 11.15% and 12.5%, respectively. Interest on the term loan is determined based on the highest of the LIBOR Rate, commercial lending rate of the collateral agent and federal funds rate, plus an applicable margin. Interest on the revolving credit facility is based on the LIBOR Rate plus an applicable margin. Also included as a component of interest expense is the amortization of debt issuance costs.

Provision for Income Tax Expense (Benefit)

Our provision for income tax expense (benefit) includes the expected benefit of all deferred tax assets, including our net operating loss carryforwards. With few exceptions, our net operating loss carryforwards will expire from 2029 through 2037. The February 1, 2017 acquisition by Stella Point was considered a change of ownership under Section 382 of the Code. After the change of ownership, utilization of our net operating loss carryforwards is now subject to an annual limitation. As of December 31, 2017 and March 31, 2018, we determined that no valuation allowance was required for any of our deferred tax assets. The Merger could also result in a change of ownership under Section 382 of the Code and our net operating loss and credit carryforwards may be subject to substantial limitation due to the ownership change, which may result in expiration of these tax attributes. Our tax expense (benefit) has been impacted by non-deductible expenses, including equity compensation and transaction costs. The Act, enacted in December 2017, has reduced our federal corporate tax rate from 34% to 21% beginning in 2018.

Net (Loss) Income

Net (loss) income is determined by subtracting operating and non-operating expenses from revenues.

Restatements

Management’s discussion and analysis of the results of operations is based on restated consolidated statements of operations and comprehensive (loss) income for the Predecessor years ended December 31, 2016 and 2015.

During the audit of the Company’s financial statements for the periods February 1, 2017 to December 31, 2017 and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015, management concluded that the Company’s valuation allowance on its net deferred tax asset was overstated by approximately $13.0 million as of December 31, 2014. The error resulted from the failure to appropriately consider future taxable income in order to estimate the recoverability of the gross deferred tax asset as of December 31, 2014 in accordance with Accounting Standards Codification (“ASC”) 740 Income Taxes. This overstatement resulted in the Company’s financial statements (i.e., stockholder’s equity) being restated as of December 31, 2014. The error was corrected by restating the Company’s December 31, 2014 accumulated deficit balance in the consolidated statements of changes in stockholder’s equity and the provision for income tax benefit for the year ended December 31, 2015 in the consolidated statements of operations and comprehensive (loss) income.

Previously, all finite-lived intangibles were amortized on a straight-line basis over the estimated useful lives. However, as the economic benefits expected from the agent relationships lessen over time, we concluded it was more appropriate to amortize the agent relationships intangible asset based on an accelerated method, in accordance with ASC 350 Intangibles — Goodwill and Other. Management believes this better matches the amortization expense with the economic benefits expected to be received from the agent relationships rather than recognizing the expense on a straight-line method. As a result, intangible assets, net were overstated and depreciation and amortization expense was misstated in prior years. The Company restated its financial statements (i.e., stockholder’s equity) by approximately $3.6 million, net of tax, as of December 31, 2014 to reflect the acceleration of amortization retrospectively. In addition, amortization expense for the years ended December 31, 2016 and 2015 were restated by approximately $1.1 million, net of tax, each year. We are in the process of revising our existing internal controls over our review of the income tax provision preparation and acquisition accounting in order to develop specific accounting policies that are monitored and updated as events warrant.

Results of Operations — Quarterly Results

The following table summarizes key components of our results of operations for the periods indicated:

	Successor Company		Predecessor Company
(in thousands)	Period from January 1, 2018 to March 31, 2018	Period from February 1, 2017 to March 31, 2017	Period from January 1, 2017 to January 31, 2017
Revenues:
Wire transfer and money order fees	$47,854	$26,325	$11,877
Foreign exchange	7,731	5,074	2,450
Other income	371	201	99
Total revenues	55,956	31,600	14,426

Operating expenses
Service charges from agents and banks	37,903	20,744	9,431
Salaries and benefits	5,780	4,225	4,457
Other selling, general and administrative expenses	4,486	2,830	1,146
Transaction costs	1,461	6,211	3,917
Depreciation and amortization	3,789	2,977	382
Total operating expenses	53,419	36,987	19,333

Operating income (loss)	2,537	(5,387)	(4,907)

Interest expense	3,284	1,374	614

Loss before income taxes	(747)	(6,761)	(5,521)

Income tax (benefit) provision	(207)	1,000	(2,203)

Net loss	$(540)	$(7,761)	$(3,318)

Successor Period Ended March 31, 2018 (“2018 Q1 Successor Period”) Compared to the Successor Period Ended March 31, 2017 (“2017 Q1 Successor Period”) and the Predecessor Period from January 1, 2017 to January 31, 2017 (“2017 Predecessor Period”) defined as “2017 Q1 Combined Period”

Revenues

Revenues for the above periods are presented below:

	Successor Company				Predecessor Company
($ in thousands)	Period from January 1, 2018 to March 31, 2018	% of Revenues	Period from February 1, 2017 to March 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues
Revenues:
Wire transfer and money order fees	$47,854	86%	$26,325	83%	$11,877	82%
Foreign exchange	7,731	14%	5,074	16%	2,450	17%
Other income	371	1%	201	1%	99	1%
Total revenues	$55,956	100%	$31,600	100%	$14,426	100%

Wire transfer and money order fees of $47.9 million for the 2018 Q1 Successor Period increased by $9.7 million, or 25%, from $38.2 million for the 2017 Q1 Combined Period, which included $26.3 million from the 2017 Q1 Successor Period and $11.9 million from the 2017 Predecessor Period. This increase of $9.7 million was due to increased transaction volume achieved in the 2018 Q1 Successor Period, driven by the continued growth in our agent network.

Revenues from foreign exchange of $7.7 million for the 2018 Q1 Successor Period increased by $0.2 million, or 3%, from $7.5 million for the 2017 Q1 Combined Period, which included $5.1 million from the 2017 Q1 Successor Period and $2.4 million from the 2017 Predecessor Period. This increase included a favorable impact from the higher transaction volumes of $1.6 million, largely offset by reduced foreign exchange income earned per wire of $1.4 million.

Operating Expenses

Operating expenses for the above periods are presented below:

	Successor Company				Predecessor Company
($ in thousands)	Period from January 1, 2018 to March 31, 2018	% of Revenues	Period from February 1, 2017 to March 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues
Operating expenses
Service charges from agents and banks	$37,903	68%	$20,744	66%	$9,431	65%
Salaries and benefits	5,780	10%	4,225	13%	4,457	31%
Other selling, general and administrative expenses	4,486	8%	2,830	9%	1,146	8%
Transaction costs	1,461	3%	6,211	20%	3,917	27%
Depreciation and amortization	3,789	7%	2,977	9%	382	3%
Total operating expenses	$53,419	95%	$36,987	117%	$19,333	134%

Service charges from agents and banks — Service charges from agents and banks were $37.9 million, or 68% of total revenues, for the 2018 Q1 Successor Period, compared to $30.2 million, or 66% of total revenues, for the 2017 Q1 Combined Period, which consisted of $20.7 million in the 2017 Q1 Successor Period and $9.4 million in the 2017 Predecessor Period. The increase of $7.7 million was due to the increase in transaction volume.

Salaries and benefits — Salaries and benefits were $5.8 million for the 2018 Q1 Successor Period, a decrease of $2.9 million from $8.7 million in the 2017 Q1 Combined Period, which included $4.2 million for the 2017 Q1 Successor Period and $4.5 million for the 2017 Predecessor Period. This decrease includes $0.8 million associated with the incentive units granted by Interwire LLC to employees of the Company during the 2017 Q1 Successor Period. In connection with the Merger, its anticipated that Interwire LLC will distribute the Merger Consideration to its members and the holders of the Incentive Units will receive distributions in accordance with their ownership interest. As a result, employees will no longer hold profit interests following the Merger. The 2017 Predecessor Period also includes $2.9 million of expense related to the accelerated vesting of all stock options and restricted stock grants in connection with the Stella Point acquisition.

These decreases of $3.7 million above related to share-based compensation were partially offset by an increase in headcount to support our growing operations.

Other selling, general and administrative expenses — Other selling, general and administrative expenses of $4.5 million for the 2018 Q1 Successor Period increased by $0.5 million from $4.0 million in the 2017 Q1 Combined Period, including $2.8 million for the 2017 Q1 Successor Period and $1.1 million for the 2017 Predecessor Period. The increase was primarily due to an increase in professional fees of $0.4 million, which included $0.2 million in legal fees and settlement expense associated with a Telephone Consumer Protection Act (“TCPA”) lawsuit as well as expenses to support our transition to a publicly traded company.

Transaction costs — Transaction costs of $1.5 million for the 2018 Q1 Successor Period decreased by $8.6 million from $10.1 million in the 2017 Q1 Combined Period, including $6.2 million for the 2017 Q1 Successor Period and $3.9 million for the 2017 Predecessor Period. Transaction costs in the 2018 Q1 Successor Period relate to the anticipated Merger, while those in the 2017 Q1 Combined Period relate to the Stella Point acquisition and include legal, consulting, accounting, advisory fees, and certain incentive bonuses.

Depreciation and amortization — Depreciation and amortization of $3.8 million for the 2018 Q1 Successor Period largely includes accelerated amortization related to the trade name, developed technology and agent relationships. Depreciation and amortization for the 2017 Q1 Combined Period includes $3.0 million in the 2017 Q1 Successor Period and $0.4 million for the 2017 Predecessor Period. Depreciation and amortization expense is not comparable between the Successor and Predecessor periods due to the new basis established for the assets and liabilities of the Successor company as of February 1, 2017.

Non-Operating Expenses

Interest expense — Interest expense of $3.3 million for the 2018 Q1 Successor Period increased by $1.3 million from $2.0 million for the 2017 Q1 Combined Period, which included $1.4 million for the 2017 Q1 Successor Period and $0.6 million for the 2017 Predecessor Period. This increase was primarily due to the increase in the principal balance of the senior secured credit facility after the refinancing of our debt in August 2017.

Income tax (benefit) provision — The income tax benefit of $0.2 million for the 2018 Q1 Successor Period decreased by $1.0 million from the net benefit of $1.2 million for the 2017 Q1 Combined Period, which included income tax expense of $1.0 million for the 2017 Q1 Successor Period and income tax benefit of $2.2 million for the 2017 Predecessor Period. The $1.0 million decrease in income tax benefit included $4.2 million due to the reduction in the loss before income taxes, partially offset by $3.2 million from non-deductible expenses, consisting of transaction costs and share-based compensation, in the 2017 Q1 Combined Period.

Net Loss

We had a net loss of $0.5 million for the 2018 Q1 Successor Period compared to a net loss of $11.1 million for the 2017 Q1Combined Period, which included a $7.8 million net loss from the 2017 Q1 Successor Period and a $3.3 million net loss from the 2017 Predecessor Period. This reduction in the net loss was largely due a $12.8 million increase in operating income, which included lower transaction costs, lower share-based compensation and growth in revenues net of service charges from agents and banks. This improvement in operating income was partially offset by increases in interest expense and a lower tax benefit discussed above.

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as transaction costs and non-cash compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP. Some of these limitations include the following:

•         Adjusted EBITDA does not reflect the significant interest expense, or the amounts necessary to service interest or principal payments on our senior secured credit facility;

•         Adjusted EBITDA does not reflect income tax expense (benefit), and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•         although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any costs of such replacements;

•         Adjusted EBITDA does not reflect the noncash component of employee compensation;

•         Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations; and

•         other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

Adjusted EBITDA for the 2018 Q1 Successor Period was $8.8 million, representing an increase of $1.5 million, or 21%, from $7.3 million for the 2017 Q1 Combined Period, which included $5.0 million in the 2017 Q1 Successor Period and $2.3 million in the 2017 Predecessor Period. The increase in Adjusted EBITDA was primarily due to the increase in revenues of $9.9 million, partially offset by the increase in service charges from agents and banks of $7.7 million as well as increases in other operating expenses to support the growth in our business.

The following table presents the reconciliation of Adjusted EBITDA to net loss, the Company’s closest GAAP measure.

	Successor Company		Predecessor Company
(in thousands)	Period from January 1, 2018 to March 31, 2018	Period from February 1, 2017 to March 31, 2017	Period from January 1, 2017 to January 31, 2017

Net loss	$(540)	$(7,761)	$(3,318)

Adjusted for:
Interest expense	3,284	1,374	614
Income tax (benefit) provision	(207)	1,000	(2,203)
Depreciation and amortization	3,789	2,977	382
EBITDA	6,326	(2,410)	(4,525)
Transaction costs(a)	1,461	6,211	3,917
Incentive units plan(b)	228	1,029	—
Change in control adjustment for stock options(c)	—	—	2,813
Management fee(d)	195	130	—
TCPA settlement(e)	192
Other charges and expenses(f)	426	21	104
Adjusted EBITDA	$8,828	$4,981	$2,309

____________

(a)      Represents direct costs related to the Stella Point acquisition and anticipated Merger which are expensed as incurred and included as “transaction costs” in our condensed consolidated statements of operations and comprehensive income (loss). The 2018 Q1 Successor Period includes $1.5 million related to the Merger. Costs related to the Stella Point acquisition amounted to $6.2 million for the 2017 Q1 Successor Period and $3.9 million for the 2017 Predecessor Period. These costs consist primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the above transactions.

(b)      In connection with the Stella Point acquisition, Class B, C and D incentive units were granted to our employees by Interwire LLC. The Successor Periods include expense regarding Class B incentive units. In connection with the Merger, it’s anticipated that Interwire LLC will distribute the Merger Consideration to its members and the holders of the Incentive Units will receive distributions in accordance with their ownership interest. As a result, employees will no longer hold profits interests following the Merger.

(c)      Represents $2.8 million related to stock options issued by the Predecessor company which vested upon the Stella Point acquisition.

(d)      Represents payments under our management agreement with Stella Point pursuant to which we pay a monthly fee for certain advisory and consulting services. In connection with the Merger, this agreement will be terminated.

(e)      Represents payments related to the settlement of a lawsuit related to the Telephone Consumer Protection Act, which includes a $0.1 million settlement payment and $0.1 million in related legal expenses.

(f)       All periods include loss on disposal of fixed assets and foreign currency (gains) or losses. The 2018 Q1 Successor Period also includes other expenses such as one-time recruiting fees of $0.2 million. The 2017 Predecessor Period also includes amortization of restricted stock awards.

Results of Operations — Annual Results

The following table summarizes key components of our results of operations for the periods indicated:

	Successor Company	Predecessor Company
(in thousands)	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016		Year Ended December 31, 2015
			(as Restated	)	(as Restated	)
Revenues:
Wire transfer and money order fees	$169,796	$11,877	$138,468		$105,516
Foreign exchange	30,014	2,450	25,782		17,596
Other income	1,229	99	1,145		1,087
Total revenues	201,039	14,426	165,395		124,199
Operating expenses
Service charges from agents and banks	135,455	9,431	107,968		81,747
Salaries and benefits	21,954	4,457	17,261		14,307
Other selling, general and administrative expenses	16,470	1,146	13,711		9,899
Transaction costs	8,706	3,917	901		1,609
Depreciation and amortization	16,645	382	2,530		2,453
Total operating expenses	199,230	19,333	142,371		110,015
Operating income (loss)	1,809	(4,907)	23,024		14,184
Interest expense	11,448	614	9,540		4,234
(Loss) income before income taxes	(9,639)	(5,521)	13,484		9,950
Provision for income tax expense (benefit)	534	(2,203)	4,084		4,192
Net (loss) income	$(10,173)	$(3,318)	$9,400		$5,758

Successor Period Ended December 31, 2017 (“2017 Successor Period”) and 2017 Predecessor Period defined as “2017 Combined Period”, Compared to Predecessor Year Ended December 31, 2016

Revenues

Revenues for the above periods are presented below:

	Successor Company		Predecessor Company
(in thousands)	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues	Year Ended December 31, 2016	% of Revenues
Revenues:
Wire transfer and money order fees	$169,796	84%	$11,877	82%	$138,468	84%
Foreign exchange	30,014	15%	2,450	17%	25,782	16%
Other income	1,229	1%	99	1%	1,145	1%
Total revenues	$201,039	100%	$14,426	100%	$165,395	100%

Wire transfer and money order fees of $181.7 million for the 2017 Combined Period, including $169.8 million from the 2017 Successor Period and $11.9 million from the 2017 Predecessor Period, increased by $43.2 million from the Predecessor year ended December 31, 2016. This increase of 31% was primarily due to a 29% increase in transaction volume achieved in the 2017 Combined Period, largely due to the continued growth in our agent network.

Revenues from foreign exchange of $32.5 million for the 2017 Combined Period, including $30.0 million from the 2017 Successor Period and $2.5 million from the 2017 Predecessor Period, increased by $6.7 million, or 26%, from $25.8 million for the Predecessor year ended December 31, 2016, primarily due to higher transaction volumes achieved by growth in our agent network. This increase was partially offset by reduced foreign exchange income per transaction compared to the Predecessor year ended December 31, 2016.

Operating Expenses

Operating expenses for the above periods are presented below:

	Successor Company		Predecessor Company
(in thousands)	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues	Year Ended December 31, 2016	% of Revenues
					(as Restated)
Operating expenses
Service charges from agents and banks	$135,455	67%	$9,431	65%	$107,968	65%
Salaries and benefits	21,954	11%	4,457	31%	17,261	10%
Other selling, general and administrative expenses	16,470	8%	1,146	8%	13,711	8%
Transaction costs	8,706	4%	3,917	27%	901	1%
Depreciation and amortization	16,645	8%	382	3%	2,530	2%
Total operating expenses	$199,230	99%	$19,333	134%	$142,371	86%

Service charges from agents and banks — Service charges from agents and banks were $144.9 million, or 67% of revenues for the 2017 Combined Period, consisting of $135.5 million in the 2017 Successor Period and $9.4 million in the 2017 Predecessor Period, compared to $108.0 million, or 65% of revenues in the Predecessor year ended December 31, 2016. The increase of $36.9 million from the Predecessor year ended December 31, 2016 to the 2017 Combined Period was due to the increase in transaction volume of $32.1 million, an increase in promotional rebates paid to our agents of $2.6 million and an increase in fees from our U.S. banks of $1.6 million.

Salaries and benefits — Salaries and benefits were $26.4 million for the 2017 Combined Period, including $22.0 million for the 2017 Successor Period and $4.4 million for the 2017 Predecessor Period, an increase of $9.1 million from $17.3 million for the Predecessor year ended December 31, 2016. Salaries and benefits increased $1.8 million in the Successor Period due to granted incentive units by Interwire LLC to employees of the Company. In connection with the Merger, it is anticipated that Interwire LLC will distribute the Merger Consideration to its members and the holders of the incentive units will receive distributions in accordance with their ownership interest. As a result, employees will no longer hold profit interests following the Merger. Additionally, the 2017 Predecessor Period includes $2.9 million of expense related to the accelerated vesting of all stock options and restricted stock grants in connection with the Stella Point acquisition.

The remaining increase in salaries and benefits from the Predecessor year ended December 31, 2016 to the 2017 Combined Period related to enhancing our technical support and sales teams, which has grown to support the growing agent network. In addition, our sales department commissions are based on our gross margin, which increased for the 2017 Combined Period in comparison to the Predecessor year ended December 31, 2016.

Other selling, general and administrative expenses — Other selling, general and administrative expenses of $17.6 million for the 2017 Combined Period, including $16.5 million for the 2017 Successor Period and $1.1 million for the 2017 Predecessor Period, increased by $3.9 million from $13.7 million in the Predecessor year ended December 31, 2016. The increase resulted from higher selling-related costs from advertising and promotion, bad debt expense, and expenses associated with the growing sales team. Advertising in the 2017 Combined Period included the rollout of our online platform. Additionally, the 2017 Successor Period included a $0.7 million related-party management fee that is not included in the Predecessor Periods and is not expected to continue after we become a public company.

Transaction costs — Transaction costs of $12.6 million for the 2017 Combined Period, including $8.7 million for the 2017 Successor Period and $3.9 million for the 2017 Predecessor Period, increased by $11.7 million from $0.9 million in the Predecessor year ended December 31, 2016. Transaction costs in the 2017 Successor Period include $6.2 million of costs related to the Stella Point acquisition as well as $2.5 million of costs related to the Merger. Transaction costs in the Predecessor Periods were associated with the Stella Point acquisition. These costs included legal, consulting, accounting, advisory fees, and certain incentive bonuses directly related to the Stella Point acquisition.

Depreciation and amortization — Depreciation and amortization for the 2017 Successor Period includes accelerated amortization of $14.5 million related to the trade name, developed technology and agent relationships. Depreciation and amortization expense is not comparable between the Successor and Predecessor periods due to the new basis established for the assets and liabilities of the Successor company as of February 1, 2017.

Non-Operating Expenses

Interest expense — Interest expense was $12.0 million for the 2017 Combined Period, including $11.4 million for the 2017 Successor Period and $0.6 million for the 2017 Predecessor Period, an increase of $2.5 million, or 26%, from $9.5 million for the Predecessor year ended December 31, 2016. This increase was primarily due to the increase in the principal balance of the senior secured credit facility outstanding in the 2017 Combined Period.

Provision for income tax expense (benefit) — Income tax benefit was $1.7 million for the 2017 Combined Period, including income tax expense of $0.5 million for the 2017 Successor Period and income tax benefit of $2.2 million for the 2017 Predecessor Period, a change of $5.8 million, from income tax expense of $4.1 million for the Predecessor year ended December 31, 2016. The change of $5.8 million in income taxes was due to $10.8 million of income tax benefit related to taxable losses incurred for both federal and state taxes in the 2017 Combined Period compared to taxable income realized in the Predecessor year ended December 31, 2016, offset by unfavorable impacts of $3.4 million in the 2017 Combined Period associated with non-deductible expenses, such as transaction costs and share-based compensation expense, and $1.7 million due to change in tax rates driven by a change in our blended state tax rate in 2016 and recording the provisional impact of the Act in 2017. We expect to have an effective tax rate of approximately 29% in 2018 on our income from ordinary operations due to the reduction in the U.S. federal corporate tax rate as a result of the Act.

Net (Loss) Income

We had a net loss of $13.5 million for the 2017 Combined Period, including $10.2 million from the 2017 Successor Period and $3.3 million from the 2017 Predecessor Period, compared to net income of $9.4 million for the Predecessor year ended December 31, 2016, due to the same factors that affected Adjusted EBITDA.

Adjusted EBITDA

Adjusted EBITDA for the 2017 Combined Period was $33.4 million, consisting of $31.1 million in the 2017 Successor Period and $2.3 million in the 2017 Predecessor Period, representing an increase of $6.3 million, or 23% from $27.1 million for the Predecessor year ended December 31, 2016. The increase in Adjusted EBITDA was primarily due to the increase in revenues of $50.0 million, less the increase in service charges from agents and banks of $36.9 million as well as increases in other operating expenses to support the growth in our business.

The following table presents the reconciliation of Adjusted EBITDA to net (loss) income, the Company’s closest GAAP measure.

	Successor Company	Predecessor Company
(in thousands)	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016
			(as Restated)
Net (loss) income	$(10,173)	$(3,318)	$9,400
Adjusted for:
Interest expense	11,448	614	9,540
Provision for income tax expense (benefit)	534	(2,203)	4,084
Depreciation and amortization	16,645	382	2,530
EBITDA	18,454	(4,525)	25,554
Transaction costs(a)	8,706	3,917	901
Incentive units plan(b)	1,846
Change in control adjustment for stock options(c)	—	2,813	—
Management fee(d)	715	—	—
One-time adjustment – bank fees(e)	642	—	—
One-time incentive bonus(f)	514	—	—
Other charges and expenses(g)	195	104	646
Adjusted EBITDA	$31,072	$2,309	$27,101
____________

(a)      Represents direct costs related to the Stella Point acquisition and anticipated Merger which are expensed as incurred and included as “transaction costs” in our consolidated statements of operations and comprehensive (loss) income. Costs related to the Stella Point acquisition amounted to $6.2 million for the 2017 Successor Period, $3.9 million for the 2017 Predecessor Period and $0.9 million for the Predecessor year ended December 31, 2016. The 2017 Successor Period also includes $2.5 million of costs related to the Merger. These costs consist primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the above transactions.

(b)      In connection with the Stella Point acquisition, Class B, C and D incentive units were granted to our employees by Interwire LLC. The 2017 Successor Period included $1.8 million of expense regarding Class B incentive units. In connection with the Merger, it is anticipated that Interwire LLC will distribute the Merger consideration to its members and the holders of the Incentive Units will receive distributions in accordance with their ownership interest. As a result, employees will no longer hold profits interests following the Merger.

(c)      Represents $2.8 million related to stock options issued by the Predecessor company which vested upon the Stella Point acquisition.

(d)      Represents payments under our management agreement with Stella Point pursuant to which we pay a monthly fee for certain advisory and consulting services. In connection with the Merger, this agreement will be terminated.

(e)      We incurred a one-time expense in the 2017 Successor Period to true-up the accrual for bank charges. The amount of $0.6 million relates to prior year bank changes, which were not considered material to any individual year.

(f)       Represents certain one-time cash bonuses paid to certain members of management in 2017 that were not part of our annual bonus plan.

(g)      Includes loss on disposal of fixed assets, foreign currency (gains) or losses and legal expenses considered to be non-recurring. Also includes amortization of restricted stock awards in the Predecessor periods.

Predecessor Year Ended December 31, 2016 Compared to Predecessor Year Ended December 31, 2015

Restatement

Management’s discussion and analysis of the results of operations is based on restated consolidated statements of operations and comprehensive (loss) income for the Predecessor years ended December 31, 2016 and 2015. See “— How We Assess the Performance of our Business — Restatements” above.

Revenues

Revenues for the above periods are presented below:

	Predecessor Company
(in thousands)	Year Ended December 31, 2016	% of Revenues	Year Ended December 31, 2015	% of Revenues
Revenues:
Wire transfer and money order fees	$138,468	84%	$105,516	85%
Foreign exchange	25,782	16%	17,596	14%
Other income	1,145	1%	1,087	1%
Total revenues	$165,395	100%	$124,199	100%

Revenues from wire transfer and money order fees increased by $33.0 million, or 31%, to $138.5 million for the Predecessor year ended December 31, 2016 from $105.5 million for the Predecessor year ended December 31, 2015. This increase was due to $33.3 million related to an increase in overall transaction volume, including an increase in agents, as well as $4.5 million related to a higher average amount sent per transaction, partially offset by $4.6 million due to a lower average fee earned per transaction.

Revenues from foreign exchange increased by $8.2 million, or 47%, to $25.8 million for the Predecessor year ended December 31, 2016 from $17.6 million for the Predecessor year ended December 31, 2015. This increase was primarily due to an increase in the number of transactions, as well as an 11% increase in foreign exchange income per transaction compared to the year ended December 31, 2015, which correlate with the higher average amounts sent per transaction.

Operating expenses

Operating expenses for the above periods are presented below:

	Predecessor Company
(in thousands)	Year Ended December 31, 2016		% of Revenues	Year Ended December 31, 2015		% of Revenues
	(as Restated	)		(as Restated	)
Operating expenses
Service charges from agents and banks	$107,968		65%	$81,747		66%
Salaries and benefits	17,261		10%	14,307		12%
Other selling, general and administrative expenses	13,711		8%	9,899		8%
Transaction costs	901		1%	1,609		1%
Depreciation and amortization	2,530		2%	2,453		2%
Total operating expenses	$142,371		86%	$110,015		89%

Service charges from agents and banks — Service charges from agents and banks increased by $26.3 million to $108.0 million for the Predecessor year ended December 31, 2016 from $81.7 million for the Predecessor year ended December 31, 2015. The increase in service charges from agents and banks was primarily driven by the increase in transaction volume as discussed above.

Salaries and benefits — Salaries and benefits increased by $3.0 million, or 21%, to $17.3 million for the Predecessor year ended December 31, 2016 from $14.3 million for the Predecessor year ended December 31, 2015. The increase in salaries and benefits was primarily due to the growth of our sales department to support our agent network. Further the commissions paid to the sales team increased as they are based on our gross margin, which increased for the Predecessor year ended December 31, 2016 compared to the Predecessor year ended December 31, 2015.

Other selling, general and administrative expenses — Other selling, general and administrative expenses increased by $3.8 million, or 39%, to $13.7 million for the Predecessor year ended December 31, 2016 from $9.9 million for the Predecessor year ended December 31, 2015. The increase in selling, general and administrative expenses was driven by an increase in advertising, promotions, and travel expenses in 2016, related to our growing sales department, as well as additional expenditures related to technology support.

Transaction costs — Transaction costs were $0.9 million in the Predecessor year ended December 31, 2016 and $1.6 million in the Predecessor year ended December 31, 2015, all of which were directly associated with the Stella Point acquisition and were expensed as incurred.

Depreciation and amortization — Depreciation and amortization was $2.5 million in both the Predecessor year ended December 31, 2016 and the Predecessor year ended December 31, 2015. The Predecessor year ended December 31, 2016 included an increase in depreciation of computer software and equipment maintained at the agent locations; however, this was largely offset by lower amortization of the agent relationship intangible which was amortized on an accelerated basis.

Non-Operating Expenses

Interest expense — Interest expense increased by $5.3 million, to $9.5 million for the Predecessor year ended December 31, 2016 from $4.2 million for the Predecessor year ended December 31, 2015. This increase was primarily due to the increase in overall debt from $41 million to $79 million in the Predecessor year ended December 31, 2016 as well as the amortization of the costs from new debt issuance.

Provision for income tax expense — Provision for income tax expense was $4.1 million, or an effective tax rate of 30% for the Predecessor year ended December 31, 2016, compared to $4.2 million, or an effective tax rate of 42% for the Predecessor year ended December 31, 2015. The decrease in income tax expense from the Predecessor year ended December 31, 2015 to the Predecessor year ended December 31, 2016 was due to a $1.5 million favorable impact due to a change in tax rate primarily driven by changes in our blended state tax rate, offset by an increase in income tax expense of $1.4 million related to higher taxable income realized for both federal and state taxes in the Predecessor year ended December 31, 2016 compared to the Predecessor year ended December 31, 2015.

Net (Loss) Income

Net income was $9.4 million for the Predecessor year ended December 31, 2016, an increase of $3.6 million from net income of $5.8 million for the Predecessor year ended December 31, 2015, due to the same factors that affected Adjusted EBITDA.

Adjusted EBITDA

Adjusted EBITDA was $27.1 million for the Predecessor year ended December 31, 2016, an increase of $8.3 million, or 44%, from $18.8 million for the Predecessor year ended December 31, 2015. The increase was due to the increase in revenues of $41.2 million, less increases in service charges from agents and banks of $26.3 million as well as increases in other operating expenses largely to support our growth in sales.

The following table presents the reconciliation of Adjusted EBITDA to net (loss) income, the Company’s closest GAAP measure.

	Predecessor Company
(in thousands)	Year Ended December 31, 2016	Year Ended December 31, 2015
	(as Restated)	(as Restated)
Net income	$9,400	$5,758
Adjusted for:
Interest expense	9,540	4,234
Provision for income tax expense	4,084	4,192
Depreciation and amortization	2,530	2,453
EBITDA	25,554	16,637
Transaction costs(a)	901	1,609
Other charges and expenses(b)	646	515
Adjusted EBITDA	$27,101	$18,761

____________

(a)      Represents direct costs related to the Stella Point acquisition which are expensed as incurred and included as “transaction costs” in our consolidated statements of operations and comprehensive (loss) income. Costs related to the Stella Point acquisition amounted to $0.9 million and $1.6 million for the Predecessor years ended December 31, 2016 and 2015, respectively.

(b)      Includes loss on disposal of fixed assets, non-recurring legal fees, foreign currency (gains) or losses and amortization of restricted stock awards.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We consider liquidity in terms of cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our payment service obligations at all times we must have sufficient highly liquid assets and be able to move funds on a timely basis.

Our principal sources of liquidity are our cash generated by operating activities and supplemented with borrowings under our revolving credit facility. Our primary cash needs are for day to day operations, to pay interest and principal on our indebtedness, to fund working capital requirements and to make capital expenditures.

We expect to continue to finance our liquidity requirements through internally generated funds and supplemented with borrowings under our revolving credit facility. We believe that our projected cash flows generated from operations, together with borrowings under our revolving credit facility are sufficient to fund our principal debt payments, interest expense, our working capital needs and our expected capital expenditures for the next twelve months.

On March 24, 2016, we entered into an amended senior secured credit facility, which included (i) a five-year $10.0 million senior secured revolving credit facility, scheduled to mature on March 24, 2021 and (ii) a five-year $70.0 million senior secured term loan facility, scheduled to mature on March 24, 2021. On February 1, 2017, we increased the principal amount of the term loan to $75.0 million.

On August 23, 2017, we refinanced our then-existing credit facility with a new senior secured credit facility, which consists of (i) a five-year $20.0 million senior secured revolving credit facility, scheduled to mature on August 23, 2022 and (ii) a five-year $97.0 million senior secured term loan facility, scheduled to mature on August 23, 2022.

As of March 31, 2018, we had total indebtedness of $114.6 million, including $94.6 million of borrowings under the term loan facility and $20.0 million in borrowings under the revolving credit facility and excluding debt issuance costs of $4.1 million. There were no additional borrowings available under these facilities as of March 31, 2018.

The credit agreement governing our senior credit facility contains a number of covenants imposing certain restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on our business operations include limitations on our and our subsidiaries’ ability to:

•         incur liens on our assets;

•         consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•         pay dividends or make distributions on our capital stock;

•         incur or guarantee additional indebtedness;

•         make certain investments;

•         enter into transactions with our affiliates;

•         issue equity interests;

•         make certain modifications to organizational documents; and

•         engage in certain business activities.

In addition, the credit agreement governing our senior credit facility contains two financial covenants which require us to comply with a maximum fixed charge coverage ratio of between 1.10 and 1.25 to 1.00 and a maximum ratio of total net debt to EBITDA of between 3.75 and 2.00 to 1.00, in each case based on the applicable fiscal quarter. In addition, we must maintain asset coverage that is greater than our payment service obligations at all times.

As of March 31, 2018 and December 31, 2017, we were in compliance with the covenants contained in the credit agreement governing our senior credit facility.

On December 18, 2017, the senior credit facility was amended to allow for the Merger, as the facility contains a restrictive covenant related to the change of control of the Company. In connection with this amendment we will be required to pay a $1.0 million consent fee. This fee is only payable upon the closing of the Merger and therefore is not accrued as of March 31, 2018 or December 31, 2017. Further we intend to repay $20.0 million of the term loan upon closing of the Merger, which will be subject to a 3% prepayment fee. This anticipated $20.0 million prepayment would reduce the amount of the final term loan payment on August 23, 2022.

Our indebtedness could adversely affect our ability to raise additional capital, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations. See “Risk Factors — Our substantial debt service obligations and significant debt covenant requirements could impair our access to capital and financial condition and adversely affect our ability to operate and grow our business.”

Quarterly Cash Flows

The following table summarizes the changes to our cash flows for the periods below:

	Successor Company		Predecessor Company
(in thousands)	Period from January 1, 2018 to March 31, 2018	Period from February 1, 2017 to March 31, 2017	Period from January 1, 2017 to January 31, 2017
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$18,045	$(19,734)	$8,652
Net cash used in investing activities	(1,510)	(1,565)	(249)
Net cash (used in) provided by financing activities	(1,213)	6,800	(2,000)
Effect of exchange rate changes on cash	307	154	(15)
Net increase (decrease) in cash	15,629	(14,345)	6,388

Cash and restricted cash, beginning of the period	59,795	44,628	38,240
Cash and restricted cash, end of the period	$75,424	$30,283	$44,628

Operating Activities

Net cash provided by operating activities was $18.0 million for the 2018 Q1 Successor Period, an increase of $29.1 million over cash used of $11.1 million in the 2017 Q1 Combined Period, which included cash used of $19.7 million for the 2017 Q1 Successor Period, net of cash provided of $8.7 million for the 2017 Predecessor Period.  The increase of $29.1 million included $21.0 million related to changes in working capital, which was impacted by the timing of bank holidays in certain LAC countries for the 2018 Q1 2018 Successor Period.  The increase was also impacted by costs related to the Stella Point acquisition which were paid during the 2017 Q1 Successor Period.

Investing Activities

Net cash used in investing activities of $1.5 million for the 2018 Q1 Successor Period decreased by $0.3 million from $1.8 million for the 2017 Q1 Combined Period, which consisted of $1.6 million for the 2017 Q1 Successor Period and $0.2 million for the 2017 Predecessor Period. This 2017 Q1 Combined Period included $0.9 million of net cash that was used as part of the funding for the Stella Point acquisition, partially offset by additional capital spending in the 2018 Q1 Successor Period to support new agent locations.

Financing Activities

Net cash used in financing activities was $1.2 million in the 2018 Q1 Successor Period, which related to the quarterly payment due on the term loan. Net cash provided by financing activities was $4.8 million for the 2017 Q1

Combined Period, which included cash provided of $6.8 million in the 2017 Q1 Successor Period, net of cash used of $2.0 million in the 2017 Predecessor Period, and consisted of an additional $5.0 million in borrowings on the term loan and payment of $0.2 million in debt issuance costs.

Cash Flows — Annual Results

The following table summarizes the changes to our cash flows for the periods presented:

	Successor Company	Predecessor Company
(in thousands)	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated )	(as Restated )
Statement of Cash Flows Data:
Net cash provided by operating activities	$7,416	$8,652	$22,396	$4,465
Net cash used in investing activities	(5,275)	(249)	(3,012)	(2,064)
Net cash provided by (used in) financing activities	12,927	(2,000)	(558)	(3,019)
Effect of exchange rate changes on cash	99	(15)	(150)	(64)
Net increase (decrease) in cash	15,167	6,388	18,676	(682)
Cash, and restricted cash beginning of the period	44,628	38,240	19,564	20,246
Cash and restricted cash, end of the period	$59,795	$44,628	$38,240	$19,564

Operating Activities

Net cash provided by operating activities was $16.1 million for the 2017 Combined Period, including $7.4 million for the 2017 Successor Period and $8.7 million for the 2017 Predecessor Period, a decrease of $6.3 million from $22.4 million for the Predecessor year ended December 31, 2016. The decrease in net cash provided by operating activities was impacted by costs related to the Stella Point acquisition which were paid during the 2017 Successor Period. Additionally, cash flows in the 2017 Combined Period were negatively impacted by timing of additional working capital needs in the 2017 Combined Period due to the increase in operating expenses in support of increased revenues.

Net cash provided by operating activities increased $17.9 million to $22.4 million for the Predecessor year ended December 31, 2016 from $4.5 million for the Predecessor year ended December 31, 2015. The increase in net cash provided by operating activities was primarily due to our organic growth. Furthermore, the amount of prepaid wires at December 31, 2015 as compared to December 31, 2014 was $11.1 million higher, largely due to timing of funding the accounts.

Investing Activities

Net cash used in investing activities increased to $5.5 million for the 2017 Combined Period, consisting of $5.3 million for the 2017 Successor Period and $0.2 million for the 2017 Predecessor Period, as compared to $3.0 million for the Predecessor year ended December 31, 2016. This increase was primarily due to increased expenditures on property and equipment during the 2017 Successor Period compared to the Predecessor year ended December 31, 2016 largely a result of the expanding agent network.

Net cash used in investing activities increased $0.9 million to $3.0 million for the Predecessor year ended December 31, 2016 from $2.1 million for the Predecessor year ended December 31, 2015. This increase was due to increased expenditures on property and equipment during the Predecessor year ended December 31, 2016 compared to the Predecessor year ended December 31, 2015.

Financing Activities

Net cash provided by financing activities was $10.9 million for the 2017 Combined Period, including cash provided of $12.9 million for the 2017 Successor Period and cash used of $2.0 million for the 2017 Predecessor

Period. The 2017 Combined Period included an additional $35.8 million in borrowings, net of dividend distributions of $20.2 million and payment of $4.7 million in debt issuance costs. The additional borrowings were primarily due to the new term loan and the revolving credit facility entered into in August 2017.

Net cash used in financing activities was $0.6 million in the Predecessor year ended December 31, 2016. This included $34.0 million used to purchase common stock, $1.3 million of dividend distributions and payment of $2.3 million of debt issuance costs, net of an increase in borrowings of $37.0 million.

Net cash used in financing activities was $3.0 million for the Predecessor year ended December 31, 2015. This included $10.6 million used to purchase preferred stock, $18.1 million of dividend distributions and payment of $2.8 million of debt issuance costs, net of an increase in borrowings of $28.5 million.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At December 31, 2017, our contractual obligations over the next several periods were as follows:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years
Debt, principal payments	$115,788	$4,850	$15,763	$95,175
Interest payments	48,814	11,867	21,874	15,073
Non-cancelable operating leases	3,429	1,389	1,925	115
Total	$168,031	$18,106	$39,562	$110,363

Our consolidated balance sheet reflects $111.4 million of debt as of December 31, 2017, as it includes the principal payment obligations of $115.8 million, net of unamortized debt issuance costs of $4.4 million. The above table reflects the principal and interest of the revolving credit facility and term loan that will be paid through the maturity of the debt using the rates in effect on December 31, 2017 and assuming no voluntary prepayments of principal.

Non-cancelable operating leases include various office leases, including our office headquarters.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue Recognition

Revenues for wire transfer and money order fees are recognized at the time the transaction is processed. These fees are recognized on a gross basis equal to the full amount of the fee charged to the customer as we are the primary obligor and have latitude in establishing price. Foreign exchange revenue, which represents the difference between the exchange rate set by us and the rate realized, is recognized upon the disbursement of U.S. dollars to the foreign bank. Other income primarily represents revenues for technology services provided to the independent network of agents who utilize our technology in processing transactions. Revenue for these transactions are recorded when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered and collection is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded upon initiation of the wire transfer and are typically due to us within five days. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. When preparing these estimates, we consider a number of factors, including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. We review our allowance for doubtful accounts policy periodically, reflecting current risks and changes in industry conditions and when necessary, will increase our allowance for doubtful accounts and recognize a provision to bad debt expense, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets result primarily from business combination acquisitions, including the Stella Point acquisition. Other intangible assets include trade name, agent relationships, developed technology and other intangibles, all with finite lives. Upon the acquisition, the purchase price is first allocated to identifiable assets and liabilities, including the trade name and other intangibles, with any remaining purchase price recorded as goodwill.

Goodwill is not amortized. Rather, impairment tests are conducted on an annual basis, at the beginning of the fourth quarter, or more frequently if indicators of impairment are present. A qualitative assessment of goodwill was performed in 2017 subsequent to the Stella Point acquisition on February 1, 2017. Qualitative assessment includes consideration of the economic, industry and market conditions in addition to our overall financial performance and the performance of these assets. Based on the results of assessment, no indicators of impairment were noted. Accordingly, no further impairment testing was completed, and no impairment charges related to goodwill were recognized during any of the Successor Periods.

Our trade name, agent relationships and developed technology are currently amortized utilizing an accelerated method over their estimated useful lives. Other intangible assets are amortized straight-line over a useful life of 10 years. Refer to Note 1 of our consolidated financial statements for a discussion of the restatement of prior periods related to the correction of an error for the amortization of agent relationships. We review for impairment indicators of finite-lived intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes

We account for income taxes in accordance with generally accepted accounting principles which require, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

We account for tax contingencies by assessing all material positions, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Those positions that have only timing consequences are separately analyzed based on the recognition and measurement model provided in the tax guidance.

As required by the uncertain tax position guidance, we recognize the financial statement benefit of a position only after determining that the relevant tax authority would more likely than not sustain the positions following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We are subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the years before 2011. We apply the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. Our policy is to classify interest accrued as interest expense and penalties as operating expenses. We do not have any material uncertain tax positions.

Our foreign subsidiaries are subject to taxes by local tax authorities.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued guidance, Presentation of Financial Statements — Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. On December 31, 2017, we adopted this guidance, and it did not have a material impact to the consolidated financial statements.

The FASB issued guidance, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, all excess tax benefits and tax deficiencies are recorded as a component of the provision for income taxes in the reporting period in which they occur. Additionally, the guidance requires that we present excess tax benefits on the statement of cash flows as an operating activity. We adopted this guidance in the first quarter of 2018, and it did not have a material impact to the condensed consolidated financial statements.

The FASB issued amended guidance, Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the consolidated statements of cash flows. The amended guidance is effective for fiscal years beginning after December 15, 2017 (including interim periods within those periods). We adopted this guidance in the first quarter of 2018 using a retrospective transition method for each period presented, and it did not have a material impact to the consolidated financial statements.

The FASB issued guidance, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. The new guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. We are required to adopt this guidance in the first quarter of 2019 and it can be applied using either a retrospective or a modified retrospective approach. We are currently assessing the impact this guidance will have on our consolidated financial statements.

The FASB issued amended guidance, Business Combinations — Clarifying the Definition of a Business, which assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is required to be adopted by us in the first quarter of 2019 on a prospective basis, and we do not believe it will have a material impact to the consolidated financial statements.

The FASB issued guidance, Leases to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. generally accepted accounting principles. The guidance requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. We are required to adopt this guidance in the first quarter of 2020 and it must be applied using a modified retrospective approach. We are currently evaluating the impact this guidance will have on the consolidated financial statements.

The FASB issued amended guidance, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the consolidated statements of cash flows. The amendments are aimed at reducing the existing diversity in practice. We are required to adopt this guidance in the first quarter of 2019 and it must be applied using a retrospective approach for each period presented. The adoption of this guidance is not expected to have a material impact to our consolidated financial statements.

The FASB issued amended guidance, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test related to measuring an impairment charge. Instead, impairment will be recorded for the amount that the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for us beginning in fiscal 2020. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

We manage foreign currency risk through the structure of the business and an active risk management process. We currently settle with our payers in Latin America by entering into short duration foreign currency forward contracts with foreign currency providers (“counterparties”). The foreign currency exposure on our derivative instruments is limited by the fact that all transactions are settled within five days after they are initiated. However, foreign currency fluctuations may negatively impact our average exchange gain per transaction.

We are exposed to changes in currency rates as a result of our investments in foreign operations and revenues generated in currencies other than U.S. dollar. Revenues and profits generated by international operations will increase or decrease because of changes in foreign currency exchange rates. This foreign currency risk is related to our operations in Mexico and Guatemala. Revenues from these operations represent less than 3% of our consolidated revenues for the 2018 Q1 Successor Period and the 2017 Combined Period. Therefore a 10% increase or decrease in these currency rates against the U.S. Dollar would result in a minimal change to our overall operating results.

The spot and average exchange rates for Mexico and Guatemala currencies to U.S. dollar as of and for the years ended December 31, 2017 and 2016 are below:

	2017		2016
	Spot	Average	Spot	Average
Mexico Peso/Dollar	19.72	18.91	20.73	18.70
Guatemala Quetzal/Dollar	7.35	7.35	7.52	7.61

The spot exchange rates as of March 31, 2018 were 18.16 for the Mexico Peso/Dollar and 7.40 for the Guatemala Quetzal/Dollar, and the average exchange rates over the quarter ended March 31, 2018 were 18.73 for the Mexico Peso/Dollar and 7.37 for the Guatemala Quetzal/Dollar. Long-term sustained devaluation of the Mexican peso or Guatemalan quetzal as compared to the U.S. dollar could negatively affect our margins.

Interest Rate Risk

Our term loan bears interest at a variable rate based on LIBOR plus a fixed margin. As of March 31, 2018, we had $94.6 million in outstanding borrowings under the term loan. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of March 31, 2018 would have increased or decreased cash interest expense on our term loan by approximately $1.0 million per annum.

Our revolving credit facility bears interest at a variable rate based on the highest of LIBOR, base commercial lending rate of the collateral agent and federal funds rate, plus a fixed margin. As of March 31, 2018, we had $20.0 million in outstanding borrowings under our revolving credit facility. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of March 31, 2018 would have increased or decreased cash interest expense on our revolving credit facility by approximately $0.2 million per annum.

Credit Risk

We maintain certain cash balances in various U.S. banks, which at times, may exceed federally insured limits. We have not incurred any losses on these accounts. In addition, we maintain various bank accounts in Mexico and Guatemala, which are not insured. We have not incurred any losses on these uninsured accounts. To manage our exposures to credit risk with respect to cash balances and other credit risk exposures resulting from our relationships with banks and financial institutions, we regularly review cash concentrations, and we attempt to diversify our cash balances among global financial institutions.

We are also exposed to credit risk related to receivable balances from agents. We perform a credit review before each agent signing and conduct ongoing analyses of agents and certain other parties we transact with directly. As of March 31, 2018, we also had $1.5 million outstanding of notes receivable from agents. Most of the notes are collateralized by personal guarantees from the sending agents and by assets from their businesses.

Our losses associated with bad debts were approximately $1.5 million for the year ended December 31, 2017 (0.7% of total revenues in 2017), $0.9 million for the year ended December 31, 2016 (0.7% of total revenues in 2016) and $0.7 million for the year ended December 31, 2015 (0.7% of total revenues in 2015). Losses associated with bad debt were less than $0.1 million, or 0.1% of total revenues, for the quarter ended March 31, 2018.

MANAGEMENT FOLLOWING THE MERGER

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Merger

Upon consummation of the Merger, our board of directors will increase its size from five to eight members. Each of our incumbent directors, Betsy Cohen, Daniel Cohen, Walter Beach, Shami Patel and Jeremy Kuiper, have advised us that they will resign from our board of directors upon closing of the Merger. Our board of directors intends to fill the vacancies created by such resignations and the increase in size of the board with the following newly appointed directors: Robert Lisy, Michael Purcell, Kurt Holstein, Adam Godfrey, Justin Wender, Robert Jahn, Stephen Paul and John Rincon. Robert Lisy will serve as the Chairman of the Board. See the subsection entitled“— Executive Officers and Board of Directors” below for these individuals’ biographical information.

Executive Officers and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company, which will be renamed “International Money Express, Inc.” following the Merger:

Name	Age	Position
Robert Lisy	60	Chief Executive Officer, President and Chairman of the Board
Tony Lauro II	49	Chief Financial Officer
Randy Nilsen	55	Chief Sales and Marketing Officer
Eduardo Azcarate	46	Chief Business Development Officer
Jose Perez-Villarreal	57	Chief Administrative and Compliance Officer and Secretary
William Velez	44	Chief Information Officer
Adam Godfrey	56	Director
Kurt Holstein	57	Director
Robert Jahn	38	Director
Stephen Paul	51	Director
Michael Purcell	61	Director
John Rincon	53	Director
Justin Wender	49	Director

Directors

Adam Godfrey has served as a director of Interwire, LLC since 2017. Mr. Godfrey served as a director of Intermex’s predecessor entity from 2006 to 2017. Mr. Godfrey is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Godfrey is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Previously, Mr. Godfrey spent nearly 19 years with Lindsay Goldberg and its predecessor entities, which he joined in 1992. Mr. Godfrey was a Partner at the firm and served on the board of directors of 12 portfolio companies during his time with Lindsay Goldberg. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc., Rightpoint Consulting LLC and publicly traded Schneider National, Inc. Mr. Godfrey holds a bachelor’s degree from Brown University and a master’s degree in business administration from the Tuck School of Business at Dartmouth. We believe that Mr. Godfrey’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Kurt Holstein is expected to join the board of directors of the combined company upon completion of the Merger. Mr. Holstein is President of Azoic Ventures, Inc., an investment vehicle and advisory firm which he founded in 2011. Mr. Holstein co-founded Rosetta Marketing Group, which became one of the 5 largest digital agencies in the United States prior to its sale to a private equity firm in 2007, where he served in various roles, including Chief Compliance Officer, President and Vice Chairman, and lead the execution of Rosetta’s significant acquisitions, financing rounds, and the sale of the firm. Previously, Mr. Holstein spent 16 years at Procter & Gamble with positions of increasing responsibility in management systems and brand management. Mr. Holstein serves on the boards of directors of several privately held companies, including Rightpoint Consulting LLC, 1-800 Contacts, 24 Hour Fitness, Brand

Networks, Bound Systems, and The Piseco Company. Mr. Holstein holds a bachelor’s degree from Cornell University. We believe that Mr. Holstein’s extensive operational and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Robert Jahn has served as a director of Interwire LLC since 2017. Mr. Jahn is a Managing Director of Stella Point Capital, which he joined in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Jahn is an investment professional and has executed and managed numerous investments for Stella Point Capital. Previously, Mr. Jahn spent nearly six years with Lindsay Goldberg and its predecessor entities, which he joined in 2004, where he executed and managed numerous investments and served on the board of directors of one portfolio company and as a board observer on several others. Currently, he serves on the board of directors of Rightpoint Consulting LLC and is a board observer at First American Payment Systems Holdings, Inc. Mr. Jahn holds a bachelor’s degree from Yale University and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Jahn’s investment management and transactional experience make him well qualified to serve as a Director.

Robert Lisy has served as a director of Interwire LLC since 2017. Mr. Lisy served as a director of Intermex’s predecessor entity from 2009 to 2017. Mr. Lisy is the Chief Executive Officer, President, and Chairman of the board of directors of Intermex, which he joined in 2009. Mr. Lisy has 17 years of experience in the retail financial services and electronic payment processing industry in various positions, including four years as the Chief Marketing and Sales Officer of Vigo Remittance Corp. and over seven years at Western Union in various sales, marketing and operational positions of increasing responsibility. Mr. Lisy was a founding partner of Direct Express/Paystation America, where he served as Chief Operating Officer and on the board of directors. He was an integral part in the efforts to successfully sell Direct Express in 2000 to American Payment Systems. Mr. Lisy holds a bachelor’s degree from Cleveland State University. We believe that Mr. Lisy’s experience as the Chairman and Chief Executive Officer of Intermex coupled with his extensive operational experience in the retail financial services and remittance industries make him well qualified to serve as a Director.

Stephen Paul has served as a director of Interwire LLC since 2017. Mr. Paul has been a Managing Principal of Laurel Crown Partners, LLC, a private investment company, for more than five years and prior to that was a Vice President of Business Development at eToys, Inc. and an Associate at Donaldson, Lufkin and Jenrette, Inc. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul serves on several boards of directors including publicly traded Ampco-Pittsburgh Corporation, Pittsburgh Steelers Sports, Inc., and Kova International and Five Four, Inc.. Mr. Paul holds a bachelor’s degree from Cornell University and a master’s degree in business administration from Harvard Business School. We believe that Mr. Paul’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Michael Purcell is expected to join the board of directors of the combined company upon completion of the Merger. Mr. Purcell is a certified public accountant and became an independent business consultant following retirement in 2015. Mr. Purcell spent more than 36 years with Deloitte, where he was an audit partner and the Philadelphia office leader of Deloitte’s middle-market and growth enterprise services. Mr. Purcell has served on the boards of directors of numerous companies and organizations, and currently serves as a director and member of the audit committee of CFG Community Bank and McKean Defense Group. He is a member of the American Institute of Certified Public Accountants and a former President of the Philadelphia Chapter of the Pennsylvania Institute of Certified Public Accountants. Mr. Purcell holds a bachelor’s degree from Lehigh University and a master’s degree in business administration from Drexel University. We believe that Mr. Purcell’s extensive public accounting experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

John Rincon has served as a director of Interwire LLC since 2017. Mr. Rincon served as a director of Intermex’s predecessor entity from 1994 to 2017. Mr. Rincon founded Intermex Wire Transfer, LLC in 1994 and served as its Chairman and President until 2006. Mr. Rincon has more than 20 years of experience in the money remittance and telecommunications industries, having held various management and supervisory positions prior to founding Intermex. Mr. Rincon is the Chairman of Rincon Capital Partners, a private investment firm which he founded in 2007. We believe that Mr. Rincon’s experience as Intermex’s founder coupled with his extensive operational and transactional experience in the money remittance industry make him well qualified to serve as a Director.

Justin Wender has served as a director of Interwire LLC since 2017. Mr. Wender is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Wender is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Previously, Mr. Wender spent more than 17 years at Castle Harlan, which he joined in 1993. Mr. Wender served as President of the firm from 2006 to 2010, led the effort of raising two funds, and served on the board of directors of 11 portfolio companies during his time with Castle Harlan. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc. and Rightpoint Consulting LLC, as well as on the boards of several educational and charitable organizations. Mr. Wender holds a bachelor’s degree from Carleton College and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Wender’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified as a Director.

Executive Officers

Robert Lisy’s biographical information is set forth in the section entitled “Information About Intermex — Executive Officers.”

Tony Lauro II’s biographical information is set forth in the section entitled “Information About Intermex — Executive Officers.”

Randy Nilsen’s biographical information is set forth in the section entitled “Information About Intermex — Executive Officers.”

Eduardo Azcarate’s biographical information is set forth in the section entitled “Information About Intermex — Executive Officers.”

Jose Perez-Villarreal’s biographical information is set forth in the section entitled “Information About Intermex — Executive Officers.”

William Velez’s biographical information is set forth in the section entitled “Information About Intermex — Executive Officers.”

Director Independence

NASDAQ listing rules require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that, upon the consummation of the Merger, Michael Purcell, Kurt Holstein and John Rincon, will be independent directors under the NASDAQ listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with FinTech and will have with the combined company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Following the completion of the Merger, we expect to be a controlled company within the meaning of the NASDAQ corporate governance requirements, and may elect not to comply with certain of such requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Classified Board of Directors

In accordance with our charter, our board of directors is currently divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed elsewhere in this proxy statement/prospectus, in connection with the Merger, if Proposal 3 is approved, a third class will be added to our board of directors so that there will be three classes of directors with only one class of directors being elected in each year and each class (except for those directors elected at our first annual meeting of stockholders) serving a three-year term. See the section entitled “Proposal No. 3. Classification of the Board of Directors” for more information.

Committees of the Board of Directors

The standing committees of our board of directors currently consist of an Audit Committee and a Compensation Committee, and, following the closing of the Merger, will also consist of a Nominating and Governance Committee. See the section entitled “Information About FinTech — Management — Board of Directors and Committees” for a description of the duties of the Audit Committee and the Compensation Committee. The expected composition of each committee following the Merger is set forth below.

Audit Committee

Upon consummation of the Merger, our Audit Committee will consist of Messrs. Purcell, Holstein and Rincon, with Mr. Purcell serving as the Chairman. We believe that Messrs. Purcell, Holstein and Rincon meet the independent director standards for audit committee members under NASDAQ’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under NASDAQ’s listing rules. The NASDAQ listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the combined company will be required to certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Purcell satisfies NASDAQ’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The duties of the Audit Committee will include, but not be limited to:

•         Reviewing and discussing with management and/or the Company’s independent registered public accounting firm the following documents and reports:

•         The Company’s annual and quarterly financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the independent registered public accounting firm’s audit opinions and forms thereof, and any accompanying management letter thereto;

•         the Company’s earnings press releases, the use of any pro forma, adjusted or non-GAAP information, as well as financial information and earnings guidance provided to analysts or rating agencies;

•         any major issues arising as to the adequacy of the Company’s internal controls, any actions taken in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•         any major issues regarding accounting principles and financial statement presentation;

•         any material correcting adjustments that the Company’s independent registered public accounting firm has identified;

•         any related party transactions and off-balance sheet transactions;

•         the effect of regulatory and accounting initiatives on the financial statements of the Company and any report or opinion proposed to be rendered in connection therewith;

•         disclosures made to the Company’s Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for filings made to the SEC on annual and quarterly bases;

•         the guidelines and policies that management has established to assess and manage the Company’s exposure to risk; and

•         any evidence of a material violation of the Company’s Code of Conduct and Ethics or programs established in connection therewith;

•         appointing and managing the compensation, retention, oversight and termination of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•         pre-approval of all auditing services and non-audit services to be provided to the Company by its independent registered public accounting firm;

•         reviewing the qualifications, performance and independence of the Company’s independent registered public accounting firm;

•         conducting regular executive sessions with the Company’s independent registered public accounting firm;

•         reviewing the integrity of the Company’s financial reporting process, in consultation with the independent registered public accounting firm, management and internal auditors and/or independent consultants;

•         reviewing the appointment and replacement of the Company’s senior internal auditing manager, personnel or consultant;

•         reviewing the significant reports made to the Company’s management prepared by the internal auditing department or consultants and management’s responses;

•         reviewing and approving the scope, performance and results of the internal audit plan and any amendments thereto to be submitted to the Company’s Audit Committee on an annual basis;

•         periodically reviewing and discussing with management any legal matter that could have a significant impact on the Company’s financial statements and raise such matter to internal or external legal counsel;

•         setting clear hiring policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm; and

•         reviewing and approving or ratifying transactions between the Company and any Related Person that are required to be disclosed.

The written charter for the Audit Committee will be available on the combined company’s website at www.intermexonline.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Compensation Committee

Upon consummation of the Merger, our Compensation Committee will consist of Messrs. Godfrey and Jahn, with Mr. Godfrey serving as the Chair.

The duties of the Compensation Committee will include, but not be limited to:

•         Establishing the Company’s general compensation philosophy and overseeing and approving the development, adoption and implementation of compensation and benefits plans and programs;

•         Reviewing the Company’s compensation arrangements to determine whether they encourage excessive risk-taking, review the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate risk;

•         With respect to the Chief Executive Officer and any other employees who may be directors of the Company, if applicable (“Inside Directors”), annually reviewing and approving corporate goals and objectives relevant to their compensation, evaluating their performance in light of such goals and objectives, and, based on this evaluation, establishing their total compensation;

•         Annually reviewing and making recommendations to the Company’s Board with respect to the compensation of all directors who are not Inside Directors;

•         In consultation with the Company’s Chief Executive Officer, annually reviewing and approving the compensation for executive officers of the Company other than Inside Directors;

•         Annually reviewing and considering the competitiveness of the Company’s executive compensation as compared with the Company’s peer groups;

•         Reviewing and authorizing the Company to enter into employment, severance or other compensation agreements with its senior executives;

•         Monitoring the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws, regulations and rules relating to compensation arrangements for directors and executive officers;

•         Reviewing and recommending to the Company’s full Board director’s and officer’s indemnification arrangements and insurance matters;

•         Reviewing and monitor any employee retirement, profit sharing and benefit plans of the Company; and

•         Administering any Company incentive program providing for performance-based awards under Section 162(m) with respect to those associates who are described in subsection 16(a) of the Exchange Act. or who are or are expected to be “covered employees,” as defined in Section 162(m).

The written charter for the Compensation Committee will be available on the combined company’s website at www.intermexonline.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating and Governance Committee

Effective upon consummation of the Merger, the board of directors of the combined company will establish a Nominating and Governance Committee. The duties of the Nominating and Governance Committee will include, but not be limited to:

•         Overseeing the composition of the board and its committees, including the following:

•         overseeing board succession planning;

•         determining the qualifications, qualities, skills and other expertise required to be a director and developing, and recommending to the board for its approval, criteria to be considered in selecting nominees for director;

•         identifying and screening individuals qualified to become members of the board, consistent with the criteria approved by the board, and, if required by applicable SEC or Nasdaq requirements, considering any director candidates recommended by the combined company’s stockholders;

•         conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates;

•         making recommendations to the board regarding (i) the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders and (ii) candidates for vacancies on the board to be filled from time to time (including any vacancy created by an increase in the size of the board) pursuant to the combined company’s bylaws;

•         reviewing the suitability of each board member for continued service as a director when his or her term expires and recommending to the board whether the director should be re-nominated;

•         assessing at least annually the independence of non-employee directors and members of the independent committees of the board; and

•         making recommendations to the board regarding the chairperson, membership, size and composition of each standing committee of the board, including any necessary “independence” or other qualification determinations as may be required by applicable SEC and Nasdaq rules, and to make recommendations to the board regarding individual directors to fill any committee vacancies.

•         Developing and maintaining the combined company’s corporate governance policies and related matters, including evaluating any waivers to the combined company’s Code of Ethics for Principal Executive and Senior Financial Officers, and reviewing such policies and related matters at least once each year and recommending any related changes to the board.

•         Reviewing any proposed changes to the combined company’s certificate of incorporation, bylaws and other documents affecting the rights of the combined company’s stockholders or otherwise affecting the combined company’s corporate governance and making recommendations to the board with respect to any such changes.

•         Establishing and overseeing a process for the annual evaluation of the board and each standing committee thereof.

•         Overseeing executive management succession planning.

•         Identifying and communicating to the board relevant current and emerging corporate and governance trends, issues and practices and overseeing the continuing education program for directors and the orientation program for new directors.

•         Overseeing the combined company’s compliance with any applicable reporting requirements of the SEC relating to director nominations, director independence and corporate governance and reviewing and discussing with management any related disclosure.

When established, the Nominating and Governance Committee will consist of Messrs. Wender and Paul, with Mr. Wender serving as the Chairman. The Nominating and Governance Committee will have a written charter, which is attached to this proxy statement/prospectus as Annex E, and which will be available on the combined company’s website at www.intermexonline.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Code of Conduct and Ethics

We will adopt a new code of conduct and ethics for our directors, officers, employees and certain affiliates following the Merger in accordance with applicable federal securities laws, a copy of which will be available on the combined company’s website at www.intermexonline.com. The combined company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Following the Merger, requests for a printed copy may be directed to: International Money Express, Inc., 9480 S. Dixie, Miami, FL 33156, Attention: Secretary.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the combined company’s website at www.intermexonline.com. The information on this website is not part of this proxy statement/prospectus.

Officer and Director Compensation Following the Merger

Overview

Following the closing of the Merger, we expect the combined company to adopt an executive compensation program that is consistent with Intermex’s existing compensation policies and philosophies, which are designed to align compensation with Intermex’s business objectives and the creation of stockholder value, while enabling Intermex to attract, motivate and retain individuals who contribute to the long-term success of Intermex. See the section entitled “Information About Intermex — Executive Compensation — Overview.”

Intermex’s compensation policies and philosophies are designed to align compensation with Intermex’s business objectives and the creation of stockholder value, while enabling Intermex to attract, motivate and retain individuals who contribute to the long-term success of Intermex. Intermex believes its executive compensation program must be competitive in order to attract and retain executive officers. Intermex seeks to implement compensation policies and philosophies by linking a significant portion of executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Decisions on the executive compensation program will be made by a Compensation Committee of the board of directors, which will consist of Messrs. Godfrey and Jahn following the closing of the Merger. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive-based compensation in the form of stock-based awards. We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will develop formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of compensation.

Base Salary

We expect that our Named Executive Officers’ base salaries in effect prior to the Merger will continue as described under “Information about Intermex — Executive Compensation,” and be reviewed annually by the Compensation Committee based upon advice and counsel of its advisors.

Annual Bonuses

We expect that the combined company will use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the Named Executive Officers, subject to the terms of their employment agreements. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers. Annual cash incentive bonuses will be under review following the consummation of the Merger and subject to change to reflect Intermex’s new public company status.

Stock-Based Awards

We expect the combined company to use stock-based awards to reward long-term performance of the Named Executive Officers. Intermex believes that stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers. Stock-based awards will be awarded under the Omnibus Plan, which has been adopted by our board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the Omnibus Plan, see the section entitled “Proposal No. 8 — The Incentive Plan Proposal — Summary of the Material Terms of the Omnibus Plan.”

Other Compensation

We expect the combined company to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the Named Executive Officers will participate. We also expect the combined company to continue to provide its Named Executive Officers long-term disability insurance subject to the Compensation Committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain executive officers of a publicly-traded corporation. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act (the “Act”), the limitations under Section 162(m) apply to the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s other named executive officers, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the deduction limitations. In light of the Act, beginning January 1, 2018 (with an exception for certain grandfathered arrangements, that would have been granted under a prior plan or are subject to existing transition rules related to when a Company first becomes publicly traded), the Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered individuals, regardless of whether the compensation is performance-based compensation. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that will not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the combined company and its stockholders.

Employment Agreements

Each of the Named Executive Officers is a party to an employment agreement with Intermex. For a summary of the employment agreements, see the section entitled “Information about Intermex — Executive Compensation — Employment Agreements.”

Director Compensation

We expect that the non-employee directors of the combined company will receive an annual retainer of $40,000 paid in cash and $70,000 paid in stock in connection with their services on the board.

DESCRIPTION OF SECURITIES

The following summary sets forth the material terms of our securities following the Merger assuming that the proposed charter is approved by our stockholders. The proposed charter is described in “Proposal No. 2 — Authorization to Increase the Company’s Authorized Capital,” “Proposal No. 3 — Classification of the Board of Directors,” “Proposal No. 4 — Authorization of the Election not to be Governed by Section 203 of the DGCL,” “Proposal No. 5 — Authorization to Adopt Delaware as Exclusive Forum for Certain Legal Actions” and “Proposal No. 6 — Approval of Additional Amendments to Current Charter in Connection with the Merger.” The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the proposed charter, a copy of which is attached as Annex C to this proxy statement/prospectus. We urge you to read our proposed charter in its entirety for a complete description of the rights and preferences of our securities following the Merger.

Authorized and Outstanding Stock

The proposed charter will authorize the issuance of 205,000,000 shares, consisting of 200,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 shares of preferred stock, $0.0001 par value.

As of the record date for the special meeting, there were 23,893,333 shares of our common stock outstanding. No shares of preferred stock are outstanding as of the date of this proxy statement/prospectus. We expect to issue 16,478,009 shares of our common stock as partial consideration in the Merger.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Holders of our common stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. If we liquidate, dissolve or wind up after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Preferred Stock

Our proposed charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Founder Shares and Placement Shares

The founder shares and placement shares are each identical to our shares of common stock and holders of founder shares or placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and placement shares are subject to certain transfer restrictions and (ii) each holder of founder shares and placement units has waived his, her or its redemption rights with respect to his, her or its founder shares and placement shares, (A) in connection with the consummation of the Merger, and (B) if we fail to consummate the Merger or another initial business combination by, or if we liquidate prior to, January 25, 2019. To the extent holders of founder shares or placement units transfer any of these securities, such transferees will agree, as a condition to such transfer, to waive these same redemption rights and be subject to the applicable transfer restrictions. Holders of founder shares have agreed to vote their founder shares, placement shares and any public shares held by them in favor of approval of the Merger Proposal.

Warrants

Public Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of January 25, 2018 or 30 days after the consummation of our initial business combination. The warrants will expire five years after the consummation of our initial business combination, at 5:00 p.m., New York time, or earlier upon our failure to consummate a business combination by January 25, 2019 or redemption of our common stock or our liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. If the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the warrant holder will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that, as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares of common stock issuable upon exercise of the warrants, to the extent an exemption therefrom is not available. We will use our best efforts to cause the post-effective amendment or new registration statement to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we agree to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by the 60th business day following the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of our warrants exercising on a cashless basis would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing: (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or our securities broker or intermediary.

Once the warrants become exercisable, we may call the warrants for redemption:

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•         if, and only if, the reported last sale price of the common stock (or the closing bid price of our common stock in the event shares of our common stock are not traded on any specific day) equals or exceeds $24.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them.

We will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) by certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to consummate our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so issuable immediately thereafter.

If, at any time while the warrants are outstanding, we effect (a) a merger with another company, in which our stockholders immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, (b) any sale of all or substantially all of our assets in one or a series of related transactions, (c) a tender offer or exchange offer approved or authorized by our board is completed pursuant to which holders of at least a majority of our outstanding shares of common stock tender or exchange their shares for other securities, cash or property, or (d) a reclassification of our shares or any compulsory share exchange pursuant to which shares of our common stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of our common stock), the holders of the warrants will thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property receivable upon such event, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately before the event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Placement Warrants and Loan Warrants

Our Sponsor and Cantor Fitzgerald hold an aggregate of 420,000 placement warrants. In addition, working capital loans by our Sponsor may be converted into warrants of the combined company at a price of $0.75 per one-half of one warrant (a maximum of 733,333 warrants if the full $1,100,000 is loaned and that amount is converted into warrants). The placement and loan warrants are identical to the public warrants, except that, if held by our Sponsor or its permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. In addition, for as long as the placement warrants are held by Cantor or its designees or affiliates, they may not be exercised after January 19, 2022.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. The Intermex credit agreement contains certain restrictive covenants that may limit the combined company’s ability to make distributions.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of shares of common stock then outstanding; or

•         the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 23,893,333 shares of our common stock outstanding. Of these shares, the 17,500,000 shares of common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,973,333 founder shares, 420,000 placement shares and 210,000 placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 8,960,000 warrants to purchase our common stock outstanding, consisting of 8,750,000 public warrants originally sold as part of units in our IPO and 210,000 placement warrants in the private placement. We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the public warrants. See “— Registration Rights” below for additional information.

Upon closing of the Merger we will also enter into the Shareholders Agreement pursuant to which, for so long as the Intermex legacy stockholders party thereto hold, in the aggregate, at least 10% of the total outstanding shares of our common stock, SPC Intermex Representative will be entitled to designate eight individuals for election to our board of directors, as described under “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Shareholders Agreement.”

Registration Rights

Holders of our founder shares and placement units (including the underlying securities) and any warrants that may be issued upon conversion of working capital loans made to us by our Sponsor, have been granted registration rights in connection with our IPO as described under “Certain Relationships and Related Transactions — FinTech Related Person Transactions.”

We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the warrants included in our IPO units within 20 business days of the closing of the Merger, and to cause the registration statement to become effective within 60 business days of the closing of the Merger, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the public warrants expire or are redeemed and, the date on which all of the public warrants have been exercised.

Upon closing of the Merger we will also enter into the Registration Rights Agreement pursuant to which the Intermex legacy stockholders and certain of our existing stockholders will be granted registration rights with respect to shares of our common stock as described under “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Registration Rights Agreement.”

Quotation of Securities

We will apply to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the symbols “IMXI” and “IMXIW,” respectively, upon the closing of the Merger.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 31, 2018 (prior to the Merger) and the expected beneficial ownership of our common stock immediately following consummation of the Merger by:

•         each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is or expected to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•         each of our current Named Executive Officers and directors;

•         each person who will become a Named Executive Officer or a director of the combined company upon consummation of the Merger;

•         all of our current executive officers and directors as a group; and

•         all of the combined company’s executive officers and directors as a group after the consummation of the Merger.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

The beneficial ownership of our common stock prior to the Merger is based on 23,893,333 shares of common stock issued and outstanding as of March 31, 2018.

The expected beneficial ownership of our common stock following the Merger is based on an expected 40,371,342 shares of common stock issued and outstanding immediately following the Merger, which assumes that (i) none of our public shares are redeemed by our public stockholders in connection with the Merger, and (ii) 16,478,009 shares of our common stock are issued as consideration in the Merger, and does not take into account any adjustments in the Merger Consideration contemplated by the Merger Agreement. If public shares are redeemed in connection with the Merger, the beneficial ownership percentages following the Merger set forth in the table below will be higher.

Unless otherwise indicated in footnotes to the table, each person listed has sole voting and investment power with respect to the securities owned by such person.

	Prior to the Merger			Following the Merger
Name and Address of Beneficial Owners	Number of Shares		Percentage	Number of Shares		Percentage
Directors and Executive Officers Pre-Merger:(1)
Walter T. Beach	—		—	—		—
Betsy Z. Cohen(2)	592,827		2.5%	592,827		1.5%
Daniel G. Cohen	5,165,912	(3)	21.6%	5,110,912	(4)	12.6%
Jeremy Kuiper	57,045		*	57,045		*
James J. McEntee, III(5)	410,504		1.7%	410,504		1.0%
Shami Patel	57,045		*	57,045		*
All directors and executive officers as a group (pre-Merger) (six individuals)	6,283,333		26.3%	6,228,333		15.4%

Directors, Nominees and Executive Officers Post-Merger:(6)
Robert Lisy(7)	—		—	1,763,716		4.4%
Tony Lauro II	—		—	—		—
Eduardo Azcarate(8)	—		—	228,288		0.6%
Jose Perez-Villarreal(9)	—		—	232,876		0.6%
Randy Nilsen(10)	—		—	160,609		0.4%
William Velez(11)	—		—	142,909		0.4%
Adam Godfrey(12)	—		—	—		—
Kurt Holstein(13)	—		—	—		—
Robert Jahn(14)	—		—	—		—
Stephen Paul(15)	—		—	—		—
Michael Purcell	—		—	—		—
John Rincon(16)	—		—	1,234,277		3.2%
Justin Wender(17)	—		—	—		—
All directors and executive officers as a group (post-Merger) (13 individuals)	—		—	3,762,675		9.3%

Five Percent Holders:
FinTech Investor Holdings II, LLC(1)	3,609,678		15.1%	3,804,678	(18)	9.4%
Davidson Kempner Capital Management LP(19)	1,336,543		5.6%	1,336,543		3.3%
Polar Asset Management Partners Inc.(20)	2,685,000		11.2%	2,685,000		6.7%
SPC Intermex, LP(21)(22)	—		—	11,929,807		29.6%

Parties to Shareholder Agreement(23)	—		—	20,824,240		51.6%

____________

*         Less than 1 percent.

(1)      Unless otherwise noted, the business address of each of the directors and executive officers and our Sponsor prior to the Merger is 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

(2)      Includes 200,000 shares held by a family trust for which Mrs. Cohen may be deemed to be a beneficial owner. Mrs. Cohen’s grandchildren are the beneficiaries of the trust.

(3)      Includes 3,609,678 shares (including 390,000 shares underlying units) held by our Sponsor. Mr. Cohen is the managing member of our Sponsor, shares voting and investment power over shares held by our Sponsor and disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest. Includes 513,407 shares held by DGC Family FinTech Trust for which Mr. Cohen may be deemed to be a beneficial owner. Mr. Cohen’s children are the beneficiaries of DGC Family FinTech Trust. Includes 500,000 shares held by Cohen Sponsor Interests II, LLC for which Mr. Cohen may be deemed to be a beneficial owner.

(4)      Includes 3,609,678 shares (including 390,000 shares underlying units) and warrants to purchase 195,000 shares that are exercisable within 30 days following the closing of the Merger held by our Sponsor. Mr. Cohen is the managing member of our Sponsor, shares voting and investment power over shares held by our Sponsor and disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest. Includes 513,407 shares held by DGC Family FinTech Trust for which Mr. Cohen may be deemed to be a beneficial owner. Mr. Cohen’s children are the beneficiaries of DGC Family FinTech Trust. Includes 250,000 shares held by Cohen Sponsor Interests II, LLC for which Mr. Cohen may be deemed to be a beneficial owner.

(5)      Includes 370,795 shares held by the Swarthmore Trust of 2016 for which Mr. McEntee may be deemed to be a beneficial owner. Mr. McEntee’s children are the beneficiaries of the Swarthmore Trust of 2016.

(6)      Unless otherwise noted, the business address of each of the directors and executive officers post-Merger is 9480 S. Dixie Hwy, Miami, Florida 33156.

(7)     Includes (i) 414,693 shares of Common Stock Merger Consideration and 6,292 of the founders shares to be transferred to Interwire LLC by Sponsor in connection with closing the Merger, in each case, anticipated to be distributed to Hawk Time Enterprises LLC, a Delaware limited liability company (“Hawk Time”), immediately following the Merger in respect of Hawk Time’s membership interests in Interwire LLC, and (ii) 1,322,664 shares of Common Stock Merger Consideration and 20,067 of the founders shares to be transferred to Interwire LLC by Sponsor in connection with closing the Merger, in each case, anticipated to be distributed to Robert Lisy Family Revocable Trust, Robert W. Lisy, Trustee (the “Lisy Trust”) immediately following the Merger in respect of the Lisy Trust’s membership interests in Interwire LLC.  Mr. Lisy is the sole manager of Hawk Time and sole trustee of the Lisy Trust.

(8)      Includes 224,876 shares of Common Stock Merger Consideration and 3,412 of the founders shares to be transferred to Interwire LLC by Sponsor in connection with closing the Merger, in each case anticipated to be distributed to Mr. Azcarate immediately following the Merger in respect of his membership interests in Interwire LLC.

(9)      Includes 229,396 shares of Common Stock Merger Consideration and 3,480 of the founders shares to be transferred to Interwire LLC by Sponsor in connection with closing the Merger, in each case anticipated to be distributed to Mr. Perex-Villarreal immediately following the Merger in respect of his membership interests in Interwire LLC.

(10)   Includes 158,209 shares of Common Stock Merger Consideration and 2,400 of the founders shares to be transferred to Interwire LLC by Sponsor in connection with closing the Merger, in each case anticipated to be distributed to Mr. Nilsen immediately following the Merger in respect of his membership interests in Interwire LLC.

(11)   Includes 140,773 shares of Common Stock Merger Consideration and 2,136 of the founders shares to be transferred to Interwire LLC by Sponsor in connection with closing the Merger, in each case anticipated to be distributed to Mr. Nilsen immediately following the Merger in respect of his membership interests in Interwire LLC.

(12)   Excludes 11,929,807 shares that are expected to be held of record by SPC Intermex, LP, whose general partner is SPC Intermex GP, LLC, following the Merger. Stella Point is the sole manager of SPC Intermex GP, LLC, and Mr. Godfrey is a Managing Partner of Stella Point. Mr. Godfrey serves on the board of directors of Intermex, and following the Merger, is expected to serve on the board of directors of the combined company as a representative of Stella Point. Mr. Godfrey disclaims beneficial ownership of the shares of common stock that will be held of record by SPC Intermex LP following the Merger. The address for Mr. Godfrey is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(13)   Does not include any shares that will be held of record by SPC Intermex, LP following the Merger. Mr. Holstein owns a limited partnership interest in SPC Intermex, LP. Mr. Holstein is expected to serve on the board of directors of the combined company and disclaims beneficial ownership of any shares of common stock that will be held of record by SPC Intermex LP following the Merger.

(14)   Does not include any shares that will be held of record by SPC Intermex, LP following the Merger. Mr. Jahn is a Managing Director at Stella Point, currently serving on the board of directors of Intermex and following the Merger, is expected to serve on the board of directors of the combined company as a representative of Stella Point. Mr. Jahn also owns a limited partnership interest in SPC Intermex, LP. Mr. Jahn disclaims beneficial ownership of the shares of common stock that will be held of record by SPC Intermex, LP following the Merger. The address for Mr. Jahn is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(15)   Does not include any shares that will be held of record by SPC Intermex, LP following the Merger. The Louis Berkman Investment Company, of which Mr. Paul is President and is a trustee of various trusts which own 23.94% of its non-voting stock, owns a limited partnership interest in SPC Intermex, LP. Mr. Paul currently serves on the board of directors of Intermex and is expected to serve on the board of directors of the combined company following the Merger. Mr. Paul disclaims beneficial ownership of any shares of common stock that will be held of record by SPC Intermex, LP following the Merger.

(16)   Includes (i) 1,045,207 shares of Common Stock Merger Consideration and 15,858 of the founders shares to be transferred to Interwire LLC by our Sponsor in connection with closing the Merger, in each case anticipated to be distributed to Latin American Investment Holdings immediately following the Merger in respect of its membership interests in Interwire LLC, and (ii) 170,623 shares of Common Stock Merger Consideration and 2,589 of the founders shares to be transferred to Interwire LLC by our Sponsor in connection with closing the Merger, in each case anticipated to be distributed to Rincon Capital Partners, LLC immediately following the Merger in respect of its membership interests in Interwire LLC. Mr. Rincon owns 100% of Latin American Investment Holdings and jointly owns Rincon Capital Partners, LLC.

(17)   Excludes 11,929,807 shares that will be held of record by SPC Intermex, LP, whose general partner is SPC Intermex GP, LLC, following the Merger. Stella Point is the sole manager of SPC Intermex GP, LLC, and Mr. Wender is a Managing Partner of Stella Point. Mr. Wender serves on the board of directors of Intermex, and following the Merger, is expected to serve on the board of directors of the combined company as a representative of Stella Point. Mr. Wender disclaims beneficial ownership of the shares of common stock that will be held of record by SPC Intermex LP following the Merger. The address for Mr. Godfrey is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(18)   Includes 3,609,678 shares (including 390,000 shares underlying units) and warrants to purchase 195,000 shares that are exercisable within 30 days following the closing of the Merger.

(19)   Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2018, Davidson Kemper Capital Management, L.P. (“DKCM”) shares voting and investment power with the following entities and persons: Davidson Kempner Partners (“DKP”) (236,034 shares); Davidson Kempner Institutional Partners, L.P. (“DKIP”) (532,745 shares); Davidson Kempner International, Ltd. (“DKIL”) (567,764 shares); Thomas L. Kempner, Jr. (1,336,543 shares); and Anthony A. Yoseloff (1,336,543 shares). DKCM is the investment manager to each of DKP, DKIP and DKIL. Messrs. Kempner and Yoseloff, through their involvement in DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The business address of each reporting person is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(20)   Based on information contained in a Schedule 13G filed with the SEC on February 9, 2018 by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. serves as the investment manager to Polar Multi Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”), with respect to the shares directly held by the Polar Vehicles. The address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(21)   Includes 11,751,516 shares of Common Stock Merger Consideration and 178,291 of the founders shares to be transferred to Interwire LLC by Sponsor in connection with closing the Merger, in each case anticipated to be distributed to and held of record by SPC Intermex, LP immediately following the Merger in respect of its membership interests in Interwire LLC, and excludes shares of common stock held of record by other parties to the Shareholders Agreement with which SPC Intermex LP and associated entities may be deemed to share beneficial ownership by virtue of voting provisions of such agreement. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Shareholders Agreement” for additional information. The general partner of SPC Intermex, LP is SPC Intermex GP, LLC and Stella Point is the sole manager of SPC Intermex GP, LLC. Messrs. Godfrey and Wender are the Managing Partners of and jointly control Stella Point. Messrs. Godfrey and Wender disclaim beneficial ownership of the shares of common stock that will be held of record by SPC Intermex LP following the Merger. The address for SPC Intermex LP is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(22)   Excludes 4,798,202 shares anticipated to be distributed by Interwire LLC to the other members of Interwire LLC.

(23)   Includes shares held by each of the parties to the Shareholders Agreement. The Shareholders Agreement will be effective upon closing of the Merger. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Shareholders Agreement” for additional information. Includes warrants to purchase 195,000 shares that are exercisable within 30 days following the closing of the Merger. The parties to the Shareholders Agreement are: SPC Intermex, LP, C.A.R. Holdings, Robert Lisy, Darrell Ebbert, Jose Perez, Eduardo Azcarate, William Velez, Randy Nilsen, DGC Family FinTech Trust, Daniel Cohen, Betsy Cohen, Swarthmore Trust of 2016, James J. McEntee, III, Hepco Family Trust, Jeremy Kuiper, Shami Patel, Plamen Mitrikov, IFMI, LLC, FinTech Investor Holdings II, LLC (Sponsor) and Cohen Sponsor Interests II, LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FinTech Related Person Transactions

Founder Shares and Placement Units

On May 28, 2015, we issued an aggregate of 5,298,333 founder shares to Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, FinTech Investor Holdings II, LLC (our “Sponsor”), Shami Patel, Jeremy Kuiper and James J. McEntee, III (such persons are referred to as the “initial stockholders”) for an aggregate purchase price of $25,000. On January 25, 2017, we issued an additional 701,667 founder shares to certain initial stockholders for a purchase price of $3,311. On January 25, 2017, the underwriter’s overallotment option for our IPO was exercised in part and certain of the initial stockholders, pursuant to a written agreement with us, forfeited an aggregate of 26,667 founder shares. On March 8, 2017, Betsy Cohen transferred 200,000 of her founder shares to a family trust. On September 5, 2017, our Sponsor transferred 30,000 founder shares to Cohen and Company LLC. On November 27, 2017, Daniel Cohen transferred 50,000 of his founder shares to Plamen Mitrikov. On December 11, 2017, Betsy Cohen, Daniel Cohen and James J. McEntee transferred an aggregate of 500,000 founder shares to Cohen Sponsor Interests II, LLC.

The founder shares are identical to the shares of our common stock included in the units sold in our IPO, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) the initial stockholders have waived their redemption rights with respect to their founder shares (i) in connection with the consummation of a business combination, including the Merger, (ii) if we fail to consummate a business combination by January 25, 2019, (iii) upon our liquidation prior to January 25, 2019 or (iv) if we seek an amendment to our charter that would affect the substance or timing of our obligation to redeem our common stock. The initial stockholders have also agreed to vote their founder shares, any public shares they hold, and in the case of the Sponsor, the 390,000 shares included in the Sponsor’s placement units (as defined below), in favor of the Merger.

The initial stockholders have agreed not to transfer, assign or sell any of their founder shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of a business combination, (ii) with respect to 20% of such shares, when the closing price of our common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iii) with respect to 20% of such shares, when the closing price of our common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iv) with respect to 20% of such shares, when the closing price of our common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination and (v) with respect to 20% of such shares, when the closing price of our common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination or earlier, in any case, if, following a business combination, the Company engages in a subsequent transaction (1) resulting in our stockholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of our board of directors or management team in which we are the surviving entity.

The Sponsor purchased 390,000 placement units at a price of $10.00 per unit for an aggregate purchase price of $3.9 million, in the private placement consummated in connection with our IPO. The placement units include one share of our common stock and one-half of one placement warrant, where each whole warrant entitles the holder to purchase one share of our common stock at an exercise price of $11.50. The placement warrants are identical to the warrants included in the units sold in our IPO, except that if held by our Sponsor, Cantor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including our common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. There are no redemption rights or liquidating distributions with respect to the Founder Shares, placement shares or warrants, which will expire worthless if we do not complete the Merger or another initial business combination.

Loan from our Sponsor

Prior to our IPO, in order to finance organizational costs and other costs relating to our IPO, our Sponsor committed to loan us funds as may be required, to a maximum of $500,000. These loans were non-interest bearing, unsecured and payable on the earlier of June 30, 2017 or the consummation of our IPO. We repaid an aggregate of $231,846 loans to our Sponsor upon the consummation of our IPO or shortly thereafter.

In order to finance transaction costs in connection with an initial business combination, our Sponsor has committed to loan us funds as may be required, to a maximum of $1,100,000. As of March 31, 2018, $115,000 in loans was outstanding. If we consummate a business combination, including the Merger, we will repay such loaned amounts. If we do not consummate the Merger or another a business combination by January 25, 2019, we may use a portion of any working capital held outside the trust account to repay such loaned amounts; however, no proceeds from the trust account may be used for such repayment, other than interest income earned thereon in an amount, when taken together with amounts released to us for working capital purposes, that does not exceed $500,000. If such funds are insufficient to repay the full amount loaned, the unpaid amounts would be forgiven. Any part or all of such loans may be converted into warrants at $0.75 per one-half of one warrant (a maximum of 733,333 warrants if the full $1,100,000 is loaned and that amount is converted into warrants) of the combined company at the option of the lender. The warrants would be identical to the placement warrants.

Registration Rights

The holders of founder shares, placement units (including securities contained therein) and warrants that may be issued upon conversion of loans made by our Sponsor have the right to require us to register under the Securities Act a sale of any of our securities held by them pursuant to the registration rights agreement entered into concurrently with the closing of the IPO. Under the registration rights agreement, these holders are entitled to make up to three demands, excluding short form registration demands. In addition, these holders have “piggy-back” registration rights allowing them to include their securities in other registration statements filed by us. We would bear the costs and expenses of filing any such registration statements.

Upon closing of the Merger we will enter into the Registration Rights Agreement pursuant to which certain Intermex legacy stockholders and the stockholders party to the existing registration rights agreement will be granted registration rights with respect to shares of our common stock as described under “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Registration Rights Agreement.” The existing registration rights agreement will terminate upon execution of the Registration Rights Agreement.

Shareholders Agreement

Upon closing of the Merger we will enter into the Shareholders Agreement with certain of the Intermex legacy stockholders, SPC Intermex Representative and certain of our existing stockholders pursuant to which the Intermex stockholders will receive certain director nominee designation rights and our existing stockholders will receive certain board observer rights, and all the stockholders party thereto will agree to vote for the director nominees designated under the agreement. The Intermex stockholders will cease to have any continuing director designation rights under the Shareholders Agreement if their respective ownership of our common stock is at any time less than 5% of our total outstanding common stock. The Shareholders Agreement also contains certain provisions (including a lock-up provision) intended to maintain, following the consummation of the Merger, our qualification as a “Controlled Company” within the meaning of Rule 5615 of the NASDAQ corporate governance requirements. For additional information see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Shareholders Agreement.”

Voting Agreement

Concurrently with the execution of the Merger Agreement, FinTech, Intermex and certain of our existing stockholders entered into a Voting Agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, the Company stockholders party thereto (representing as of the date hereof approximately 26.6% of the outstanding shares of our common stock) have agreed to, among other things, vote all of the shares of our common stock held by such stockholders (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any covenant, representation or warranty or other obligation contained in the Merger Agreement; (iii) against alternative proposals or offers from any person (other than Intermex or any of its affiliates) concerning an alternative transaction, and (iv) against any actions that would reasonably interfere with the timely consummation of the Merger or the fulfillment of any of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

The Voting Agreement generally prohibits the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of our common stock prior to the consummation of the Merger. The Voting Agreement will automatically terminate upon the first to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

Intermex Related Person Transactions

Management Services Agreement

In connection with the closing of the Stella Point Acquisition, Intermex entered into a management services agreement with Stella Point pursuant to which Stella Point provides Intermex with certain management services and Intermex pays Stella Point an annual fee of $780,000. The management services agreement will be terminated by Stella Point and Intermex concurrently with the closing of the Merger and in connection therewith, Intermex we will pay Stella Point a termination fee of $1,560,000.

Shareholders Agreement

Upon closing of the Merger, FinTech, certain of the Intermex legacy stockholders, SPC Intermex Representative and certain of FinTech’s initial stockholders will enter into the Shareholders Agreement pursuant to which the Intermex legacy stockholders will receive certain director nominee designation rights and FinTech’s initial stockholders will receive certain board observer rights, and all the stockholders party thereto will agree to vote for the director nominees designated under the Shareholders Agreement. The Intermex stockholders will cease to have any continuing director designation rights under the Shareholders Agreement if their collective ownership of the combined company’s common stock is at any time less than 5% of the combined company’s total outstanding common stock. The Shareholders Agreement also contains certain provisions (including a lock-up provision) intended to maintain, following the consummation of the Merger, the combined company’s qualification as a “Controlled Company” within the meaning of Rule 5615 of the NASDAQ corporate governance requirements.  For additional information see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Shareholders Agreement.”

Registration Rights Agreement

Upon closing of the Merger, the Intermex legacy stockholders will enter into the Registration Rights Agreement pursuant to which certain Intermex legacy stockholders and the stockholders party to the existing registration rights agreement will be granted registration rights with respect to shares of our common stock as described under “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Registration Rights Agreement.” The existing registration rights agreement will terminate upon execution of the Registration Rights Agreement.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Merger, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to a member of the Audit Committee or another member of the board of directors any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. A member of the Audit Committee or another member of the board of directors will promptly communicate such information to our Audit Committee, or in certain instances the board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with the DGCL.

PRICE RANGE OF SECURITIES AND DIVIDENDS

FinTech

Price Range of FinTech Securities

Our units, common stock, and warrants are each quoted on NASDAQ under the symbols “FNTEU,” “FNTE” and “FNTEW,” respectively. Our units commenced public trading on January 20, 2017 and our common stock and warrants each commenced separate public trading on March 13, 2017.

The following table includes the high and low sales prices for our units, common stock and warrants for the periods presented.

	Units		Common Stock		Warrants
Quarter Ended	Low	High	Low	High	Low	High
March 31, 2017	$10.01	$12.10	$9.70	$11.75	$0.50	$4.00
June 30, 2017	$10.15	$10.50	$9.73	$9.95	$1.00	$1.40
September 30, 2017	$10.24	$10.58	$9.70	$11.76	$1.20	$1.95
December 31, 2017	$10.25	$10.65	$9.70	$9.97	$1.20	$1.70
March 31, 2018	$10.17	$11.29	$9.85	$9.96	$0.95	$1.70
June 30, 2018 (through June 14, 2018)	$10.27	$10.60	$9.93	$10.05	$0.89	$1.32

On December 18, 2017, the trading date before the public announcement of the Merger, the closing price of our units, common stock and warrants was at $10.41, $9.80 and $1.27, respectively. The closing price of our units, common stock and warrants on May 15, 2018, June 14, 2018 and June 12, 2018, respectively, the most recent date each of these securities was traded, was $10.42, $ 10.00 and $1.25, respectively.

Holders

On March 16, 2018, the numbers of record holders of our common stock, units and warrants were 13, 3 and 1, respectively, not including beneficial holders whose securities are held in street name.

Dividend Policy of FinTech

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Merger.

Intermex

Price Range of Intermex Securities

Historical market price information regarding Intermex is not provided because there is no public market for Intermex’s common stock.

Intermex paid a special dividend in the aggregate amount of $20,000,000 to Interwire LLC, its sole stockholder, during the year ended December 31, 2017. As of the date of this proxy statement/prospectus, the number of record holders of Intermex’s common stock was one.

Combined Company

Dividend Policy

Following completion of the Merger, our board of directors will consider whether or not to institute a dividend policy. It is presently intended that the combined company retain its earnings for use in business operations and accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future. The Intermex credit agreement contains certain restrictive covenants that may limit the combined company’s ability to make distributions.

LEGAL MATTERS

Ledgewood PC will provide an opinion for FinTech Acquisition Corp. II regarding the validity of the common stock issued in connection with the Merger, the U.S. federal income tax advice relating to the redemption of common stock in connection with the Merger and as to certain federal income tax consequences of the Merger.

EXPERTS

The financial statements of FinTech Acquisition Corp. II as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) to December 31, 2015 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph related to the Company’s ability to continue as a going concern, thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Intermex Holdings, Inc. as of December 31, 2017 and 2016 and for the periods February 1, 2017 to December 31, 2017 (Successor period) and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015 (collectively, the Predecessor periods) appearing in this proxy statement/prospectus have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph on the restatement of the 2015 and 2016 financial statements and an emphasis of matter paragraph regarding the definitive merger agreement, thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

Representatives of both our independent registered public accounting firm, WithumSmith+Brown, PC, and Intermex Holdings, Inc.’s independent registered public accounting firm, BDO USA, LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Merger is completed, BDO USA, LLP will audit the financial statements of the combined company for its 2018 fiscal year.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Merger under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to us at our principal executive offices at (215) 735-1498 and 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2019 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2019 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2019 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2019 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2019 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FinTech’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

James J. McEntee, III
FinTech Acquisition Corp. II
2929 Arch Street, Suite 1703
Philadelphia, PA 19104
Tel: (215) 735-1498
Email: jmce@stbwell.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Stockholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: FNTE.info@morrowsodali.com

If you are a stockholder of FinTech and would like to request documents, please do so by [•], 2018, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to FinTech has been supplied by FinTech, and all such information relating to Intermex has been supplied by Intermex. Information provided by either FinTech or Intermex does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of FinTech for the special meeting. We have not authorized anyone to give any information or make any representation about the Merger, us or Intermex that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

FINTECH ACQUISITION CORP. II FINANCIAL STATEMENTS:
Condensed Consolidated Financial Statements as of and for the periods ended March 31, 2018 and 2017

Condensed Consolidated Balance Sheets as of March 31, 2018 (unaudited) and December 31, 2017	F-2
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2018 and 2017 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017 (unaudited)	F-4
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5

Audited Consolidated Financial Statements as of December 31, 2017 and 2016 and for the periods ended December 31, 2017, 2016 and 2015

Report of Independent Registered Public Accounting Firm	F-17
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-18
Consolidated Statements of Operations for the Years Ended December 31, 2017 and 2016 and Period from May 28, 2015 (inception) through December 31, 2015	F-19
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2017 and 2016 and Period from May 28, 2015 (inception) through December 31, 2015	F-20
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017 and 2016 and Period from May 28, 2015 (inception) through December 31, 2015	F-21
Notes to Consolidated Financial Statements	F-22

INTERMEX HOLDINGS, INC. FINANCIAL STATEMENTS:
Condensed Consolidated Financial Statements as of and for the periods ended March 31, 2018 and 2017

Condensed Consolidated Balance Sheets	F-35
Condensed Consolidated Statements of Operations and Comprehensive Loss	F-36
Condensed Consolidated Statements of Cash Flows	F-37
Notes to Condensed Consolidated Financial Statements (unaudited)	F-38

Audited Consolidated Financial Statements for the Successor Period of February 1, 2017 through December 31, 2017 and Predecessor Periods of January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015

Report of Independent Auditors	F-45
Consolidated Balance Sheets	F-46
Consolidated Statements of Operations and Comprehensive (Loss) Income	F-47
Consolidated Statements of Changes in Stockholder’s Equity	F-48
Consolidated Statements of Cash Flows	F-50
Notes to Consolidated Financial Statements	F-52

FINTECH ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets
Cash	$59,507	$362,581
Prepaid expenses and other current assets	139,094	13,560
Total Current Assets	198,601	376,141

Cash and marketable securities held in Trust Account	175,830,893	175,883,186
Total Assets	$176,029,494	$176,259,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$484,209	$480,538
Income taxes payable	117,458	436,721
Promissory note – related party	115,000	—
Total Current Liabilities	716,667	917,259

Deferred underwriting fees	9,190,000	9,190,000
Deferred legal fees payable	25,000	25,000
Total Liabilities	9,931,667	10,132,259

Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 16,109,782 and 16,112,706 shares (at redemption value of approximately $10.00 per share as of March 31, 2018 and December 31, 2017, respectively)	161,097,820	161,127,060

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 35,000,000 shares authorized; 7,783,551 and 7,780,627 shares issued and outstanding (excluding 16,109,782 and 16,112,706 shares subject to possible redemption) as of March 31, 2018 and December 31, 2017, respectively	778	778
Additional paid-in capital	5,217,625	5,188,385
Accumulated deficit	(218,396)	(189,155)
Total Stockholders’ Equity	5,000,007	5,000,008
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,029,494	$176,259,327

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FINTECH ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating costs	$413,173	$226,756
Loss from operations	(413,173)	(226,756)

Other income:
Interest income	484,669	61,666

Income (loss) before taxes	71,496	(165,090)
Provision for income taxes	(100,737)	—

Net Loss	$(29,241)	$(165,090)

Weighted average shares outstanding
Basic and diluted(1)	7,780,627	7,070,173

Net loss per common share
Basic and diluted	$(0.00)	$(0.02)

____________

(1)      This number excludes an aggregate of up to 16,109,782 shares and 16,114,732 shares subject to possible redemption at March 31, 2018 and 2017, respectively.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FINTECH ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(29,241)	$(165,090)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(484,669)	(61,666)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(125,534)	(86,790)
Accrued expenses	3,671	16,429
Income taxes payable	(319,263)	—
Net cash used in operating activities	(955,036)	(297,117)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(175,000,000)
Cash deposited into Trust Account	(25,592)	—
Cash withdrawn from Trust Account	562,554	—
Net cash provided by (used) in investing activities	536,962	(175,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	171,940,000
Proceeds from sale of Placement Units	—	4,200,000
Proceed from issuance of common stock to Initial Stockholders	—	3,311
Proceeds from promissory note – related party	115,000	—
Repayment of promissory note – related party	—	(231,846)
Payment of offering costs	—	(463,778)
Net cash provided by financing activities	115,000	175,447,687

Net Change in Cash	(303,074)	150,570
Cash – Beginning of period	362,581	82,614
Cash – Ending of period	$59,507	$233,184

Non-Cash investing and financing activities:
Deferred underwriting fees charged to additional paid in capital	$—	$9,190,000
Deferred legal fees charged to additional paid in capital	$—	$25,000
Initial classification of common stock subject to possible redemption	$—	$161,314,270
Change in value of common stock subject to possible redemption	$(29,240)	$(166,946)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FinTech Acquisition Corp. II (the “Company”), is a blank check company incorporated in Delaware on May 28, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction, one or more operating businesses or assets (a “Business Combination”). In connection with the proposed acquisition of Intermex Holdings II, Inc. (“Intermex”) (see Note 9), the Company formed two wholly-owned subsidiaries, FinTech II Merger Sub Inc., which was incorporated in Delaware in November 2017 (“Merger Sub I”), and FinTech II Merger Sub 2 LLC, which was formed in Delaware in November 2017 (“Merger Sub II”). Both Merger Sub I and Merger Sub II did not have any activity as of March 31, 2018. The Company has neither engaged in any operations nor generated operating revenues to date.

At March 31, 2018, the Company had not yet commenced operations. All activity through March 31, 2018 relates to the Company’s formation and its Initial Public Offering, which is described below, and identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Intermex, described in Note 9.

The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on January 19, 2017. On January 25, 2017, the Company consummated the Initial Public Offering of 17,500,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), which included a partial exercise by the underwriters of their over-allotment option in the amount of 2,200,000 Units at $10.00 per Unit, generating gross proceeds of $175,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 420,000 units (the “Placement Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, FinTech Investors Holding II, LLC (the “Sponsor”), and Cantor Fitzgerald & Co., the representative of the underwriters for the Initial Public Offering (“Cantor”), generating gross proceeds of $4,200,000, which is described in Note 4.

Transaction costs amounted to $12,912,088, consisting of $3,060,000 of underwriting fees, $9,190,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $662,088 of Initial Public Offering costs. As described in Note 6, the $9,190,000 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by January 25, 2019. As described in Note 6, the $25,000 of deferred legal fees are payable upon the earlier of the consummation of an initial Business Combination or liquidation of the Company.

Following the closing of the Initial Public Offering on January 25, 2017, an amount of $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination, (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by January 25, 2019 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, if the Company is unable to complete a Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Market (“NASDAQ”) rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting fees and taxes payable

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

on interest earned) at the time of the signing of a definitive agreement in connection with a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires a majority of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting fees the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, Daniel Cohen, Betsy Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, James J. McEntee, III, Shami Patel, Jeremy Kuiper, Hepco Family Trust, Plamen Mitrikov, Cohen Sponsor Interests II, LLC and Cohen and Company LLC (together the “Initial Stockholders”), have agreed to vote their Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares held by them in favor of approving a Business Combination. Cantor has not committed to vote any shares held by it in favor of a Business Combination.

The Company will have until the expiration of the Combination Period to consummate its Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up of its affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including any portion of the interest earned thereon which was not previously used for working capital or to pay dissolution expenses or taxes, pro rata to the public stockholders by way of redemption of the Public Shares (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete a Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its tax obligations). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Initial Stockholders have agreed to vote their Founder Shares, Placement Shares and any Public Shares held by them in favor of any such amendment.

The Initial Stockholders and Cantor have agreed to waive their redemption rights with respect to the Founder Shares and Placement Shares (defined below) (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period or upon the Company’s liquidation prior to the expiration of the Combination Period. The Initial Stockholders have also agreed to waive their redemption rights with respect to Public Shares in connection with a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of its obligation to redeem 100% of its Public Shares if it does not complete a Business Combination within the Combination Period. However, the Initial Stockholders will be entitled to redemption rights with respect to any Public Shares held by them if the Company fails to consummate a Business Combination or liquidates within the Combination Period. Cantor will have the same redemption rights as a public stockholder with respect to any Public Shares it acquires, however, Cantor has informed the Company that it has no current commitments, plans or intentions to acquire Public Shares for its own account. The underwriters have agreed to waive their rights to deferred underwriting fees held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, he may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 15, 2018, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2017 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The interim results for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any future interim periods.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 25, 2019.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expense during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2018 and December 31, 2017.

Cash and marketable securities held in Trust Account

At March 31, 2018 and December 31, 2017, the assets held in the Trust Account were held in cash and U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2018 and December 31, 2017, 16,109,782 and 16,112,706 shares of common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section on the Company’s condensed consolidated balance sheet.

Offering costs

Offering costs consist principally of legal, accounting and underwriting costs incurred that were directly related to the Initial Public Offering. Offering costs amounting to $12,912,088 were charged to stockholders’ equity upon completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2018 and December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per common share

The Company complies with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Shares of common stock subject to possible redemption at March 31, 2018 and 2017 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 8,960,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. At March 31, 2018 and December 31, 2017, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

3. INITIAL PUBLIC OFFERING

On January 25, 2017, the Company sold 17,500,000 Units at a purchase price of $10.00 per Unit, which included a partial exercise by the underwriters of their over-allotment option in the amount of 2,200,000 Units at $10.00 per Unit. Each Unit consists of one share of the Company’s common stock and one-half of one whole warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 (see Note 7). No fractional Public Warrants were issued upon separation of the Units and only whole Public Warrants trade.

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

4. PRIVATE PLACEMENT

Simultaneous with the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 420,000 Placement Units (390,000 Placement Units by the Sponsor and 30,000 Placement Units by Cantor) at a price of $10.00 per Unit (or an aggregate purchase price of $4,200,000). Each Placement Unit consists of one share of common stock (“Placement Share”) and one-half of one warrant (each, a “Placement Warrant”) to purchase one share of the Company’s common stock exercisable at $11.50. The proceeds from the Placement Units and the proceeds from the Initial Public Offering totaling $175,000,000 are held in the Trust Account. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Shares or Placement Warrants.

The Placement Units and their component securities are the same as the public units and their component securities except that they may not be transferable, assignable or salable until 30 days after the consummation of an initial Business Combination, subject to certain limited exceptions.

5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 28, 2015, the Company issued an aggregate of 5,298,333 shares of common stock to certain of the Initial Stockholders (“Founder Shares”) for an aggregate purchase price of $25,000. In January 2017, the Company issued an additional 701,667 Founder Shares for an aggregate purchase price of $3,311. As such, total Founder Shares of 6,000,000 included an aggregate of up to 760,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own 25% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to exercise their over-allotment option to purchase 2,200,000 Units on January 25, 2017 and waiver of the remainder of their over-allotment option, 733,333 Founder Shares were no longer subject to forfeiture and 26,667 Founder Shares were forfeited. Accordingly, a total of 5,973,333 Founder Shares were outstanding as of March 31, 2018 and December 31, 2017.

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company engages in a subsequent transaction (1) resulting in the Company’s stockholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of the Company’s board of directors or management team in which the Company is the surviving entity. Notwithstanding the foregoing, in connection with an initial Business Combination, the Initial Stockholders may transfer, assign or sell their Founder Shares with the Company’s consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth in the prior sentence.

Promissory Note — Related Party

Prior to the closing of the Initial Public Offering, the Company’s Sponsor loaned the Company $231,846 for expenses related to the Company’s formation and the Initial Public Offering. The loan was non-interest bearing, unsecured and due on the earlier of June 30, 2017 or the closing of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering on January 25, 2017.

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

5. RELATED PARTY TRANSACTIONS (cont.)

On March 20, 2018, the Company’s Sponsor loaned the Company $115,000 for working capital purposes. The loan is non-interest bearing, unsecured and due on the date the Company consummates a Business Combination. The loan will not be payable if a Business Combination is not consummated on or before January 25, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor has committed to loan the Company funds as may be required up to a maximum of $1,100,000 (“Working Capital Loans”), which will be repaid upon the consummation of a Business Combination. However, if the Company does not consummate a Business Combination, the Company may use funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment, other than interest income earned thereon in an amount, when taken together with amounts released to the Company for working capital purposes, that does not exceed $500,000. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Any part or all of the Working Capital Loans may be converted into additional warrants at $0.75 per one-half of one warrant (warrants to purchase a maximum of 733,333 whole shares if the full $1,100,000 is loaned and that amount is converted into warrants) of the post-Business Combination entity at the option of the Sponsor. The warrants would be identical to the Placement Warrants. There were Working Capital Loans outstanding as of March 31, 2018 and December 31, 2017 in the amount of $115,000 and $0, respectively.

6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 19, 2017, the holders of the Founder Shares, Placement Units (including any securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the proposed acquisition of Intermex, the Company will enter into a new registration agreement and the existing registration rights agreement will terminate.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,295,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions. On January 25, 2017, the underwriters exercised their over-allotment option to purchase 2,200,000 Units at a purchase price of $10.00 per Unit and waived the remaining portion of the over-allotment option to purchase up to 95,000 Units.

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $3,060,000. In addition, the underwriters are entitled to a deferred fee of (i) five percent (5.0%) of the gross proceeds of the Initial Public Offering, excluding any amounts raised pursuant to the overallotment option, and (ii) seven percent (7.0%) of the gross proceeds of the Units sold in the Initial Public Offering pursuant to the overallotment option, or an aggregate of $9,190,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (cont.)

Deferred Legal Fees

The Company is obligated to pay its attorneys a deferred legal fee of $25,000 upon consummation of a Business Combination or dissolution of the Company if a Business Combination is not completed within the Combination Period. Accordingly, the Company has recorded $25,000 as deferred legal fees payable in the accompanying condensed consolidated balance sheet at March 31, 2018 and December 31, 2017.

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At March 31, 2018 and December 31, 2017, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 35,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each common share. At March 31, 2018 and December 31, 2017, there were 7,783,551 and 7,780,627 shares of common stock issued and outstanding, respectively (excluding 16,109,782 and 16,112,706 shares of common stock subject to possible redemption, respectively).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided that in each case the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor, Cantor or their permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. In addition, for as long as the Placement Warrants are held by Cantor or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the Initial Public Offering.

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

7. STOCKHOLDERS’ EQUITY (cont.)

The Company may redeem the Public Warrants (except as described above with respect to the Placement Warrants):

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon a minimum of 30 days’ prior written notice of redemption;

•         if, and only if, the last sale price of the Company’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•         if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

8. FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Cash held in the Trust Account amounted to $58,068 and $6,050 at March 31, 2018 and December 31, 2017, respectively.

The gross holding gains and fair value of held-to-maturity securities at March 31, 2018 and December 31, 2017 were as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Losses	Fair Value
March 31, 2018	U.S. Treasury Securities (Mature on 4/19/2018)	$175,772,825	$(8,268)	$175,764,557

December 31, 2017	U.S. Treasury Securities (Mature on 1/18/2018)	$175,877,136	$(80,806)	$175,796,330

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

8. FAIR VALUE MEASUREMENTS (cont.)

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets at fair value as of March 31, 2018 and December 31, 2017, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2018	December 31, 2017
Assets:
Marketable securities held in Trust Account	1	$175,764,557	$175,796,330

9. MERGER AGREEMENT

On December 19, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub 1, Merger Sub 2 (together with Merger Sub 1, the “Merger Subs”), Intermex and SPC Intermex Representative LLC (the “Representative”), which provides for the acquisition of Intermex by the Company pursuant to the proposed merger of Merger Sub 1 with and into Intermex with Intermex continuing as the initial surviving entity (the “First Merger”), immediately following which the initial surviving entity will be merged (the “Second Merger,” and together with the First Merger, the “Merger”) with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of the Company.

As a result of the Merger, each outstanding share of Intermex common stock (“Intermex Common Stock”) will convert into the right to receive a combination of cash and shares of the Company’s common stock, as calculated pursuant to the terms of the Merger Agreement.

Pursuant to the Merger Agreement, the aggregate consideration to be paid by the Company in the Merger will consist of (i) $92,000,000 in cash ($2,000,000 of which will be placed in escrow at closing as security for working capital adjustments), (ii) approximately 16,598,281shares of the Company’s common stock, subject to adjustment in accordance with the terms of the Merger Agreement, and (iii) an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing in the form of cash or additional

FINTECH ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018

(Unaudited)

9. MERGER AGREEMENT (cont.)

shares of the Company’s common stock, at the option of the Company, subject to certain limited exceptions. The cash consideration will be funded from the cash held in the Company’s Trust Account after permitted redemptions.

Each of Intermex, the Company and the Merger Subs have made representations, warranties and covenants in the Merger Agreement that are customary for transactions of this nature. The representations and warranties of the Company, the Merger Subs and Intermex will not survive the closing of the Merger.

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including, among others, that (i) the Merger be approved by the Company’s stockholders and Intermex’s stockholder; (ii) there has been no material adverse effect with respect to Intermex or the Company since the date of the Merger Agreement; (iii) the organizational documents of the Company will be amended and restated as described in the Merger Agreement; (iv ) the parties will have received certain governmental consents and authorizations to the Merger; (v) all applicable waiting periods and any extensions thereof under applicable antitrust, competition or similar laws will have expired or been terminated; and (vi) the Company will have at least $125,000,000 in its Trust Account as of the closing, after giving effect to the redemption of Public Shares by the Company’s public stockholders and the payment of deferred underwriting fees.

The Merger Agreement provides that, upon consummation of the Merger, the Company will enter into a registration rights agreement and a shareholders agreement.

Concurrently with the execution of the Merger Agreement, the Company, Intermex and certain existing Company stockholders entered into a Voting Agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, the stockholders party thereto have agreed to, among other things, vote all of the shares of the Company’s common stock held by such stockholders (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any obligations contained in the Merger Agreement; (iii) in favor of the proposals set forth in the Company’s preliminary proxy statement/prospectus (and definitive proxy statement/prospectus, when available) to be filed with the SEC relating to the Merger; and (iv) against alternative proposals or transactions to the Merger.

The Voting Agreement generally prohibits the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of the Company’s common stock prior to the consummation of the Merger. The Voting Agreement will automatically terminate upon the first to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

In April 2018, the Company withdrew $81,781 from interest earned on the Trust Account to pay income taxes.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

FinTech Acquisition Corp. II

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FinTech Acquisition Corp. II (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the years ended December 31, 2017 and 2016, and for the period from May 28, 2015 (inception) to December 31, 2015 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the results of its consolidated operations and its cash flows for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements if the Company is unable to complete a Business Combination by January 25, 2019, then the Company will cease all operations except for the purpose of winding up and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2016.

Whippany, New Jersey

March 13, 2018

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash	$362,581	$82,614
Prepaid expenses and other current assets	13,560	—
Total Current Assets	376,141	82,614

Cash and marketable securities held in Trust Account	175,883,186	—
Deferred offering costs	—	387,922
Total Assets	$176,259,327	$470,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$480,538	$2,886
Income taxes payable	436,721	—
Accrued offering costs	—	214,612
Promissory note – related party	—	231,846
Total Current Liabilities	917,259	449,344

Deferred underwriting fees	9,190,000	—
Deferred legal fees payable	25,000	—
Total Liabilities	10,132,259	449,344

Commitments and Contingencies

Common stock subject to possible redemption, $0.0001 par value; 16,112,706 and -0- shares (at redemption value of approximately $10.00 per share) as of December 31, 2017 and 2016, respectively	161,127,060	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 35,000,000 shares authorized; 7,780,627 and 5,298,333 shares issued and outstanding (excluding 16,112,706 and -0- shares subject to possible redemption) as of December 31, 2017 and 2016, respectively	778	530
Additional paid-in capital	5,188,385	24,470
Accumulated deficit	(189,155)	(3,808)
Total Stockholders’ Equity	5,000,008	21,192
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,259,327	$470,536

The accompanying notes are an integral part of the consolidated financial statements.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		For the Period from May 28, 2015 (inception) through December 31,
	2017	2016	2015
Operating costs	$1,131,812	$1,621	$2,187
Loss from operations.	(1,131,812)	(1,621)	2,187

Other income:
Interest income	1,383,186	—	—

Income (loss) before taxes	251,374	(1,621)	(2,187)
Provision for income taxes	(436,721)	—	—

Net loss	$(185,347)	$(1,621)	(2,187)

Weighted average shares outstanding
Basic and diluted(1)(2)	7,594,116	5,271,666	5,271,666

Net loss per common share
Basic and diluted	$(0.02)	$(0.00)	(0.00)

____________

(1)      This number excludes an aggregate of up to 16,112,706 shares subject to possible redemption at December 31, 2017.

(2)      On January 25, 2017, as a result of the underwriters’ election to exercise a portion of their over-allotment option, 26,667 shares held by the Initial Stockholders (as defined in Note 1) were forfeited (Note 5).

The accompanying notes are an integral part of the consolidated financial statements.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock(1)		Additional Paid-in	Notes Receivable from	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Stockholders	Deficit	(Deficit)
Balance – May 28, 2015 (inception)	—	$—	$—	$—	$—	$—
Common stock issued to Initial Stockholders in exchange for a note receivable	5,298,333	530	24,470	(25,000)	—	—
Net loss	—	—	—	—	(2,187)	(2,187)
Balance – December 31, 2015	5,298,333	$530	$24,470	$(25,000)	$(2,187)	$(2,187)
Collection of notes receivable from stockholders	—	—	—	25,000	—	25,000
Net loss	—	—	—	—	(1,621)	(1,621)
Balance – December 31, 2016	5,298,333	530	24,470	—	(3,808)	21,192
Issuance of common stock to Initial Stockholders	701,667	70	3,241	—	—	3,311
Sale of 17,500,000 Units, net of underwriters discount and offering expenses	17,500,000	1,750	162,086,162	—	—	162,087,912
Sale of 420,000 Placement Units	420,000	42	4,199,958	—	—	4,200,000
Forfeiture of 26,667 shares of common stock due to underwriter not exercising its full over-allotment option	(26,667)	(3)	3	—	—	—
Common stock subject to redemption	(16,112,706)	(1,611)	(161,125,449)	—	—	(161,127,060)
Net loss	—	—	—	—	(185,347)	(185,347)
Balance – December 31, 2017	7,780,627	$778	$5,188,385	$—	$(189,155)	$5,000,008
The accompanying notes are an integral part of the consolidated financial statements.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		For the Period from May 28, 2015 (inception) through December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net loss	$(185,347)	$(1,621)	$(2,187)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,383,186)	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(13,560)	—	—
Accrued expenses	477,652	999	1,887
Income taxes payable	436,721	—	—
Net cash used in operating activities	(667,720)	(622)	(300)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(175,000,000)	—	—
Cash withdrawn from Trust Account	500,000	—	—
Net cash used in investing activities	(174,500,000)	—	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	171,940,000	—	—
Proceeds from sale of Private Placement Units	4,200,000	—	—
Proceed from issuance of common stock to Initial Stockholders	3,311	—	—
Proceeds from collection of notes receivable from stockholders	—	25,000	—
Proceeds from promissory note – related party	—	231,546	300
Repayment of promissory note – related party	(231,846)	—	—
Payment of offering costs	(463,778)	(173,310)	—
Net cash provided by financing activities	175,447,687	83,236	300

Net Change in Cash	279,967	82,614	—
Cash – Beginning	82,614	—	—
Cash – Ending	$362,581	$82,614	$—

Non-Cash investing and financing activities:
Deferred offering costs included in accrued expenses	$—	$214,612	$—
Deferred underwriting fees charged to additional paid in capital	$9,190,000	$—	$—
Deferred legal fees charged to additional paid in capital	$25,000	$—	$—
Initial classification of common stock subject to possible redemption	$161,314,270	$—	$—
Change in value of common stock subject to possible redemption	$(187,210)	$—	$—
Issuance of stock for notes receivable from stockholders	$—	$—	$25,000

The accompanying notes are an integral part of the consolidated financial statements.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FinTech Acquisition Corp. II (the “Company”), is a blank check company incorporated in Delaware on May 28, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction, one or more operating businesses or assets (a “Business Combination”). In connection with the proposed acquisition of Intermex Holdings II, Inc. (“Intermex”) (see Note 10), the Company formed two wholly-owned subsidiaries, FinTech II Merger Sub Inc., which was incorporated in Delaware in November 2017 (“Merger Sub I”), and FinTech II Merger Sub 2 LLC, which was formed in Delaware in November 2017 (“Merger Sub II”). Both Merger Sub I and Merger Sub II did not have any activity as of December 31, 2017. The Company has neither engaged in any operations nor generated operating revenues to date.

At December 31, 2017, the Company had not yet commenced operations. All activity through December 31, 2017 relates to the Company’s formation and its Initial Public Offering, which is described below, and identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Intermex, described in Note 10.

The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on January 19, 2017. On January 25, 2017, the Company consummated the Initial Public Offering of 17,500,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), which includes a partial exercise by the underwriters of their over-allotment option in the amount of 2,200,000 Units at $10.00 per Unit, generating gross proceeds of $175,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 420,000 units (the “Placement Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, FinTech Investors Holding II, LLC (the “Sponsor”), and Cantor Fitzgerald & Co., the representative of the underwriters for the Initial Public Offering (“Cantor”), generating gross proceeds of $4,200,000, which is described in Note 4.

Transaction costs amounted to $12,912,088, consisting of $3,060,000 of underwriting fees, $9,190,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $662,088 of Initial Public Offering costs. As described in Note 6, the $9,190,000 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by January 25, 2019. As described in Note 6, the $25,000 of deferred legal fees are payable upon the earlier of an initial Business Combination or liquidation of the Company.

Following the closing of the Initial Public Offering on January 25, 2017, an amount of $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination, (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by January 25, 2019 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, if the Company is unable to complete a Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Market (“NASDAQ”) rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of a definitive agreement in connection with a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

or acquires a majority of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, Daniel Cohen, Betsy Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, James J. McEntee, III, Shami Patel and Jeremy Kuiper (together the “Initial Stockholders”), have agreed to vote their Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares held by them in favor of approving a Business Combination. Cantor has not committed to vote any shares held by it in favor of a Business Combination.

The Company will have until the expiration of the Combination Period to consummate its Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up of its affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including any portion of the interest earned thereon which was not previously used for working capital or to pay dissolution expenses or taxes, pro rata to the public stockholders by way of redemption of the Public Shares (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete a Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its tax obligations). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Initial Stockholders have agreed to vote their Founder Shares, Placement Shares and any Public Shares held by them in favor of any such amendment.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Initial Stockholders and Cantor have agreed to waive their redemption rights with respect to the Founder Shares and Placement Shares (defined below) (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete a Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period or upon the Company’s liquidation prior to the expiration of the Combination Period. The Initial Stockholders have also agreed to waive their redemption rights with respect to Public Shares in connection with a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of its obligation to redeem 100% of its Public Shares if it does not complete a Business Combination within the Combination Period. However, the Initial Stockholders will be entitled to redemption rights with respect to any Public Shares held by them if the Company fails to consummate a Business Combination or liquidates within the Combination Period. Cantor will have the same redemption rights as a public stockholder with respect to any Public Shares it acquires, however, Cantor has informed the Company that it has no current commitments, plans or intentions to acquire Public Shares for its own account. The underwriters have agreed to waive their rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, he may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 25, 2019.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expense during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2017 and 2016.

Cash and marketable securities held in Trust Account

At December 31, 2017, the assets held in the Trust Account were held in cash and U.S. Treasury Bills.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2017, 16,112,706 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section on the Company’s consolidated balance sheet.

Offering costs

Offering costs consist principally of legal, accounting and underwriting costs incurred that were directly related to the Initial Public Offering. Offering costs amounting to $12,912,088 were charged to stockholders’ equity upon completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2017 and 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per common share

The Company complies with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding shares of common stock forfeited by certain of the Company’s Initial Shareholders on January 25, 2017. Shares of common stock subject to possible redemption at December 31, 2017 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 8,960,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2017 and 2016, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. INITIAL PUBLIC OFFERING

On January 25, 2017, the Company sold 17,500,000 Units at a purchase price of $10.00 per Unit, which included a partial exercise by the underwriters of their over-allotment option in the amount of 2,200,000 Units at $10.00 per Unit. Each Unit consists of one share of the Company’s common stock and one-half of one whole warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 (see Note 7). No fractional Public Warrants were issued upon separation of the Units and only whole Public Warrants trade.

4. PRIVATE PLACEMENT

Simultaneous with the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 420,000 Placement Units (390,000 Placement Units by the Sponsor and 30,000 Placement Units by Cantor) at a price of $10.00 per Unit (or an aggregate purchase price of $4,200,000). Each Placement Unit consists of one share of common stock (“Placement Share”) and one-half of one warrant (each, a “Placement Warrant”) to purchase one share of the Company’s common stock exercisable at $11.50. The proceeds from the Placement Units and the proceeds from the Initial Public Offering totaling $175,000,000 are held in the Trust Account. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Shares or Placement Warrants.

The Placement Units and their component securities are the same as the public units and their component securities except that they may not be transferable, assignable or salable until 30 days after the consummation of an initial Business Combination, subject to certain limited exceptions.

5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 28, 2015, the Company issued an aggregate of 5,298,333 shares of common stock to the Initial Stockholders (“Founder Shares”) for an aggregate purchase price of $25,000. In January 2017, the Company issued an additional 701,667 Founder Shares for an aggregate purchase price of $3,311. As such, total Founder Shares

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

5. RELATED PARTY TRANSACTIONS (cont.)

of 6,000,000 included an aggregate of up to 760,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own 25% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to exercise their over-allotment option to purchase 2,200,000 Units on January 25, 2017 and waiver of the remainder of their over-allotment option, 733,333 Founder Shares were no longer subject to forfeiture and 26,667 Founder Shares were forfeited. Accordingly, a total of 5,973,333 Founder Shares are outstanding as of December 31, 2017.

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company engages in a subsequent transaction (1) resulting in the Company’s shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of the Company’s board of directors or management team in which the Company is the surviving entity. Notwithstanding the foregoing, in connection with an initial Business Combination, the Initial Stockholders may transfer, assign or sell their Founder Shares with the Company’s consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth in the prior sentence.

Promissory Note — Related Party

Prior to the closing of the Initial Public Offering, the Company’s Sponsor loaned the Company $231,846 for expenses related to the Company’s formation and the Initial Public Offering. The loan was non-interest bearing, unsecured and due on the earlier of June 30, 2017 or the closing of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering on January 25, 2017.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor has committed to loan the Company funds as may be required up to a maximum of $1,100,000 (“Working Capital Loans”), which will be repaid upon the consummation of a Business Combination. However, if the Company does not consummate a Business Combination, the Company may use funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment, other than interest income earned thereon in an amount, when taken together with amounts released to the Company for working capital purposes, that does not exceed $500,000. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Any part or all of the Working Capital Loans may be converted into additional warrants at $0.75 per one-half of one warrant (warrants to purchase a maximum of 733,333 whole shares if the full $1,100,000 is loaned and that amount is converted into warrants) of the post-Business Combination entity at the option of the Sponsor. The warrants would be identical to the Placement Warrants. There were no Working Capital Loans outstanding as of December 31, 2017 and 2016.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 19, 2017, the holders of the Founder Shares, Placement Units (including any securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,295,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions. On January 25, 2017, the underwriters exercised their over-allotment option to purchase 2,200,000 Units at a purchase price of $10.00 per Unit and waived the remaining portion of the over-allotment option to purchase up to 95,000 Units.

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $3,060,000. In addition, the underwriters are entitled to a deferred fee of (i) five percent (5.0%) of the gross proceeds of the Initial Public Offering, excluding any amounts raised pursuant to the overallotment option, and (ii) seven percent (7.0%) of the gross proceeds of the Units sold in the Initial Public Offering pursuant to the overallotment option, or an aggregate of $9,190,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company is obligated to pay its attorneys a deferred legal fee of $25,000 upon consummation of a Business Combination or dissolution of the Company if a Business Combination is not completed within the Combination Period. Accordingly, the Company has recorded $25,000 as deferred legal fees payable in the accompanying consolidated balance sheet at December 31, 2017.

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2017 and 2016, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 35,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each common share. At December 31, 2017 and 2016, there were 7,780,627 and 5,298,333 shares of common stock issued and outstanding, respectively (excluding 16,112,706 and -0- shares of common stock subject to possible redemption).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

7. STOCKHOLDERS’ EQUITY (cont.)

common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor, Cantor or their permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. In addition, for as long as the Placement Warrants are held by Cantor or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the Initial Public Offering.

The Company may redeem the Public Warrants (except as described above with respect to the Placement Warrants):

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon a minimum of 30 days’ prior written notice of redemption;

•         if, and only if, the last sale price of the Company’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•         if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

8. INCOME TAX

Information for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015 is not presented as it is deemed to be not material.

The Company’s net deferred tax assets are as follows:

December 31, 2017
Deferred tax asset
Organizational costs/Startup expenses	$216,951
Total deferred tax assets	216,951
Valuation allowance	(216,951)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

Year Ended December 31, 2017
Federal
Current	$436,721
Deferred	(216,951)

State
Current	$—
Deferred	—
Change in valuation allowance	216,951
Income tax provision	$436,721

As of December 31, 2017, the Company had no U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2017, the change in the valuation allowance was $216,951.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2017 is as follows:

Year Ended December 31, 2017
Statutory federal income tax rate	34.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change	53.4%
Change in valuation allowance	86.3%
Income tax provision	173.7%

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

8. INCOME TAX (cont.)

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company considers Pennsylvania to be a significant state tax jurisdiction.

9. FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Cash held in the Trust Account amounted to $6,050 and $0 at December 31, 2017 and 2016.

The gross holding gains and fair value of held-to-maturity securities at December 31, 2017 and 2016 were as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Losses	Fair Value
December 31, 2017	U.S. Treasury Securities (Mature on 1/18/2018)	$175,877,136	$(80,806)	$175,796,330

December 31, 2016		$—	$—	$—

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2017 and 2016, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2017	December 31, 2016
Assets:
Cash and marketable securities held in Trust Account	1	$175,883,186	$—

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

10. MERGER AGREEMENT

On December 19, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub 1, Merger Sub 2 (together with Merger Sub 1, the “Merger Subs”), Intermex and SPC Intermex Representative LLC (the “Representative”), which provides for the acquisition of Intermex by the Company pursuant to the proposed merger of Merger Sub 1 with and into Intermex with Intermex continuing as the initial surviving entity (the “First Merger”), immediately following which the initial surviving entity will be merged (the “Second Merger,” and together with the First Merger, the “Merger”) with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of the Company.

As a result of the Merger, each outstanding share of Intermex common stock (“Intermex Common Stock”) will convert into the right to receive a combination of cash and shares of the Company’s common stock, as calculated pursuant to the terms of the Merger Agreement.

Pursuant to the Merger Agreement, the aggregate consideration to be paid by the Company in the Merger will consist of (i) $92,000,000 in cash ($2,000,000 of which will be placed in escrow at closing as security for working capital adjustments), (ii) approximately $161,000,000 in shares of the Company’s common stock, subject to adjustment in accordance with the terms of the Merger Agreement, and (iii) an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing in the form of cash or additional shares of the Company’s common stock, at the option of the Company, subject to certain limited exceptions. The cash consideration will be funded from the cash held in the Company’s Trust Account after permitted redemptions.

Each of Intermex, the Company and the Merger Subs have made representations, warranties and covenants in the Merger Agreement that are customary for transactions of this nature. The representations and warranties of the Company, the Merger Subs and Intermex will not survive the closing of the Merger.

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including, among others, that (i) the Merger be approved by the Company’s stockholders and Intermex’s stockholder; (ii) there has been no material adverse effect with respect to Intermex or the Company since the date of the Merger Agreement; (iii) the organizational documents of the Company will be amended and restated as described in the Merger Agreement; (iv) the parties will have received certain governmental consents and authorizations to the Merger; (v) all applicable waiting periods and any extensions thereof under applicable antitrust, competition or similar laws will have expired or been terminated; and (vi) the Company will have at least $125,000,000 in its Trust Account as of the closing, after giving effect to the redemption of public shares by the Company’s public stockholders and the payment of deferred underwriting fees.

The Merger Agreement provides that, upon consummation of the Merger, the Company will enter into a registration rights agreement and a shareholders agreement.

Concurrently with the execution of the Merger Agreement, the Company, Intermex and certain existing Company stockholders entered into a Voting Agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, the stockholders party thereto have agreed to, among other things, vote all of the shares of the Company’s common stock held by such stockholders (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any obligations contained in the Merger Agreement; (iii) in favor of the proposals set forth in the Company’s preliminary proxy statement/prospectus (and definitive proxy statement/prospectus, when available) to be filed with the SEC relating to the Merger; and (iv) against alternative proposals or transactions to the Merger.

The Voting Agreement generally prohibits the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of the Company’s common stock prior to the consummation of the Merger. The Voting Agreement will automatically terminate upon the first to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

11. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

In January 2018, the Company withdrew $562,554 from interest earned on the Trust Account to pay franchise and income taxes payable.

Intermex Holdings, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor Company
	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash	$74,784,214	$59,155,618
Accounts receivable, net of allowance of $314,655 and $307,562, respectively	41,426,809	51,374,377
Prepaid wires	11,912,179	7,675,491
Other prepaid expenses and current assets	1,006,950	900,386
Total current assets	129,130,152	119,105,872
Property and equipment, net	9,320,606	8,490,794
Goodwill	36,259,666	36,259,666
Intangible assets, net	45,617,844	48,741,032
Deferred tax asset, net	1,998,790	1,748,854
Other assets	1,962,444	1,706,693
Total assets	$224,289,502	$216,052,911

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt, net	$4,078,627	$3,913,436
Accounts payable	12,308,611	8,919,796
Wire transfers and money orders payable	54,063,722	48,276,649
Accrued and other	11,847,862	11,514,449
Total current liabilities	82,298,822	72,624,330

Long term liabilities:
Debt, net	106,379,452	107,526,462
Total long term liabilities	106,379,452	107,526,462

Commitments and contingencies, see Note 9

Stockholder’s equity:
Common stock $0.01 par value; 1,000 shares authorized, 10 shares issued and outstanding	—	—
Additional paid-in capital	46,305,735	46,077,943
Accumulated deficit	(10,713,225)	(10,173,453)
Accumulated other comprehensive income (loss)	18,718	(2,371)
Total stockholder’s equity	35,611,228	35,902,119
Total liabilities and stockholder’s equity	$224,289,502	$216,052,911

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

			Predecessor
	Successor Company		Company
	Period from	Period from	Period from
	January 1, 2018	February 1, 2017	January 1, 2017
	to March 31,	to March 31,	to January 31,
	2018	2017	2017
	(Unaudited)
Revenues:
Wire transfer and money order fees	$47,854,383	$26,325,379	$11,876,919
Foreign exchange	7,730,784	5,074,275	2,449,709
Other income	370,866	200,830	98,715
Total revenues	55,956,033	31,600,484	14,425,343

Operating expenses:
Service charges from agents and banks	37,902,741	20,744,020	9,431,503
Salaries and benefits	5,780,401	4,224,770	4,456,631
Other selling, general and administrative expenses	4,486,032	2,830,025	1,146,327
Transaction costs	1,461,010	6,210,602	3,917,188
Depreciation and amortization	3,789,248	2,977,294	381,746
Total operating expenses	53,419,432	36,986,711	19,333,395

Operating income (loss)	2,536,601	(5,386,227)	(4,908,052)

Interest expense	3,283,890	1,374,588	613,742

Loss before income taxes	(747,289)	(6,760,815)	(5,521,794)

Income tax (benefit) provision	(207,517)	1,000,452	(2,203,373)

Net loss	(539,772)	(7,761,267)	(3,318,421)

Other comprehensive income (loss)	21,089	2,954	(2,453)

Comprehensive loss	$(518,683)	$(7,758,313)	$(3,320,874)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company		Predecessor Company
	Period from January 1, 2018 to March 31, 2018	Period from February 1, 2017 to March 31, 2017	Period from January 1, 2017 to January 31, 2017
	(Unaudited)
Cash flows from operating activities:
Net loss	$(539,772)	$(7,761,267)	$(3,318,421)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,789,248	2,977,294	381,746
Share-based compensation	227,792	1,029,458	2,916,324
Provision for bad debts	43,358	347,105	83,695
Debt issuance cost amortization	230,681	3,805	39,298
Deferred taxes	(249,936)	948,312	(2,214,351)
Loss on disposals of property and equipment	41,715	12,223	13,472
Total adjustments	4,082,858	5,318,197	1,220,184
Changes in operating assets and liabilities:
Accounts receivable	10,397,437	(1,309,544)	3,612,332
Prepaid wires	(4,236,688)	(10,354,882)	7,848,641
Other prepaid expenses and assets	(355,943)	(172,999)	70,927
Wire transfer and money order payables	4,976,545	(1,160,605)	(1,884,922)
Accounts payable and accrued other	3,720,188	(4,293,419)	1,103,326
Net cash provided by (used in) operating activities	18,044,625	(19,734,519)	8,652,067
Cash flows from investing activities:
Purchases of property and equipment	(1,509,967)	(641,389)	(249,382)
Net cash used in acquisition	—	(923,654)	—
Net cash used in investing activities	(1,509,967)	(1,565,043)	(249,382)

Cash flows from financing activities:
Borrowings under term loan	—	5,000,000	—
Borrowings/(repayments) under revolving loan, net	—	2,000,000	(2,000,000)
Repayment of term loan	(1,212,500)	—	—
Debt issuance costs	—	(199,554)	—
Net cash (used in) provided by financing activities	(1,212,500)	6,800,446	(2,000,000)

Effect of exchange rate changes on cash	306,438	154,312	(15,196)

Net increase (decrease) in cash and restricted cash	15,628,596	(14,344,804)	6,387,489

Cash and restricted cash, beginning of the period	59,795,280	44,628,247	38,240,758

Cash and restricted cash, end of the period	$75,423,876	$30,283,443	$44,628,247

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BUSINESS AND ACCOUNTING POLICIES

Intermex Holdings, Inc. (the “INC”) was formed as a Delaware company on March 27, 2006. The consolidated financial statements include the INC, its wholly-owned subsidiary, Intermex Wire Transfer, LLC (the “LLC”), Intermex Wire Transfers de Guatemala, S.A. (“Guatemala”) — 99.8% owned by LLC, Intermex Wire Transfer de Mexico, S.A. and Intermex Transfers de Mexico, S.A. (“Mexico”) — 98% owned by LLC, Intermex Wire Transfer Corp. — 100% owned by LLC and Intermex Wire Transfer II, LLC — 100% owned by LLC (collectively, the “Company”).

The INC is a wholly-owned indirect subsidiary of InterWire Topco, LLC (“Interwire LLC”), a company formed on December 21, 2015 for the purpose of funding the acquisition of the Company on February 1, 2017 by Stella Point Capital, LLC (“Stella Point”) discussed in further detail in Note 2.

In connection with the acquisition of the Company by Stella Point, the Company applied “push-down” accounting and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, the Company’s condensed consolidated financial statement presentation distinguishes between a predecessor period (“Predecessor”), for periods prior to the transaction, and a successor period (“Successor”), for periods subsequent to the transaction.

The Company operates as a money transmitter, primarily between the United States of America and Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in various unaffiliated retail establishments throughout the United States of America.

The accompanying condensed consolidated financial statements include the accounts of the INC and its subsidiaries. All significant inter-company balances and transactions have been eliminated from the condensed consolidated financial statements. The condensed consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Company’s interim condensed consolidated financial statements and related notes are unaudited. In the opinion of management, all adjustments (including normal recurring adjustments) and disclosures necessary for a fair presentation of these interim statements have been included. The results reported in these interim financial statements are not necessarily indicative of the results that may be reported for the entire year. Certain information and footnote disclosures required by GAAP have been condensed or omitted. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes for the fiscal year ended December 31, 2017 (“Audited Financial Statements”), included in this S-4 filing.

Accounting Pronouncements

The FASB issued amended guidance, Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the condensed consolidated statements of cash flows. The Company has adopted this guidance in the first quarter of 2018 using a retrospective transition method for each period presented. In the condensed consolidated statements of cash flows, cash and restricted cash included $639,662 of restricted cash for all periods presented which is included in other assets in the Company’s condensed consolidated balance sheets at March 31, 2018 and December 31, 2017. The restricted cash was maintained by a United States Bank as cash collateral for an irrevocable stand-by letter of credit issued as collateral for the operating lease of the Company’s headquarters.

The FASB issued guidance, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted this guidance in the first quarter of 2018 and the impact of this adoption did not have a material impact on the Company’s condensed consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BUSINESS AND ACCOUNTING POLICIES (cont.)

The FASB issued guidance, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. The new guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. This guidance is required to be adopted by the Company in the first quarter of 2019 and can be applied using either a retrospective or a modified retrospective approach. The Company is currently assessing the impact this guidance will have on its consolidated financial statements.

The FASB issued amended guidance, Business Combinations — Clarifying the Definition of a Business, which assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is required to be adopted by the Company in the first quarter of 2019 on a prospective basis, and the Company does not believe it will have a material impact on the consolidated financial statements.

The FASB issued guidance, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. generally accepted accounting principles. The guidance requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. This guidance is required to be adopted by the Company in the first quarter of 2020 and must be applied using a modified retrospective approach. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

The FASB issued amended guidance, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the consolidated statements of cash flows. The amendments are aimed at reducing the existing diversity in practice. This guidance is required to be adopted by the Company in the first quarter of 2019 and must be applied using a retrospective approach for each period presented. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

The FASB issued amended guidance, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test related to measuring an impairment charge. Instead impairment will be recorded for the amount that the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

NOTE 2 — ACQUISITION BY STELLA POINT

On February 1, 2016, the Company and its majority owner at the time, Linsday Goldberg LLC, entered into an agreement with Stella Point, acquirer, for the sale of the Company. This acquisition was accounted for as a business combination and became effective on February 1, 2017 for a transaction price of $52,000,000 in cash, plus $12,410,000 of rollover equity from certain existing management holders, the assumption of approximately $78,000,000 of the Company’s outstanding debt and an additional funding of $5,000,000 of Company debt. There was no contingent consideration in the transaction. As a result, Stella Point acquired 80.7% of the voting equity interest in the Company and other minority stockholders acquired the remaining interest, none individually greater than 10%. The purchase price in excess of the fair value of acquired assets was accounted for as goodwill as discussed further below.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — ACQUISITION BY STELLA POINT (cont.)

Net Assets Acquired

The acquisition method for a business combination requires that the assets acquired and liabilities assumed be recognized at their allocated fair values as of the February 1, 2017 acquisition date, which is summarized below:

Successor Company
Cash	$43,064,931
Accounts receivables	24,031,575
Prepaid and other current assets	3,712,848
Property and equipment	6,328,146
Other assets	1,345,562
Total tangible assets acquired	78,483,062
Intangible assets acquired	62,660,000
Deferred tax asset, net	2,118,801
Less: Liabilities assumed	(115,111,529)
Net assets	28,150,334

Goodwill	36,259,666
Total purchase price	$64,410,000

The intangible assets acquired consist primarily of a trade name, agent relationships and developed technology. The excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill which is attributable to the workforce and reputation of Intermex. The accounting for this business combination has been completed, therefore the measurement period is closed. The Company does not expect goodwill to be deductible for income tax purposes.

Acquisition-Related Costs

Direct costs related to the Stella Point acquisition are expensed as incurred and included as “transaction costs” in the condensed consolidated statements of operations and comprehensive loss. Such costs amounted to $6,210,602 for the Successor period from February 1, 2017 through March 31, 2017, and $3,917,188 for the Predecessor period from January 1, 2017 through January 31, 2017. The transaction costs on the condensed consolidated statements of operations and comprehensive loss for the Successor period from January 1, 2018 through March 31, 2018 in the amount of $1,461,010 relate to the anticipated merger with FinTech (see Note 10 for further discussion). These acquisition-related costs include all internal and external costs directly related to the transaction, consisting primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the transaction.

NOTE 3 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and the majority of the other intangible assets on the condensed consolidated balance sheets of the Company were recognized upon the acquisition by Stella Point (see Note 2). Agent relationships, trade name and developed technology are all amortized over 15 years using an accelerated method that correlates with the projection on how the benefit was expected to be realized. Other intangibles primarily relate to the acquisition of certain agent locations, which are amortized straight-line over 10 years. The determination of our other intangible fair values includes several assumptions that are subject to various risks and uncertainties, which we believe that we have made reasonable estimates and judgements. A change in the conditions, circumstances or strategy, may result in a need to recognize an impairment charge.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

The following table presents the changes in goodwill and other intangible assets:

	Goodwill	Other Intangibles
Successor Company
Balance at January 1, 2018	$36,259,666	$48,741,032
Amortization expense	—	(3,123,188)
Balance at March 31, 2018	$36,259,666	$45,617,844

NOTE 4 — DEBT

Debt consisted of the following:

	Successor Company
	March 31, 2018	December 31, 2017
Revolving credit facility	$20,000,000	$20,000,000
Term loan	94,575,000	95,787,500
	114,575,000	115,787,500
Less: Current portion of long term debt(1)	(4,078,627)	(3,913,436)
Less: Debt issuance costs	(4,116,921)	(4,347,602)
	$106,379,452	$107,526,462

____________

(1)      Current portion of long term debt is net of debt issuance costs of $771,373 at March 31, 2018 and $936,564 at December 31, 2017.

On August 23, 2017, the Company entered into a Financing Agreement (the “Financing Agreement”) with MC Credit Partners to refinance its debt. The Financing Agreement includes a revolving credit facility that provides for loans up to $20,000,000 in the aggregate and a term loan for the aggregate principal amount of $97,000,000. The principal amount of the term loan must be repaid in consecutive quarterly installments on the last business day of each March, June, September and December commencing in December 2017. The Company must repay an amount equal to 1.25% of the original amount borrowed for each quarterly payment from December 31, 2017 through September 30, 2019 and 2.50% of the original amount borrowed for each quarterly payment from December 31, 2019 and thereafter.

On December 18, 2017, the Financing Agreement was amended to allow for the FinTech merger (see Note 10), as the agreement contains a restrictive covenant related to the change of control of the Company. In connection with this amendment, the Company will be required to pay a $1.0 million consent fee. This fee is only payable upon the closing of the FinTech merger and therefore is not accrued as of March 31, 2018. Further, the Company intends to repay $20.0 million of the term loan upon closing of the FinTech merger, which will be subject to a 3% prepayment fee. This anticipated $20.0 million prepayment would reduce the amount of the final term loan payment on August 23, 2022.

NOTE 5 — FAIR VALUE MEASUREMENTS

Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three- level fair value hierarchy that prioritizes the inputs used to measure fair value was established. There are three levels of inputs used to measure fair value. Level 1 relates to quoted market prices for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — FAIR VALUE MEASUREMENTS (cont.)

The Company’s non-financial assets measured at fair value on a nonrecurring basis include the goodwill and other intangibles derived on February 1, 2017 as a result of the Stella Point acquisition, as disclosed in Note 2 and more fully disclosed in detail in Note 6 of the Company’s Audited Financial Statements.

The Company’s cash is representative of fair value as these balances are comprised of deposits available on demand. Accounts receivable, prepaid wires, accounts payable and wire transfers and money orders payable are representative of their fair values because of the short turnover of these items.

The Company’s financial instruments that are not measured at fair value on a recurring basis include its revolver and term loan. The estimated fair value of the term loan would approximate book value as the debt bears a market interest rate that adjusts periodically. The estimated fair value of the revolver would approximate face value given the payment schedule and interest structure.

NOTE 6 — RELATED PARTY TRANSACTIONS

During the Successor periods from January 1, 2018 through March 31, 2018 and from February 1, 2017 through March 31, 2017, the Company was charged a monthly management fee of $65,000, plus reimbursement of expenses, to a related party for management services, which is included in other selling, general and administrative expenses on the Company’s condensed consolidated statements of operations and comprehensive loss. During the Predecessor period from January 1, 2017 to January 31, 2017, all management fee charges were waived. There were no amounts payable to or receivable from related parties on the condensed consolidated balance sheets.

NOTE 7 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION

At March 31, 2018 and December 31, 2017, the Company was authorized to issue 1,000 shares of common stock and had 10 shares of common stock issued and outstanding at $0.01 par value per share. All shares are held by Intermex Holdings II, Inc, which is a wholly-owned subsidiary of Interwire LLC, a company formed for the sole purpose of funding the Stella Point acquisition (see Note 2). To fund the acquisition, Interwire LLC authorized and issued 520,000 and 124,100 Class A units for $52,000,000 and $12,410,000, respectively, to Stella Point and other minority stockholders.

In addition, Interwire LLC issued Class B, C and D incentive units to employees of the Company. As these units are issued as compensation for the Company’s employees, the expense is recorded by the Company. For the Successor periods from January 1, 2018 through March 31, 2018 and February 1, 2017 through March 31, 2017, the Company recorded $227,792 and $1,029,458 of share-based compensation expense related to the Class B incentive units, respectively, which vest 20% on the grant date and an additional 20% on each anniversary thereafter. The performance conditions related to the Class C and D units were not considered probable of being achieved as of March 31, 2018 or December 31, 2017, and therefore, no compensation expense has been recognized. Shared-based compensation of $2,916,324 for the Predecessor period from January 1, 2017 through January 31, 2017 primarily included the expense associated with stock options and restricted awards that vested due to the Stella Point acquisition.

At March 31, 2018, the unrecognized compensation expense related to the incentive units was $2,721,991, $1,054,437 and $754,914 for Classes B, C, and D, respectively.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

During the Successor period from January 1, 2018 through March 31, 2018, the number of units and the weighted-average grant date fair value for the incentive units are as follows:

	Number of Class B Units	Weighted-Average Grant Date Fair Value	Number of Class C Units	Weighted-Average Grant Date Fair Value	Number of Class D Units	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2017	7,472,000	$0.4879	4,670,000	$0.2080	4,670,000	$0.1489
Granted	410,000	0.4948	205,000	0.2126	205,000	0.1535
Vested	(1,817,000)	0.4876	—	—	—	—
Outstanding at March 31, 2018	6,065,000	$0.4883	4,875,000	$0.2082	4,875,000	$0.1490

NOTE 8 — INCOME TAXES

A reconciliation between the income tax benefit at the US statutory tax rate and the Company’s income tax (benefit) provision on the condensed consolidated statements of operations and comprehensive loss is below:

	Successor Company		Predecessor Company
	Period from January 1, 2018 to March 31, 2018	Period from February 1, 2017 to March 31, 2017	Period from January 1, 2017 to January 31, 2017
(Loss) income before income taxes	$(747,289)	$(6,760,815)	$(5,521,794)
US statutory tax rate	21%	34%	34%
Income tax (benefit) expense at statutory rate	(156,931)	(2,298,677)	(1,877,410)

State tax benefit, net of federal	(40,285)	(29,490)	(278,657)
Foreign tax rates different from US
statutory rate	7,316	96,257	(45,631)
Non-deductible expenses	(17,617)	3,232,362	409
Other	—	—	(2,084)
Total tax (benefit) provision	$(207,517)	$1,000,452	$(2,203,373)

Effective income tax rates for interim periods are based upon our current estimated annual rate. Our effective income tax rate varies based upon an estimate of taxable earnings as well as on the mix of taxable earnings in the various states and countries in which we operate. Changes in the annual allocation and apportionment of the Company’s activity amongst these jurisdictions results in changes to the effective rate utilized to measure the Company’s deferred tax assets and liabilities.

The tax provision recognized in the Successor period from January 1, 2018 through March 31, 2018 was impacted by state taxes, non-deductible equity compensation expenses, and foreign tax rates applicable to the Company’s foreign subsidiaries that are higher than the U.S. statutory rate. The tax provision recognized in the Successor period from February 1, 2017 through March 31, 2017 was primarily impacted non-deductible expenses, including equity compensation and transaction costs. The tax provision recognized in the Predecessor period from January 1, 2017 through January 31, 2017 was primarily impacted by state taxes.

On December 22, 2017, the United States enacted tax reform legislation known as H.R. 1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, the Company made a reasonable estimate of the effects and recorded provisional amounts in the fourth quarter of 2017, which primarily included the impact of

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — INCOME TAXES (cont.)

the remeasurement of the Company’s deferred tax balances to reflect the change in the corporate tax rate. As a result of the changes to tax laws and tax rates under the Act, the Company reduced its deferred tax asset as of December 31, 2017 by $656,000.

As the Company collects and prepares necessary data and interprets the Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, the Company may make adjustments to the provisional amounts recorded in December 2017. Those adjustments may materially impact the provision for income taxes and effective tax rate in the period in which the adjustments are made. In the first quarter of 2018, there were no such adjustments made to the provisional amounts recorded in December 2017.

As of March 31, 2018, we did not have any amounts accrued for interest and penalties or recorded for uncertain tax positions.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, both individually or in the aggregate, will not have a material adverse effect on either the results of operations or financial condition of the Company.

Contingencies

The Company operates in 50 states and two territories. Money transmitters and their agents are under regulation by State and Federal laws. Violations may result in civil or criminal penalties or a prohibition from providing money transfer services in a particular jurisdiction. It is the opinion of the Company’s management, based on information available at this time, that the expected outcome of regulatory matters will not have a material adverse effect on either the results of operations or financial condition of the Company.

NOTE 10 — MERGER ANNOUNCEMENT

FinTech Merger

On December 19, 2017, Intermex Holdings II, Inc., the sole stockholder of the INC, entered into a definitive merger agreement with FinTech Acquisition Corp. II (“FinTech”), an entity listed on the Nasdaq Capital Market (NASDAQ), whereby FinTech will acquire the Company and will be renamed International Money Express, Inc. The merged company is expected to continue to be listed on NASDAQ.

The aggregate consideration in the merger will consist of (i) $92,000,000 in cash ($2,000,000 of which will be placed in escrow at closing as security for working capital adjustments), (ii) approximately $161,000,000 in shares of FinTech’s common stock, subject to an adjustment in accordance with the terms of the merger agreement, and (iii) an amount equal to any excess cash at the Company at the time of the closing in the form of cash or additional shares of the FinTech’s common stock, at the option of the FinTech, subject to certain limited exceptions. The cash consideration will be funded from the cash held in FinTech’s Trust Account after permitted redemptions.

The merger is expected to close in the second quarter of 2018, pending money transfer license approvals, FinTech stockholder approval and other customary closing conditions.

Report of Independent Auditors

Stockholder and Board of Directors

Intermex Holdings, Inc.

Miami, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Intermex Holdings, Inc. (the “Company”) and subsidiaries as of December 31, 2017 (Successor Company) and 2016 (Predecessor Company) and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholder’s equity, and cash flows for the periods February 1, 2017 to December 31, 2017 (successor period) and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015 (collectively, the predecessor periods), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2017 (Successor Company) and 2016 (Predecessor Company), and the results of their operations and their cash flows for the periods February 1, 2017 to December 31, 2017 (successor period) and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015 (collectively the predecessor periods), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the 2015 and 2016 financial statements have been restated to correct misstatements related to accounting for income taxes and accounting for intangible assets. Our opinion is not modified with respect to this matter. We also audited the adjustments described in Note 1 that were applied to restate the beginning accumulated deficit and total stockholder’s equity as of January 1, 2015. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the consolidated financial statements of the Company as of and for the year ended December 31, 2014, other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2014 consolidated financial statements as a whole.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 15 to the consolidated financial statements, on December 19, 2017, the Company entered into a definitive merger agreement with FinTech Acquisition Corp. II, an entity listed on the Nasdaq Capital Market.

/s/ BDO USA, LLP

Certified Public Accountants

We have served as the Company’s auditor since 2017.

Miami, Florida

March 26, 2018

Intermex Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

	Successor Company 2017	Predecessor Company 2016
ASSETS		As Restated
Current assets:
Cash	$59,155,618	$37,601,096
Accounts receivable, net of allowance of $307,562 and $290,801 for 2017 and 2016, respectively	51,374,377	27,769,967
Prepaid wires	7,675,491	11,380,391
Other prepaid expenses and current assets	900,386	392,867
Total current assets	119,105,872	77,144,321

Property and equipment, net	8,490,794	6,246,447
Goodwill	36,259,666	—
Intangible assets, net	48,741,032	6,347,634
Deferred tax asset, net	1,748,854	27,816,112
Other assets	1,706,693	1,219,438
Total assets	$216,052,911	$118,773,952

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,913,436	$849,809
Accounts payable	8,919,796	5,881,754
Wire transfers and money orders payable	48,276,649	21,714,100
Accrued and other	11,514,449	9,886,935
Total current liabilities	72,624,330	38,332,598

Long term liabilities:
Debt, net	107,526,462	77,182,811
Total long term liabilities	107,526,462	77,182,811

Commitments and contingencies, see Note 14

Stockholder’s equity:
Common stock (Successor), $0.01 par value; 1,000 shares authorized, 10 shares issued and outstanding	—	—
Common stock (Predecessor), $0.01 par value; 200,000,000 shares authorized, 81,879,165 shares issued and outstanding	—	818,791
Additional paid-in capital	46,077,943	70,010,991
Accumulated deficit	(10,173,453)	(67,550,973)
Accumulated other comprehensive loss	(2,371)	(20,266)
Total stockholder’s equity	35,902,119	3,258,543
Total liabilities and stockholder’s equity	$216,052,911	$118,773,952

The accompanying notes are an integral part of these consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
Revenues:
Wire transfer and money order fees	$169,795,746	$11,876,919	$138,467,934	$105,515,500
Foreign exchange	30,014,304	2,449,709	25,781,882	17,596,590
Other income	1,229,081	98,715	1,144,675	1,087,223
Total revenues	201,039,131	14,425,343	165,394,491	124,199,313

Operating expenses
Service charges from agents and banks	135,455,304	9,431,503	107,967,505	81,746,818
Salaries and benefits	21,954,005	4,456,631	17,261,125	14,307,184
Other selling, general and administrative expenses	16,470,615	1,146,327	13,711,270	9,898,985
Transaction costs	8,705,501	3,917,188	900,530	1,609,034
Depreciation and amortization	16,644,821	381,746	2,530,334	2,453,454
Total operating expenses	199,230,246	19,333,395	142,370,764	110,015,475

Operating income (loss)	1,808,885	(4,908,052)	23,023,727	14,183,838

Interest expense	11,447,936	613,742	9,540,046	4,234,371

(Loss) income before income taxes	(9,639,051)	(5,521,794)	13,483,681	9,949,467

Provision for income tax expense (benefit)	534,402	(2,203,373)	4,083,655	4,191,643

Net (loss) income	(10,173,453)	(3,318,421)	9,400,026	5,757,824

Other comprehensive (loss) income	(2,371)	(2,453)	109,920	(56,582)

Comprehensive (loss) income	$(10,175,824)	$(3,320,874)	$9,509,946	$5,701,242

The accompanying notes are an integral part of these consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Periods from

January 1, 2017 to January 31, 2017 and the Years Ended December 31, 2016 and 2015

	Series A Convertible Preferred Stock		Common Stock		Additional		Accumulated Other
	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Accumulated Deficit	Comprehensive Loss	Total
Predecessor Company

Balance at December 31, 2014, as restated	10,451	$10,450,663	135,368,059	$1,353,680	$122,971,721	$(82,708,823)	$(73,604)	$51,993,637
Net income, as restated	—	—	—	—	—	5,757,824	—	5,757,824
Purchase of Preferred Stock	(10,640)	(10,639,850)	—	—	—	—	—	(10,639,850)
Common dividend distributions	—	—	—	—	(18,144,839)	—	—	(18,144,839)
Preferred dividend in-kind	189	189,187	—	—	(189,187)	—	—	—
Share-based compensation	—	—	2,174,306	21,743	41,096	—	—	62,839
Adjustment from foreign currency translation	—	—	—	—	—	—	(56,582)	(56,582)

Balance at December 31, 2015, as restated	—	$—	137,542,365	$1,375,423	$104,678,791	$(76,950,999)	$(130,186)	$28,973,029
Net income, as restated	—	—	—	—	—	9,400,026	—	9,400,026
Purchase of Common Stock	—	—	(57,627,100)	(576,271)	(33,423,729)	—	—	(34,000,000)
Common dividend distributions	—	—	—	—	(1,286,995)	—	—	(1,286,995)
Share-based compensation	—	—	1,963,900	19,639	42,924	—	—	62,563
Adjustment from foreign
currency translation	—	—	—	—	—	—	109,920	109,920

Balance at December 31, 2016, as restated	—	$—	81,879,165	$818,791	$70,010,991	$(67,550,973)	$(20,266)	$3,258,543
Net loss	—	—	—	—	—	(3,318,421)	—	(3,318,421)
Share-based compensation	—	—	561	5,611	2,910,713	—	—	2,916,324
Adjustment from foreign currency translation	—	—	—	—	—	—	(2,453)	(2,453)

Balance at January 31, 2017	—	$—	81,879,726	$824,402	$72,921,704	$(70,869,394)	$(22,719)	$2,853,993

The accompanying notes are an integral part of these consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (CONTINUED)

For the Period from February 1, 2017 to December 31, 2017

	Series A Convertible Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Successor Company

Balance at February 1, 2017 Initial capitalization	—	$—	10	$—	$64,410,000	$—	$—	$64,410,000
Net loss	—	—	—	—	—	(10,173,453)	—	(10,173,453)
Common dividend distributions	—	—	—	—	(20,178,000)	—	—	(20,178,000)
Share-based compensation	—	—	—	—	1,845,943	—	—	1,845,943
Adjustment from foreign currency translation	—	—	—	—	—	—	(2,371)	(2,371)

Balance at December 31, 2017	—	$—	10	$—	$46,077,943	$(10,173,453)	$(2,371)	$35,902,119

The accompanying notes are an integral part of these consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Cash flows from operating activities:			(as Restated)	(as Restated)
Net (loss) income	$(10,173,453)	$(3,318,421)	$9,400,026	$5,757,824
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,644,821	381,746	2,530,334	2,453,454
Share-based compensation	1,845,943	2,916,324	62,563	62,839
Provision for bad debts	1,401,446	83,695	909,275	720,416
Debt issuance cost amortization	335,221	39,298	2,670,976	741,450
Deferred taxes	369,947	(2,214,351)	3,718,943	3,971,485
Loss on disposals of property and equipment	127,850	13,472	172,934	87,038
Total adjustments	20,725,228	1,220,184	10,065,025	8,036,682
Changes in operating assets and liabilities:
Accounts receivable	(29,172,953)	3,612,332	(15,865,867)	(5,316,628)
Prepaid wires	(4,143,741)	7,848,641	777,111	(9,652,582)
Other prepaid expenses and assets	(1,011,440)	70,927	(302,025)	(44,622)
Wire transfer and money order payables	27,637,839	(1,884,922)	13,759,090	1,718,158
Accounts payable and accrued other	3,555,223	1,103,326	4,562,418	3,966,613
Net cash provided by operating activities	7,416,703	8,652,067	22,395,778	4,465,445

Cash flows from investing activities:
Purchases of property and equipment	(4,351,506)	(249,382)	(3,012,110)	(2,064,577)
Net cash used in acquisition	(923,654)	—	—	—
Net cash used in investing activities	(5,275,160)	(249,382)	(3,012,110)	(2,064,577)

Cash flows from financing activities:
Borrowings under term loan	102,000,000	—	40,331,834	35,000,000
Borrowings/(repayments) under revolving loan, net	12,000,000	(2,000,000)	(2,000,000)	3,000,000
Repayment of term loan	(76,212,500)	—	(1,287,004)	(9,444,830)
Debt issuance costs	(4,682,830)	—	(2,315,992)	(2,789,288)
Common dividend distributions	(20,178,000)	—	(1,286,995)	(18,144,839)
Purchase of preferred stock	—	—	—	(10,639,850)
Purchase of common stock	—	—	(34,000,000)	—
Net cash provided by (used in) financing activities	12,926,670	(2,000,000)	(558,157)	(3,018,807)
Effect of exchange rate changes on cash	98,820	(15,196)	(149,884)	(64,403)
Net increase (decrease) in cash	15,167,033	6,387,489	18,675,627	(682,342)
Cash, beginning of the period	43,988,585	37,601,096	18,925,469	19,607,811
Cash, end of the period	$59,155,618	$43,988,585	$37,601,096	$18,925,469
The accompanying notes are an integral part of these consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
Supplemental disclosures of cash flow information:
Cash paid for interest	$11,687,159	$658,888	$6,764,648	$3,274,862
Cash paid for taxes	$400,000	$—	$155,000	$126,000

Non-cash financing activities:
Agent businesses acquired in exchange for receivables	$639,688	$—	$342,876	$—
Dividends paid in‑kind	$—	$—	$—	$189,187

The accompanying notes are an integral part of these consolidated financial statements.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND CONSOLIDATION OF OPERATIONS

Intermex Holdings, Inc. (the “INC”) was formed as a Delaware company on March 27, 2006. The consolidated financial statements include the INC, its wholly-owned subsidiary, Intermex Wire Transfer, LLC (the “LLC”), Intermex Wire Transfers de Guatemala, S.A. (“Guatemala”) — 99.8% owned by LLC, Intermex Wire Transfer de Mexico, S.A. — 98% owned by LLC, Intermex Transfers de Mexico, S.A. — 98% owned by LLC, Intermex Wire Transfer Corp. — 100% owned by LLC and Intermex Wire Transfer II, LLC — 100% owned by LLC (collectively, the “Company”).

The INC is a wholly-owned indirect subsidiary of InterWire Topco, LLC (“Interwire LLC”), a company formed on December 21, 2015 for the purpose of funding the acquisition of the Company by Stella Point Capital, LLC (“Stella Point”) discussed in further detail in Note 3.

In connection with the acquisition of the Company by Stella Point, the Company applied “push-down” accounting and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, the Company’s consolidated financial statement presentation distinguishes between a predecessor period (“Predecessor”), for periods prior to the transaction, and a successor period (“Successor”), for periods subsequent to the transaction. The Successor’s consolidated financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the transaction date. The consolidated financial statements presented herein are those of Successor from its inception on February 1, 2017 through December 31, 2017, and those of Predecessor for all periods prior to the transaction date.

Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or (loss) of Intermex Wire Transfer de Mexico, S.A., Intermex Transfers de Mexico, S.A. (“Mexico”) and Intermex Wire Transfers de Guatemala, S.A. (“Guatemala”). Non-controlling interest in the portion of the profit or (loss) from operations of these subsidiaries amounted to $3,053 for the Successor period from February 1, 2017 through December 31, 2017 and $548, $3,696 and $2,458 for the Predecessor periods from January 1, 2017 through January 31, 2017 and the years ended December 31, 2016 and 2015, respectively. Non-controlling interest asset as of December 31, 2017 for the Successor period and December 31, 2016 for the Predecessor period amounted to $6,813 and $3,134, respectively. These amounts were not recorded by the Company as they are considered insignificant.

The Company operates as a money transmitter, primarily between the United States of America and Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in various unaffiliated retail establishments throughout the United States of America.

The accompanying consolidated financial statements include the accounts of the INC and its subsidiaries. All significant inter-company balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Restatements

Previously, all finite-lived intangibles (see Note 6) were amortized on a straight-line basis. However, as the economic benefits expected from the agent relationships lessen over time, during 2017 the Company determined it was more appropriate to amortize the agent relationships based on an accelerated method. The Company believes this better matches the amortization expense with the economic benefits expected to be received from the agent relationships rather than recognizing the expense on a straight-line method. As a result, intangible assets, net were overstated and depreciation and amortization expense was misstated in prior years. Therefore, the Company has restated its consolidated financial statements for the correction and the effect is shown in the tables below in the “Amortization” adjustment column.

In 2017, the Company determined that the deferred tax asset utilization analysis as of December 31, 2014 did not properly extend until the expiration of the net operating loss carryforwards. Therefore, the valuation allowance for the deferred tax asset related to the net operating loss carryforwards was overstated and the provision for income tax benefit was understated in 2014 by $12,969,232. In addition, the provision for income tax benefit was overstated in 2015 as the Company had corrected this error in 2015 instead of properly correcting it in 2014. The error has been corrected

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND CONSOLIDATION OF OPERATIONS (cont.)

by restating the Predecessor Company December 31, 2014 accumulated deficit balance in the consolidated statements of changes in stockholder’s equity and provision for income tax (benefit) expense for the year ended December 31, 2015 in the consolidated statements of operations and comprehensive (loss) income. These adjustments are shown in the “Deferred Tax” adjustment column below.

The following tables summarize the impact of these restatements on the Company’s consolidated financial statements:

a. Consolidated Balance Sheet

	Impact of Correction of Errors
	As	Adjustments
	previously reported	Amortization	Deferred Tax	As Restated
Balance at December 31, 2016 (Predecessor Company)
Intangible assets, net	$8,508,502	$(2,160,868)	$—	$6,347,634
Deferred tax asset, net	$26,979,233	$836,879	$—	$27,816,112
Total assets	$120,097,941	$(1,323,989)	$—	$118,773,952
Accumulated deficit	$(66,226,984)	$(1,323,989)	$—	$(67,550,973)
Total stockholder’s equity	$4,582,532	$(1,323,989)	$—	$3,258,543

b. Consolidated Statements of Operations and Comprehensive (Loss) Income

	Impact of Correction of Errors
	As	Adjustments
	previously reported	Amortization	Deferred Tax	As Restated
For the year ended December 31, 2016 (Predecessor Company)
Depreciation and amortization	$4,341,933	$(1,811,599)	$—	$2,530,334
Provision for income tax expense	$3,382,044	$701,611	$—	$4,083,655
Net income	$8,290,038	$1,109,988	$—	$9,400,026
Comprehensive income	$8,399,958	$1,109,988	$—	$9,509,946

For the year ended December 31, 2015 (Predecessor Company)
Depreciation and amortization	$4,296,041	$(1,842,587)	$—	$2,453,454
Provision for income tax (benefit) expense	$(9,491,201)	$713,612	$12,969,232	$4,191,643
Net income	$17,598,081	$1,128,975	$(12,969,232)	$5,757,824
Comprehensive income	$17,541,499	$1,128,975	$(12,969,232)	$5,701,242

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND CONSOLIDATION OF OPERATIONS (cont.)

c. Consolidated Statements of Changes in Stockholder’s Equity

	Impact of Correction of Errors
	As	Adjustments
	previously reported	Amortization	Deferred Tax	As Restated
Balance at December 31, 2014 (Predecessor Company)
Accumulated deficit	$(92,115,103)	$(3,562,952)	$12,969,232	$(82,708,823)
Total stockholder’s equity	$42,587,357	$(3,562,952)	$12,969,232	$51,993,637

Balance at December 31, 2015 (Predecessor Company)
Accumulated deficit	$(74,517,022)	$(2,433,977)	$—	$(76,950,999)
Total stockholder’s equity	$31,407,006	$(2,433,977)	$—	$28,973,029

Balance at December 31, 2016 (Predecessor Company)
Accumulated deficit	$(66,226,984)	$(1,323,989)	$—	$(67,550,973)
Total stockholder’s equity	$4,582,532	$(1,323,989)	$—	$3,258,543

d. Consolidated Statements of Cash Flows

	Impact of Correction of Errors
	As	Adjustments
	previously reported	Amortization	Deferred Tax	As Restated
For the year ended December 31, 2016 (Predecessor Company)
Net income	$8,290,038	$1,109,988	$—	$9,400,026
Depreciation and amortization	$4,341,933	$(1,811,599)	$—	$2,530,334
Deferred taxes	$3,017,332	$701,611	$—	$3,718,943
Net cash provided by operating activities	$22,395,778	$—	$—	$22,395,778

For the year ended December 31, 2015 (Predecessor Company)
Net income	$17,598,081	$1,128,975	$(12,969,232)	$5,757,824
Depreciation and amortization	$4,296,041	$(1,842,587)	$—	$2,453,454
Deferred taxes	$(9,711,359)	$713,612	$12,969,232	$3,971,485
Net cash provided by operating activities	$4,465,445	$—	$—	$4,465,445

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain reclassifications have been made to prior-year amounts in the consolidated balance sheets and consolidated statements of operations and comprehensive (loss) income to conform to current-year reporting classifications. These reclassifications had no impact on net (loss) income, comprehensive (loss) income or stockholder’s equity.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Cash

Cash is comprised of deposits in U.S. and foreign banks. The Company recognizes interest income from its cash deposits on an accrual basis. The Company considers cash equivalents to be short term, highly liquid investments with maturities of three months or less.

Concentration of Credit Risk

The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The amount that exceeded the federally insured limits totaled $31,739,808 at December 31, 2017 of the Successor period and $22,322,423 at December 31, 2016 of the Predecessor period. The Company has not incurred any losses on these accounts. In addition, the Company maintains various bank accounts in Mexico and Guatemala, which are not insured. The Company has not incurred any losses on these uninsured foreign bank accounts, and management believes it is not exposed to any significant credit risk regarding these accounts. Cash balances were as follows at December 31:

	Successor Company 2017	Predecessor Company 2016
Cash in U.S. dollars in U.S. banks	$55,375,471	$34,437,494
Cash in foreign banks and foreign currency	3,774,454	3,159,019
Petty cash	5,693	4,583
	$59,155,618	$37,601,096

Revenue Recognition

Revenues for wire transfer and money order fees are recognized at the time the transaction is processed. These fees are recognized on a gross basis equal to the full amount of the fee charged to the customer as the Company is the primary obligor and has latitude in establishing price. Foreign exchange revenue, which represents the difference between the exchange rate set by the Company and the rate realized, is recognized upon the disbursement of U.S. dollars to the foreign bank. Other income primarily represents revenues for technology services provided to the independent network of agents who utilize the Company’s technology in processing transactions. Revenues for these transactions are recorded when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered and collection is reasonably assured.

Business Combinations

The Company accounts for its business combinations using the acquisition method, which requires that intangible assets be recognized apart from goodwill if they are contractual in nature or separately identifiable. Acquisitions are measured on the fair value of consideration exchanged and, if the consideration given is not cash, measurement is based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more reliably measurable. The excess of cost of an acquired entity over the fair value of identifiable acquired assets and liabilities assumed is allocated to goodwill.

The valuation and allocation processes rely on significant assumptions made by management. In certain situations, the allocations of excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when the Company receives updated information, including valuations and other analyses, which are completed within one year of the acquisition. Revisions to the fair values, which may be significant, are recorded when pending information is finalized, within one year from the acquisition date.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded upon initiation of the wire transfer and are typically due to the Company within five days. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. When preparing these estimates, management considers a number of factors, including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. The Company reviews its allowance for doubtful accounts policy periodically, reflecting current risks and changes in industry conditions and when necessary, will increase its allowance for doubtful accounts and recognize a provision to bad debt expense, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Prepaid Expenses and Other Assets

Prepaid wires represent funds that are required at certain payer agent locations in advance of a transaction, which are typically utilized within a few days. Other prepaid expenses, other current assets and other assets consist primarily of prepaid expenses, notes receivable (see Note 4), and restricted cash. Interest income on notes receivable is recognized on a cash basis due to uncertainty on receiving the interest payments. The restricted cash is maintained by a United States Bank and is cash collateral for an irrevocable stand-by letter of credit in the amount of $639,662 issued as collateral for the operating lease of the Company’s headquarters and recorded in other assets at December 31, 2017 of the Successor period and December 31, 2016 of the Predecessor period, in the consolidated balance sheets.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost, or the allocated fair value in purchase accounting, less accumulated depreciation and amortization. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred as part of other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or the estimated useful life of the improvement, whichever is shorter. At the time depreciable assets are retired or otherwise disposed, the cost and the related accumulated depreciation of such assets are eliminated from the accounts and any gain or loss is recognized in the current period. The Company capitalizes costs incurred for the development of internal use computer software, which are depreciated over five years using the straight-line method.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets result primarily from business combination acquisitions, including the Stella Point acquisition discussed in Note 3. Other intangible assets include trade name, agent relationships, developed technology and other intangibles, all with finite lives. Upon the acquisition, the purchase price is first allocated to identifiable assets and liabilities, including the trade name and other intangibles, with any remaining purchase price recorded as goodwill.

Goodwill is not amortized, rather, impairment tests are conducted on an annual basis, at the beginning of the fourth quarter, or more frequently if indicators of impairment are present. A qualitative assessment of goodwill was performed in 2017 subsequent to the Stella Point acquisition on February 1, 2017 (see Note 3). Qualitative assessment includes consideration of the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of assessment, no indicators of impairment were noted. Accordingly, no further impairment testing was completed, and no impairment charges related to goodwill were recognized during the Successor period from February 1, 2017 through December 31, 2017.

The Company’s trade name, agent relationships and developed technology are currently amortized utilizing an accelerated method over their estimated useful lives of 15 years. Other intangible assets are amortized on a straight-line basis over a useful life of 10 years. Refer to Note 1 for a discussion of the restatement of prior periods related to the

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

correction of an error for the amortization of agent relationships. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described below in “Impairment of Long-Lived Assets.”

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets. There were no impairment indicators noted for all periods presented in the consolidated financial statements for long-lived assets, including amortizable intangible assets.

Debt Issuance Costs

During August 2017, the Company capitalized costs totaling $4,682,830 for the Successor period from February 1, 2017 through December 31, 2017 relating to its debt issuance (see Note 8) and is amortizing these costs over the life of the related debt using the straight-line method, which approximates the effective interest method. The Company incurred and capitalized debt issuance costs of $2,315,992 and $2,789,288 for the Predecessor years ended December 31, 2016 and 2015, respectively. There were no debt issuance costs incurred for the Predecessor period from January 1, 2017 through January 31, 2017. The unamortized portion of debt issuance costs is recorded on the consolidated balance sheets as an offset to the related debt and totaled $4,347,602 at December 31, 2017 for the Successor period and $1,967,380 at December 31, 2016 for the Predecessor period. Amortization of debt issuance costs is included as a component of interest expense in the consolidated statements of operations and comprehensive (loss) income and amounts to $335,221 for the Successor period from February 1, 2017 through December 31, 2017, and $39,298, $2,670,976 and $741,450 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively. The amortization of debt issuance costs includes the write off of debt issuance costs associated with previous debt issuance of $2,322,372 and $274,534 for the Predecessor years ended December 31, 2016 and 2015, respectively. Debt issuance costs of $1,928,089 related to debt that was assumed by the Successor Company in connection with the Stella Point acquisition (see Note 3) was written off to goodwill at the February 1, 2017 acquisition date.

Advertising Costs

Advertising costs are included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income and are expensed as incurred. The Company incurred advertising costs of $1,653,596 for the Successor period from February 1, 2017 through December 31, 2017, and $96,404, $1,124,210 and $720,030 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

Income Taxes

The Company accounts for income taxes in accordance with U.S. generally accepted accounting principles which require, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

The Company accounts for tax contingencies by assessing all material positions, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Those positions that have only timing consequences are separately analyzed based on the recognition and measurement model provided in the tax guidance.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As required by the uncertain tax position guidance, the Company recognizes the financial statement benefit of a position only after determining that the relevant tax authority would more likely than not sustain the positions following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the years before 2011. The Company applies the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. The Company’s policy is to classify interest accrued as interest expense and penalties as operating expenses. The Company does not have any material uncertain tax positions.

Foreign subsidiaries of the Company are subject to taxes by local tax authorities.

Foreign Currency Translation

The financial statements and transactions of the Company’s foreign operations are maintained in their functional currency, which is other than the U.S. dollar. Assets and liabilities are translated at current exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rate for each period. Translation adjustments, which result from the process of translating the financial statements of the Company’s foreign operations into U.S. dollars, are recorded as a component of accumulated other comprehensive loss.

(Losses) or gains from foreign currency transactions amounted to $(17,044) for the Successor period from February 1, 2017 through December 31, 2017, and $11,608, $1,055 and $20,948 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively, and are included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Derivative Instruments

The Company enters into forward foreign exchange contracts to manage the risk associated with currency fluctuations on settlement of wire transfers in foreign currencies. The Company’s forward foreign exchange contracts are denominated in Mexican pesos and Guatemalan quetzals and are for a maximum of five days. The Company’s accounting policy has been not to record the fair value of these contracts in the consolidated balance sheets as management has determined that the amounts are insignificant. Losses or gains from forward foreign exchange contract transactions are recorded in foreign exchange revenue but the amounts are insignificant for the periods presented. The Company had open forward foreign exchange contracts with notional amounts of approximately $8,200,000 and $8,100,000 at December 31, 2017 of the Successor period and $1,500,000 and $6,850,000 at December 31, 2016 of the Predecessor period for Mexico and Guatemala, respectively.

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net income (loss) and the foreign currency translation adjustment and is presented in the consolidated statements of operations and comprehensive (loss) income.

Share-Based Compensation

The Company accounts for its share-based employee compensation expense related to incentive units, restricted stock grants and stock options under generally accepted accounting principles, which requires the measurement and recognition of compensation costs for all equity-based payment awards made to employees and directors based on estimated fair values. See Note 12 for further discussion related to share-based compensation.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segments

The Company’s business is organized around one reportable segment that provides money transmittal services between the USA and Latin America. This is based on the objectives of the business and how our chief operating decision maker, the CEO and President, monitors operating performance and allocates resources.

Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued guidance, Presentation of Financial Statements — Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued and to provide related disclosures. On December 31, 2017, the Company adopted this guidance, and it did not have a material impact on the consolidated financial statements.

The FASB issued guidance, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. The new guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. This guidance is required to be adopted by the Company in the first quarter of 2019 and can be applied using either a retrospective or a modified retrospective approach. The Company is currently assessing the impact this guidance will have on its consolidated financial statements.

The FASB issued amended guidance, Business Combinations — Clarifying the Definition of a Business, which assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is required to be adopted by the Company in the first quarter of 2019 on a prospective basis, and the Company does not believe it will have a material impact on the consolidated financial statements.

The FASB issued guidance, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. generally accepted accounting principles. The guidance requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. This guidance is required to be adopted by the Company in the first quarter of 2020 and must be applied using a modified retrospective approach. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

The FASB issued guidance, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, all excess tax benefits and tax deficiencies are recorded as a component of the provision for income taxes in the reporting period in which they occur. Additionally, the guidance requires that the Company present excess tax benefits on the statement of cash flows as an operating activity. The Company plans to adopt this guidance in the first quarter of 2018 and does not expect the impact of this adoption on its consolidated financial statements to be material.

The FASB issued amended guidance, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the consolidated statements of cash flows. The amendments are aimed at reducing the existing diversity in practice. This guidance is required to be adopted by the Company in the first quarter of 2019 and must be applied using a retrospective approach for each period presented. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

The FASB issued amended guidance, Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the consolidated statements of cash flows. The amended guidance is effective for fiscal years beginning after December 15, 2017 (including interim periods within those periods). The Company will adopt this

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

guidance in the first quarter of 2018 using a retrospective transition method for each period presented and does not expect the impact of this adoption on its consolidated financial statements to be material.

The FASB issued amended guidance, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test related to measuring an impairment charge. Instead impairment will be recorded for the amount that the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

NOTE 3 — ACQUISITION BY STELLA POINT

On February 1, 2016, the Company and its majority owner at the time, Linsday Goldberg LLC, entered into an agreement with Stella Point, acquirer, for the sale of the Company. This acquisition was accounted for as a business combination and became effective on February 1, 2017 for a transaction price of $52,000,000 in cash, plus $12,410,000 of rollover equity from certain existing management holders, the assumption of approximately $78,000,000 of the Company’s outstanding debt and an additional funding of $5,000,000 of Company debt. There was no contingent consideration in the transaction. As a result, Stella Point acquired 80.7% of the voting equity interest in the Company and other minority stockholders acquired the remaining interest, none individually greater than 10%. The purchase price in excess of the fair value of acquired assets was accounted for as goodwill as discussed further below.

Net Assets Acquired

The acquisition method for a business combination requires that the assets acquired and liabilities assumed be recognized at their allocated fair values as of the February 1, 2017 acquisition date, which is summarized below:

Successor Company
Cash	$43,064,931
Accounts receivables	27,183,489
Prepaid and other current assets	560,934
Property and equipment	6,328,146
Other assets	1,345,562
Total tangible assets acquired	78,483,062
Intangible assets acquired	62,660,000
Deferred tax asset, net	2,118,801
Less: Liabilities assumed	(115,111,529)
Net assets	28,150,334

Goodwill	36,259,666
Total purchase price	$64,410,000

The intangible assets acquired consist primarily of a trade name, agent relationships and developed technology. The excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill which is attributable to the workforce and reputation of Intermex. The accounting for this business combination has been completed, therefore the measurement period is closed. The Company does not expect goodwill to be deductible for income tax purposes.

Acquisition-Related Costs

Direct costs related to the Stella Point acquisition are expensed as incurred and included as “transaction costs” in the consolidated statements of operations and comprehensive (loss) income. Such costs amounted to $6,212,602 for the Successor period from February 1, 2017 through December 31, 2017, and $3,917,188, $900,530 and $1,609,034 for

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACQUISITION BY STELLA POINT (cont.)

the Predecessor periods from January 1, 2017 through January 31, 2017 and the years ended December 31, 2016 and 2015, respectively. The remaining transaction costs on the consolidated statements of operations and comprehensive (loss) income for the Successor period from February 1, 2017 through December 31, 2017 in the amount of $2,492,899 relate to the anticipated merger with FinTech (see Note 15 for further discussion). These costs include all internal and external costs directly related to the transaction, consisting primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the transaction.

NOTE 4 — NOTES RECEIVABLE

The Company had notes receivable from agents at December 31 as follows:

	Successor Company 2017	Predecessor Company 2016
Notes receivable, current	$740,068	$525,440
Allowance	(434,210)	(313,696)
Net current	$305,858	$211,744

Notes receivable, long-term	608,396	444,981
Allowance	(248,432)	(209,259)
Net long-term	$359,964	$235,722

The net current portion is included in other prepaid expenses and current assets, and the net long-term portion is included in other assets in the consolidated balance sheets. The notes have interest rates ranging from 0% to 20% per annum. Most of the notes are collateralized by personal guarantees from the sending agents and by assets from their businesses in case of a default by the agent. At December 31, 2017 and 2016, there were $1,079,364 and $789,163, respectively, of notes collateralized.

The maturities of notes receivable at December 31, 2017 for the Successor Company is as follows:

Unpaid Principal Balance
Under 1 year	$740,068
Between 1 and 2 years	564,516
Between 2 and 3 years	43,880
Total	$1,348,464

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment at December 31 consists of the following:

	Successor Company 2017	Predecessor Company 2016	Estimated Useful Lives (in Years)
Computer software and equipment	$9,153,855	$13,057,313	3 to 5
Office improvements	798,130	1,526,350	5
Furniture and fixtures	303,400	1,078,267	7
	10,255,385	15,661,930
Less: Accumulated depreciation	(1,764,591)	(9,415,483)
	$8,490,794	$6,246,447

Computer software and equipment above includes equipment maintained at locations of agents and used and owned by the Company of $3,775,950 at December 31, 2017 of the Successor period and $5,197,637 at December 31, 2016

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY AND EQUIPMENT, NET (cont.)

of the Predecessor period. Also, it includes development of internal use software of $1,303,645 at December 31, 2017 of the Successor period and $2,731,294 at December 31, 2016 of the Predecessor period. Depreciation expense was $2,086,164 for the Successor period from February 1, 2017 through December 31, 2017, and $151,083, $1,601,389 and $1,268,557 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization at December 31 for goodwill and other intangible assets are as follows:

	Successor Company 2017	Predecessor Company 2016
		As Restated
Indefinite lives:
Goodwill	$36,259,666	$—
Trade name	—	5,300,000
Total indefinite lives	36,259,666	5,300,000
Amortizable:
Agent relationships	40,500,000	29,200,000
Trade name	15,500,000
Developed technology	6,600,000	—
Other intangibles	699,689	1,430,224
Accumulated amortization expense	(14,558,657)	(29,582,590)
Net amortizable intangibles	48,741,032	1,047,634
Total goodwill and other intangible assets	$85,000,698	$6,347,634

Successor Company

The majority of the intangibles on the consolidated balance sheet of the Successor Company were recognized upon the acquisition by Stella Point (see Note 3). The fair value measurements were based on significant inputs, such as the Company’s forecasted revenues, assumed turnover of agent locations, obsolescence assumptions for technology, market discount and royalty rates. These inputs are based on information not observable in the market and represent Level 3 measurements within the fair value hierarchy. Trade name refers to the Intermex name, branded on all agent locations and well recognized in the market. This fair value was determined using the relief-from-royalty method, which is based on the Company’s expected revenues and a royalty rate estimated using comparable market data. As a result of the Stella Point acquisition, the Company determined it was appropriate to assign a finite useful life of 15 years to the trade name. Under the Predecessor Company the trade name was not amortized and was assessed for impairment annually. The Successor Company decided that a finite life would be more appropriate, providing better matching of the amortization expense during the period of expected benefits.

The agent relationships intangible represents the network of over 5,000 independent agents. This intangible was valued using the excess earnings method, which was based on the Company’s forecasts and historical activity at agent locations in order to develop a turnover rate and expected useful life. Assuming a year-over-year location turnover rate of 17.4%, this resulted in an expected useful life for this intangible of 15 years. Developed technology includes the state-of-the-art system that the Company has continued to develop and improve upon over the past 20 years. This intangible was valued using the relief-from-royalty method based on the Company’s forecasted revenues, a royalty rate estimated using comparable market data, an expected obsolescence rate of 18.0% and an estimated useful life of 15 years.

Other intangibles primarily relate to the acquisition of certain agent locations, which are amortized over 10 years. The net book value of these intangibles was $610,859 at December 31, 2017.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

The following table presents the changes in goodwill and other intangible assets:

	Goodwill	Other Intangibles
Predecessor Company
Balance at December 31, 2014, as restated	$—	$8,119,749
Amortization expense, as restated	—	(1,184,897)
Effect of exchange rate changes	—	(1,067)
Balance at December 31, 2015, as restated	$—	$6,933,785
Acquisition of agent locations	—	342,876
Amortization expense, as restated	—	(928,945)
Effect of exchange rate changes	—	(82)
Balance at December 31, 2016	$—	$6,347,634
Amortization expense	—	(230,663)
Balance at January 31, 2017	$—	$6,116,971

	Goodwill	Other Intangibles
Successor Company
Balance at February 1, 2017	$36,259,666	$62,660,000
Acquisition of agent locations	—	639,689
Amortization expense	—	(14,558,657)
Balance at December 31, 2017	$36,259,666	$48,741,032

Amortization expense related to intangible assets for the next five years and thereafter is as follows for the Successor Company:

2018	$12,458,705
2019	9,320,428
2020	6,902,482
2021	5,112,601
2022	3,952,547
Thereafter	10,994,269
$48,741,032

Predecessor Company

The majority of the intangibles on the consolidated balance sheet of the Predecessor Company were recognized in 2006 with the acquisition of Intermex, LLC and consisted primarily of the trade name and agent relationships. The amortization of the agent relationships for the Predecessor Company has been restated to reflect an accelerated method. Previously the Predecessor Company was amortizing on a straight-line basis (see Note 1 for further discussion). The Predecessor Company also had intangibles relating to agent locations acquired, which had a net book value of $691,798 at December 31, 2016 of the Predecessor period.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities at December 31 consisted of the following:

	Successor Company 2017	Predecessor Company 2016
Payables to agents	$6,875,416	$4,879,360
Compensation accruals	1,092,460	870,856
Accruals for taxes	318,792	163,843
Accrued interest	—	676,806
Other	3,227,781	3,296,070
	$11,514,449	$9,886,935

NOTE 8 — DEBT

Debt at December 31 consisted of the following:

	Successor Company 2017	Predecessor Company 2016
Revolving credit facility	$20,000,000	$10,000,000
Term loan	95,787,500	70,000,000
	115,787,500	80,000,000
Less: Current portion of long term debt(1)	(3,913,436)	(849,809)
Less: Debt issuance costs	(4,347,602)	(1,967,380)
	$107,526,462	$77,182,811

____________

(1)      Current portion of long term debt is net of debt issuance costs of $936,564 at December 31, 2017 of the Successor period and $462,691 at December 31, 2016 of the Predecessor period.

Successor Company Financing Agreement

On August 23, 2017, the Company entered into a Financing Agreement (the “Financing Agreement”) with MC Credit Partners to refinance existing debt discussed further below. The Financing Agreement includes a revolving credit facility that provides for loans up to $20,000,000 in the aggregate. Subject to the terms of the Financing Agreement, interest is determined based on the highest of the LIBOR Rate, commercial lending rate of the collateral agent and federal funds rate, plus an applicable margin. The effective rate at December 31, 2017 of the Successor period was 12.50%. The revolving credit facility is subject to an unused line fee of 0.75% per annum. At December 31, 2017, the Company had $20,000,000 outstanding under this facility with zero accrued interest, and no remaining borrowings available. The total borrowings under this facility and any unpaid interest are fully payable on August 23, 2022.

The Financing Agreement also includes a term loan in the aggregate principal amount of $97,000,000. Subject to the terms of the Financing Agreement, interest is based on the LIBOR Rate plus an applicable margin. The effective rate at December 31, 2017 of the Successor period was 10.46%. The principal amount of the term loan must be repaid in consecutive quarterly installments on the last business day of each March, June, September and December commencing in December 2017. The Company must repay an amount equal to 1.25% of the original amount borrowed for each quarterly payment from December 31, 2017 through September 30, 2019 and 2.50% of the original amount borrowed for each quarterly payment from December 31, 2019 and thereafter. The total borrowings under the term loan are fully payable on August 23, 2022.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — DEBT (cont.)

The scheduled annual maturities of the term loan at December 31, 2017 of the Successor period are as follows:

2018	$4,850,000
2019	6,062,500
2020	9,700,000
2021	9,700,000
2022	65,475,000
$95,787,500

On December 18, 2017, the Financing Agreement was amended to allow for the FinTech merger (see Note 15), as the agreement contains a restrictive covenant related to the change of control of the Company. In connection with this amendment the Company will be required to pay a $1 million consent fee. This fee is only payable upon the closing of the FinTech merger and therefore is not accrued as of December 31, 2017. Further the Company intends to repay $20 million of the term loan upon closing of the FinTech merger, which will be subject to a 3% prepayment fee. This anticipated $20 million prepayment would reduce the amount of the final term loan payment on August 23, 2022.

The Company may make additional prepayments of the term loan by incurring additional costs. In addition, the Financing Agreement contains additional restrictive covenants, which among other things, require a specified ratio of fixed charge coverage, a total net leverage ratio, and asset coverage ratio. The Company is in compliance with these covenants at December 31, 2017 of the Successor period. Payment obligations under the revolving credit facility and term loan are guaranteed by the INC and each of the Company’s domestic subsidiaries and collateralized by substantially all assets and the shares and member units of the INC and Intermex Wire Transfer, LLC, respectively.

The proceeds from the revolver and term loan discussed above were used to repay the existing debt. This refinancing was accounted for as an extinguishment of debt, and there was no gain or loss recognized. See Note 2 for a discussion regarding capitalization of debt issuance costs related to the new debt in 2017 and write-off of debt issuance costs related to the extinguishment of existing debt.

Predecessor Company Financing Agreement

On March 24, 2016, the Company entered into an Amended and Restated Financing Agreement (the “Amended Financing Agreement”) with its existing lenders. The Amended Financing Agreement included a revolving credit facility that provided for loans up to $10,000,000 in the aggregate. At the Company’s option, subject to the terms of the Amended Financing Agreement, interest was determined based on LIBOR Rate, plus an applicable margin. The effective rate at December 31, 2016 of the Predecessor period was 9.5%. The revolving credit facility was subject to an unused line fee of 0.5% per annum. At December 31, 2016, the Company had $10,000,000 outstanding under this facility, and the borrowing availability under this facility was zero. The total borrowings under this facility and any unpaid interest were fully payable on March 24, 2021.

The Amended Financing Agreement also included a term loan in the aggregate principal amount of $70,000,000. Subject to the terms of the Amended Financing Agreement, interest was determined based on LIBOR Rate, plus an applicable margin. The effective rate at December 31, 2016 of the Predecessor period was 9.5%. The principal amount of the term loan was to be repaid in consecutive quarterly installments, each in the amount of $875,000, after the change of control on February 1, 2017, discussed further in Note 3, commencing on June 30, 2017 and continuing on the last day of each September, December, March and June thereafter. The total borrowings under this facility and any unpaid interest were fully payable on March 24, 2021. The principal balance outstanding on the term loan at December 31, 2016 of the Predecessor period was $70,000,000. On February 1, 2017, the Company entered into an amendment of the Amended Financing Agreement whereby the aggregate principal amount of the term loan was increased by $5,000,000, all of which was then fully paid off in connection with the refinancing on August 23, 2017 discussed above.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company determines fair value in accordance with the provisions of FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value as an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-level fair value hierarchy that prioritizes the inputs used to measure fair value was established. There are three levels of inputs used to measure fair value. Level 1 relates to quoted market prices for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s non-financial assets measured at fair value on a nonrecurring basis include the goodwill and other intangibles derived on February 1, 2017 as a result of the Stella Point acquisition, as discussed in Note 3. Refer to Note 6 for a further discussion related to the fair value measurements.

The Company’s cash is representative of fair value as these balances are comprised of deposits available on demand. Accounts receivable, prepaid wires, accounts payable and wire transfers and money orders payable are representative of their fair values because of the short maturities of these items.

The Company’s financial instruments that are not measured at fair value on a recurring basis include its revolver and term loan. The Company utilizes a market approach to estimate the fair value of its term loan, using Level 2 inputs, by discounting anticipated future cash flows derived from the contractual terms of the obligation and observable market interest rates. At December 31, 2017 of the Successor period the estimated fair value of the term loan was $96.2 million, or 100.5% of its face value. The estimated fair value of the revolver would approximate face value given the payment schedule and interest structure.

NOTE 10 — RELATED PARTY TRANSACTIONS

During the February 1, 2017 through December 31, 2017 Successor period, the Company was charged a monthly management fee of $65,000, plus reimbursement of expenses, to a related party for management services, which is included in other selling, general and administrative expenses on the Company’s consolidated statement of operations and comprehensive (loss) income. During the Predecessor periods, all management fee charges were waived. There were no amounts payable to or receivable from related parties on the consolidated balance sheets. The management company was reimbursed expenses of $12,403 in the Successor period from February 1, 2017 through December 31, 2017 and $18,368 in the Predecessor period during the year ended December 31, 2015.

NOTE 11 — DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan available to most of its employees, where the Company makes contributions to the plan based on employee contributions. Total employer contribution expense included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income was $96,563 for the Successor period from February 1, 2017 through December 31, 2017 and $10,022, $70,097, $54,596 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION

Successor Company

Common Stock

At December 31, 2017, the Successor Company was authorized to issue 1,000 shares of common stock and had 10 shares of common stock issued and outstanding at $0.01 par value per share. The holders of the shares are entitled to one vote per share on all matters to be voted on by the stockholders of the INC. Each holder is entitled to share equally, share for share, dividends declared, as well as any distributions to the stockholders, and in the event of the INC’s liquidation, dissolution or winding up, is entitled to share ratably in any remaining assets after payment of

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

or provision for liabilities. All shares are held by Intermex Holdings II, Inc, which is a wholly-owned subsidiary of Interwire LLC, a company formed for the sole purpose of funding the Stella Point acquisition (see Note 3). To fund the acquisition, Interwire LLC authorized and issued 520,000 and 124,100 Class A units for $52,000,000 and $12,410,000, respectively, to Stella Point and other minority stockholders. In addition, Interwire LLC issued Class B, C and D units to employees of the Company. As these units are issued to the Company’s employees, the expense is recorded by the Company and Interwire LLC’s incentive units are described below.

Dividend Distributions

During the Successor period from February 1, 2017 through December 31, 2017, the Company distributed $20,178,000 in cash dividends to its stockholder. The dividends were distributed out of the cash proceeds from the new term loan in 2017 discussed in Note 8 and were recorded as a reduction to additional paid-in capital.

Incentive Units

In connection with the Stella Point acquisition (see Note 3), effective February 1, 2017, Interwire LLC issued Class B, C and D incentive units to employees of the Company. Incentive units were issued as compensation for the performance of services to the Company, and no capital contributions were required to be made by the employees in connection with the issuance of these units. These incentive units have no voting rights, and in the event any incentive units are forfeited, they are added back into the pool of authorized units.

Incentive units authorized and issued during the Successor period from February 1, 2017 through December 31, 2017 consisted of the following:

Incentive Units	Authorized	Units Issued February 2017	Units Issued September 2017
Class B	10,000,000	9,055,000	665,000
Class C	5,000,000	4,527,500	332,500
Class D	5,000,000	4,527,500	332,500

Authorized but unissued incentive units of each unit class are reserved for issuance at the discretion of the Interwire LLC Board of Directors. Interwire LLC has the option to repurchase the incentive units at fair value or a discount depending on whether the employee terminates with or without good reason. However, at December 31, 2017 of the Successor period, no liability was recorded for these repurchase options as none of the liability criteria in the share-based compensation guidance were met.

The grant date fair value of the incentive units was calculated using the Monte Carlo Simulation. This approach derives the fair value of the incentive units based on certain assumptions related to expected volatility, expected term, risk-free interest rate and dividend yield. Expected volatilities are based on observed volatilities of similar publicly-traded companies, and the expected term is based on a formula that considers the vesting terms and the original contract term of the incentive unit awards. The risk-free rate is based on the U.S. Treasury yield curve, and the selected dividend yield assumption is determined in view of Interwire LLC’s historical and estimated dividend payout. The following are the assumptions used in calculating the fair value of the units at the grant date:

Period from February 1, 2017, to December 31, 2017
Expected dividend yield	0%
Expected volatility	46.9%
Risk-free interest rate	2.1%
Expected term (in years)	6.0

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

The grant date fair value per unit for each class of incentive unit for the Successor period from February 1, 2017 to December 31, 2017 were as follows:

Incentive Units	Per Unit Amount February 2017 Issuance	Per Unit Amount September 2017 Issuance
Class B	$0.4872	$0.4948
Class C	$0.2077	$0.2126
Class D	$0.1485	$0.1535

Class B incentive units vest 20% on the grant date, and an additional 20% on each anniversary thereafter, until fully vested after the fourth anniversary date. The fair value of the Class B awards is expensed ratably over a four-year service period. Compensation expense associated with the Class B incentive units recognized for the Successor period from February 1, 2017 through December 31, 2017 was $1,845,943 and is included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income with an offset to additional paid in capital in the consolidated balance sheet. There were no related tax benefits recognized by the Company.

The Class C and D incentive units vest only after each unit class has achieved certain distribution thresholds, which are at the discretion of the Interwire LLC Board of Directors. Therefore, these incentive units are considered performance-based awards that do not start to vest until the performance conditions are probable of being achieved. The performance conditions related to the Class C and D units were not considered probable of being achieved in the Successor period, and therefore, no compensation expense was recognized, and there was no vesting.

At December 31, 2017, the unrecognized compensation expense related to the incentive units was $2,895,047, $1,010,852 and $723,439 for Classes B, C, and D, respectively.

During the Successor period from February 1, 2017 through December 31, 2017, the number of units and the weighted-average grant date fair value for the incentive units are as follows:

	Number of Class B Units	Weighted- Average Grant Date Fair Value	Number of Class C Units	Weighted- Average Grant Date Fair Value	Number of Class D Units	Weighted- Average Grant Date Fair Value
Granted during Successor Period	9,720,000	$0.4878	4,860,000	$0.2080	4,860,000	$0.1489
Vested	(1,944,000)	0.4878	—	—	—	—
Forfeited	(304,000)	0.4872	(190,000)	0.2077	(190,000)	0.1485
Outstanding at December 31, 2017	7,472,000	$0.4879	4,670,000	$0.2080	4,670,000	$0.1489

Predecessor Company

Common Stock

At December 31, 2016, the Predecessor Company was authorized to issue 200,000,000 shares of common stock, $0.01 par value per share, and had 81,879,165 shares of common stock issued and outstanding. In connection with the acquisition by Stella Point (see Note 3), all the common stock outstanding was either exchanged by equity holders for cash or rolled over into equity of Interwire LLC.

Dividend Distributions

During the Predecessor years ended December 31, 2016 and December 31, 2015, the INC distributed $1,286,995 and $18,144,839, respectively, in cash dividends to its stockholders. The dividends were distributed from cash proceeds of its term loan. No dividend was distributed during the Predecessor period from January 1, 2017 through January 31, 2017.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

Stock Incentive Plan

With the consent of the INC’s stockholders and Board of Directors, effective January 11, 2012, the INC established the Intermex Holding, Inc. Stock Incentive Plan, (the “Stock Incentive Plan” or “Plan”). The Plan provided for the issuance of 22,275,000 stock options or restricted shares (par value $0.01 per share). A committee established under the Plan (the “Committee”) determined the officers and employees of the Company to whom awards were granted. All shares provided under the Plan related to shares of common stock of the INC. Shares to be optioned and sold were made available from either authorized, but unissued common stock of the INC, or common stock held by the INC in its treasury. Awards issued under the Stock Incentive Plan consisted of restricted stock grants and stock options.

Restricted Stock Grants

During 2012, 12,625,005 restricted shares were issued to certain employees of the Company, with 25% vesting as of the grant date and a further 15% vesting on June 30, 2012 through June 30, 2016. On September 23, 2013, 1,402,776 additional restricted shares were issued to the CEO of the INC, with 20% vesting on September 23rd of every year for the next five years until September 23, 2018. There were no additional restricted stock grants issued subsequent to September 23, 2013.

The fair value of the restricted shares granted on January 11, 2012 amounted to $0.0060 per share, which was calculated by performing a valuation of the INC’s total equity as of the grant date using income and market-based approaches. These approaches derive the fair value of restricted shares based on certain assumptions related to expected stock price volatility, expected term, risk-free interest rate and dividend yield. Expected volatilities were based on observed volatility of similar publicly-traded companies, and the expected term was based on a formula that considers the vesting terms and the original contract term of the restricted shares. The risk-free rate was based on a U.S. Treasury yield and the selected dividend yield assumption was determined in view of the INC’s historical and estimated dividend payout. The fair value of the restricted shares granted on September 23, 2013 amounted to $0.1838 per share, which was determined using a recently traded stock transaction.

Upon the change of control resulting from the Stella Point acquisition, effective February 1, 2017, all vesting was accelerated for the restricted stock grants and $103,405 was recognized as compensation expense and included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income in the Predecessor period from January 1, 2017 through January 31, 2017. The INC recognized $62,563 and $62,839 of compensation expense, included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income, over the employee service period for the years ended December 31, 2016 and 2015, respectively. There was no related tax benefit recognized by the INC for any of the periods presented in the consolidated financial statements. No compensation expense related to restricted stock grants was recognized in the Successor period from February 1, 2017 through December 31, 2017.

Stock Options

On September 23, 2013 and December 16, 2013, 4,348,610 and 701,338, options to purchase common stock were issued, respectively, to certain employees of the Company under the Stock Incentive Plan. The exercise price of the stock options was determined by the plan Committee but could not be less than 100% of the fair market value per share of the common stock on the date the option was granted by the Committee. The options issued on September 23, 2013 and December 16, 2013 were assigned an exercise price of $0.1838 and $0.2726 per share, respectively, an amount which the Committee determined was the fair market value of the shares. During 2016, pursuant to consent by the Committee, the exercise price was reduced to $0.05 and $0.14 per share, respectively. The options only vest upon a change of control event, therefore, the reduction in exercise price had no impact on the Company’s financial statements in 2016 since the vesting criteria had not been met. The issued options were “nonqualified stock options.” There were no stock options granted under the Plan subsequent to December 16, 2013.

The INC used the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. The INC’s expected volatility is based on a

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

blend of the historical and implied volatility of similar market participants’ stock price over the most recent period commensurate with the expected term of the stock option award. The estimated expected option life is based on a formula that considers the vesting terms and the original contract term of the stock option awards. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve appropriate for the estimated life of the INC’s stock options awards and the selected dividend yield assumption was determined in view of the INC’s historical and estimated dividend payout.

Upon the change of control resulting from the Stella Point acquisition, effective February 1, 2017, all stock options outstanding became fully vested and all were exercised, and the INC recognized $2,812,919 of compensation expense in the Predecessor period from January 1, 2017 through January 31, 2017 included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income. The INC will be allowed a tax deduction on its 2017 income tax return for the compensation expense recognized for these options that became fully vested. The INC recognized no compensation expense related to the stock options for the Predecessor years ended December 31, 2016 and 2015 as no vesting criteria had been met during those years. Additionally, there was no related tax benefits recognized by the INC in the Predecessor years ended December 31, 2016 and 2015.

No options were granted during all the periods presented in the consolidated financial statements. During the Predecessor year ended December 31, 2016, 175,347 options were forfeited. No options were forfeited during the Predecessor period from January 1, 2017 through January 31, 2017 and Predecessor year ended December 31, 2015. At December 31, 2016, there were 4,874,511 nonvested options outstanding with a weighted average exercise price of $0.20. No options were outstanding after the change of control discussed above resulting from the Stella Point acquisition.

NOTE 13 — INCOME TAXES

The provision for income taxes consists of the following:

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
Current tax provision:
Foreign	$164,126	$10,977	$184,058	$143,954
Federal	329	—	180,658	76,200
Total Current	164,455	10,977	364,716	220,154

Deferred tax provision (benefit):
Federal	595,682	(1,791,685)	4,537,297	3,492,744
State	(225,735)	(422,665)	(818,358)	478,745
Total deferred	369,947	(2,214,350)	3,718,939	3,971,489
Total tax provision (benefit)	$534,402	$(2,203,373)	$4,083,655	$4,191,643

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — INCOME TAXES (cont.)

A reconciliation between the tax provision (benefit) at the US statutory tax rate to the Company’s tax provision (benefit) on the consolidated statements of operations and comprehensive (loss) income is below:

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
(Loss) income before income taxes	$(9,639,051)	$(5,521,794)	$13,483,681	$9,949,467
US statutory tax rate	34%	34%	34%	34%
Income tax (benefit) expense at statutory rate	(3,277,277)	(1,877,410)	4,584,452	3,382,819

State tax expense (benefit), net of federal	(182,027)	(278,657)	574,478	338,818
Foreign tax rates different from US statutory rate	94,688	(45,631)	124,107	50,267
Non-deductible expenses	3,309,549	409	(58,494)	6,772
Change in tax rate	604,153	—	(1,070,363)	405,866
Other	(14,684)	(2,084)	(70,525)	7,101
Total tax provision (benefit)	$534,402	$(2,203,373)	$4,083,655	$4,191,643

The tax provision recognized in the Successor period from February 1, 2017 through December 31, 2017 was impacted by non-deductible expenses, including equity compensation and transaction costs. As explained in detail below, the effective tax rate for the Successor period from February 1, 2017 through December 31, 2017 is also affected by a reduction in the corporate tax rate from 34% to 21% as a result of the Act. For the Predecessor years ended December 31, 2016 and 2015, the Company recorded an income tax (benefit) expense of ($1,070,363) and $405,866, respectively, as a result of changes to the blended state tax rate.  The Company is subject to tax in various U.S. state jurisdictions.  Changes in the annual allocation and apportionment of the Company’s activity amongst these state jurisdictions results in changes to the blended state rate utilized to measure the Company’s deferred tax assets and liabilities.

The tax effect of temporary differences, which give rise to deferred tax assets and deferred tax liabilities at December 31 is as follows:

	Successor Company 2017	Predecessor Company 2016
Deferred tax assets:
Net operating losses	$10,582,599	$14,793,711
Allowance for doubtful accounts	211,926	239,789
Deferred rent	—	15,553
Intangibles	—	11,499,513
Transaction costs	532,651	770,220
Alternative minimum tax credit	272,186	271,937
Depreciation	—	141,021
Other	72,321	126,621
Total deferred tax assets	11,671,683	27,858,365

Deferred tax liabilities:
Depreciation	(500,343)	—
Intangibles	(9,422,486)	—
Other	—	(42,253)
Total deferred tax liabilities	(9,922,829)	(42,253)
Net deferred tax (liability) asset	$1,748,854	$27,816,112

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — INCOME TAXES (cont.)

At December 31, 2017 of the Successor period, the Company had Federal and State net operating loss carryforwards of approximately $39,753,000 and $46,535,000, respectively, which are available to reduce future taxable income. With few exceptions, these net operating loss carryforwards will expire from 2029 through 2037. On February 1, 2017, the Company was acquired by Stella Point, which was considered a change of ownership under Internal Revenue Code Section 382. After the change of ownership, utilization of the Company’s net operating loss carryforwards is now subject to an annual limitation. The Company has recorded a deferred tax asset for only the portion of its net operating loss carryforward that it expects to realize before expiration. In December 2017, the Company entered into a definitive merger agreement with FinTech (see Note 15), which could also result in a change of ownership under Internal Revenue Code Section 382. Utilization of the Company’s net operating loss and credit carryforwards may be subject to substantial limitation due to the ownership change, which may result in expiration of these tax attributes.

In accordance with criteria under FASB ASC 740, Income Taxes, a valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. After consideration of all evidence, both positive and negative, management has determined that no valuation allowance is required at December 31, 2017 of the Successor period and at December 31, 2016 of the Predecessor period.

On December 22, 2017, the United States enacted tax reform legislation known as the H.R.1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, the Company made a reasonable estimate of the effects and recorded provisional amounts for the Successor period from February 1, 2017 through December 31, 2017, which include a reduction in the corporate tax rate from 34% to 21% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, the Company has recorded a provisional one-time increase in income tax expense of $656,000 for the Successor period from February 1, 2017 through December 31, 2017, which consists primarily of the remeasurement of deferred tax assets and liabilities from 34% to 21%. The Company does not expect to incur a liability related to the one-time deemed repatriation transition tax on unrepatriated foreign earnings, as its foreign subsidiaries have a combined accumulated deficit at December 31, 2017 of the Successor period.

As the Company collects and prepares necessary data, and interprets the Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, the Company may make adjustments to the provisional amounts. Those adjustments may materially impact the provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the Act will be completed in 2018. Provisional amounts for the income tax effect of the Act have been recorded as of December 31, 2017 and are subject to change during 2018.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, both individually or in the aggregate, will not have a material adverse effect on either the results of operations or financial condition of the Company.

Leases

The Company is party to office leases requiring aggregate monthly payments of $143,565. Several of the leases are on a month-to-month basis. Rent expense under all operating leases, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income, amounted to $1,605,715 for the Successor period from February 1, 2017 through December 31, 2017, and $135,636, $1,495,526 and $1,332,388 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — COMMITMENTS AND CONTINGENCIES (cont.)

Future minimum rental payments required under operating leases that have non-cancelable lease terms in excess of one year at December 31, 2017 are as follows:

2018	$1,389,126
2019	1,152,447
2020	772,735
2021	108,496
Thereafter	6,645
Total future minimum payments	$3,429,449

Contingencies

The Company operates in 49 states and two territories. Money transmitters and their agents are under regulation by State and Federal laws. Violations may result in civil or criminal penalties or a prohibition from providing money transfer services in a particular jurisdiction. It is the opinion of the Company’s management, based on information available at this time, that the expected outcome of regulatory matters will not have a material adverse effect on either the results of operations or financial condition of the Company.

NOTE 15 — MERGER ANNOUNCEMENT

FinTech Merger

On December 19, 2017, Intermex Holdings II, Inc., the sole stockholder of the INC, entered into a definitive merger agreement with FinTech Acquisition Corp. II (“FinTech”), an entity listed on the Nasdaq Capital Market (NASDAQ), whereby FinTech will acquire the Company and will be renamed International Money Express, Inc. The merged company is expected to continue to be listed on NASDAQ.

The aggregate consideration in the merger will consist of (i) $92,000,000 in cash ($2,000,000 of which will be placed in escrow at closing as security for working capital adjustments), (ii) approximately $161,000,000 in shares of FinTech’s common stock, subject to an adjustment in accordance with the terms of the merger agreement, and (iii) an amount equal to any excess cash at the Company at the time of the closing in the form of cash or additional shares of the FinTech’s common stock, at the option of the FinTech, subject to certain limited exceptions. The cash consideration will be funded from the cash held in FinTech’s Trust Account after permitted redemptions. The merger is expected to close in the second quarter of 2018, pending money transfer license approvals, FinTech stockholder approval and other customary closing conditions.

NOTE 16 — SUBSEQUENT EVENTS

The INC has evaluated subsequent events through March 26, 2018, which is the date these consolidated financial statements were available to be issued. The INC is not aware of any other subsequent events which would require recognition or disclosure in the consolidated financial statements other than those already disclosed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our charter provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended. Our bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

Item 21.                Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated December 19, 2017, by and among FinTech Acquisition Corp. II, FinTech II Merger Sub Inc., FinTech II Merger Sub 2 LLC, Intermex Holdings II, Inc. and SPC Intermex Representative LLC (included as Annex A to the proxy statement/prospectus).+

3.1

Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on January 20, 2017, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 25, 2017.

3.2	Form of Second Amended and Restated Certificate of Incorporation (included as Annex C to the proxy statement/prospectus).

3.3	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2(b) to the Registration Statement on Form S-1 filed on December 23, 2016.

3.4	Form of Second Amended and Restated Bylaws.

4.1	Specimen Unit Certificate, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed on December 23, 2016.

4.2	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on December 23, 2016.

4.3	Specimen Warrant Certificate (included in Exhibit 4.4).

4.4

Warrant Agreement, dated January 19, 2017, between Continental Stock Transfer & Trust Company and the Company, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 25, 2017.

4.5	Form of Shareholders Agreement by and among the Company, SPC Intermex Representative LLC and certain stockholders of the Company and Intermex (included in Annex A to the proxy statement/prospectus).

5.1	Opinion of Ledgewood P.C.(1)

8.1	Opinion of Ledgewood P.C. regarding tax matters.(1)

10.1	Letter Agreement, dated January 19, 2017, by and between the Company and Cantor Fitzgerald & Co., incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 25, 2017.

Exhibit No.	Description
10.2

Letter Agreement, dated January 19, 2017, by and among the Company and certain security holders, officers and directors of the Company, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 25, 2017.

10.3

Investment Management Trust Account Agreement, dated January 19, 2017, between Continental Stock Transfer & Trust Company and the Company, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on January 25, 2017.

10.4

Registration Rights Agreement, dated January 19, 2017, between the Company and certain security holders, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on January 25, 2017.

10.5

Loan Commitment Agreement, dated January 19, 2017, by and between the Company and FinTech Investor Holdings II, LLC, incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on January 25, 2017.

10.6	Form of Promissory Note between the Company and FinTech Investor Holdings II, LLC (included in Exhibit 10.5).

10.7	Form of Indemnity Agreement, incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on December 23, 2016.

10.8

Placement Unit Subscription Agreement, dated December 23, 2016 with Cantor Fitzgerald & Co., incorporated by reference to Exhibit 10.3(b) to the Registration Statement on Form S-1 filed on December 23, 2016.

10.9

Placement Unit Subscription Agreement, dated December 23, 2016 with FinTech Investor Holdings II, LLC, incorporated by reference to Exhibit 10.3(a) to the Registration Statement on Form S-1 filed on December 23, 2016.

10.10

Promissory Note issued by the Company to FinTech Investor Holdings II, LLC for expenses prior to initial public offering, incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on December 23, 2016.

10.11	Voting Agreement dated as of December 19, 2017 by and among the Company, certain stockholders of the Company and Intermex (included in Annex A to the proxy statement/prospectus).

10.12	Form of Registration Rights Agreement by and among the Company and certain stockholders of the Company and Intermex (included in Annex A to the proxy statement/prospectus).

10.13	Amended and Restated Employment Agreement by and between Robert Lisy and Intermex Holdings, Inc. dated as of December 19, 2017.(1)

10.14	Amended and Restated Employment Agreement by and between Darrell Ebbert and Intermex Holdings, Inc. dated as of February 1, 2017.(1)

10.15	Employment Agreement by and between Eduardo Azcarate and Intermex Holdings, Inc., dated as of February 1, 2017.(1)

10.16	Amended and Restated Employment Agreement by and between Jose Perez-Villarreal and Intermex Holdings, Inc., dated as of February 1, 2017.(1)

10.17	Employment Agreement by and between Randy Nilsen and Intermex Holdings, Inc., dated as of February 1, 2017.(1)

10.18	Employment Agreement by and between William Velez and Intermex Holdings, Inc., dated as of February 1, 2017.(1)

10.19	Employment, Transition and Separation Agreement by and between Darrell Ebbert and Intermex Holdings, Inc., dated as of March 10, 2018.(1)

Exhibit No.	Description
10.20	Form of International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (included as Annex B to the proxy statement/prospectus).(1)

10.21	Form of Incentive Stock Option Award.(1)

10.22	Form of Nonqualified Stock Option Agreement.(1)

10.23	Form of Restricted Stock Award (Non-executive).(1)

10.24	Form of Restricted Stock Award (Director).(1)

10.25	Form of Restricted Stock Award (Executive Officer).(1)

10.26	Form of Nonqualified Stock Option Agreement (Robert Lisy).(1)

10.27	Form of Transaction Bonus Agreement.(1)

10.28	Employment Offer Letter with Tony Lauro, dated as of February 20, 2018.(1)

10.29

Credit Agreement among Intermex Holdings II, Inc., as Holdings, Intermex Holdings, Inc., Intermex Wire Transfer, LLC, as borrowers, the lenders from time to time party thereto and MC Admin Co LLC, as administrative agent and collateral agent, dated as of August 23, 2017.(1)

10.30

Amendment No. 1, Consent and Waiver to the Credit Agreement, dated as of December 19, 2017, among Intermex Holdings, Inc., as term borrower, Intermex Wire Transfer, LLC, as revolving borrower, Intermex Holdings II, Inc., MC Admin Co LLC, as administrative agent and collateral agent, and the lenders party to the Credit Agreement.(1)

21.1	Subsidiaries of the Registrant.(1)

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of BDO USA, LLP.

23.3	Consent of Ledgewood P.C. (included in Exhibit 5.1)

23.4	Consent of BTIG, LLC.

24.1	Power of Attorney (included on the signature page to the initial filing of the Registration Statement).

99.1	Audit Committee Charter, incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-1 filed on December 23, 2016.

99.2	Compensation Committee Charter, incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-1 filed on December 23, 2016.

99.3	Form of Nominating and Governance Committee Charter (included as Annex E to the proxy statement/prospectus).

99.4	Form of Proxy Card.(1)

____________

(1)      Previously filed

+        Schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

(b) Financial Statement Schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant, hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)      That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)      That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 15th day of June, 2018.

FINTECH ACQUISITION CORP. II

By:	/s/ Daniel G. Cohen
Daniel G. Cohen
Chief Executive Officer
(Principal Executive Officer)

FINTECH ACQUISITION CORP. II

By:	/s/ James J. McEntee, III
James J. McEntee, III
President and Chief Financial Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Daniel G. Cohen	Chief Executive Officer and Director	June 15, 2018
Daniel G. Cohen	(Principal Executive Officer)

/s/ James J. McEntee, III	President and Chief Financial Officer	June 15, 2018
James J. McEntee, III	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	June 15, 2018
Betsy Z. Cohen

*	Director	June 15, 2018
Walter T. Beach

*	Director	June 15, 2018
Jeremy Kuiper

*	Director	June 15, 2018
Shami Patel

*By: /s/ James J. McEntee, III	Attorney-in-fact	June 15, 2018
James J. McEntee, III

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FINTECH ACQUISITION CORP. II,

FINTECH II MERGER SUB INC.,

FINTECH II MERGER SUB 2 LLC,

INTERMEX HOLDINGS II, INC.

and

SPC Intermex Representative LLC

Dated as of December 19, 2017

Annex AC-1

Annex A-i

Annex A-ii

Annex A-iii

Exhibits

Exhibit A	Form of First Certificate of Merger
Exhibit B	Form of Second Certificate of Merger
Exhibit C	Form of Merger Sub 1 Bylaws
Exhibit D	Merger Sub 1 Certificate of Incorporation
Exhibit E	Merger Sub 2 Certificate of Formation
Exhibit F	Form of Merger Sub 2 Limited Liability Company Agreement

Annexes

Annex A	Working Capital Methodologies
Annex B	Form of Registration Rights Agreement
Annex C	Form of Stockholder Agreement
Annex D	Voting Agreement
Annex E	Form of Escrow Agreement
Annex F	Form of Parent Equity Compensation Plan

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of December 19, 2017, among FINTECH ACQUISITION CORP. II, a Delaware corporation (“Parent”), FINTECH II MERGER SUB INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), FINTECH II MERGER SUB 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2,” together with Merger Sub 1, the “Merger Subs” and each, a “Merger Sub”), INTERMEX HOLDINGS II, INC., a Delaware corporation (“Intermex” or the “Company”), and SPC Intermex Representative LLC, a Delaware limited liability company (the “Stockholder Representative”).

WHEREAS, the Company and its subsidiaries are engaged in the business of providing money transfer services to Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in retail establishments in the United States;

WHEREAS, the parties intend to effect the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving entity following such merger (such merger, the “First Merger”);

WHEREAS, immediately following the consummation of the First Merger, the parties intend to effect the merger of the surviving entity resulting from the First Merger with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity following such merger (such merger, the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the respective boards of directors or managers, as applicable or other governing bodies of Parent, each Merger Sub and the Company have approved and adopted the form, terms, execution and delivery of this Agreement, the Mergers and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the parties intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, and that this Agreement and the transactions contemplated hereby are fair to the stockholders of Parent from a financial point of view, (ii) resolved to submit this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) to the stockholders of Parent for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) by the stockholders of Parent;

WHEREAS, the board of directors of Merger Sub 1 has unanimously (i) declared advisable this Agreement and the transactions contemplated hereby (including the First Merger), and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub 1;

WHEREAS, the board of managers of Merger Sub 2 has unanimously (i) declared advisable this Agreement and the transactions contemplated hereby (including the Second Merger), and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole member of Merger Sub 2;

WHEREAS, the Company Board shall seek to obtain, in accordance with Section 228 of the Delaware General Corporation Law, as amended (the “DGCL”), a written consent of the Company’s stockholder approving this Agreement, the Mergers and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, as a condition to and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Specified Stockholders of Parent have entered into and delivered the Voting Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Annex A-1

Article I.
Certain Definitions

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means FTI Consulting, Inc.

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Adjustment Escrow Account” has the meaning set forth in Section 2.8(f).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.8(f).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and each Merger Sub, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, as it may be amended, modified or supplemented from time to time.

“Ancillary Agreements” means the Employment Agreement, the Registration Rights Agreement, the Stockholder Agreement, the Escrow Agreement and the Voting Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity or any ERISA Affiliate has any liability.

“Business” shall mean the business of the Company Entities collectively as of the date hereof; and references to “business of the Company”, “Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively as of the date hereof.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cash” means the aggregate amount of cash and cash equivalents held by the Company Entities, as adjusted for deposits in transit, outstanding checks and other proper reconciling items in accordance with GAAP.

“Cash Merger Consideration” means (i) $92,000,000, plus (ii) the Closing Excess Cash Amount.

“Claim” has the meaning set forth in Section 6.12(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means the sum of all Cash held by the Company Entities as of 12:01 a.m. Eastern time on the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

Annex A-2

“Closing Excess Cash Amount” means either (A) an amount equal to the lesser of (x) (i) Closing Cash, plus Closing Net Working Capital, minus the Outstanding Revolver Balance minus (ii) Target Net Working Capital and (y) $10,000,000, provided that in no event shall the Closing Excess Cash Amount be a negative number; or (B) the amount, not less than $0 and not greater than the amount determined in accordance with foregoing clause (A), specified in Parent’s written notice to the Company not less than 2 days prior to the Closing. For purposes of clarity, if the amount calculated under clause (A)(x) of this definition results in a negative number, then the Closing Excess Cash Amount shall be equal to zero and, if Parent fails to deliver written notice as contemplated in clause (B), the Closing Excess Cash Amount shall be the amount determined in accordance with clause (A) of this definition.

“Closing Indebtedness” means the sum of all Indebtedness of the Company Entities as of 12:01 a.m. Eastern time on the Closing Date, without duplication of any amount included as a liability in the calculation of Closing Net Working Capital or any amount of Reimbursable Transaction Expenses, whether or not paid prior to the Closing Date.

“Closing Net Working Capital” means the Net Working Capital of the Company Entities on a consolidated basis as of 12:01 a.m. Eastern time on the Closing Date, calculated in accordance with the Working Capital Methodologies set forth on Annex A.

“Closing Reimbursable Transaction Expenses” means the sum of all Reimbursable Transaction Expenses as of 12:01 a.m. Eastern time on the Closing Date other than any such Reimbursable Transaction Expenses paid by or behalf of Parent at the Closing.

“Closing Statement” has the meaning set forth in Section 2.8(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law to which a Company Entity is subject.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (A) the Estimated Equity Value minus the Cash Merger Consideration divided by (B) $10.00.

“Company Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.2(b).

“Company Charter Documents” has the meaning set forth in Section 4.3.

“Company Credit Agreement” means the Credit Agreement, dated as of August 23, 2017, by and among Intermex, Intermex Holdings, Inc., Intermex Wire Transfer, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto, and MC Admin Co, as Administrative Agent.

“Company Disclosure Schedules” means the confidential Company Disclosure Schedules delivered by the Company in connection with, and constituting a part of, this Agreement.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company Fundamental Representations” has the meaning set forth in Section 7.2(a).

“Company Intellectual Property” means collectively, the Company Software and all Intellectual Property that is owned by any Company Entity.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound, but excluding Contracts concerning “off the shelf,” “shrink wrap,” or other commercially available software, in each case, available to the public as of the Closing Date.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority in any jurisdiction, including registered trademarks, copyrights, issued and reissued patents and pending applications for any of the foregoing.

Annex A-3

“Company’s Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth in Section 1.1(a) of the Company Disclosure Schedules.

“Company Software” means software owned or exclusively licensed by any Company Entity that is utilized in providing products or services to the Company’s customers.

“Company Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Company Supplement” has the meaning set forth in Section 6.22(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Current Assets” means the current assets (other than Cash) of the Company Entities on a consolidated basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Balance Sheet and calculated in accordance with the Working Capital Methodologies attached as Annex A hereto.

“Current Liabilities” means the current liabilities of Company Entities on a consolidated basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Balance Sheet and calculated in accordance with the Working Capital Methodologies set forth on Annex A, excluding Reimbursable Transaction Expenses accrued but not paid at the determination date.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a business combination.

“Designated Directors” means collectively the directors holding office at Intermex immediately prior to the First Merger Effective Time.

“DGCL” has the meaning set forth in the preamble.

“Disputed Items” has the meaning set forth in Section 2.8(c).

“Dispute Notice” has the meaning set forth in Section 2.8(c).

“D&O Tail Policy” has the meaning set forth in Section 6.7(b).

“Employment Agreement” means the Employment Agreement, dated the date hereof (to be effective upon Closing of the Mergers), between Intermex Holdings, Inc. and Robert Lisy.

“Employment Contracts” has the meaning set forth in Section 4.23.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or any other adverse restriction of any kind, including any adverse restriction on use of property or assets or exercise of any other attribute of ownership; provided, however, that any restrictions pursuant to applicable securities law shall not be considered Encumbrances.

“Enterprise Value” means $350,000,000.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” means any Permits required by applicable Environmental Laws.

“Equity Value” has the meaning set forth in Section 2.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Annex A-4

“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414 of the Code.

“Escrow Agent” means Continental Stock Transfer and Trust Company or another escrow agent reasonably acceptable to Parent and the Stockholder Representative.

“Escrow Agreement” has the meaning set forth in Section 2.8(f).

“Estimated Equity Value” has the meaning set forth in Section 2.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Final Adjustment” has the meaning set forth in Section 2.8(e).

“Final Closing Statement” has the meaning set forth in Section 2.8(b).

“Final Determination” has the meaning set forth in Section 2.8(d).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Certificate of Merger” has the meaning set forth in Section 2.1(a).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Effective Time” has the meaning set forth in Section 2.2(a).

“Fried Frank” has the meaning set forth in Section 6.13(d).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Reform Law” has the meaning set forth in Section 4.17(d).

“Indebtedness” means, without duplication and with respect to the Company Entities, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (in each case to the extent drawn); (g) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided, that Indebtedness shall not include (i) accounts payable to trade creditors; and (ii) Indebtedness owing from one Company Entity to another Company Entity.

Annex A-5

“Indemnified Persons” has the meaning set forth in Section 6.7(a).

“Initial Surviving Entity” has the meaning set forth in Section 2.1(a).

“Initial Surviving Entity Common Stock” has the meaning set forth in Section 2.6(a)(ii).

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means all of the following intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) copyrightable works of authorship, expressions, designs and design registrations, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (c) inventions, discoveries, trade secrets and know-how, database rights, confidential and proprietary information and all rights therein; and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Intermex” has the meaning set forth in the preamble.

“Intermex Common Shares” means the common stock, par value $0.01 per share, of the Company.

“Intermex Management Agreement” means the Management Services Agreement dated as of February 1, 2017 between Stella Point Capital, LP and Intermex Holdings, Inc.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, Order, decree or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Leases” has the meaning set forth in Section 4.8(c).

“Ledgewood” has the meaning set forth in Section 3.1.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, or criminal, administrative, civil or governmental audit, subpoena, or investigation.

“Liabilities” has the meaning set forth in Section 4.6.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded),

Annex A-6

 (v) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or any Merger Sub; (vi) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (vii) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect (in which case, only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, and to the extent such change is not otherwise excluded from being taken into account by clauses (i) through (vii) above) on the Company Entities, taken as a whole, compared to other participants in the industries in which any Company Entity conducts the Business.

“Material Contracts” has the meaning set forth in Section 4.13.

“Merger Consideration” means, collectively, the Cash Merger Consideration and the Common Stock Merger Consideration, as adjusted in accordance with this Agreement.

“Merger Sub 1” has the meaning set forth in the preamble.

“Merger Sub 2” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Money Laundering Laws” has the meaning set forth in Section 4.25(c).

“Money Transfer Change of Control Filings” has the meaning set forth in Section 6.3(a).

“Money Transmitter License” means any license or similar authorization of a Governmental Authority that a Company Entity is required to obtain under any Money Transmitter Requirement to conduct the Business as currently conducted.

“Money Transmitter Requirements” means any and all Laws applicable to the business of transmitting money or other payment or money services businesses.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Net Working Capital” means the amount (which may be a negative or positive number) equal to the (a) the sum of all Current Assets of the Company Entities minus (b) the sum of all Current Liabilities of the Company Entities.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Outstanding Revolver Balance” means, as of the date of determination, the aggregate amount outstanding under the Company’s $20,000,000 revolving credit facility under the Company Credit Agreement.

“Parent” has the meaning set forth in the preamble.

“Parent Acquisition Proposal” has the meaning set forth in Section 6.11(b).

“Parent Board” has the meaning set forth in Section 6.21(a).

“Parent Charter and Bylaws Amendment” has the meaning set forth in Section 6.8(b).

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

Annex A-7

“Parent Common Stockholder Redemption Amount” means, as of the date of determination, the aggregate amount of cash necessary to satisfy all Parent Common Stockholder Redemption Elections.

“Parent Common Stockholder Redemption Election” means the election of a holder of shares of Parent Common Stock issued in Parent’s initial public offering to redeem such holder’s shares of Parent Common Stock held by such holder in exchange for cash, in each case, in accordance with Parent’s restated certificate of incorporation and the Registration Statement.

“Parent D&O Tail Policy” has the meaning set forth in Section 6.14.

“Parent Disclosure Schedules” means the confidential Parent Disclosure Schedules delivered by Parent in connection with, and constituting a part of, this Agreement.

“Parent Equity Compensation Plan” has the meaning set forth in Section 6.8(b).

“Parent Financial Statements” has the meaning set forth in Section 5.6(b).

“Parent Fundamental Representations” has the meaning set forth in Section 7.3(a).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of Parent, or (b) the ability of Parent to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), “Parent Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iii) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of the Company; (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (v) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect (in which case, only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, and to the extent such change is not otherwise excluded from being taken into account by clauses (i) through (v) above) on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent or any of its Subsidiaries conducts its business.

“Parent Representative” has the meaning set forth in Section 2.8(b).

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(b).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent Supplement” has the meaning set forth in Section 6.22(b).

“Parent Transaction Expenses” means the aggregate amount of all reasonable costs, fees and expenses incurred by or on behalf of Parent in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and the preparation, filing, printing and distribution of the Proxy Statement, including the Parent D&O Tail Policy and the fees and expenses of legal counsel, accountants, financial advisors, proxy solicitors, and other representatives and consultants and due diligence and “road show” investor presentation (including travel-related) costs, fees and expenses.

“Parent’s Knowledge” means the actual knowledge, after due inquiry, of any executive officer or director of Parent.

“Permits” means any consent, franchise, approval, permit, filing, authorization, license, order, registration, certificate, exemption, variance and other similar permit or rights obtained from any Governmental Authority necessary for the operations of the Business and all pending applications therefor, but excluding Money Transmitter Licenses.

Annex A-8

“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith, (d) any statutory lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) purchase money Encumbrances securing rental payments under capital lease arrangements, (f) leases for Leased Real Property to which a Company Entity is a party, (g) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business that do not, individually or in the aggregate, materially interfere with the current use of the Leased Real Property, (h) Encumbrances granted under the Company Credit Agreement, (i) non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business, and (j) Encumbrances securing surety bonds incurred in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Press Release” has the meaning set forth in Section 6.9.

“Prospectus” means Parent’s final prospectus dated January 19, 2017.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Re-Audited Financial Statements” has the meaning set forth in Section 6.1(b).

“Registration Rights Agreement” means a registration rights agreement among Parent and the Company’s stockholder in substantially the form attached hereto as Annex B.

“Registration Statement” has the meaning set forth in Section 6.8(a).

“Reimbursable Transaction Expenses” means the aggregate amount of all reasonable costs, fees and expenses payable to third parties (including Governmental Authorities) incurred by or on behalf of the Company’s stockholder or Intermex or their respective Affiliates on or before Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the cost of the D&O Tail Policy, the fees and expenses of legal counsel, accountants and other representatives and consultants, due diligence costs, fees and expenses (including reasonable due diligence related travel costs) and the fee in the amount of $1,560,000 payable by Intermex to Stella Point Capital LP (or its designee) in connection with the termination of the Intermex Management Agreement.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” has the meaning set forth in Section 6.12(b).

“Return Amount” has the meaning set forth in Section 2.8(e).

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Effective Time” has the meaning set forth in Section 2.2(b).

Annex A-9

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Sponsor Agreement” means the agreement described on Section 1.1(a) of the Parent Disclosure Schedules.

“Specified Stockholders of Parent” means each of the Persons set forth in Section 1.1(b) of the Parent Disclosure Schedules.

“Stockholder Agreement” means a shareholders agreement, in substantially the form attached hereto as Annex C.

“Stockholder Representative” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Target Net Working Capital” means an amount equal to $30,997,261.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions to tax or penalties with respect thereto.

“Top Depository Institution” has the meaning set forth in Section 4.24.

“Top Paying Agent” has the meaning set forth in Section 4.24.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Mergers pursuant to this Agreement.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any Intermex Common Shares or other equity interests in Intermex held in the treasury of the Company.

“Trust Account” has the meaning set forth in 5.14.

“Trust Agreement” has the meaning set forth in Section 5.14.

Annex A-10

“Trustee” has the meaning set forth in Section 5.14.

“Unresolved Items” has the meaning set forth in Section 2.8(d).

“Voting Agreement” shall mean that certain Voting Agreement, dated as of the date hereof and attached hereto as Annex D, by and among Parent, the Company, and the Specified Stockholders of Parent.

“Voting Matters” has the meaning set forth in Section 6.8(b).

“Written Consent” has the meaning set forth in Section 6.5.

Section 1.2 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

(d) Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h) The term “foreign” means non-United States.

Annex A-11

Article II.
The Mergers

Section 2.1 The Mergers.

(a) The First Merger. Upon the terms and subject to the conditions of this Agreement, at the First Merger Effective Time, pursuant to the provisions of the DGCL, Merger Sub 1 shall be merged with and into Intermex, and the separate corporate existence of Merger Sub 1 shall thereupon cease in accordance with the provisions of the DGCL. Intermex shall be the surviving entity in the First Merger and shall continue to exist as a direct wholly owned Subsidiary of Parent (the “Initial Surviving Entity”). The First Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Intermex and Merger Sub 1 shall vest in the Initial Surviving Entity, and all debts, liabilities and duties of Intermex and Merger Sub 1 shall become the debts, liabilities and duties of the Initial Surviving Entity.

(b) The Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time, pursuant to the provisions of the DGCL and the Act, the Initial Surviving Entity shall be merged with and into Merger Sub 2, and the separate corporate existence of the Initial Surviving Entity shall thereupon cease in accordance with the provisions of the DGCL and the Act. Merger Sub 2 shall be the surviving entity in the Second Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Second Merger shall have the effects specified in the DGCL and the Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Initial Surviving Entity and Merger Sub 2 shall vest in the Surviving Entity, and all debts, liabilities and duties of the Initial Surviving Entity and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2 Certificates of Merger.

(a) On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Intermex shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “First Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL. The First Merger shall be effective at such time and on such date as shall be set forth in the First Certificate of Merger filed with respect thereto in accordance with the DGCL (the “First Merger Effective Time”).

(b) On the Closing Date, and upon the terms and subject to the conditions of this Agreement, and immediately following the First Merger Effective Time, Merger Sub 2 shall cause a certificate of merger substantially in the form attached hereto as Exhibit B (the “Second Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the Act, and shall make or cause to be made all other filings or recordings required under the DGCL and the Act. The Second Merger shall be effective at such time and on such date as shall be set forth in the Second Certificate of Merger filed with respect thereto in accordance with the DGCL and the Act (the “Second Merger Effective Time”).

Section 2.3 Organizational Documents; Name of Initial Surviving Entity and Surviving Entity.

(a) The corporate bylaws and certificate of incorporation of Merger Sub 1 in the forms attached hereto as Exhibit C and Exhibit D, respectively, as amended pursuant to the First Certificate of Merger, shall be the corporate bylaws and certificate of incorporation of the Initial Surviving Entity from and after the First Merger Effective Time and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL, except that the name of the corporation set forth therein shall be changed to “Intermex Holding Corp.”

(b) The certificate of formation and limited liability company agreement of Merger Sub 2 in the forms attached hereto as Exhibit E and Exhibit F, respectively, as amended pursuant to the Second Certificate of Merger, shall be the certificate of formation and limited liability company agreement of the Surviving Entity from and after the Second Merger Effective Time and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the Act, except that the name of the limited liability company set forth therein shall be changed to a name that is mutually agreed by Parent and the Company.

Annex A-12

Section 2.4 Officers of Initial Surviving Entity; Officers of Surviving Entity.

(a) The officers of Intermex immediately prior to the First Merger Effective Time shall be the officers of the Initial Surviving Entity and will hold office in accordance with the bylaws of the Initial Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the bylaws of the Initial Surviving Entity and otherwise in accordance with applicable Law.

(b) The officers of Intermex immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the limited liability company agreement of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the limited liability company agreement of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.5 Board of Directors of Initial Surviving Entity; Member/Manager of Surviving Entity.

(a) From and after the First Merger Effective Time, the sole director of Merger Sub 1 shall be the sole director of the Initial Surviving Entity and will continue to hold office in accordance with the bylaws of the Initial Surviving Entity and otherwise in accordance with applicable Law.

(b) From and after the Second Merger Effective Time, Parent shall be the member/manager of the Surviving Entity in accordance with the limited liability company agreement of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.6 Effect of the Mergers. Without any action on the part of Parent, any Merger Sub, Intermex, the Initial Surviving Entity or the Company’s stockholder:

(a) At the First Merger Effective Time:

(i) all of the Intermex Common Shares issued and outstanding immediately prior to the First Merger Effective Time (except for Treasury Shares and other shares to be cancelled pursuant to Section 2.6(a)(iii)), shall, by virtue of the First Merger and upon the terms and subject to the conditions set forth in this Section 2.6, be cancelled and automatically deemed for all purposes to represent the right to receive a pro rata portion of the Merger Consideration as provided for herein, and the Company’s stockholder shall cease to have any other rights as a stockholder of the Company with respect thereto;

(ii) each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1 or the Company, be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Initial Surviving Entity (the “Initial Surviving Entity Common Stock”); and

(iii) each Intermex Common Share owned by any Subsidiary of the Company and each Treasury Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) At the Second Merger Effective Time, without any action on the part of Parent, Merger Sub 2, the Initial Surviving Entity or the Company’s stockholder:

(i) each share of Initial Surviving Entity Common Stock outstanding immediately prior to the Second Merger Effective Time shall be cancelled, and no consideration shall be paid with respect thereto; and

(ii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Entity.

(c) No certificates or scrip representing a fractional share of Parent Common Stock will be issued to the Company’s stockholder in connection with payment of the Merger Consideration, and to the extent a fractional share of Parent Common Stock is issuable as part of the Common Stock Merger Consideration, such fraction shall be rounded up to one whole share of Parent Common Stock.

Annex A-13

Section 2.7 Merger Consideration.

(a) At the Closing, Parent shall pay and issue (as applicable) the Merger Consideration to the Stockholder Representative or its designees in accordance with the terms and conditions of this Agreement.

(b) For the purposes of this Agreement, “Equity Value” means an amount equal to (A) the Enterprise Value, plus (B) the amount of Closing Cash, plus (C) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (D) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, minus (E) the amount of Closing Indebtedness, plus (F) the amount of Closing Reimbursable Transaction Expenses.

Section 2.8 Estimated Merger Consideration; Adjustment.

(a) No later than the close of business of the third (3rd) Business Day preceding the Closing Date, the Company shall provide to Parent a written statement (the “Closing Statement”) setting forth the Company’s good faith estimate, together with related supporting calculations and work papers and back-up materials relating thereto (in the case of work papers and back-up materials, as reasonably requested by Parent), of the Equity Value (“Estimated Equity Value”), together with (i) an estimated consolidated balance sheet of the Company Entities as of 12:01 a.m. Eastern time on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, and (ii) the Company’s good faith estimates, together with related supporting calculations of (A) Closing Cash, (B) Closing Net Working Capital calculated in accordance with the Working Capital Methodologies and including the amount by which the Closing Net Working Capital is greater or less than the Target Net Working Capital, (C) Closing Indebtedness, (D) Closing Reimbursable Transaction Expenses, and (E) Closing Excess Cash Amount. The Closing Statement and all components thereof shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet and with this Agreement. Parent shall be entitled to review and make reasonable comments to the matters and amounts set forth in the Closing Statement (and the components thereof), and in connection therewith, the Company shall provide Parent and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of the Company. The Company shall consider Parent’s comments to the Closing Statement in good faith prior to the Closing Date, provided that, in the event the Company and Parent are unable to agree on any component of the Closing Statement prior to the Closing Date, the Closing Statement as prepared by the Company (as may have been updated by any mutual agreement of Parent and the Company and including any disputed components thereof in such amounts as included in the Company’s initial Closing Statement) shall control for purposes of the Closing and any payments to be made in connection therewith, including the issuance of the Common Stock Merger Consideration.

(b) Within 60 days after the Closing Date, James J. McEntee, III, as representative of and on behalf of Parent (the “Parent Representative”) shall prepare or cause to be prepared, at Parent’s expense, and deliver to the Stockholder Representative, together with related supporting calculations and work papers and back-up materials relating thereto (in the case of work papers and back-up materials, as reasonably requested by the Stockholder’s Representative), a written statement setting forth in reasonable detail Parent’s calculation of the Equity Value, together with (i) a consolidated balance sheet of the Company Entities as of 12:01 a.m. Eastern time on the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, and (ii) Parent’s calculations of (A) Closing Cash, (B) Closing Net Working Capital, (C) Closing Indebtedness, and (D) Closing Reimbursable Transaction Expenses (such statement, together with the balance sheet referred to in clause (i) above and the calculations in clause (ii) above, being herein called the “Final Closing Statement”). In the event the Parent Representative fails to timely deliver the Final Closing Statement pursuant to and in accordance with the terms hereof, the Closing Statement and all amounts reflected therein shall be deemed final and binding on the parties.

(c) During the 45-day period immediately following the Stockholder Representative’s receipt of the Final Closing Statement, the Stockholder Representative and its representatives (including its financial advisors, accountants and consultants) will be permitted to review, during normal business hours and upon reasonable notice, Parent’s books and records and the working papers related to the preparation of the Final Closing Statement. The Final Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Parent, the Surviving Entity and the Stockholder Representative (a) on the 45th day following the Stockholder Representative’s receipt thereof, unless the Stockholder Representative delivers to Parent Representative prior to such 45th day written notice of the Stockholder Representative’s disagreement (a “Dispute Notice”) with any amount or determination set forth in the Final Closing Statement or (b) on such earlier date as the Stockholder Representative notifies the Parent Representative in writing that it does not dispute the Final Closing Statement. Any Dispute Notice will specify in reasonable detail

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the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”). If the Stockholder Representative timely delivers a Dispute Notice to the Parent Representative, then the determination of the Equity Value, Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Reimbursable Transaction Expenses will become final, binding and conclusive upon Parent, the Surviving Entity and the Stockholder Representative on the first to occur of (x) the date on which the Parent Representative and the Stockholder Representative resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by the Parent Representative and the Stockholder Representative in writing are finally resolved in writing by the Accounting Firm in accordance with Section 2.8(d). The Stockholder Representative shall be deemed to have agreed with any amounts and items contained in the Final Closing Statement to the extent such amounts and items are not raised in the Dispute Notice.

(d) During the 30 days following delivery of a Dispute Notice, the Parent Representative and the Stockholder Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Unless otherwise agreed by the Parent Representative and the Stockholder Representative, any such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If the Parent Representative and the Stockholder Representative do not reach agreement on all of the Disputed Items during such 30-day period (or such longer period as they shall mutually agree), then at the end of such 30-day (or such longer period as they shall mutually agree) period the Parent Representative and the Stockholder Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Accounting Firm to review and resolve such matters. The parties shall instruct the Accounting Firm (i) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by the Parent Representative or the Stockholder Representative, and (ii) to make a final determination (the “Final Determination”) not later than 30 calendar days following submission of the Unresolved Items to the Accounting Firm. The Final Determination will be final, binding and conclusive on Parent, the Parent Representative, the Company and the Stockholder Representative with respect to the Unresolved Items effective as of the date the Accounting Firm’s written determination is received by the Parent Representative and the Stockholder Representative. The Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. The costs, fees and disbursements of the Accounting Firm shall be paid by the Surviving Entity.

(e) Upon the determination, in accordance with Sections 2.8(b), (c) and (d) above, of the Final Closing Statement and any Final Determination made, the Equity Value shall be recalculated using the amounts so determined pursuant to Sections 2.8(c) and 2.8(d) above in lieu of the amounts used in the Estimated Closing Statement, and the Cash Merger Consideration will be adjusted by any difference between the Estimated Equity Value and the final Equity Value so determined in accordance with this paragraph (e) (the “Final Adjustment”). If the final Equity Value is greater than the Estimated Equity Value, then (i) Parent shall pay or cause to be paid the amount of such excess to the Stockholder Representative or its designees and (ii) Parent and the Stockholder Representative shall promptly deliver a joint written instruction to the Escrow Agent to release all of the funds in the Adjustment Escrow Account to the Stockholder Representative or its designees. If the final Equity Value is less than the Estimated Equity Value (the amount of such difference, the “Return Amount”), then Parent and the Stockholder Representative shall promptly deliver a joint written instruction to the Escrow Agent to release to Parent from the Adjustment Escrow Account the lesser of (x) the Return Amount, and (y) the Adjustment Escrow Amount, it being understood and agreed that Parent’s sole recourse with respect to the Return Amount shall be the funds in the Adjustment Escrow Account. If any funds remain in the Adjustment Escrow Account after releasing the Return Amount to Parent, Parent and the Stockholder Representative shall promptly deliver a joint written instruction to the Escrow Agent to release such remaining funds in the Adjustment Escrow Account to the Stockholder Representative or its designees. Any payment required under this paragraph (e) shall be made by wire transfer of immediately available funds within three (3) Business Days after the determination of the Final Adjustment pursuant to this paragraph (e).

(f) Concurrent with the Closing, Parent will deliver $2,000,000 (such amount, the “Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Adjustment Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Annex E attached hereto, to be entered into on the Closing Date by Parent, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”). All fees, costs and expenses of the Escrow Agent will be borne by the Surviving Entity.

Section 2.9 Withholding Rights. Each of Parent or Merger Sub 1 or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any

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Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law. Any sum which is withheld as permitted by this Section 2.9 shall be remitted to the appropriate Governmental Authority and Parent shall provide the Stockholder Representative with all appropriate or required reports showing such withholding. As of the date hereof, Parent is not aware of any such withholding obligation. Upon becoming aware of any such withholding obligation, Parent shall promptly provide Stockholder Representative with written notice (which notice shall describe the basis for such deduction or withholding), and shall provide the Stockholder Representative with a reasonable opportunity to provide such forms, certificates or other evidence, and reasonably cooperate with the Stockholder Representative, to eliminate or reduce any such required deduction or withholding. Subject to the foregoing, to the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.10 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Merger Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Parent Common Stock to be issued as Common Stock Merger Consideration shall be appropriately adjusted to reflect such change.

Section 2.11 Taking of Necessary Action; Further Action. If at any time after the First Merger Effective Time or the Second Merger Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or any of the Merger Subs, the officers and managers of the Surviving Entity will be fully authorized in the name of the Company or any of the Merger Subs, as the case may be, to take and shall take any and all such lawful and necessary action.

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Article III.
Closing

Section 3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be deemed to take place at the offices of Ledgewood, PC (“Ledgewood”), Two Commerce Square, Suite 3400, 2001 Market Street, Philadelphia, PA 19103, at 10:00 A.M. on such date mutually agreed upon by Parent and the Company falling within five (5) days following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and the Company shall mutually agree in writing. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 A.M. (New York City time) on the Closing Date.

Section 3.2 Reimbursable Transaction Expenses. At the Closing, all of the Reimbursable Transaction Expenses shall be fully paid and funded by Parent, upon receipt of invoices therefor, either (a) in the case of Reimbursable Transaction Expenses that have not been paid as of 12:01 a.m. Eastern time on the Closing Date, directly to the payees thereof, or (b) in the case of Reimbursable Transaction Expenses that have been paid as of 12:01 a.m. Eastern time on the Closing Date, to the Stockholder Representative or its Affiliates or designees (not, for the avoidance of doubt, to Parent, the Surviving Entity or any of their controlled Affiliates) in reimbursement of such Reimbursable Transaction Expenses paid prior to such time. In connection with the Closing, Parent shall make or cause to be made payment of the Reimbursable Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder.

Section 3.3 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) the Company shall deliver or cause to be delivered the following:

(i) the certificates evidencing the Intermex Common Shares; and

(ii) the certificates and other documents required to be delivered pursuant to Section 7.2.

(b) Parent and the Merger Subs shall deliver or cause to be delivered the following:

(i) an amount equal to the Cash Merger Consideration minus the Adjustment Escrow Amount, by wire transfer of immediately available funds, to the Stockholder Representative or its designees in accordance with the terms of this Agreement;

(ii) the Adjustment Escrow Amount to the Escrow Agent for deposit in the Adjustment Escrow Account in accordance with Section 2.8(f);

(iii) the Common Stock Merger Consideration to the Stockholder Representative or its designees electronically through book entry delivery or, upon written request by the Stockholder Representative, in the form of one or more original stock certificates;

(iv) the aggregate amount of the Reimbursable Transaction Expenses (to the extent not previously paid by Parent) as directed by the Company in writing prior to the Closing, which shall include the relevant invoices therefor; and

(v) the certificates and other documents required to be delivered pursuant to Section 7.3.

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Article IV.
Representations and Warranties Of the Company

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and the Merger Subs as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each Company Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.1 of the Company Disclosure Schedules sets forth each jurisdiction in which each Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Section 4.1 of the Company Disclosure Schedules sets forth all of the Company’s Subsidiaries, and the Company directly or indirectly owns 100% of the outstanding membership and other equity interests of such Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company does not own or have any ownership interest in any other Person other than the Subsidiaries set forth on Section 4.1 of the Company Disclosure Schedules. True and complete copies of the certificate of incorporation, bylaws or other organizational documents of each Company Entity, as amended to the date of this Agreement, have been made available to Parent.

Section 4.2 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by the affirmative vote or consent of the Company’s stockholder (“Company Stockholder Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreement to which it is a party or to consummate the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Company Stockholder Vote. The Company Stockholder Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, approve the Mergers and consummate the Mergers and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof (except as permitted by Section 6.11) not subsequently rescinded or modified in any way adverse to Parent or the Merger Subs, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of, the

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Company and the Company’s stockholder, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Mergers, in accordance with the DGCL and the Act, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company’s stockholder for adoption, and (iv) resolved to recommend that the Company’s stockholder adopts the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

Section 4.3 No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, do not and will not: (i) subject to, in the case of the Mergers, obtaining the Company Stockholder Vote, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Mergers, obtaining the Company Stockholder Vote, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 4.3 of the Company Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Company Entity is a party or by which any Company Entity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except with respect to the foregoing clauses (ii), (iii), and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(b) No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act or any other antitrust law.

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 Intermex Common Shares, of which 10 shares are issued and outstanding as of the date hereof. Section 4.4(a) of the Company Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any Intermex Common Shares and the number of Intermex Common Shares owned by such Person.

(b) Except as disclosed on Section 4.4(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any of their respective equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Intermex Common Shares.

(c) All issued and outstanding Intermex Common Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Intermex Common Shares were issued in compliance with applicable Law.

(d) No outstanding Intermex Common Shares are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

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(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 4.5 Financial Statements.

(a) Section 4.5 of the Company Disclosure Schedules sets forth the audited consolidated financial statements of the Company and its Subsidiaries consisting of consolidated statements of financial position as of December 31 in each of the years 2014, 2015 and 2016 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements of the Company and its Subsidiaries consisting of a consolidated statement of financial position as of June 30, 2017 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated statement of financial position of the Company and its Subsidiaries as of June 30, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

Section 4.6 Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, consistently applied, except (a) those which are reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract), (c) obligations of future performance under Contracts, and (d) those which would not be material to the Company Entities, taken as a whole.

Section 4.7 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.7(a) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, since the Interim Balance Sheet Date through the date hereof, each Company Entity has conducted the Business in the ordinary course of business consistent with past practice.

(b) Other than as set forth in Section 4.7(b) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, since the Interim Balance Sheet Date through the date hereof, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(i) event, occurrence or development that has had or would be reasonably expected to have a Material Adverse Effect;

(ii) amendment of its charter or by-laws or the organizational documents of any of its Subsidiaries;

(iii) split, combination or reclassification of any shares of its capital stock;

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(iv) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its or its Subsidiaries’ equity securities;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock; or redemption, purchase or acquisition of its capital stock;

(vi) material change in any method of accounting or accounting practice of the Company, except as required by GAAP, securities laws and regulations or PCAOB standards or as disclosed in the notes to the Financial Statements;

(vii) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii) other than under and in accordance with the Company Credit Agreement, incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $250,000 by it or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business or for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any tangible or intangible assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, in each case, with a value in excess of $250,000 individually or $500,000 in the aggregate;

(x) transfer, assignment or grant of any exclusive license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(xi) any capital investment in any other Person in excess of $250,000 individually or $500,000 in the aggregate;

(xii) any loan to any other Person, other than in the ordinary course of business consistent with past practice;

(xiii) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(xiv) imposition of any material Encumbrance upon any Company properties, capital stock or assets, tangible or intangible;

(xv) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $500,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director or consultant;

(xvi) hiring or promoting any individual as or to be (as the case may be) an officer, or hiring or promoting any employee below officer, except in the ordinary course of business consistent with past practice;

(xvii) adoption, modification or termination of any: (i) Employment Contract, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union;

(xviii) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(xix) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of an existing line of business;

(xx) except for the Mergers, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

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(xxi) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxiii) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Parent in respect of any post-Closing Tax period; or

(xxiv) any Contract to do any of the foregoing.

Section 4.8 Title; Real Property.

(a) No Company Entity owns a freehold estate in any real property.

(b) The Company has good and valid title to, or a valid leasehold interest, as applicable, in, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. Except as set forth in Section 4.8(b) of the Company Disclosure Schedules, all such properties and assets (including leasehold interests) are in the possession of or under the control of a Company Entity.

(c) Section 4.8(c) of the Company Disclosure Schedules lists with respect to each Leased Real Property (i) the street address; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease; and (iii) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the applicable lease, sublease, license or other agreement (including any amendments, modifications or supplements thereto) associated with each Leased Real Property location (the “Leases”). The Leases are in full force and effect, and are binding and enforceable against each Company Entity that is party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Legal Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.9 Condition and Sufficiency of Assets. Except as set forth in Section 4.9 of the Company Disclosure Schedules, as of the date hereof, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations, indicating as to each item as applicable: (A) the owner; (B) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, and (D) the dates of application, issuance or registration of the item; (ii) Company Software; and (iii) internet domain names owned by any Company Entity.

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(b) Section 4.10(b) of the Company Disclosure Schedules lists all Company IP Agreements involving annual payments in excess of $250,000. No Company Entity nor, to the Company’s Knowledge, any other party thereto is in default under, or has provided or received any notice of material breach or default of any Company IP Agreement.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedules, a Company Entity is the sole and exclusive legal and record owner of all right, title and interest in and to the Company IP Registrations, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into written agreements with every current and former employee that has contributed material Intellectual Property to the Business, and with every current and former independent contractor that has contributed material Intellectual Property to the Business, whereby such employees and independent contractors: (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) as between the Company and such employee or independent contractor, acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Company Intellectual Property. To the Company’s Knowledge, the Company’s rights in the Company IP Registrations are valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access to Company Intellectual Property to execute written non-disclosure agreements.

(d) To the Company’s Knowledge, in the past three (3) years the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or diluted the Intellectual Property of any Person. To the Company’s Knowledge, in the past three (3) years no Person has infringed, misappropriated or diluted, or is currently infringing, misappropriating or diluting, any Company Intellectual Property.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedules, no computer software owned, purported to be owned, or developed for use in the Business (including the Company Software) includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(f) There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company Entities; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property; in each case other than as reasonably expected during the ordinary course of prosecution of such Intellectual Property. To the Knowledge of the Company, no Company Entity is subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property.

Section 4.11 Privacy and Data Security.

(a) Privacy Policy. The Company has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in any Company Entity’s possession, custody or control, or otherwise held or processed on its behalf and each Company Entity is and has been in compliance with such privacy policy. The Company has posted a privacy policy in a clear and conspicuous location on all websites owned or operated by the Company Entities.

(b) Compliance with Privacy and Data Security Laws. Except as set forth in Section 4.11(b) of the Company Disclosure Schedules, each Company Entity has complied at all times in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information and there is no claim pending or threatened in writing against any Company Entity regarding any violation of or noncompliance with such applicable Laws.

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 (c) Privacy and Data Security Contractual Obligations. Each Company Entity is in material compliance with the terms of all Contracts to which such Company Entity is a party, if any, relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d) Privacy and Data Security Complaints and Investigations. Except as set forth in Section 4.11(d) of the Company Disclosure Schedules, no Person (including any Governmental Authority) has commenced any Legal Proceeding relating to any Company Entity’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Company Entity, or, to the Company’s Knowledge, threatened any such Legal Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(e) Effect of the Transaction. The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Company Entity as it currently exists.

(f) Security Measures. The Company has established and implemented programs and procedures that are commercially reasonable, in compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g) Security Breaches and Unauthorized Use. Except as set forth in Section 4.10(g) of the Company Disclosure Schedules, to the Knowledge of the Company, the Business of the Company Entities has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or any Company Entity or otherwise held or processed on its behalf.

Section 4.12 Software and IT.

(a) The Company’s Systems are in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the conduct of the Business and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for material software, in each case as necessary for the conduct of the Business as currently conducted.

(b) To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company’s Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Systems or the conduct of the Business of the other Company Entities; or (ii) loss, destruction, damage or harm to any Company Entity or any of their operations, personnel, property or other assets. Each Company Entity has taken all reasonable actions, consistent with industry practices, to protect the integrity and security of the Company’s Systems and the data and other information stored thereon.

(c) The Company Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.13 Contracts. Section 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound as of the date hereof (such Contracts being “Material Contracts”):

(a) Contracts for the sale of any of the assets of any Company Entity with a value in excess of $250,000 individually or $500,000 in the aggregate, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b) Contracts for joint ventures, partnerships or sharing of profits;

(c) Contracts containing covenants not to compete in any line of business or with any Person in any geographical area;

(d) Contracts containing covenants not to solicit or hire any Person with respect to employment, except for any such Contracts entered into in the ordinary course with suppliers;

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(e) Contracts entered into during the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any business or a material amount of stock or assets of any other Person;

(f) Contracts evidencing Indebtedness in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset);

(g) except for standard indemnification provisions in Contracts entered in the ordinary course of business, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than any other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(h) any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

(i) any Contract between any Company Entity, on the one hand, and any of their respective managers, directors or executive officers, on the other hand, other than the Employment Contracts;

(j) the Employment Contracts;

(k) collective bargaining agreements or Contracts;

(l) Contracts with suppliers of any Company Entity that involve contractual commitments by a Company Entity to make annual payments in excess of $250,000 per year and that cannot be canceled by a Company Entity without penalty or without more than thirty (30) days’ notice;

(m) other than agreements with third-party paying agents that are owned by a Governmental Authority, any Contract with a Governmental Authority in excess of $100,000;

(n) any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $250,000 in any twelve month period;

(o) Contracts with each of the Top Paying Agents and the Top Depository Institutions;

(p) Any Contract with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries; and

(q) other Contracts (other than those listed in clauses (a) through (p) of this Section 4.14 and other than the Employment Contracts) (A) that involve aggregate consideration in excess of $250,000 per year, and (B) that cannot be canceled by the Company without penalty or without more than 30 days’ notice.

Except as set forth in Section 4.13 of the Company Disclosure Schedules, each Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms and, to the Company’s Knowledge, each other party thereto (assuming the valid execution by such party), and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Company Entity, nor to the Company’s Knowledge, any other party thereto is in breach of or default under in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, as of the date hereof, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect under any Material Contract by the Company Entity party thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

Section 4.14 Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedules, as of the date hereof, there are, and during the past two (2) years there have been, no Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing (a) against any Company Entity or any of their respective officers or directors in their capacities as such, that if determined adversely would result in Liabilities that are material to the Company Entities, taken as a whole, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. Except as set forth in Section 4.14 of the Company Disclosure

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Schedules, as of the date hereof, there are no outstanding Governmental Orders that would reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 4.15 Compliance with Laws; Permits.

(a) Each Company Entity is now, and for the past three (3) years has been, in compliance with all Laws applicable to it or its Business, properties or assets except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

(b) As of the date hereof (i) all Permits required for the Company Entities to conduct the Business have been obtained and are valid and in full force and effect; (ii) all fees and charges with respect to such Permits as of the date hereof have been paid in full; (iii) Section 4.15 of the Company Disclosure Schedules lists all current Permits issued to the Company Entities, including the names of the Permits and their respective dates of issuance and expiration; and (iv) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15 of the Company Disclosure Schedules, except in the case of clause (i), clause (ii) and clause (iv) as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 4.16 Environmental Matters. Except as set forth in Section 4.16 of the Company Disclosure Schedules:

(a) Each Company Entity is currently in compliance, in all material respects, with all Environmental Laws (including obtaining any Environmental Permits required for its operations) and has not received from any Person any: (i) Environmental Claim (and, to the Company’s Knowledge, no such Environmental Claim is threatened); or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b) To the Company’s Knowledge, no real property currently owned or leased by any Company Entity is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar state list.

(c) To the Company’s Knowledge, there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the Business at any Company Entity or on any real property currently owned or leased by any Company Entity, and in the past three (3) years, no Company Entity has received a written notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance; in each case, which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.

(d) To the Company’s Knowledge, (i) no Company Entity owns or operates any active or abandoned aboveground or underground storage tanks in violation in any material respect of any applicable Environmental Law; (ii) none of the Company Entities uses any off-site Hazardous Substance treatment, storage or disposal facilities or locations in violation of, or reasonably likely to result in liability under, any applicable Environmental Law; and (iii) none of the Company Entities possess any environmental reports, studies, audits, sampling data, site assessments or any other similar documents pertaining to any of the Leased Real Property.

(e) No Company Entity has retained or assumed, by contract or, to the Company’s Knowledge, operation of Law, any ongoing material liabilities or obligations of third parties under Environmental Law.

Section 4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Company Disclosure Schedules sets forth a list of each Benefit Plan.

(b) As applicable with respect to the Benefit Plans, the Company has delivered to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the three (3) most recently filed annual reports (Form 5500 and all schedules thereto), (v) the three (3) most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Company Entities or any ERISA Affiliate during the last three (3) years concerning IRS or DOL audits or investigations and non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

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(c) Each Company Entity and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and each such Benefit Plan is so qualified and exempt from federal income taxes.

(d) Each Company Entity and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable. With respect to any Benefit Plan, no Company Entity or any ERISA Affiliate has sought reimbursement under the retiree reinsurance program provided for in the Healthcare Reform Law.

(e) Except as set forth in Section 4.17(e) of the Company Disclosure Schedules, all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) and 501(a) of the Code or through an insurance contract, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Audited Financial Statements (if such accrual is required by GAAP).

(f) No Company Entity, nor any ERISA Affiliate, or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Company Entity, any ERISA Affiliate, any Merger Sub, the Initial Surviving Entity, the Surviving Entity or Parent or any of its Affiliates to a tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Company Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h) No Company Entity nor any ERISA Affiliate thereof has ever contributed to or been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does any Company Entity or any ERISA Affiliate thereof have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(i) No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code.

(j) The execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any employee, former employee, director, officer, agent or independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, officer, agent or independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer, agent or independent contractor of the Company Entities has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k) There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened or pending material claims (except for individual claims for benefits

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payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(m) No Company Entity or any ERISA Affiliate thereof has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.

Section 4.18 Taxes. Except as set forth in Section 4.18 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Company have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b) The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, which extension or waiver is still in effect.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before September 30, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f) Section 4.18 of the Company Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; and

(ii) those taxable years for which examinations by any Tax Authority are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any completed examinations by any Tax Authority have been fully paid.

(h) The Company is not a party to any Legal Proceeding by any Tax Authority. There is no pending or threatened Legal Proceedings by any Tax Authority.

(i) The Company has delivered to Parent copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company.

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(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). The Company has no Liability for Taxes of any Person (other than a Person that is a member of a group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received on or before the Closing;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or

(v) any election under Section 108(i) of the Code filed prior to the Closing.

(o) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(q) Section 4.18 of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(s) None of the Company Entities has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.19 Employee Relations.

(a) Except as set forth in Section 4.19(a) of the Company Disclosure Schedules, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, the subject of, or to the Company’s Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. No Company Entity has experienced any strike, lockout, slowdown or work stoppage at any time, nor, to the Company’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to the Company’s Knowledge, union organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b) Each Company Entity has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, discrimination and retaliation, immigration, and the payment and withholding of Taxes. No Company Entity has been or is engaged in any unfair labor practice. Except as set forth in Section 4.19 of the Company Disclosure Schedules, there are no pending or to the Company’s Knowledge, threatened, claims against any Company Entity (whether under

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regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Company Entity (including by any Governmental Authority) on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including the Worker Adjustment and Retraining Notification (WARN) Act and any similar state, local or foreign law, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulation relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, or (xii) any violation of any other Law relating to labor, employment or employment practices, and no Company Entity is aware of any such claims which have not been asserted.

(c) Each Company Entity has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all employees, leased employees, agents, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Company Entity. Except as set forth in Section 4.19(c) of the Company Disclosure Schedules, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law or under an Employment Contract.

Section 4.20 Transactions with Related Parties. Except for agreements related to employment with Company Entities, and except as set forth in Section 4.20 of the Company Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

Section 4.21 Insurance.

(a) Section 4.21(a) of the Company Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which any Company Entity is the owner, insured or beneficiary or covering any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available or previously delivered to Parent. As of the date hereof, (i) all premiums due and payable with respect to such Insurance Policies have been paid, (ii) the Insurance Policies are in full force and effect, (iii) no Company Entity has received any written notice of cancellation or non-renewal thereunder, (iv) in the past two (2) years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last two (2) years.

(b) Except as set forth in Section 4.21(b) of the Company Disclosure Schedules: (i) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; and (ii) there are no outstanding claims under such Insurance Policies as of the date hereof.

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of any Company Entity.

Section 4.23 Employment Contracts; Compensation Arrangements; Officers and Directors. The Company has provided to Parent a schedule setting forth a complete and correct list of all Contracts to which any Company Entity is a party or by which it is bound providing for the employment of any individual on a full-time or part-time basis or the retention of any independent contractor or consultant whose annual compensation is in excess of $250,000, and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”).

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Section 4.24 Top Paying Agents and Depositary Institutions.

Section 4.24 of the Company Disclosure Schedules sets forth a correct and complete list of (a) the top 10 third-party paying agents of the Company Entities (based on fees generated during the 12 months immediately preceding the date of this Agreement) (each a “Top Paying Agent”) and (b) the five (5) largest financial institutions that act as a depositary for remitting funds for the Business (based on the aggregate funds remitted or held on behalf of the Company Entities during the 12 months immediately preceding the date of this Agreement) (each a “Top Depository Institution”). As of the date hereof, the Company has not received any written or oral notice (in the case of any oral notice, to the Company’s Knowledge) from any Top Paying Agent or Top Depositary Institution terminating its relationship with the Company or any of its Subsidiaries or materially reducing or, to the Company’s Knowledge, threatening to terminate or materially reduce, the volume or types of business it conducts with the Company Entities. To the Company’s Knowledge, no Top Paying Agent has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings. Except as set forth on Section 4.24 of the Disclosures Schedules, each third-party paying agent of the Company Entities has entered into an Agency Agreement with one or more of the Company Entities in substantially the form attached to Section 4.24 of the Disclosures Schedules.

Section 4.25 Regulatory Compliance.

(a) For the past three (3) years, none of the Company Entities, nor to the Company’s Knowledge, any of their respective directors, officers, employees, or other persons acting on behalf of any Company Entity: (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made, directly or indirectly, any unlawful contribution or payment to any official of, or any employee of, or other person acting on behalf of any foreign Governmental Authority, or any candidate for foreign political office, from corporate funds; (iii) has made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) has taken any action, directly or indirectly, that would result in a violation by such persons of any FCPA Laws to which the Company Entities are subject.

(b) For the past three (3) years, no Company Entity has made voluntary disclosures to any Government Authorities under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified any Company Entity in writing of any actual or alleged violation or breach by it. No Company Entity is party to any Legal Proceedings relating to any Company Entity’s compliance with applicable FCPA Laws. Each of the Company Entities has instituted and maintains policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of the Company Entities are and for the past three (3) years have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of other jurisdictions where the Company Entities conduct the Business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Legal Proceeding by or before any court or Governmental Authority involving the Company Entities, or, to the Company’s Knowledge, any employee or other Person acting on behalf of the Company Entities, with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(d) None of the Company Entities nor, to the Company’s Knowledge, any director, officer, employee, affiliate or representative of the Company Entities, is currently subject to any U.S. sanctions administered by OFAC or any similar sanctions imposed by any other Governmental Authority to which any of the Company Entities is subject.

Section 4.26 Power of Attorney. No Person holds a power of attorney to act on behalf of any Company Entity.

Section 4.27 Parent Common Stock. No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

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Section 4.28 Information Supplied. The information relating to the Company Entities furnished by or on behalf of the Company Entities in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of a Company Entity to Parent or its counsel prior to such mailing date pursuant to Section 6.8 hereof. Notwithstanding the foregoing, the Company Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent or the Merger Subs for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 4.29 Books and Records. The minute books and stock record books of each Company Entity, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. Subject to the preceding sentence, the minute books of each Company Entity contain accurate and complete records, in all material respects, of all meetings, and actions taken by written consent of, the respective, stockholders or members, board of directors and any committees thereof, as applicable, and no meeting, or action taken by written consent, of any such stockholders, members, board of directors or committee, as applicable, has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company Entities.

Section 4.30 Licensing. Section 4.30 of the Company Disclosure Schedules sets forth, as of the date hereof, (a) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter License, (b) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Money Transmitter License and (c) each jurisdiction in which the Company or any of its Subsidiaries operates without a Money Transmitter License and pursuant to a contract or other arrangement with a third party agent. Except as has not had, individually or in the aggregate, a material adverse impact on the Company Entities, taken as a whole, since January 1, 2014, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice or other written communication from any Governmental Authority regarding: (i) any violation of or failure to comply with any term or requirement of any Money Transmitter License; (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Money Transmitter License; or (iii) any denial of, or failure to obtain or receive, any Money Transmitter License, for which a Company Entity has applied as of the date hereof.

Section 4.31 No Other Representations or Warranties. The Company and its Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder. It is understood that any financial estimate, forecast, projection or other prediction and all other information or materials in respect of the Business, the Company or its assets that have been or shall hereafter be provided by or on behalf of the Company or the Company’s stockholder to Parent or any of its Affiliates or its or their respective representatives, whether written or oral, are not, and shall not be relied upon as or deemed to be, representations and warranties of the Company or any of its Affiliates or representatives, except to the extent expressly provided in this Agreement, any Ancillary Agreement or any certificate delivered by or on behalf of the Company hereunder.

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Article V.
Representations and Warranties of Parent and Merger Sub

Except with respect to matters set forth in the Parent Disclosure Schedules (it being agreed that any matter disclosed in the Parent Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), Parent and each Merger Sub jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by obtaining the Parent Stockholder Approval, has full requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub 1 is a corporation wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub 2 is a limited liability company wholly owned by Parent that is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 5.2 Authorization. The execution, delivery and performance by Parent and each Merger Sub of this Agreement, and each Ancillary Agreement to which it is a party, and the consummation by Parent and each Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and each Merger Sub and no other corporate or limited liability company proceedings on the part of Parent or any Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Parent Stockholder Approval. This Agreement has been duly executed and delivered by each of Parent and the Merger Subs, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and the Merger Subs enforceable against Parent and each Merger Sub in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which Parent or any Merger Sub is or will be a party has been duly executed and delivered by Parent or such Merger Sub, as applicable, (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Parent and such Merger Sub enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 5.3 No Conflict. Except as set forth in Section 5.3 of the Parent Disclosure Schedules, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter and Bylaws Amendment, the execution, delivery, and performance by Parent and each Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or such Merger Sub is a party, and the consummation by Parent and the Merger Subs of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Parent or any Merger Sub, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or any Merger Sub or (iii) result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which Parent or any Merger Sub is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature

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whatsoever upon any assets or property of Parent or any Merger Sub; except in the case of clauses (i) and (iii) for violations that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Consents. Except as set forth in Section 5.4 of the Parent Disclosure Schedules and for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the Securities Act, the Exchange Act and the HSR Act and any other applicable antitrust law, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or any Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions or the taking of any other action contemplated hereby and thereby.

Section 5.5 Opinion of Financial Advisor; Brokers.

(a) The Parent Board has received the opinion of BTIG, LLC, financial advisor to Parent, to the effect that, as of the date of such opinion, subject to the various assumptions, limitations and qualifications set forth therein, the Merger Consideration to be paid pursuant to the Merger is fair from a financial point of view to the holders of the Parent Common Stock. A copy of the written opinion received by the Parent Board will be provided to the Company by Parent promptly following the Parent Board’s receipt of such opinion.

(b) Except for Cantor, Fitzgerald & Co., Northland Securities, Inc., JMP Securities LLC and BTIG, LLC (each of whose fees will be paid by Parent), neither Parent nor any Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from the Company, Parent or any Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 5.6 SEC Filings.
(a) Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Parent SEC Documents contain true and complete copies of the (i) audited balance sheets as of December 31, 2016 and December 31, 2015, and statements of operations, cash flows and stockholders’ equity (deficit) of Parent for the period commencing on May 28, 2015 through December 31, 2016, together with the auditor’s report thereon, and (ii) unaudited balance sheets and statements of operations, cash flows and stockholders’ equity of Parent for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 ((i) and (ii) together, the “Parent Financial Statements”). Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) (i) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) since January 19, 2017, Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance

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regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d) There are no liabilities of Parent or any Merger Sub, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the balance sheet included in the Form 10-Q filed by Parent for the quarter ended September 30, 2017, (ii) incurred in the ordinary course of business since September 30, 2017, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) which are not material, individually or in the aggregate, to Parent. There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act involving Parent. Parent and the Merger Subs do not have any Indebtedness.

(e) Since September 30, 2017, (i) Parent has not received any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any compliant, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or its officers, directors or employees to the board of directors of Parent or any committee thereof or to any director or officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

Section 5.7 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock, of which 23,893,333 shares are outstanding; 5,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding, and 8,960,000 Warrants to purchase 8,960,000 shares of Parent Common Stock which are issued and outstanding. All shares of Parent Common Stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 5.7(a), there are no outstanding shares of capital stock of or other voting securities or ownership interests in Parent.

(b) Parent owns all of the issued and outstanding shares of capital stock (or other securities) of each of Merger Sub 1 and Merger Sub 2. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or any Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of either Parent or any Merger Sub, other than Encumbrances created by the Company. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or any Merger Sub, on the one hand and any Person on the other hand with respect to the capital stock of Parent or any Subsidiary of Parent, including the Merger Subs. Neither Parent, nor any Merger Sub owns, directly or indirectly, any stock or other equity interest of any other Person.

(c) The shares of Parent Common Stock to be issued pursuant to this Agreement, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter and Bylaws Amendment, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent or any of its Subsidiaries. All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Parent were undertaken in compliance with the Parent’s charter documents then in effect, any agreement to which Parent is a party (as disclosed in the Parent SEC Documents) and in compliance with applicable Law.

Section 5.8 Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or any Merger Sub at law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against Parent or any Merger Sub.

Section 5.9 Compliance with Laws. The business of Parent and Merger Subs has been conducted in all material respects in accordance with all applicable Laws. Neither Parent nor any Merger Sub has received any written notice of any violation of Law.

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Section 5.10 NASDAQ Listing. Since January 19, 2017, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ, the SEC or the Financial Industry Regulatory Authority to prohibit, suspend or terminate the listing of the Parent Common Stock on NASDAQ. Parent has taken no action designed to terminate the registration of Parent Common Stock.

Section 5.11 Pro Forma Capitalization of Parent. Section 5.11 of the Parent Disclosure Schedules sets forth the pro forma capitalization of Parent after giving effect to the Mergers, the terms of all other mergers and/or acquisitions to which Parent or any of its Subsidiaries is a party, and the financing of such other transactions (assuming all such transactions are consummated in accordance with the terms thereof and without giving effect to any Parent Common Stockholder Redemption Election). Except as set forth in Section 5.11 of the Parent Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, neither Parent nor any Subsidiary of Parent will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or any Subsidiary of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent or any Subsidiary of Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 5.12 Transactions with Related Parties. Except as set forth in Section 5.12 of the Parent Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.13 Board Approval; Stockholder Vote. The board of directors of Parent and each of the Merger Subs (including any required committee or subgroup of the board of directors of each such Person) has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of Parent and each of the Merger Subs (as applicable) and the stockholders of Parent and each of the Merger Subs (as applicable). Other than the approval of the Voting Matters, no other corporate proceedings on the part of Parent or any of the Merger Subs are necessary to approve the consummation of the transactions contemplated hereby.

Section 5.14 Trust Account. Parent has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of January 19, 2017, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Parent has at least $175,000,000 in the account established by Parent for the benefit of certain stockholders of Parent and the underwriter of Parent’s initial public offering (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of Parent’s initial public offering and (B) holders of Parent Common Stock who have elected to redeem their Parent Common Stock in accordance with the Parent’s charter documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay income taxes from any interest earned in the Trust Account and to redeem Parent Common Stock in accordance with the provisions of Parent’s charter documents. There is no Legal Proceeding pending, or to Parent’s Knowledge, threatened with respect to the Trust Account.

Section 5.15 Information Supplied. The information relating to Parent and the Merger Subs furnished by or on behalf of Parent and the Merger Subs in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the

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Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Parent to the Company or its counsel prior to such mailing date pursuant to Section 6.8 hereof. Notwithstanding the foregoing, Parent and the Merger Subs make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 5.16 Financial Capability. The amounts to be contributed to Parent from the Trust Account constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient to permit Parent to fund the Cash Merger Consideration. The obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 5.17 Taxes. Neither Parent nor any of its Subsidiaries has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.18 Organization of Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

Section 5.19 Disclaimer of Other Warranties. PARENT AND MERGER SUBS HEREBY ACKNOWLEDGE THAT (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUBS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUBS IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER AND (B) OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUBS IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT OR MERGER SUBS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND EACH MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER. EACH OF PARENT AND EACH MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND EACH MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER.

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Section 5.20 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR ANY MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, ANY MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

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Article VI.
Covenants and Agreements

Section 6.1 Access to, and Information of, the Company; Financial Statements of the Company.

(a) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, the Company shall: (i) permit Parent and each Merger Sub and their respective advisers and other representatives to have reasonable access to the Company’s properties and facilities, books and records, Contracts and other documents and data related to the Company Entities; and (ii) furnish, or cause to be furnished, to Parent any financial and operating data and other information (including Tax information) with respect to any Company Entity as Parent shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (x) upon no less than two Business Days prior written notice from Parent to the Company and (y) conducted at Parent’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of the Company Entities. No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent, or act as a waiver or otherwise affect the representations or warranties of the Company in this Agreement. All information provided to or obtained by Parent heretofore or hereafter, including pursuant to this Section 6.1 or pursuant to the Company Disclosure Schedules, shall be held in confidence by Parent in accordance with and subject to the terms of the Non-Disclosure Agreement, dated July 11, 2017, between Parent and the Company (the “Confidentiality Agreement”) and nothing herein shall modify or limit the obligations of Parent set forth therein. Notwithstanding anything herein to the contrary, the Company shall not be required to take any action, provide any access or furnish any information that the Company in good faith reasonably believes would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which the Company or any Company Entity is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (A) and (B) above.

(b) The Company shall use commercially reasonable best efforts to deliver to Parent, as soon as practicable, but in no event later than February 28, 2018, copies of audited financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 2016, 2015 and 2014, consisting of consolidated statement of financial position as of such dates and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the period then ended, audited by BDO USA, LLP (the “Re-Audited Financial Statements”). The Re-Audited Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Re-Audited Financial Statements will be based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates they are prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated.

Section 6.2 Conduct of Business by the Company. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement, required by Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Company Disclosure Schedules, the Company shall, and shall cause each Company Entity to, operate the Business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other Persons having a material business relationship with any Company Entity and to maintain in full force and effect the Insurance Policies, subject to variations required in the ordinary course of business. Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall cause each other Company Entity not to, take or permit any action described in Section 4.7(b) to occur.

Section 6.3 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions required under any applicable Law to consummate the transactions contemplated hereunder (including those under the HSR Act); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements (including those required by applicable Money Transmitter Requirements with respect to

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Money Transmitter Licenses of the Company or its Subsidiaries (the “Money Transfer Change of Control Filings”)). In the case of any filings required under the HSR Act, each party shall make such filings in no event later than 15 Business Days from the execution of this Agreement, and any filing fees associated therewith shall be paid by Parent and such initial filings shall request early termination of any applicable waiting period under the HSR Act. Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed. With respect to the Money Transfer Change of Control Filings, each of Parent, the Merger Subs and the Company agrees to use its reasonable best efforts and cooperate with the other parties (A) in timely making inquiries with Governmental Authorities regarding the Money Transfer Change of Control Filings, (B) in determining if any Money Transfer Change of Control Filings are not required by Governmental Authorities, and (C) in timely making all Money Transfer Change of Control Filings (except with respect to such jurisdictions where the parties agree that a Money Transfer Change of Control Filing is not required). The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Money Transfer Change of Control Filings or any other required consents, authorizations, orders and approvals that, if not received, would have or would reasonably be expected to have, a material adverse impact on the business of the Company Entities, taken as a whole.

(b) Subject to the terms and conditions set forth herein and to applicable Law, the Company and Parent shall cooperate and use their respective reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.2 and Section 4.3 of the Company Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use its reasonable best efforts to (i) respond to any inquiries by any Governmental Authority as promptly as practicable regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement; and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted. The Company shall not, and shall cause the Company Entities not to conduct the Business other than in the ordinary course consistent with past practice, and no party shall, and each party shall cause its Affiliates not to, directly or indirectly enter into any merger, acquisition or joint venture or agreement to effect any merger, acquisition or joint venture that would reasonably be expected to make it materially more difficult, or to materially increase the time required to obtain all consents, authorizations, orders and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement.

(d) To the extent reasonably practicable and upon request, all material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance, contact, or any material communication with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.4 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Mergers and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.

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This Section 6.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 6.5 Stockholder Consent. The Company shall use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date of this Agreement (but in no event more than two (2) days following the date of this Agreement), the Company Stockholder Vote pursuant to a written consent of the Company stockholder in a form reasonably acceptable to Parent (the “Written Consent”). The materials submitted to the Company’s stockholder in connection with the Written Consent shall include the Company Board Recommendation. As promptly as practicable following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent. In connection with the Written Consent, the Company shall take all actions necessary to comply with the DGCL, including Section 228 thereof, the certificate of incorporation of the Company and the bylaws of the Company.

Section 6.6 Forms of Consents and Waivers. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to the Company and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party as promptly as reasonably practicable after receipt thereof, and copies of such notices shall be delivered to the other party as promptly as reasonably practicable after the making thereof. Except with respect to costs that constitute Reimbursable Transaction Expenses (which Reimbursable Transaction Expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 6.7 Director & Officer Indemnification.

(a) During the period from and after the date hereof until the Second Merger Effective Time, Parent shall cause the Surviving Entity to ensure, and the Surviving Entity immediately following the Second Merger Effective Time shall ensure, that all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Second Merger Effective Time, was a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent provided in the respective governing documents and indemnification or similar agreements to which the Company or any of its Subsidiaries is a party or bound, shall survive the Mergers and shall continue in full force and effect for a period of six (6) years from the Second Merger Effective Time and indemnification or similar agreements and the provisions with respect to indemnification, advancement of expenses, and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of judgment in any Legal Proceeding or threatened Legal Proceeding involving or potentially involving one or more Indemnified Persons without obtaining (i) an express, complete and unconditional release for any such Indemnified Person (and their respective directors, officers, employees and Representatives) or (ii) written consent from any such Indemnified Person.

(b) Prior to the Closing, the Company shall obtain, in consultation with Parent, and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Second Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Second Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Parent shall bear the cost of the D&O Tail Policy as a Reimbursable Transaction Expense, provided, that Parent shall not be responsible for an amount in excess of 300% of the annual premium currently paid by the Company for its existing officers’ and directors’ liability insurance policy. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

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(c) From and after the Second Merger Effective Time, Parent shall cause the Surviving Entity to, and the Surviving Entity shall, indemnify, defend and hold harmless, as set forth as of the date hereof in the organizational documents of the Company and its Subsidiaries and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring at or prior to the Second Merger Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event that any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, the Surviving Entity, from and after the Second Merger Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Indemnified Person in enforcing this Section 6.7), subject to receipt of an undertaking from such Indemnified Person to repay such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Entity contained in this Section 6.7 shall be binding upon the successors and assigns of Parent and the Surviving Entity. In the event Parent or the Surviving Entity, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, honor the indemnification and other obligations set forth in this Section 6.7.

(e) This Section 6.7 shall survive the consummation of the Mergers, is intended to benefit, and shall be enforceable by each Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Indemnified Person without the prior written consent of the Stockholder Representative.

Section 6.8 Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent shall, in consultation with the Company, prepare and file a registration statement pursuant to the requirements of the Securities Act (“Registration Statement”), including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”) for the purposes of (i) registering the Common Stock Merger Consideration under the Securities Act, (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Mergers and (iii) soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable NASDAQ listing rules or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the Company and its counsel to review the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors, in good faith, concerning any comments from the SEC with respect thereto, and shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not

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misleading, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b) The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Mergers and other transactions contemplated hereby; (ii) an amendment to Parent’s certificate of incorporation and bylaws in a form reasonably satisfactory to Parent and the Company to increase the authorized number of shares of Parent Common Stock, change the name of Parent to “Intermex Wire Transfer, Inc.”, and such other changes as agreed by Parent and the Company (the “Parent Charter and Bylaws Amendment”); (iii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Common Stock Merger Consideration; (iv) approval of the Parent equity compensation plan in the form attached hereto as Annex F, which provides for 8.5% of the outstanding shares of Parent Common Stock (on a fully diluted basis and without taking into account any warrants of Parent) after giving effect to the transactions contemplated hereby to be reserved for issuance (as adjusted based upon the final determination of the assumptions set forth in Section 5.11 of the Parent Disclosure Schedules prior to the Closing) (the “Parent Equity Compensation Plan”), (v) approval of any matters as agreed by Parent and the Company and (vi) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (vi), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

(c) The Company shall provide Parent, as promptly as reasonably practicable, with such information concerning the Company Entities as may be necessary for the information concerning the Company Entities in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, the calling and holding of the Parent Stockholders’ Meeting and the preparation and filing of the Other Filings. The information relating to the Company Entities furnished by or on behalf of the Company Entities for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use its reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by any Company Entity for inclusion in the Proxy Statement).

(d) Subject to the fiduciary duties of its board of directors (i) Parent shall include in the Proxy Statement the unanimous recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Mergers and the other Voting Matters, and shall otherwise take all lawful action to solicit and obtain the Parent Stockholder Approval and (ii) neither Parent’s board of directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of Parent’s board of directors that the Parent Stockholders vote in favor of the Voting Matters.

Section 6.9 Form 8-K Filings. Parent and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K to report the execution of this Agreement. Parent and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”). Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (the “Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

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Section 6.10 Voting Agreements. Concurrently with the execution of this Agreement, each signatory set forth on the signature pages of the Voting Agreement shall have delivered to the Company and Parent a duly executed counterpart signature page to the Voting Agreement.

Section 6.11 Exclusivity.

(a) Exclusivity Obligations of the Company.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates (including the Company stockholder) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Entity; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity; or (iii) the sale, lease, exchange or other disposition of all or substantially all of any Company Entity’s properties or assets.

(ii) In addition to the other obligations under this Section 6.11(a), the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its representatives) advise Parent orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) The Company agrees that the rights and remedies for noncompliance with this Section 6.11(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

(b) Exclusivity Obligations of Parent.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Parent Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Parent Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Parent Acquisition Proposal. Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Parent Acquisition Proposal. For purposes hereof, “Parent Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of Parent or its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Parent or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of all or substantially all of Parent’s or any of its Subsidiaries’ properties or assets.

(ii) In addition to the other obligations under this Section 6.11(b), Parent shall promptly (and in any event within three (3) Business Days after receipt thereof by Parent or its representatives) advise the Company orally and in writing of any Parent Acquisition Proposal, any request for information with respect to any Parent Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Parent Acquisition Proposal, the material terms and conditions of such request, Parent Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(iii) Parent agrees that the rights and remedies for noncompliance with this Section 6.11(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

Section 6.12 Trust Account.

(a) At the Closing, Parent shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Mergers in accordance with the terms set forth in the Proxy Statement; (ii) the payment of the Deferred Underwriting Fees; (iii) the payment of the Cash Merger Consideration; (iv) the payment of expenses to the third parties to which they are owed and (v) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii), (iii) and (iv), to be disbursed to Parent.

(b) Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of the Prospectus and understands that Parent has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a Business Combination (as defined in the Prospectus), (ii) to the Public Stockholders if Parent liquidates or fails to consummate a Business Combination within 24 months from the closing date of Parent’s initial public offering or (iii) to Parent after or concurrently with the consummation of a Business Combination. The Company hereby agrees, on behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that the Company and its Representatives do not have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim prior to Closing they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not prior to Closing seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Parent to specifically perform its obligations under this Agreement and a claim for Parent to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.12(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Parent.

Section 6.13 Tax Matters.

(a) The Stockholder Representative shall prepare, or cause to be prepared, all Tax Returns of the Company Entities for all taxable periods ending on or prior to the Closing Date which are required to be filed prior to the Closing Date. The Stockholder Representative shall provide to Parent for its review copies of such Tax Returns in advance of the due date (giving effect to extensions) for filing such Tax Returns.

(b) Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Entity. Parent and the Stockholder Representative shall cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(c) The parties intend that, for U.S. federal income tax purposes, the Mergers, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 32, 1 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g). The Mergers shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. Each of Parent and the Company shall use its reasonable best efforts (i) to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, with respect to which Parent and the Company will each be

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a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and to not permit or cause any of its respective Subsidiaries to, take or cause to be taken any action reasonably likely to cause the Mergers, taken together, to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(d) If any opinions relating to the Tax treatment of the Mergers are required in connection with the preparation and filing of the Proxy Statement, the Company shall use its reasonable best efforts to cause Fried, Frank, Harris, Shriver & Jacobson, LLP (“Fried Frank”) to deliver its opinion to the Company, and Parent shall use its reasonable best efforts to cause Ledgewood to deliver its opinion to Parent. In connection with any opinions relating to the Tax treatment of the Mergers required to be delivered in connection with the preparation and filing of the Proxy Statement, upon the request of Fried Frank and/or Ledgewood, officers of each of the Company and Parent shall use their reasonable best efforts to deliver to Fried Frank and/or Ledgewood, as applicable, certificates, dated as of the necessary date, signed by such officer of the Company or Parent, as applicable, and containing such representations as shall be reasonably necessary, appropriate or customary to enable Fried Frank and/or Ledgewood to render any such opinions.

Section 6.14 Resignations; Parent D&O Tail Policy. At or prior to Closing, Parent shall deliver to the Company written resignations, effective as of the Second Merger Effective Time, of the officers and directors of Parent set forth on Section 6.14 of the Parent Disclosure Schedules. Prior to the Closing, Parent shall obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Second Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Parent as Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Second Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Parent D&O Tail Policy”). During the term of the Parent D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the Parent D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

Section 6.15 Update of Financial Statements. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall prepare in the ordinary course of business consistent with past practice, and deliver to Parent promptly upon completion, but in any event no later than thirty (30) days after the end of the applicable fiscal month, unaudited consolidated financial statements for the Company and its Subsidiaries for each fiscal month ending after the first full month following the date hereof, consisting of the standard monthly reporting package provided to the management of the Company, which may include a consolidated statement of financial position as of the end of such month and related consolidated statements of operations and comprehensive income for that month and for the portion of the year then ended.

Section 6.16 Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VII hereof and to consummate the transactions contemplated hereby. Each of the parties shall execute or deliver any additional instruments as reasonably requested by the other party necessary to consummate the transactions contemplated by this Agreement.

Section 6.17 Section 16 Matters. Prior to the First Merger Effective Time, each of Parent and the Company shall take all such reasonable steps (to the extent permitted under applicable Law) to cause any dispositions of Intermex Common Shares or acquisitions of shares of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18 Access to, and Information of, Parent. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, Parent shall: (i) permit the Company and its advisers and other representatives to have reasonable access to Parent’s properties and facilities, books and records, Contracts and other documents and data related to Parent and its Subsidiaries; and (ii) furnish, or cause to be furnished, to the Company any financial and operating data and other information (including Tax information) with respect to Parent and its Subsidiaries as the Company shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (x) upon no less than two (2) Business Days prior written notice from the Company to Parent and (y) conducted at the Company’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each

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of Parent and its Subsidiaries. No information provided to or obtained by the Company pursuant to this Section 6.18 shall limit or otherwise affect the remedies available hereunder to the Company, or act as a waiver or otherwise affect the representations or warranties of Parent and its Subsidiaries in this Agreement. All information provided to or obtained by the Company heretofore or hereafter, including pursuant to this Section 6.18, shall be held in confidence by the Company in accordance with and subject to the terms of the Confidentiality Agreement and nothing herein shall modify or limit the obligations of the Company set forth therein. Notwithstanding anything herein to the contrary, Parent shall not be required to take any action, provide any access or furnish any information that would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which Parent is a party or bound.

Section 6.19 Conduct of Business by Parent. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement, required by Law or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) Parent shall, and shall cause its Subsidiaries to, operate its business in the ordinary course and consistent with past practice. Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall not, and shall cause each of its Subsidiaries not to:

(a) amend or alter the certificate of incorporation, bylaws or other organizational documents of Parent or any of its Subsidiaries;

(b) (i) make or declare any dividend or distribution to the stockholders of Parent or make any other distributions in respect of any of Parent’s or any of its Subsidiary’s capital stock, except for dividends by any of Parent’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Parent or its Subsidiaries, other than a redemption of shares of Parent Common Stock in connection with the Mergers in accordance with the terms set forth in the Proxy Statement;

(c) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(d) (i) issue any shares of Parent securities or securities exercisable for or convertible into capital stock, other than issuance of the Common Stock Merger Consideration, or (ii) grant any additional options, warrants or stock appreciation rights with respect to Parent securities not outstanding on the date hereof; or

(e) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 6.19.

Section 6.20 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the First Merger Effective Time. Prior to the First Merger Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.21 Post-Closing Directors and Officers of Parent. Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Second Merger Effective Time:

(a) the board of directors of Parent (the “Parent Board”) shall consist of eight directors, which shall be divided into three classes, designated Class I, Class II and Class III, with each such class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Parent Board;

(b) the composition and initial division into classes of the Parent Board shall consist of those directors designated in a written notice delivered by the Company to Parent prior to the effectiveness of the Registration Statement (subject to Section 6.21(a));

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(c) the term of the initial Class I directors shall terminate on the date of the 2019 annual meeting of Parent’s stockholders; the term of the initial Class II directors shall terminate on the date of the 2020 annual meeting of Parent’s stockholders; and the term of the initial Class III directors shall terminate on the date of the 2021 annual meeting of Parent’s stockholders or, in each case, upon such director’s earlier death, resignation or removal;

(d) the Chairman of the Parent Board shall be Robert Lisy, who shall serve in such capacity until such time as may otherwise be determined by the Parent Board following the Second Merger Effective Time or upon such Chairman’s earlier death, resignation or removal; and

(e) the initial officers of Parent as of the Second Merger Effective Time shall be as set forth on Section 6.21(e) of the Parent Disclosure Schedules, subject to any such individual’s death, resignation, removal or refusal to serve, in which case such position shall be determined by the Parent Board following the Second Merger Effective Time.

Section 6.22 Notification of Certain Changes.

(a) Notification of Certain Changes by the Company. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall give prompt notice to Parent of any fact, circumstance or event the existence or occurrence of which would cause the conditions in Section 7.2(a) or 7.2(g) not to be satisfied as of the Closing Date (each such disclosure, a “Company Supplement”). If the Company delivers a Company Supplement, Parent shall be entitled to terminate this Agreement pursuant to Section 8.1(f). If Parent does not terminate this Agreement in accordance with Section 8.1(f) within three (3) Business Days following delivery of a Company Supplement, then Parent shall, with respect to those matters contained in the Company Supplement, be deemed to have waived for all purposes of this Agreement all rights and remedies hereunder, including any right to not consummate the Mergers on the basis of the failure to satisfy the conditions set forth in Section 7.2(a) or 7.2(g)).

(b) Notification of Certain Changes by Parent. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall give prompt notice to the Company of any fact, circumstance or event the existence or occurrence of which would cause the conditions in Section 7.3(a) or 7.3(i) not to be satisfied as of the Closing Date (each such disclosure, a “Parent Supplement”). If Parent delivers a Parent Supplement, the Company shall be entitled to terminate this Agreement pursuant to Section 8.1(g). If the Company does not terminate this Agreement in accordance with Section 8.1(g) within three (3) Business Days following delivery of a Parent Supplement, then the Company shall, with respect to those matters contained in the Parent Supplement, be deemed to have waived for all purposes of this Agreement all rights and remedies hereunder, including any right to not consummate the Mergers on the basis of the failure to satisfy the conditions set forth in Section 7.3(a) or 7.3(i)).

Section 6.23 Parent Common Stockholder Redemption Amount. Parent shall prepare and deliver to the Company promptly following the Parent Stockholders’ Meeting, but in any event no later than two (2) Business Days after the Parent Stockholders’ Meeting, notification of the Parent Common Stockholder Redemption Amount, certified by an executive officer of Parent.

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Article VII.
Conditions to Closing and the Mergers

Section 7.1 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect the Mergers shall be subject to the fulfillment at or prior to the First Merger Effective Time of each of the following conditions:

(a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Company Stockholder Vote. The Agreement shall have been duly adopted by the Company Stockholder Vote within two (2) days of the execution and delivery of this Agreement and shall not have been amended, supplemented, modified, annulled or revoked.

(d) NASDAQ Approval. The shares of Parent Common Stock that constitute the Common Stock Merger Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e) HSR Filings. The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(f) Certain Consents. The parties hereto shall have obtained and delivered to the other party at or prior to Closing the consents, authorizations or approvals listed on Section 7.1(f) of the Company Disclosure Schedules, in each case in substance and form reasonably satisfactory to the parties hereto, and no such consents, authorizations or approvals shall have been revoked.

(g) Registration Statement. The Registration Statement included in the Proxy Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

Section 7.2 Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Mergers shall be subject to the fulfillment at or prior to the First Merger Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Parent and the Merger Subs to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority; Board Approval), Section 4.4 (Capitalization), Section 4.7(b)(i) (Material Adverse Effect), and Section 4.22 (Brokers) (together, the “Company Fundamental Representations”), the representations and warranties of the Company contained in Article IV of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Company Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. The Company shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

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(d) Secretary’s Certificate. At Closing, the Company shall have delivered to Parent copies of the following, all certified by an authorized officer of the Company to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or formation of the Company, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

(ii) the bylaws or operating agreement of the Company; and

(iii) the resolutions of the board of directors or other governing body and of the shareholders or members of the Company authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e) [Intentionally omitted.]

(f) FIRPTA. The Company shall have delivered to Parent a duly executed certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b).

(g) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(h) Escrow Agreement. The Company shall have delivered to Parent duly executed counterpart signature pages of each of the Stockholder Representative and the Escrow Agent to the Escrow Agreement.

(i) Stockholder Agreement. The Company shall have delivered to Parent a duly executed counterpart signature page of the Company’s stockholder to the Stockholder Agreement.

(j) Indebtedness. The amount of Indebtedness of the Company Entities immediately prior to the Closing shall not exceed the amount set forth on Section 7.2(j) of the Company Disclosure Schedules.

(k) Reimbursable Transaction Expenses. The aggregate amount of Reimbursable Transaction Expenses shall not exceed the amount set forth on Section 7.2(k) of the Company Disclosure Schedules.

Section 7.3 Conditions to the Obligations of the Company Entities. The obligations of the Company to consummate the Mergers shall be subject to the fulfillment at or prior to the First Merger Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.5 (Brokers), Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of the Parent) (together, the “Parent Fundamental Representations”), the representations and warranties of Parent and each Merger Sub contained in Article V of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect. The Parent Fundamental Representations shall be true and correct in all respects (except Section 5.7 (Capitalization) and Section 5.11 (Pro Forma Capitalization of the Parent) which may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Parent and each Merger Sub shall have performed or complied, in each case, in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent and the Merger Subs shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and each Merger Sub, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

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(d) Secretary’s Certificate. At Closing, each of Parent and the Merger Subs shall have delivered to the Company copies of the following, all certified by an authorized officer of Parent, Merger Sub 1 or Merger Sub 2, as applicable, to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or certificate of formation, as applicable, of each of Parent, Merger Sub 1 and Merger Sub 2, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation or formation, as applicable;

(ii) the bylaws of each of Parent and Merger Sub 1, and the limited liability company agreement of Merger Sub 2; and

(iii) resolutions of the board of directors or other governing body of Parent and each Merger Sub and of the stockholder of Merger Sub 1 and member of Merger Sub 2 authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f) Registration Rights Agreement. Parent shall have delivered to the Company a duly executed counterpart signature page of Parent to the Registration Rights Agreement.

(g) Escrow Agreement. Parent shall have delivered to the Company duly executed counterpart signature pages of Parent and the Escrow Agent to the Escrow Agreement.

(h) Stockholder Agreement. Parent, on behalf of each signatory set forth on the signature pages of the Stockholder Agreement, shall have delivered to the Company a duly executed counterpart signature page of each such signatory to the Stockholder Agreement.

(i) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(j) Minimum Funds in Trust Account. The amount of the funds in the Trust Account available to Parent (assuming prior payment in full of the Parent Common Stockholder Redemption Amount) shall be equal to or greater than $125,000,000.

(k) Trust Account. (i) Parent shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to Parent, all of the funds contained in the Trust Account shall have been actually disbursed to Parent, and all such funds disbursed from the Trust Account to Parent shall be available to Parent in respect of all of the obligations of Parent set forth in this Agreement and the payment of Parent’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereunder and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder.

(l) Parent Transaction Expenses. The aggregate amount of Parent Transaction Expenses shall not exceed the amount set forth on Section 7.3(l) of the Parent Disclosure Schedules.

(m) Specified Sponsor Agreement. The Specified Sponsor Agreement shall be in full force and effect.

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Article VIII.
Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Closing has not occurred on or before September 19, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, however, that if, on the Outside Date, the condition set forth in Section 7.1(f) shall not have been satisfied and all other conditions to Closing in Article VII shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Closing Date), then either the Company or Parent, through written notice to the other, shall have the right to extend the Outside Date to a date that is not later than December 19, 2018; or

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

(iii) if, the Parent Stockholder Approval is not obtained, or the holders of 90% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting shall have made a Parent Common Stockholder Redemption Election; or

(c) by Parent, if neither it nor any Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the Company contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)); or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to the Company, if curable; or

(d) by the Company, if the Company is not in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and the Merger Subs contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)); or (ii) there has been a breach on the part of Parent or any of the Merger Subs of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Parent, if curable; or

(e) by the Company, if Parent has received Parent Common Stockholder Redemption Elections representing a Parent Common Stockholder Redemption Amount equal to or greater than $50,000,000 as of the Parent Stockholders’ Meeting, provided that during the 5 Business Day period immediately following the Parent Stockholders’ Meeting, the Company may take any and all actions to reduce the Parent Common Stockholder Redemption Amount to an amount less than $50,000,000 so that if (and only if) Parent Common Stockholder Redemption Amount is less than $50,000,000 on the date that is 5 Business Days following the Parent Stockholders’ Meeting, then the Company’s right to terminate this Agreement pursuant to this Section 8.1(e) shall be deemed waived and of no further effect; or

(f) by Parent not later than the 3rd Business Day following delivery of a Company Supplement pursuant to Section 6.22(a); or

(g) by the Company not later than the 3rd Business Day following delivery of a Parent Supplement pursuant to Section 6.22(b).

Section 8.2 Manner of Exercise. In the event of termination by Parent or the Company, or both, in accordance with Section 8.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

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Section 8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that (i) the obligations in Section 6.12(b), Article VIII and Article IX will survive termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement. For purposes of this Section 8.3, “Willful Breach” means a breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would be, or would reasonably be expected to be, inconsistent with or contrary to the terms of this Agreement.

Section 8.4 Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Annex A-53

Article IX.
Miscellaneous

Section 9.1 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. Except in the case of fraud, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile or email upon electronic confirmation of receipt (excluding automatic acknowledgements of receipt), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Subs, to:

c/o FinTech Acquisition Corp. II

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: James J. McEntee, III

Phone: (215) 701-9555

Email: jmce@stbwell.com

If to Parent Representative, to:

James J. McEntee, III

c/o FinTech Acquisition Corp. II

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: James J. McEntee, III

Phone: (215) 701-9555

Email: jmce@stbwell.com

in each case, with a copy (which shall not constitute notice) to:

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

If to the Company, to:

Intermex Holdings II, Inc.

9480 S. Dixie Hwy

Miami, FL 33156

Attention: Robert Lisy

Phone: (305) 671-8000

Email: rlisy@intermexusa.com

Annex A-54

If to the Stockholder Representative, to:

SPC Intermex Representative LLC

c/o Stella Point Capital, LLC

444 Madison Avenue, Suite 302

New York, NY 10022

Attention: Robert Jahn

Phone: (212) 235-0200

Email: jahn@stellapoint.com

in each case, with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Epstein

Phone: (212) 859-8000

Email: steven.epstein@friedfrank.com

Section 9.3 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, the Parent Disclosure Schedules, and the Company Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.4 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.5 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, that Parent shall pay at the Closing (and Parent shall be solely responsible for) all Reimbursable Transaction Expenses. All necessary Tax Returns and other documentation with respect to all Transfer Taxes, fees and charges shall be filed by the party required by Law to file them.

Section 9.6 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 9.7 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement. Notwithstanding the foregoing, Parent and/or the Merger Subs may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or the Merger Subs or their subsidiaries or Affiliates

Annex A-55

thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent or the Merger Subs or their subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or the Merger Subs in any form of transaction, which assignment shall not relieve Parent or any Merger Sub of its obligations hereunder.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the exhibits, annexes, schedules, the Parent Disclosure Schedules and the Company Disclosure Schedules (other than an exception expressly set forth as such in the Parent Disclosure Schedules or the Company Disclosure Schedules, as applicable), the statements in the body of this Agreement shall control.

Section 9.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.6, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; for the avoidance of doubt, the parties may argue that no breach has occurred. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.13 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement and the Ancillary Agreements or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 9.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.15 Amendments. This Agreement may be amended, at any time prior to the First Merger Effective Time, by an instrument in writing signed on behalf of Parent, the Merger Subs and the Company; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Parent, without the receipt of such further approvals.

[SIGNATURE PAGES FOLLOW]

Annex A-56

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PARENT:

FINTECH ACQUISITION CORP. II

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: President

MERGER SUB 1:

FINTECH II MERGER SUB INC.

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: President

MERGER SUB 2:

FINTECH II MERGER SUB 2 LLC

/s/ James J. McEntee, III
By: James J. McEntee, III
Title: President

INTERMEX OR COMPANY:

INTERMEX HOLDINGS II, INC.

/s/ Robert Lisy
By: Robert Lisy
Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

SPC Intermex Representative LLC

/s/ Adam Godfrey
By: Adam Godfrey
Title: Authorized Signatory

/s/ Justin Wender
By: Justin Wender
Title: Authorized Signatory

Annex A-57

EXHIBIT A

Form of First Certificate of Merger

CERTIFICATE OF MERGER
OF
FINTECH II MERGER SUB INC.
(a Delaware corporation)
WITH AND INTO
INTERMEX HOLDINGS II, INC.
(a Delaware corporation)

[     ], 2018

* * * * * * * * * *

In accordance with the provisions of Section 251

of the General Corporation Law of the State of Delaware

* * * * * * * * * *

Intermex Holdings II, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, desiring to merge FinTech II Merger Sub Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, with and into itself, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST: The names and states of incorporation of each constituent corporation of the merger (the “Merger”) are as follows: (i) FinTech II Merger Sub Inc., a Delaware corporation (“Merger Sub”) and (ii) Intermex Holdings II, Inc., a Delaware corporation (“Intermex”).

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2017, by and among FinTech Acquisition Corp. II, a Delaware corporation, Merger Sub, FinTech II Merger Sub 2 LLC, a Delaware limited liability company, Intermex and SPC Intermex Representative LLC, a Delaware limited liability company, has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in accordance with Section 251 (and, with respect to Intermex, by the written consent of its sole stockholder in accordance with Section 228) of the DGCL.

THIRD: Intermex shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The name of the Surviving Corporation is “Intermex Holding Corp.”

FOURTH: The Certificate of Incorporation of Merger Sub in effect immediately prior to the Merger shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The Merger shall be effective on [    ], 2018 at 9:00 am Eastern Time.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, 2929 Arch Street, Suite 1703, Philadelphia, PA 19104-2870.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of any constituent corporation.

Annex A-58

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

INTERMEX HOLDINGS II, INC.,
a Delaware corporation

By:
Name:
Its:

Annex A-59

EXHIBIT B

Form of Second Certificate of Merger

CERTIFICATE OF MERGER
OF
INTERMEX HOLDING CORP.
(a Delaware corporation)
WITH AND INTO
FINTECH II MERGER SUB 2 LLC
(a Delaware limited liability company)

[    ], 2018

* * * * * * * * * *

In accordance with the provisions of Section 264 of the General Corporation Law and Section 18-209 of the Limited Lability Company Act of the State of Delaware

* * * * * * * * * *

FinTech II Merger Sub 2 LLC, a limited liability company duly organized and existing under and by virtue of the laws of the State of Delaware, desiring to merge Intermex Holding Corp., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, with and into itself, pursuant to the provisions of Section 264 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Section 18-209 of the Limited Liability Company Act of the State of Delaware, as amended (the “Act” and together with the DGCL, the “Applicable Statutes”), does hereby certify as follows:

FIRST: The names and states of formation or incorporation of each constituent entity of the merger (the “Merger”) are as follows: (i) FinTech II Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub”) and (ii) Intermex Holding Corp., a Delaware corporation (successor in interest to Intermex Holdings II, Inc.) (“Intermex”).

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2017, by and among FinTech Acquisition Corp. II, a Delaware corporation, FinTech II Merger Sub Inc., a Delaware corporation, Merger Sub, Intermex Holdings II, Inc. and SPC Intermex Representative LLC, a Delaware limited liability company, has been approved, adopted, certified, executed and acknowledged by each constituent entity, in accordance with Section 264 (and, with respect to Intermex, by the written consent of its sole stockholder in accordance with Section 228) of the DGCL and Section 18-209 of the Act.

THIRD: Merger Sub shall be the surviving limited liability company (the “Surviving Company”) in the Merger. The name of the Surviving Company is “[________] LLC.”

FOURTH: The Certificate of Formation of Merger Sub in effect immediately prior to the Merger shall be the Certificate of Formation of the Surviving Company.

FIFTH: The Merger shall be effective on [     ], 2018 at 9:01 am Eastern Time.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Company, 2929 Arch Street, Suite 1703, Philadelphia, PA 19104-2870.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Company on request and without cost, to any member of any constituent limited liability company or stockholder of any constituent corporation.

Annex A-60

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be executed as of the date first written above.

FINTECH II MERGER SUB 2 LLC,
a Delaware limited liability company

By:
Name:
Its:

Annex A-61

EXHIBIT C

Form of Merger Sub 1 Bylaws

BYLAWS

OF

FINTECH II MERGER SUB INC.

ARTICLE I

STOCKHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3 Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5 Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

Annex A-62

ARTICLE II

DIRECTORS

2.1 Number and Term. The board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors. Any director may be removed, either with or without cause, at any time, by the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote at an election of directors.

2.2 Meetings.

2.2.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.2.3 Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5 Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.3 Resignation. Any director of the Company may resign at any time by giving written notice of his resignation to the Company. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

2.4 Vacancies. Any vacancy in the board of directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors as fixed by the board of directors from time to time, or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.

2.5 Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

2.6 Consent In Lieu of Meeting. Except as otherwise provided herein, in the certificate of incorporation or by law, any action required or permitted to be taken at any meeting of the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Annex A-63

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president and such other officers as it deems advisable from time to time. Any officer of the Company may be removed at any time, with or without cause, by the board of directors.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

Annex A-64

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

4.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6 Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

Annex A-65

ARTICLE V

SHARE CERTIFICATES

5.1 Certificates of Stock. The stock of the Company may be certificated or uncertificated. Each holder of stock represented by certificates shall be entitled to a certificate signed by any two (2) authorized officers of the Company, certifying the number of shares owned by such holder.

5.2 Transfers of Stock. Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates. Transfers of uncertificated shares of stock shall be made on the books of the Company upon presentment of proper evidence of transfer in accordance with customary procedures for transferring shares in uncertificated form.

5.3 Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the board of directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Annex A-66

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

Annex A-67

EXHIBIT D

Merger Sub 1 Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

FINTECH II MERGER SUB INC.

FIRST. The name of this corporation is FinTech II Merger Sub Inc. (the “Corporation”).

SECOND. Its registered office and place of business in the State of Delaware is to be located at 110 S. Poplar Street, Suite 101, Wilmington, New Castle County, Delaware 19801. The Registered Agent in charge thereof is Andrew M. Lubin.

THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation shall be authorized to issue One Thousand (1,000) Shares of common stock at $0.01 Par Value.

FIFTH: The Corporation shall have perpetual existence.

SIXTH. The name and address of the incorporator is as follows: Rachel L. Bradley, Two Commerce Square, 2001 Market Street, Suite 3400, Philadelphia, PA 19103.

SEVENTH. The directors shall have power to make and to alter or amend the bylaws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the directors shall have authority to dispose, in any manner, of the whole property of the Corporation.

The bylaws shall determine whether and to what extent the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholders shall have any right of inspecting any account, or book, or document of the Corporation, except as conferred by the law or the bylaws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

EIGHTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Annex A-68

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 16th day of November, 2017.

/s/ Rachel L. Bradley
RACHEL L. BRADLEY
INCORPORATOR

Annex A-69

EXHIBIT E

Merger Sub 2 Certificate of Formation

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

FIRST:	The name of the limited liability company is FinTech II Merger Sub 2 LLC.
SECOND:

The address of its registered office in the State of Delaware is 110 S. Poplar Street, Suite 101, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Andrew M. Lubin.

THE UNDERSIGNED is authorized to execute and file this Certificate of Formation for the purpose of forming the Company as a limited liability company pursuant to the laws of the State of Delaware, and accordingly has hereunto set her hand this 16th day of November, 2017.

/s/ Rachel L. Bradley
Rachel L. Bradley, Authorized Person

Annex A-70

EXHIBIT F

Form of Merger Sub 2 Limited Liability Company Agreement

LIMITED LIABILITY COMPANY AGREEMENT
OF FINTECH II MERGER SUB 2 LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of FinTech II Merger Sub 2 LLC, a Delaware limited liability company (the “Company”), is entered into as of November 16, 2017, by FinTech Acquisition Corp. II, a Delaware corporation, as the sole member of the Company (the “Member”).

1)       Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”).

2)       Name. The name of the Company is FinTech II Merger Sub 2 LLC.

3)       Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office set forth in the Certificate or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other person or persons as the Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain its books and records there.

4)       Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

5)       Term. The existence of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to Section 11 of this Agreement.

6)       Member. The name of the Member and its percentage ownership of the Company are set forth in Exhibit A, as amended from time to time in accordance with the terms of this Agreement.

7)       Liability of Member. Except as otherwise required by applicable law and as explicitly set forth in this Agreement, the Member shall not have any personal liability whatsoever in such Member’s capacity as a member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

8)       Management.

a)       The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to bind the Company and to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

b)       The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member otherwise determines, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Member. The initial officers of the Company shall be Daniel G. Cohen as Chief Executive Officer, James J. McEntee III as President and Chief Financial Officer and Erica Delforno as Treasurer and Secretary.

Annex A-71

9)       Indemnification; Exculpation.

a)       The Company hereby agrees to indemnify and hold harmless any person (each an “Indemnified Person”) to the fullest extent permitted under the Act against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such person by reason of the fact that such person is or was a member, is or was serving as an officer of the Company or is or was serving at the request of the Company as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s gross negligence, willful misconduct or knowing violation of law. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The Company may, by action of the Member, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Indemnified Persons.

b)       Notwithstanding anything contained herein to the contrary, any indemnity by the Company shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

c)       None of the Indemnified Persons shall be liable to the Member or the Company for mistakes of judgment, or for action or inaction, taken in good faith, or for losses due to such mistakes, action or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged, or retained with reasonable care. Any party entitled to relief hereunder may consult with legal counsel and accountants in respect of affairs of the Company and be fully protected and justified in any reasonable action or inaction that is taken in good faith in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph shall not be construed so as to relieve (or attempt to relieve) any person of any liability (i) for conduct which is grossly negligent, reckless, or intentionally wrongful or criminally unlawful, provided that such person had no reasonable cause to believe that his or its conduct was unlawful, or (ii) to the extent (but only to the extent) that such liability may not be waived, modified, or limited under applicable law.

d)       The right to indemnification and the advancement and payment of expenses conferred in this Section 9 shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law (common or statutory), agreement, vote of the Member or otherwise.

10)     Distributions. Distributions shall be made at the time and in the aggregate amounts determined by the Member. All distributions shall be made to the Member.

11)     Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

12)     Additional Contribution. The Member is not required to make any additional capital contribution to the Company.

13)     Certificates. The membership interest of the Member as provided on Exhibit A shall be uncertificated unless otherwise determined by the Member.

14)     Assignments. The Member may assign, sell, transfer or otherwise dispose of, in whole or in part, its limited liability company interest in the Company.

15)     Amendments. This Agreement may be amended or modified upon the written consent of the Member.

Annex A-72

16)     Tax Treatment. Solely for U.S. federal, and applicable state and local, tax purposes, the Company shall be disregarded as an entity separate from the Member (within the meaning of U.S. Treasury Regulations Section 301.7701-2(c)(2)).

17)     Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

* * * * *

Annex A-73

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER:

FINTECH ACQUISITION CORP. II

By:
Name:
Title:

 [Signature Page of LLC Agreement of FinTech Merger Sub 2 LLC]

Annex A-74

Exhibit A

Member

Member	Percentage Ownership

FinTech Acquisition Corp. II	100%

Annex A-75

ANNEX A

Working Capital Methodologies

Monthly Average NWC Summary

(US$)

	Nov-16	Dec-16	Jan-17	Feb-17	Mar-17	Apr-17	May-17	Jun-17	Jul-17	Aug-17	Sep-17	Oct-17
CORP	$(6,085,285)	$(5,412,182)	$(4,851,723)	$(4,851,516)	$(5,273,214)	$(5,690,586)	$(6,104,666)	$(6,176,051)	$(6,577,603)	$(6,701,625)	$(7,427,371)	$(6,925,554)
LLC	$10,634,021	$11,351,849	10,944,207	9,561,943	11,045,441	10,974,958	9,840,330	10,596,290	9,731,062	9,587,067	15,913,762	16,291,037
NY	$(1,311,808)	$(1,354,071)	(1,220,257)	(1,247,252)	(1,246,736)	(1,437,461)	(1,891,760)	(1,748,368)	(1,884,758)	(1,735,641)	(2,944,710)	(2,123,595)
WEBCORP					(6,037)	(7,248)	(9,207)	(8,597)	(8,423)	(9,360)	(10,459)	(11,405)
WEBLLC				(10,356)	(14,968)	(56,863)	(1,294)	(266,225)	(403,066)	(544,644)	(625,272)	(695,576)
WEBNY					(5,750)	(6,339)	(6,163)	(6,044)	(7,254)	(6,436)	(6,165)	(6,668)
Total NWC	$3,236,929	$4,585,596	$4,872,228	$3,452,819	$4,498,737	$3,776,460	$1,827,239	$2,391,004	$849,958	$589,361	$4,899,785	$6,528,238

Adjustments:
Deferred Rent	$182,125	$181,057	$180,103	$178,949	$177,995	$175,681	$173,628	$172,103	$170,416	$168,910	$167,208	$166,049

Adjusted NWC	$3,419,054	$4,766,653	$5,052,331	$3,631,768	$4,676,732	$3,952,141	$2,000,867	$2,563,107	$1,020,375	$758,272	$5,066,994	$6,694,288
Plus: Mexico/Guatemala	(1,638,194)	(2,963,805)	(2,313,174)	(2,698,310)	(4,545,957)	(5,445,328)	(2,880,445)	(5,549,279)	(3,706,750)	(3,750,411)	(3,768,685)	(5,352,482)
Total Adj. NWC	$1,780,859	$1,802,848	$2,739,157	$933,458	$130,775	$(1,493,187)	$(879,578)	$(2,986,173)	$(2,686,375)	$(2,992,140)	$1,298,308	$1,341,806

Plus: CORP Cash Balance	$8,570,310	$8,095,723	$7,576,112	$7,624,107	$8,248,588	$8,810,594	$9,338,762	$9,386,463	$9,845,101	$10,177,586	$11,332,156	$10,355,850
Plus: LLC Cash Balance	24,902,330	25,426,838	25,370,596	24,120,556	23,233,317	24,465,904	26,586,603	25,271,337	27,462,656	25,155,610	31,898,698	29,652,364
Plus: NY Cash Balance	3,323,130	3,311,274	3,146,314	3,142,031	3,065,846	3,225,997	3,656,822	3,503,408	3,635,765	3,523,475	4,845,769	3,913,889
Plus: WEBCORP Cash Balance					6,069	6,998	9,080	8,538	8,697	10,107	11,418	12,964
Plus: WEBLLC Cash Balance				10,360	13,822	19,525	26,710	25,833	28,808	32,234	44,127	44,987
Plus: WEBNY Cash Balance					5,733	6,317	6,314	6,287	7,650	6,963	6,804	7,503
Plus: Guatemalan Cash balance estimate (based on wires payable)	1,822,315	3,161,603	2,469,695	2,887,906	4,459,052	5,823,419	2,947,591	5,500,015	3,914,531	3,633,602	3,728,284	5,264,989
Plus: Total Cash Balance(1)	38,618,085	39,995,438	38,562,717	37,784,959	39,032,427	42,358,753	42,571,883	43,701,881	44,903,207	42,539,578	51,867,258	49,252,546
Less: Revolver Draw	(8,600,000)	(7,758,921)	(6,774,194)	(8,785,715)	(9,290,324)	(8,400,001)	(8,580,646)	(6,774,194)	(7,666,667)	(8,064,516)	(16,363,636)	(14,967,742)
Total Cash Balance, Net(2)	30,018,085	32,236,516	31,788,523	28,999,244	29,742,103	33,958,752	33,991,237	36,927,687	37,236,540	34,475,062	35,503,621	34,284,804
Less: Excess Cash Balance(3)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)

Working Capital Cash	$25,018,085	$27,236,516	$26,788,523	$23,999,244	$24,742,103	$28,958,752	$28,991,237	$31,927,687	$32,236,540	$29,475,062	$30,503,621	$29,284,804
													Average
Working Capital Target, as Adjusted	$26,798,945	$29,039,364	$29,527,680	$24,932,703	$24,872,879	$27,465,566	$28,111,659	$28,941,514	$29,550,165	$26,482,922	$31,801,929	$30,626,610	$28,179,328

										Grow Target @ 20% for six months			1.10
										NWC Target			$30,997,261

____________

(1)      Potentially includes cash funded by revolver draw.

(2)      Cash, net of revolver draw.

(3)      Management’s estimate of free cash on the balance sheet.

Annex A-76

	31-Jan-17	30-Sep-17	31-Oct-17
Cash	$43,134,625	$42,241,069	$47,945,152
Restricted Cash	639,662	639,662	639,662
Deferred Tax Asset	29,193,584	(1,348,723)	(1,848,731)
Accounts Receivable	27,480,749	53,150,687	39,182,130
Prepaid Expenses	2,154,608	4,768,913	4,758,638
Current Assets	$102,603,228	$99,451,607	$90,676,850

Wire Transfers Payable	$(16,276,133)	$(27,012,727)	$(14,848,106)
Money Orders Payable	(3,095,199)	(5,933,038)	(6,096,575)
Accounts Payable	(7,842,399)	(9,782,481)	(11,087,791)
Accrued Expenses	(8,096,375)	(1,378,077)	(2,524,183)
Current Liabilities	$(35,310,106)	$(44,106,323)	$(34,556,654)

Net Working Capital, As Reported	$67,293,122	$55,345,284	$56,120,195

Cash	(43,134,625)	(42,241,069)	(47,945,152)
Restricted Cash	(639,662)	(639,662)	(639,662)
Deferred Tax Asset	(29,193,584)	1,348,723	1,848,731
Deferred Rent	178,949	166,501	164,945
Working Capital Adjustments	$(72,788,922)	$(41,365,507)	$(46,571,137)

Net Working Capital per Agreement	$(5,495,800)	$13,979,777	$9,549,058

Plus: Cash and Restricted Cash	43,774,287	42,880,731	48,584,813
Less: Revolver	(8,000,001)	(20,000,000)	(20,000,000)
Less: Working Capital Target	(30,997,261)	(30,997,261)	(30,997,261)
Total Adjustment Amount	$(718,775)	$5,863,247	$7,136,610

Annex A-77

ANNEX B

FORM OF REGISTRATION RIGHTS AGREEMENT

by and among

[FINTECH ACQUISITION CORP. II],

SPC INVESTORS,

MINORITY INVESTORS1

and

ADDITIONAL INVESTORS THAT ARE SIGNATORIES HERETO

Dated as of [•]

____________

1        To include certain former Intermex shareholders and all parties to the existing Founders Registration Rights Agreement, which will be terminated at Closing.

Annex A-78

Annex A-79

REGISTRATION RIGHTS AGREEMENT, dated as of [•] (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among (i) [FinTech Acquisition Corp. II], a Delaware corporation (the “Company”), (ii) the SPC Investors (as defined herein), (iii) the Intermex Investors (as defined herein), (iv) the Founder Investors (as defined herein) and (v) the parties identified on the signature pages hereto as “Additional Investors” (the Intermex Investors, the Founder Investors, the Additional Investors and each Person who executes a Joinder Agreement (as defined herein) and falls under clause (y) in the second paragraph of the Joinder Agreement, collectively the “Minority Investors”), in each case, if such Holder is a signatory to the Shareholders Agreement (as defined herein) together with such Holder’s Permitted Transferees (as defined in the Shareholders Agreement).

RECITALS:

WHEREAS, the Company, FinTech II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub 2”), Intermex Holdings II, Inc., a Delaware corporation (“Intermex”), and SPC Intermex Representative LLC, a Delaware limited liability company, have entered into an Agreement and Plan of Merger, dated December 19, 2017 (as amended from time to time on or prior to the date hereof, the “Merger Agreement”), pursuant to which at the Closing (as defined herein) Merger Sub 1 merged (the “First Merger”) with and into Intermex with Intermex continuing as the initial surviving entity, immediately following which the initial surviving entity merged (the “Second Merger,” and together with the First Merger, the “Merger”) with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of the Company;

WHEREAS, Interwire Topco, LLC is the sole stockholder of Intermex and in connection with and upon the closing of the Merger (the “Closing”), received shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), as a portion of the consideration paid in the Merger (the “Shares”);

WHEREAS, the SPC Investors hold a majority of the outstanding Registrable Securities (as defined herein) and the Minority Investors hold the remainder of the outstanding Registrable Securities and the Company has no other Registrable Securities outstanding as of the date hereof;

WHEREAS, the Company, the SPC Investors and the Minority Investors are parties to that certain Shareholders Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Shareholders Agreement”), establishing and setting forth their agreement with respect to certain rights and obligations associated with the ownership of shares of capital stock of the Company; and

WHEREAS, in connection with the Merger, the Company has agreed to provide the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Certain Definitions. As used herein, the following terms shall have the following meanings:

“Additional Investors” has the meaning ascribed to such term in the Preamble.

“Additional Piggyback Rights” has the meaning ascribed to such term in Section 2.2(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities (the ownership of more than fifty percent (50%) of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise. For the avoidance of doubt, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Holder.

“Agreement” has the meaning ascribed to such term in the Preamble.

“automatic shelf registration statement” has the meaning ascribed to such term in Section 2.4.

“Board” means the Board of Directors of the Company.

Annex A-80

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Claims” has the meaning ascribed to such term in Section 2.9(a).

“Common Stock” means all shares existing or hereafter authorized of any class of common stock of the Company and any and all securities of any kind whatsoever which may be issued after the date hereof in respect of, or in exchange for, such shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.

“Common Stock Equivalents” means, with respect to the Company, all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), shares of Common Stock or other equity securities of the Company (including any note or debt security convertible into or exchangeable for shares of Common Stock or other equity securities of the Company).

“Company” has the meaning ascribed to such term in the Preamble and, for purposes of this Agreement, such term shall include any Subsidiary or parent company of [FinTech Acquisition Corp. II] and any successor to [FinTech Acquisition Corp. II].

“Confidential Information” has the meaning ascribed to such term in Section 4.14.

“Demand Exercise Notice” has the meaning ascribed to such term in Section 2.1(a)(i).

“Demand Registration” has the meaning ascribed to such term in Section 2.1(a)(i).

“Demand Registration Period” has the meaning ascribed to such term in Section 2.1(a)(i).

“Demand Registration Request” has the meaning ascribed to such term in Section 2.1(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or compliance with Section 2, including: (i) SEC, stock exchange, FINRA and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the Nasdaq or on any other U.S. or non-U.S. securities market on which the Registrable Securities are listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of foreign jurisdictions and in connection with the preparation of a “blue sky” survey, including reasonable fees and expenses of outside “blue sky” counsel and securities counsel in foreign jurisdictions, (iii) word processing, printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each registration or underwritten offering, the reasonable fees and disbursements of one counsel for the Initiating Holder and one counsel for all other Participating Holder(s) collectively (selected by the holders of a majority of the Registrable Securities held by such other Participating Holder(s)), together in each case with any local counsel, provided that expenses payable by the Company pursuant to this clause (vii) shall not exceed (1) $150,000 for the first registration pursuant to this Agreement and (2) $100,000 for each subsequent registration, (viii) fees and disbursements of all independent public accountants (including the expenses of any opinion and/or audit/review and/or “comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (ix) fees and expenses payable to a Qualified Independent Underwriter (but expressly excluding any underwriting discounts and commissions), (x) fees and expenses of any transfer agent or custodian, (xi) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (but expressly excluding any underwriting discounts and commissions) and (xii) rating agency fees and expenses.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Founders” means FinTech Investor Holdings II, LLC, Cantor Fitzgerald Co., Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, Hepco Family Trust, Cohen and Company LLC, James J. McEntee, III, Plamen Mitrikov, Shami Patel and Jeremy Kuiper.

Annex A-81

“Founder Investors” means (i) the Founders, (ii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of the parties to the Founders Registration Rights Agreement or an Affiliate of any such Person and (iii) any successor or permitted assign or transferee of any of the foregoing; provided, that for the avoidance of doubt, for purposes of this definition neither “Founder Investor” nor any Affiliate thereof shall include any portfolio company of the Founders or any of its Affiliates.

“Founders Registration Rights Agreement” means the registration rights agreement dated as of January 19, 2017, by and among the Company, FinTech Investor Holdings II, LLC, Cantor Fitzgerald Co. and the other parties named therein.

“Holder” or “Holders” means (1) any Person who is a signatory to this Agreement or (2) any permitted transferee of Registrable Securities to whom any Person who is a signatory to this Agreement shall assign or transfer any rights hereunder, provided that such transferee has agreed in writing to be bound by the terms of this Agreement in respect of such Registrable Securities.

“Initiating Holders” has the meaning ascribed to such term in Section 2.1(a)(i).

“Intermex” has the meaning ascribed to such term in the recitals.

“Intermex Holders” means each holder on Schedule 1 attached hereto.

“Intermex Investors” means (i) the Intermex Holders, (ii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of certain former stockholders of Intermex Holdings II, Inc. or an Affiliate of any such Person and (iv) any successor or permitted assign or transferee of any of the foregoing.

“Joinder Agreement” means a writing in the form set forth in Exhibit A hereto whereby a Permitted Transferee (as defined under the Shareholders Agreement) or new Holder of Registrable Securities becomes a party to, and agrees to be bound, to the same extent as its transferor, as applicable, by the terms of this Agreement.

“Majority Participating Holders” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2.

“Manager” has the meaning ascribed to such term in Section 2.1(c).

“Minimum Threshold” means $25.0 million.

“Opt-Out Request” has the meaning ascribed to such term in Section 4.15.

“Participating Holders” means all Holders of Registrable Securities which are proposed to be included in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

“Partner Distribution” has the meaning ascribed to such term in Section 2.1(a)(iii).

“Person” means any individual, firm, corporation, company, limited liability company, partnership, trust, joint stock company, business trust, incorporated or unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Piggyback Notice” has the meaning ascribed to such term in Section 2.2(a).

“Piggyback Shares” has the meaning ascribed to such term in Section 2.3(a)(iii).

“Postponement Period” has the meaning ascribed to such term in Section 2.1(b).

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Registrable Securities” means (a) any shares of Common Stock held by the Holders at any time (including those held as a result of, or issuable upon, the conversion or exercise of Common Stock Equivalents), whether now owned or acquired by the Holders at a later time, (b) any shares of Common Stock issued or issuable, directly or

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indirectly, in exchange for or with respect to the Common Stock referenced in clause (a) above by way of stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, share exchange, consolidation or other reorganization and (c) any securities issued in replacement of or exchange for any securities described in clause (a) or (b) above. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (including upon conversion, exercise or exchange of any equity interests but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall not be required to convert, exercise or exchange such equity interests (or otherwise acquire such Registrable Securities) to participate in any registered offering hereunder until the closing of such offering. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been disposed of in compliance with the requirements of Rule 144, (C) such securities have been sold in a public offering of securities or (D) such securities have ceased to be outstanding.

“Rule 144” and “Rule 144A” have the meaning ascribed to such term in Section 4.2.

“SEC” means the U.S. Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.

“Section 2.3(a) Sale Number” has the meaning ascribed to such term in Section 2.3(a).

“Section 2.3(b) Sale Number” has the meaning ascribed to such term in Section 2.3(b).

“Section 2.3(c) Sale Number” has the meaning ascribed to such term in Section 2.3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“Shareholders Agreement” has the meaning ascribed to such term in the Recitals.

“Shelf Registrable Securities” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Registration Statement” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Underwriting” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Underwriting Notice” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Underwriting Request” has the meaning ascribed to such term in Section 2.1(e).

“Significant Minority Investor” has the meaning ascribed to such term in Section 2.1(f).

“SPC” means SPC Intermex, LP, a Delaware limited partnership.

“SPC Investors” means (i) SPC, (ii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of SPC or an Affiliate of any such Person and (iii) any successor or permitted assign or transferee of any of the foregoing; provided, that for the avoidance of doubt, for purposes of this definition neither “SPC Investor” nor any Affiliate thereof shall include any portfolio company of SPC or any of its Affiliates.

“Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.

“Underwritten Block Trade” has the meaning ascribed to such term in Section 2.1(f).

“Valid Business Reason” has the meaning ascribed to such term in Section 2.1(b).

“WKSI” means a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act).

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Section 2. Registration Rights.

2.1. Demand Registrations.

(a) (i) At any time that a Shelf Registration Statement provided for in Section 2.1(e) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the SEC (a “Demand Registration Period”), subject to this Section 2.1(a) and Sections 2.1(b) and 2.3, at any time and from time to time during such Demand Registration Period, (i) each SPC Investor, and (ii) following the fifteen (15) month anniversary of the date hereof, each Founder Investor, shall have the right to require the Company to effect one or more registration statements under the Securities Act covering all or any part (subject to the Minimum Threshold) of its and its Affiliates’ Registrable Securities by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. Any such request by any SPC Investor or Founder Investor pursuant to this Section 2.1(a)(i) is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the SPC Investor(s) or Founder Investor(s) making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.1(b), the SPC Investors and Founder Investors shall be entitled to request (and the Company shall be required to effect) an unlimited number of Demand Registrations. The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities, as promptly as practicable, but no later than five (5) Business Days prior to the filing of any registration statement under the Securities Act. Notwithstanding the foregoing, the Company may delay any Demand Exercise Notice until after filing a registration statement, so long as all recipients of such notice have the same amount of time to determine whether to participate in an offering as they would have had if such notice had not been so delayed.

(ii) The Company, subject to Sections 2.3 and 2.6, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Participating Holder) within five (5) days following the receipt of any such Demand Exercise Notice.

(iii) The Company shall, as expeditiously as possible, but subject to Section 2.1(b), use its reasonable best efforts to (x) file or confidentially submit with the SEC (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration and or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution, including a distribution to, and resale by, the members or partners of a Holder (a “Partner Distribution”) and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

(iv) [Reserved.]

(c) Notwithstanding anything to the contrary in Section 2.1(a), the Demand Registration rights granted in Section 2.1(a) are subject to the following limitations: (i) the Company shall not be required to cause a registration statement filed pursuant to Section 2.1(a) to be declared effective within a period of ninety (90) days after the effective date of any other registration statement of the Company filed pursuant to the Securities Act (other than a Form S-4, Form S-8 or a comparable form or an equivalent registration form then in effect); (ii) the Company shall not be required to effect more than three (3) Demand Registrations on Form S-1 or any similar long-form registration statement at the request of each of the SPC Investors and the Founder Investors (it being understood that if a single Demand Registration Request is delivered by more than one SPC Investor or Founder Investor, as applicable, the registration requested by such Demand Registration Request shall constitute only one Demand Registration); provided, however, that the SPC Investors and the Founder Investors shall be entitled to request an unlimited number of Demand Registrations on Form S-3 or any similar short-form registration; (iii) each registration in respect of a Demand Registration Request made by any Initiating Holder must include, in the aggregate, Registrable Securities having an aggregate market value of at least the lesser of (a) the Minimum Threshold (based on the Registrable Securities included in such registration by all Holders participating in such registration) and (b) the market value of the Initiating Holder’s remaining Registrable Securities, provided that such market value is at least $5.0 million; and (iv) if the Board, in its good faith judgment,

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determines that any registration of Registrable Securities should not be made or continued because it would materially and adversely interfere with any existing or potential financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Company or any of its subsidiaries or would otherwise result in the public disclosure of information that the Board in good faith has a bona fide business purpose for keeping confidential (a “Valid Business Reason”), then (x) the Company may postpone filing or confidentially submitting a registration statement relating to a Demand Registration Request until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty five (45) days after the date the Board determines a Valid Business Reason exists or (y) if a registration statement has been filed or confidentially submitted relating to a Demand Registration Request, if the Valid Business Reason has not resulted in whole or in part from actions taken or omitted to be taken by the Company (other than actions taken or omitted with the consent of the Initiating Holder (not to be unreasonably withheld or delayed)), the Company may, to the extent determined in the good faith judgment of the Board to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty five (45) days after the date the Board determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (iv), the “Postponement Period”). The Company shall give written notice to the Initiating Holders and any other Holders that have requested registration pursuant to Section 2.2 of its determination to postpone or suspend use of or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof; provided, however, that the Company shall not be entitled to more than two (2) Postponement Periods during any twelve (12) month period.

If the Company shall give any notice of postponement or suspension or withdrawal of any registration statement pursuant to clause (b)(iv) above, the Company shall not, during the Postponement Period, register any Common Stock, other than pursuant to a registration statement on Form S-4 or S-8 (or an equivalent registration form then in effect). Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to suspend use of, withdraw, terminate or postpone amending or supplementing any registration statement pursuant to clause (b)(iv) above, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement. If the Company shall have suspended use of, withdrawn or terminated a registration statement filed under Section 2.1(a)(i) (whether pursuant to clause (b)(iv) above or as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court), the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement until the Company shall have permitted use of such suspended registration statement or filed a new registration statement covering the Registrable Securities covered by the withdrawn or terminated registration statement and such registration statement shall have been declared effective and shall not have been withdrawn. If the Company shall give any notice of suspension, withdrawal or postponement of a registration statement, the Company shall, not later than five (5) Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but, with respect to a suspension, withdrawal or postponement pursuant to clause (b)(iv) above, in no event later than forty five (45) days after the date of the suspension, postponement or withdrawal), as applicable, permit use of such suspended registration statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1 (unless the Initiating Holders shall have withdrawn such request, in which case the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement and such request shall not count as a Demand Registration Request under this Agreement), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (iv) of Section 2.1(b) above.

(d) In connection with any Demand Registration, the Initiating Holder shall have the right to designate the lead managing underwriter (any lead managing underwriter for the purposes of this Agreement, the “Manager”) in connection with any underwritten offering pursuant to such registration and each other managing underwriter for any such underwritten offering; provided that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.

(e) No Demand Registration shall be deemed to have occurred for purposes of Section 2.1(a) (i) if the registration statement relating thereto (x) does not become effective, (y) is not maintained effective for a period of at least one hundred eighty (180) days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold (provided, however, that such period shall

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be extended for a period of time equal to the period any Holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter of the Company), or (z) is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, (ii) for each Initiating Holder, if less than seventy five percent (75%) of the Registrable Securities requested by such Initiating Holder to be included in such Demand Registration are not so included pursuant to Section 2.3, (iii) if the method of disposition is a firm commitment underwritten public offering and less than seventy five percent (75%) of the applicable Registrable Securities have not been sold pursuant thereto (excluding any Registrable Securities included for sale in the underwriters’ overallotment option) or (iv) if the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a default or breach thereunder by such Initiating Holder(s) or its Affiliates or are otherwise waived by such Initiating Holder(s)).

(f) As promptly as reasonably practicable following the Closing of the Merger and upon request from the SPC Investors, the Company shall (x) prepare and file with (or confidentially submit to) the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) that covers all Registrable Securities then held by the Holders for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto in accordance with the methods of distribution elected by the SPC Investors and set forth in the Shelf Registration Statement as permitted by this Agreement; provided that if the Company is not eligible to use a Shelf Registration Statement on Form S-3 or any successor form, it shall prepare and file with (or confidentially submit to) the SEC a Shelf Registration Statement on Form S-1 or any successor form, use commercially reasonable best efforts and act in good faith to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable thereafter and file or confidentially submit any amendments or supplements to such Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of three (3) years after the effective date of such Shelf Registration Statement and the date on which all the Registrable Securities subject thereto are no longer Registrable Securities. The SPC Investors shall have the unlimited right at any time and from time to time to elect to sell pursuant to an underwritten offering Registrable Securities available for sale pursuant to such registration statement. The SPC Investors shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such underwritten offering specifying the number of Registrable Securities that the SPC Investors desire to sell pursuant to such underwritten offering (the “Shelf Underwriting”). As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Sections 2.3 and 2.6, shall include in such Shelf Underwriting (x) the Registrable Securities of the SPC Investors and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.1(b), use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any SPC Investor or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the SPC Investors or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the SPC Investors may request, and the Company shall be required to facilitate, subject to Section 2.1(b), an unlimited number of Shelf Underwritings with respect to such Shelf Registration Statement. Notwithstanding anything to the contrary in this Section 2.1(e), each Shelf Underwriting must include, in the aggregate, Registrable Securities having an aggregate market value of at least the lesser of (a) the Minimum Threshold (based on the Registrable Securities included in such Shelf Underwriting by all Holders participating in such Shelf Underwriting) and (b) the market value of the Initiating Holder’s remaining Registrable Securities, provided that such market value is at least $5.0 million. In connection with any Shelf Underwriting (including an Underwritten Block Trade), the SPC Investors shall have the right to designate the Manager and each other managing underwriter in connection with any such Shelf Underwriting or Underwritten Block Trade; provided that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.

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(g) Notwithstanding the foregoing, if a SPC Investor wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement (either through filing an automatic shelf registration statement or through a take-down from an already effective Shelf Registration Statement), then notwithstanding the foregoing time periods, such SPC Investor only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Company shall notify any Minority Investor that owns 1% or more of the then-outstanding Common Stock (each, a “Significant Minority Investor”) on the same day and such Significant Minority Investors must elect whether or not to participate by the next Business Day (i.e., one (1) Business Day prior to the day such offering is to commence), and the Company shall as expeditiously as possible, but subject to Section 2.1(b), use its reasonable best efforts to facilitate such Shelf Underwriting (which may close as early as two (2) Business Days after the date it commences); provided, however, that the SPC Investor requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade. In the event an SPC Investor requests such an Underwritten Block Trade, notwithstanding anything to the contrary in this Section 2.1 or in Section 2.2, any other Holder who does not constitute a Significant Minority Investor shall have no right to notice of or to participate in such Underwritten Block Trade at any time.

(h) Any Initiating Holder may withdraw or revoke a Demand Registration Request delivered by such Initiating Holder at any time prior to the effectiveness of such Demand Registration by giving written notice to the Company of such withdrawal or revocation and such Demand Registration shall have no further force or effect and such request shall not count as a Demand Registration Request under this Agreement.

2.2. Piggyback Registrations.

(a) If the Company proposes or is required (pursuant to Section 2.1 or otherwise) to register any of its equity securities for its own account or for the account of any other shareholder under the Securities Act (other than pursuant to registrations on Form S-4 or Form S-8 or any similar successor forms thereto), the Company shall give written notice (the “Piggyback Notice”) of its intention to do so to each of the Holders of record of Registrable Securities, at least five (5) Business Days prior to the filing of any registration statement under the Securities Act. Notwithstanding the foregoing, the Company may delay any Piggyback Notice until after filing a registration statement, so long as all recipients of such notice have the same amount of time to determine whether to participate in an offering as they would have had if such notice had not been so delayed. Upon the written request of any such Holder, made within five (5) days following the receipt of any such Piggyback Notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall, subject to Sections 2.2(c), 2.3 and 2.6 hereof, use its reasonable best efforts to cause all such Registrable Securities, the Holders of which have so requested the registration thereof, to be registered under the Securities Act with the securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such piggyback registrations which the Company is obligated to effect pursuant to the preceding sentence. No registration of Registrable Securities effected under this Section 2.2(a) shall relieve the Company of its obligations to effect Demand Registrations under Section 2.1 hereof.

(b) The Company, subject to Sections 2.3 and 2.6, may elect to include in any registration statement filed pursuant to Section 2.1, (i) authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares and (ii) any other shares of Common Stock which are requested to be included in such registration pursuant to the exercise of piggyback registration rights granted by the Company after the date hereof and which are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement (“Additional Piggyback Rights”); provided, however, that, with respect to any underwritten offering, including an Underwritten Block Trade, such inclusion shall be permitted only to the extent that it is pursuant to, and subject to, the terms of the underwriting agreement or arrangements, if any, entered into by the Initiating Holders or the Majority Participating Holders in such underwritten offering.

(c) Other than in connection with a Demand Registration or a Shelf Underwriting, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, if the Company shall determine for any reason not to register or to delay registration of such equity

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securities, the Company may, at its election, give written notice of such determination to all Holders of record of Registrable Securities and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Section 2.1, and (y) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

(d) Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the earlier of the execution by such Holder of the underwriting agreement or the execution by such Holder of the custody agreement with respect to such registration or as otherwise required by the underwriters.

(e) Notwithstanding Section 2.2(a), if the SPC Investors wish to engage in an Underwritten Block Trade off of a Shelf Registration Statement (either through filing an automatic shelf registration statement or through a take-down from an already existing Shelf Registration Statement), then notwithstanding the foregoing time periods, such SPC Investors only need to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Company shall notify the Significant Minority Investors on the same day and such Significant Minority Investors must elect whether or not to participate by the next Business Day (i.e., one (1) Business Day prior to the day such offering is to commence), and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Shelf Underwriting (which may close as early as two (2) Business Days after the date it commences); provided, however, that the SPC Investors requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade. In the event a SPC Investor requests such an Underwritten Block Trade, notwithstanding anything to the contrary in Section 2.1 or in this Section 2.2, any other Holder who does not constitute a Significant Minority Investor shall have no right to notice of or to participate in such Underwritten Block Trade at any time.

2.3. Allocation of Securities Included in Registration Statement.

(a) If any requested registration or offering made pursuant to Section 2.1 (including a Shelf Underwriting) involves an underwritten offering and the Manager of such offering shall advise the Company in good faith that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number of securities (the “Section 2.3(a) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Initiating Holders and the Majority Participating Holders, the Company shall include in such underwritten offering:

(i) first, all Registrable Securities requested to be included in such underwritten offering by the Holders thereof (including pursuant to the exercise of piggyback rights pursuant to Section 2.2); provided, however, that if the number of such Registrable Securities exceeds the Section 2.3(a) Sale Number, the number of such Registrable Securities (not to exceed the Section 2.3(a) Sale Number) to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders (including each Initiating Holder) requesting that Registrable Securities be included in such underwritten offering (including pursuant to the exercise of piggyback rights pursuant to Section 2.2), based on the number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion;

(ii) second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, any securities that the Company proposes to register for its own account, up to the Section 2.3(a) Sale Number; and

(iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights (“Piggyback Shares”), based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(a) Sale Number.

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Notwithstanding anything in this Section 2.3(a) to the contrary, no employee stockholder of the Company will be entitled to include Registrable Securities in an underwritten offering requested by the Initiating Holders pursuant to Section 2.1 to the extent that the Manager of such underwritten offering shall determine in good faith that the participation of such employee stockholder would adversely affect the marketability of the securities being sold by the Initiating Holders in such underwritten offering.

(b) If any registration or offering made pursuant to Section 2.2 involves an underwritten primary offering on behalf of the Company and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number of securities (the “Section 2.3(b) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

(i) first, all equity securities that the Company proposes to register for its own account;

(ii) second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.2(a), based on the aggregate number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion, up to the Section 2.3(b) Sale Number; and

(iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(b) Sale Number.

(c) If any registration pursuant to Section 2.2 involves an underwritten offering that was initially requested by any Person(s) (other than a Holder) to whom the Company has granted registration rights which are not inconsistent with the rights granted in, and do not otherwise conflict with the terms of, this Agreement and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering exceeds the largest number of securities (the “Section 2.3(c) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

(i) first, the shares requested to be included in such underwritten offering shall be allocated on a pro rata basis among such Person(s) requesting the registration and all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.2(a), based on the aggregate number of securities or Registrable Securities, as applicable, then owned by each of the foregoing requesting inclusion in relation to the aggregate number of securities or Registrable Securities, as applicable, owned by all such Persons and Holders requesting inclusion, up to the Section 2.3(c) Sale Number;

(ii) second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(c) Sale Number; and

(iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, any equity securities that the Company proposes to register for its own account, up to the Section 2.3(c) Sale Number.

(d) If, as a result of the proration provisions set forth in clauses (a), (b) or (c) of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in an underwritten offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in the registration

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to which such underwritten offering relates or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing prior to the earlier of such Holder’s execution of the underwriting agreement or such Holder’s execution of the custody agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

2.4. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect or cause the registration of and/or participate in any offering or sale of any Registrable Securities under the Securities Act as provided in this Agreement (or use reasonable best efforts to accomplish the same), the Company shall, as expeditiously as possible:

(a) prepare and file all filings with the SEC and FINRA required for the consummation of the offering, including preparing and filing with the SEC a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof (including a Partner Distribution), which registration form (i) shall be selected by the Company (except as provided for in a Demand Registration Request) and (ii) shall, in the case of a shelf registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such registration statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such registration statement to become effective and remain continuously effective for such period as required by this Agreement (provided, however, that as far in advance as reasonably practicable before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company will furnish to the Holders participating in the planned offering and to the Manager, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to their reasonable review and reasonable comment and the Company shall not file any registration statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto to which the Initiating Holders, the Majority Participating Holders or the underwriters, if any, shall reasonably object); provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading;

(b) (i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith and such free writing prospectuses and Exchange Act reports as may be necessary to keep such registration statement continuously effective for such period as required by this Agreement and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, and any prospectus so supplemented to be filed pursuant to Rule 424 under the Securities Act, in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) provide notice to such sellers of Registrable Securities and the Manager, if any, of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;

(c) furnish, without charge, to each Participating Holder and each underwriter, if any, of the securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such seller and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement (or amendment or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) or free writing prospectus by each such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(d) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or state “blue sky” laws of such jurisdictions as any sellers of

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Registrable Securities or any managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such registration statement remains in effect), except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(e) promptly notify each Participating Holder and each managing underwriter, if any: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the registration statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed at the time of sale to any purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and (vi) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall cease to be true and correct in all respects); and, if the notification relates to an event described in clause (v), unless the Company has declared that a Postponement Period exists, the Company shall promptly prepare and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

(f) comply (and continue to comply) with all applicable rules and regulations of the SEC (including maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders (including by way of filings with the SEC), as soon as reasonably practicable after the effective date of the registration statement (and in any event within forty-five (45) days, or ninety (90) days if it is a fiscal year, after the end of such twelve month period described hereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(g) (i) (A) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no similar securities are then so listed, use its reasonable best efforts to either cause all such Registrable Securities to be listed on a national securities exchange or to secure designation of all such Registrable Securities as a Nasdaq National Market “national market system security” within the meaning of Rule 11Aa2-1 of the Exchange Act or, failing that, secure Nasdaq National Market authorization for such shares and, without limiting the generality of the foregoing, take all actions that may be required by the Company as the issuer of such Registrable Securities in order to facilitate the managing underwriter’s arranging for the registration of at least two market makers as such with respect to such shares with FINRA, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including all corporate governance requirements;

(h) cause its senior management, officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements

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thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations) taking into account the Company’s reasonable business needs;

(i) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement and, in the case of any secondary equity offering, provide and enter into any reasonable agreements with a custodian for the Registrable Securities;

(j) enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Initiating Holder or the Majority Participating Holders or the underwriters shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement and may, at their option, require that the Company make for the benefit of such Holders the representations, warranties and covenants of the Company which are being made to and for the benefit of such underwriters);

(k) use its reasonable best efforts (i) to obtain opinions from the Company’s counsel, including local and/or regulatory counsel, and a “comfort” letter and updates thereof from the independent public accountants who have certified the financial statements of the Company (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “comfort” letters (including, in the case of such “comfort” letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinions and letters shall be dated the dates such opinions and “comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and (ii) furnish to each Participating Holder and to each underwriter, if any, a copy of such opinions and letters addressed to such underwriter;

(l) deliver promptly to counsel for the Majority Participating Holders and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for the Majority Participating Holders, by counsel for any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by the Majority Participating Holders or any such underwriter, during regular business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for the Majority Participating Holders, counsel for an underwriter, attorney, accountant or agent in connection with such registration statement;

(m) use its reasonable best efforts to prevent the issuance or obtain the prompt withdrawal of any order suspending the effectiveness of the registration statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;

(n) provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

(o) use its reasonable best efforts to make available its senior management for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the Company’s reasonable business needs and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

(p) promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing or confidential submission of such registration statement), and prior to the filing or use of any free writing prospectus, provide copies of such document to counsel for the Majority Participating Holders and to each managing underwriter, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the information regarding the Participating Holders contained therein prior to the filing thereof as counsel for the Majority Participating Holders or underwriters may reasonably request (provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file or confidentially submit any document with the SEC which in the view of the

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Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading);

(q) furnish to counsel for the Majority Participating Holders and to each managing underwriter, without charge, upon request, at least one conformed copy of the registration statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus), any other prospectus and prospectus supplement filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith;

(r) cooperate with the Participating Holders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders at least two (2) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of any Holder, prepare and deliver certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time);

(s) include in any prospectus or prospectus supplement if requested by any managing underwriter updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(t) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will use its reasonable best efforts to make any such prohibition inapplicable;

(u) use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Holders or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(v) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities;

(w) take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by Section 2.1 or 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(x) in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in the light of the circumstances, be misleading;

(y) to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter; and

(z) use reasonable best efforts to cooperate with the managing underwriters, Participating Holders, any indemnitee of the Company and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, Nasdaq, or any other national securities exchange on which the shares of Common Stock are listed.

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To the extent the Company is a WKSI at the time any Demand Registration Request is submitted to the Company, the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3 which covers those Registrable Securities which are requested to be registered. The Company shall not take any action that would result in it not remaining a WKSI or would result in it becoming an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold in compliance with the SEC rules. If the automatic shelf registration statement has been outstanding for at least three (3) years, at or prior to the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period which such registration statement is required to be kept effective.

If the Company files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

The Company may require as a condition precedent to the Company’s obligations under this Section 2.4 that each Participating Holder as to which any registration is being effected (i) furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request (including as required under state securities laws), provided that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration and (ii) provide any underwriters participating in the distribution of such securities such information as the underwriters may request and execute and deliver any agreements, certificates or other documents as the underwriters may request.

Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (e) of this Section 2.4, such Holder will discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4 and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in paragraph (b) of this Section 2.4 shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, which amendment refers to any Holder covered thereby by name, or otherwise identifies such Holder, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company shall provide written notice to such Holders no less than five (5) Business Days prior to the filing.

To the extent that any of the SPC Investors, Minority Investors or Additional Investors is or may be deemed to be an “underwriter” of Registrable Securities pursuant to any SEC comments or policies, the Company agrees that (1) the indemnification and contribution provisions contained in Section 2.9 shall be applicable for the benefit of the SPC Investors, Minority Investors and Additional Investors, as applicable, in their role as an underwriter or deemed underwriter in addition to their capacity as a Holder and (2) the SPC Investors, Minority Investors and any Additional Investors, as applicable, shall be entitled to conduct the due diligence which an underwriter would

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normally conduct in connection with an offering of securities registered under the Securities Act, including receipt of customary opinions and comfort letters addressed to the SPC Investors, Minority Investors and Additional Investors, as applicable.

2.5. Registration Expenses.

(a) The Company shall pay all Expenses with respect to any registration or offering of Registrable Securities pursuant to Section 2, whether or not a registration statement becomes effective or the offering is consummated.

(b) Notwithstanding the foregoing, (x) the provisions of this Section 2.5 shall be deemed amended to the extent necessary to cause these expense provisions to comply with state “blue sky” laws of each state in which the offering is made and (y) in connection with any underwritten offering hereunder, each Participating Holder shall pay all underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale of such Registrable Securities, pro rata with respect to payments of discounts and commissions in accordance with the number of shares sold in the offering by such Participating Holder.

2.6. Certain Limitations on Registration Rights. In the case of any registration under Section 2.1 involving an underwritten offering, or, in the case of a registration under Section 2.2, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other documents (including custody agreements and powers of attorney) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof and (ii) provides such other information to the Company or the underwriter as may be necessary to register such Person’s securities.

2.7. Limitations on Sale or Distribution of Other Securities.

(a) Each director and officer listed as a signatory to this Agreement and each Holder of 1% or more of the then-outstanding Common Stock and Common Stock Equivalents agrees (whether or not such Holder can participate in any such offering), to the extent requested by a managing underwriter, if any, of any underwritten public offering pursuant to a registration or offering effected pursuant to Section 2.1 (including any Shelf Underwriting pursuant to Section 2.1(e)) or Section 2.2 (including any offering effected by the Company for its own account and any offering in which one or more Holders is selling Common Stock pursuant to the exercise of piggyback rights under Section 2.2 hereof), not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Common Stock or Common Stock Equivalents (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed the period from seven days prior to the pricing date of such offering until (A) ninety (90) days after the pricing date of the first such offering and (B) seventy-five (75) days after the pricing date of any subsequent such offering or, in each case, such shorter period as the managing underwriter, the Company or any executive officer or director of the Company shall agree to; provided that the time period may be longer than ninety (90) days or seventy-five (75) days, as applicable, if required by the managing underwriter, as long as all Holders, directors and officers are subject to the same lock-up). The Company agrees to use its reasonable best efforts to cause each holder of 1% or more of the then-outstanding Common Stock and Common Stock Equivalents, purchased or otherwise acquired from the Company (other than in a public offering) at any time after the date of this Agreement to agree, and shall use its reasonable best efforts to cause each of its officers, directors and beneficial holders of 5% or more of the Common Stock to agree, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Common Stock or Common Stock Equivalents (other than as part of such underwritten public offering) during the period referred to in the first sentence of this clause (a). Notwithstanding the foregoing, none of the provisions or restrictions set forth in this Section 2.7(a) shall in any way limit the SPC Investors or any of their Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

(b) The Company hereby agrees that, in connection with an offering pursuant to Section 2.1 (including any Shelf Underwriting pursuant to Section 2.1(e)) or 2.2, the Company shall not sell, transfer, or otherwise dispose of, any Common Stock or Common Stock Equivalent (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Common Stock Equivalent), until a period from seven

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days prior to the pricing date of such offering until (A) ninety (90) days after the pricing date of the first such offering and (B) seventy-five (75) days after the pricing date of any subsequent such offering or, in each case, such shorter period as the managing underwriter, the Company or any executive officer or director of the Company shall agree to; provided that the time period may be longer than ninety (90) days or seventy-five (75) days, as applicable, if required by the managing underwriter, as long as all Holders, directors and officers are subject to the same lock-up; and the Company shall (i) so provide in any registration rights agreements hereafter entered into with respect to any of its securities and (ii) use its reasonable best efforts to cause each holder of 1% or more of the then-outstanding Common Stock and Common Stock Equivalents, purchased or otherwise acquired from the Company (other than in a public offering) at any time after the date of this Agreement to so agree, and shall use its reasonable best efforts to cause each of its officers, directors and beneficial holders of 5% or more of the Common Stock to so agree.

2.8. No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement. A Holder is not required to include any of its Registrable Securities in any registration statement, is not required to sell any of its Registrable Securities which are included in any effective registration statement, and may sell any of its Registrable Securities in any manner in compliance with applicable law (subject to the restrictions set forth in the Shareholders Agreement) even if such shares are already included on an effective registration statement.

2.9. Indemnification.

(a) In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this Section 2, the Company will (without limitation as to time), and hereby agrees to, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder, its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns (and the directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns thereof), each other Person who participates as a seller (and its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns), underwriter or Qualified Independent Underwriter, if any, in the offering or sale of such securities, each officer, director, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such underwriter or Qualified Independent Underwriter, and each other Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller or any such underwriter or Qualified Independent Underwriter and each director, officer, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such controlling Person, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of, are based upon, relate to or are in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company or any underwriter to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iv) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to any action required of or inaction by the Company in connection with any such offering of Registrable Securities, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. Such

Annex A-96

indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

(b) Each Participating Holder (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 2.1 or 2.2, any underwriter and Qualified Independent Underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.9) to the extent permitted by law the Company, its officers and its directors, each Person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, stockholders, fiduciaries, managing directors, agents, affiliates, representatives, successors, assigns or general and limited partners and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder or underwriter or Qualified Independent Underwriter, if any, specifically for use therein, and each such Participating Holder, underwriter or Qualified Independent Underwriter, if any, shall reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.9 (including pursuant to indemnity, contribution or otherwise) shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim; provided, further, that such Participating Holder shall not be liable in any such case to the extent that prior to the filing or confidential submission of any such registration statement or prospectus or amendment thereof or supplement thereto, or any free writing prospectus utilized in connection therewith, such Participating Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto or free writing prospectus which corrected or made not misleading information previously furnished to the Company. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or any free writing prospectus, are statements specifically relating to (i) the beneficial ownership of shares of Common Stock by such Participating Holder and its Affiliates as disclosed in the section of such document entitled “Selling Stockholders” or “Principal and Selling Stockholders” and (ii) the name and address of such Participating Holder. If any additional information about such Holder or the plan of distribution (other than for an underwritten offering) is required by law to be disclosed in any such document, then such Holder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c) Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.9 (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

(d) Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.9, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.9, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2. In case any action or proceeding is brought against an indemnified party and such indemnified party shall have notified the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties exists in respect of such Claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation;

Annex A-97

provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with or be different from those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, such indemnifying party agrees to indemnify each indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault or culpability, by or on behalf of any indemnified party.

(e) If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under Sections 2.9(a), (b) or (c), then each applicable indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.9(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.9(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.9(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.9(e) to contribute any amount greater than the amount of the net proceeds received by such indemnifying party from the sale of Registrable Securities pursuant to the registration statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.9(b) and (c). In addition, no Holder of Registrable Securities or any Affiliate thereof shall be required to pay any amount under this Section 2.9(e) unless such Person or entity would have been required to pay an amount pursuant to Section 2.9(b) if it had been applicable in accordance with its terms.

(f) The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

(g) The indemnification and contribution required by this Section 2.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

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2.10. Limitations on Registration of Other Securities; Representation. From and after the date of this Agreement, the Company shall not, without the prior written consent of the SPC Investors (not to be unreasonably withheld or delayed), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are (i) more favorable taken as a whole than the registration rights granted to the Holders hereunder or (ii) on parity with the registration rights granted to the Holders hereunder.

2.11. No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respects with the rights granted to the Holders in this Agreement.

2.12. Partner Distributions. Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Holder (including to effect a Partner Distribution) pursuant to Section 2.1 or Section 2.2, file any prospectus supplement or post-effective amendments, or include in the initial registration statement any disclosure or language, or include in any prospectus supplement or post-effective amendment any disclosure or language, and otherwise take any action, deemed necessary or advisable by such Holder or its counsel (including to effect such Partner Distribution).

Section 3. Underwritten Offerings.

3.1. Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 2.1, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall (i) be satisfactory in form and substance to the Initiating Holders and the Majority Participating Holders, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including indemnities and contribution agreements on substantially the same terms as those contained herein or as otherwise customary for the lead underwriter. Every Participating Holder shall be a party to such underwriting agreement. Each Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

3.2. Piggyback Underwritten Offerings. In the case of a registration pursuant to Section 2.2, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

Section 4. General.

4.1. Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company, any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) or any Subsidiary or parent company of the Company which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

Annex A-99

4.2. Rule 144 and Rule 144A. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act in respect of the Common Stock or Common Stock Equivalents, the Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 under the Securities Act, as such Rule may be amended (“Rule 144”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, Rule 144A under the Securities Act, as such Rule may be amended (“Rule 144A”), or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144, (B) Rule 144A, (C) Regulation S under the Securities Act or (D) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will promptly deliver to such Holder a written statement as to whether it has complied with such requirements.

4.3. Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement); provided, however, that the Company shall have received evidence reasonably satisfactory to it of such beneficial ownership.

4.4. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company and the Holders holding a majority of the Registrable Securities then held by all Holders; provided that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.

4.5. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (iv) if delivered by facsimile transmission, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, or is transmitted on a day that is not a Business Day, or (v) if via e-mail communication, on the date of delivery. All notices, demands and other communications hereunder shall be delivered as set forth below and to any other recipient at the address indicated on Schedule 4.5 hereto and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the Company’s records, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

c/o [FinTech Acquisition Corp. II]

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: James J. McEntee, III

Phone: (215) 701-9555

Email: jmce@stbwell.com

Annex A-100

with a copy (which shall not constitute notice) to:

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

if to the SPC Investors, to:

Stella Point Capital, LLC

444 Madison Avenue, Suite 302

New York, New York, 10022

Attention: Robert Jahn

Phone: (212) 235-0200

Email: jahn@stellapoint.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Phone: (212) 859-8000

Fax: (212) 859-4000

Attention: Steven Epstein

Email: steven.epstein@friedfrank.com

if to the Additional Investors, the Founder Investors or the Intermex Investors, to the address set forth opposite the name of such Additional Investor, Founder Investor or the Intermex Investor on the signature pages hereto or such other address indicated in the records of the Company.

4.6. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, permitted assigns, heirs and personal representatives of the parties hereto, whether so expressed or not. This Agreement may not be assigned by the Company without the prior written consent of the SPC Investors, Founder Investors and the Intermex Investors. No Holder shall have the right to assign all or part of its or his rights and obligations under this Agreement to any Person, unless (i) such transferee duly executes and delivers to the Company a Joinder Agreement and (ii) with respect to Holders that are also party to the Shareholders Agreement, such assignment is made in connection with the transfer of Registrable Securities to a Permitted Transferee (as defined in the Shareholders Agreement) in accordance with and made in compliance with the Shareholders Agreement. Upon any such assignment, such assignee shall have and be able to exercise and enforce all rights of the assigning Holder which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Holder shall be treated as a reference to the assignee. If any Holder shall acquire additional Registrable Securities, such Registrable Securities shall be subject to all of the terms, and entitled to all the benefits, of this Agreement. Additional Persons may become parties to this Agreement as “Minority Investors” with the consent of the Company and the SPC Investors (not to be unreasonably withheld or delayed), by executing and delivering to the Company the Joinder Agreement.

4.7. Termination.

(a) The obligations of the Company and a Holder under this Agreement, in each case solely with respect to such Holder, will terminate upon the earliest date on which:

(i) such Holder no longer holds any Registrable Securities; or

(ii) such Holder no longer beneficially owns at least 1% of the then outstanding Common Stock or Common Stock Equivalents, and such Holder (notwithstanding any beneficial ownership of Common Stock or Common Stock Equivalents by such Holder) is not an Affiliate of the Company.

Annex A-101

(b) This Agreement shall terminate on the date that is seven (7) years from date hereof.

(c) Notwithstanding clauses (a) and (b) above, Section 2.5, Section 2.9, Section 4.9 and Section 4.13 shall survive termination of this Agreement.

4.8. Entire Agreement. This Agreement and the other documents referred to herein or delivered pursuant hereto which form part hereof constitute the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

4.9. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

4.10. Interpretation; Construction.

(a)      The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)      The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.11. Counterparts. This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.13. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 4.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Annex A-102

4.14. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.15. Confidentiality. Each Holder agrees that any non-public information which they may receive relating to the Company and its Subsidiaries (the “Confidential Information”) will be held strictly confidential and will not be disclosed by it to any Person without the express written permission of the Company; provided, however, that the Confidential Information may be disclosed (i) in the event of any compulsory legal process or compliance with any applicable law, subpoena or other legal process, as required by an administrative requirement, order, decree or the rules of any relevant stock exchange or in connection with any filings that the Holder may be required to make with any regulatory authority; provided, however, that in the event of compulsory legal process, unless prohibited by applicable law or that process, each Holder agrees (A) to give the SPC Investors and the Company prompt notice thereof and to cooperate with the Company and the SPC Investors in securing a protective order in the event of compulsory disclosure and (B) that any disclosure made pursuant to public filings will be subject to the prior reasonable review of the Company and the SPC Investors, (ii) to any foreign or domestic governmental or quasi-governmental regulatory authority, including any stock exchange or other self-regulatory organization having jurisdiction over such party, (iii) to each Holder’s or its Affiliate’s, officers, directors, employees, partners, accountants, lawyers and other professional advisors for use relating solely to management of the investment or administrative purposes with respect to such Holder and (iv) to a proposed transferee of securities of the Company held by a Holder; provided, however, that the Holder informs the proposed transferee of the confidential nature of the information and the proposed transferee agrees in writing to comply with the restrictions in this Section 4.15 and delivers a copy of such writing to the Company.

4.16. Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

4.17. Founders Registration Rights Agreement. The Founder Investors hereby agree that upon execution of this Agreement by such Founder Investors, the Founders Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.

[Remainder of Page Intentionally Left Blank]

Annex A-103

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

[FINTECH ACQUISITION CORP. II]

By:
Name:
Title:

 [Signature Page to Registration Rights Agreement]

Annex A-104

SPC INVESTORS:

SPC INTERMEX, LP

By:
Name:
Title:

 [Signature Page to Registration Rights Agreement]

Annex A-105

FOUNDER INVESTORS:

SWARTHMORE TRUST OF 2016

By:
Name:
Title:

Address:

Attention:
Fax:
Email:

HEPCO FAMILY TRUST

By:
Name:
Title:

Address:

Attention:
Fax:
Email:

DGC FAMILY FINTECH TRUST

By:
Name:
Title:

Address:

Attention:
Fax:
Email:

 [Signature Page to Registration Rights Agreement]

Annex A-106

FINTECH INVESTOR HOLDINGS II, LLC

By:
Name:
Title:

Address:

Attention:
Fax:
Email:

Betsy Z. Cohen

Address:

Attention:
Fax:
Email:

Daniel G. Cohen

Address:

Attention:
Fax:
Email:

James J. McEntee, III

Address:

Attention:
Fax:
Email:

Shami Patel

Address:

Attention:
Fax:
Email:

Jeremy Kuiper

Address:

Attention:
Fax:
Email:

 [Signature Page to Registration Rights Agreement]

Annex A-107

COHEN SPONSOR INTERESTS II, LLC

By:
Name:
Title:

Address:

Attention:
Fax:
Email:

COHEN AND COMPANY LLC

By:
Name:
Title:

Address:

Attention:
Fax:
Email:

Plamen Mitrikov

Address:

Attention:
Fax:
Email:

INTERMEX INVESTORS:

C.A.R. HOLDINGS, LLC

By:
Name:
Title:

Address:

Attention:
Fax:
Email:

LATIN AMERICAN INVESTMENT HOLDINGS, INC.

By:
Name:
Title:
Address:
Attention:
Fax:
Email:

 [Signature Page to Registration Rights Agreement]

Annex A-108

RINCON CAPITAL PARTNERS, LLC

By:
Name:
Title:
Address:
Attention:
Fax:
Email:

Robert Lisy

Address:

Attention:
Fax:
Email:

Darrell Ebbert

Address:

Attention:
Fax:
Email:

Jose Perez-Villarreal

Address:

Attention:
Fax:
Email:

Eduardo Azcarte

Address:

Attention:
Fax:
Email:

William Velez

Address:

Attention:
Fax:
Email:

Randy Nilsen

Address:

Attention:
Fax:
Email:

 [Signature Page to Registration Rights Agreement]

Annex A-109

Schedule 1

Intermex Holders

C.A.R. Holdings, LLC

Latin American Investment Holdings, Inc.

Rincon Capital Partners, LLC

Robert Lisy

Darrell Ebbert

Jose Perez-Villarreal

Eduardo Azcarte

William Velez

Randy Nilsen

Annex A-110

Exhibit A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of [_____], by [and among [_____] (the “Transferring Holder”) and] [_____] (the “New Holder”), in accordance with that certain Registration Rights Agreement, dated as of [_____] (as amended from time to time, the “Agreement”), by and among [FinTech Acquisition Corp. II] (the “Corporation”) and the other Holders party thereto.

WHEREAS, the Agreement requires the New Holder to become a party to the Agreement by executing this Joinder Agreement, and upon the New Holder signing this Joinder Agreement, the Agreement will be deemed to be amended to include the New Holder as a [(x) SPC Investor, (y) Minority Investor or (z) Additional Investor] thereunder;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Party to the Agreement. By execution of this Joinder Agreement, as of the date hereof the New Holder is hereby made a party to the Agreement as a [(x) SPC Investor, (y) Minority Investor or (z) Additional Investor]. The New Holder hereby agrees to become a party to the Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Agreement [that are applicable to, and assignable under the Agreement by, the Transferring Holder,] in the same manner as if the New Holder were an original signatory to the Agreement. Execution and delivery of this Joinder Agreement by the New Holder shall also constitute execution and delivery by the New Holder of the Agreement, without further action of any party.

Section 2. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement unless otherwise noted.

Section 3. Representations and Warranties of the New Holder.

3.1. Authorization. The New Holder has all requisite power and authority and has taken all action necessary in order to duly and validly approve the New Holder’s execution and delivery of, and performance of its obligations under, this Joinder Agreement. This Joinder Agreement has been duly executed and delivered by the New Holder and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms.

3.2. No Conflict. The New Holder is not under any obligation or restriction, nor shall it assume any such obligation or restriction, that does or would materially interfere or conflict with the performance of its obligations under this Joinder Agreement.

Section 4. Further Assurances. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to effectuate the purposes of this Joinder Agreement.

Section 5. Governing Law. This Joinder Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 6. Counterparts. This Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument.

Section 7. Entire Agreement. This Joinder Agreement and the Agreement contain the entire understanding, whether oral or written, of the parties hereto with respect to the matters covered hereby. Any amendment or change in this Joinder Agreement shall not be valid unless made in writing and signed by each of the parties hereto.

[Signature pages follow]

Annex A-111

Exhibit A

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned parties have executed this Joinder Agreement as of the date first above written.

[TRANSFERRING HOLDER

[_____]

By:________________________________
Name:
Title:]

NEW HOLDER

[_____]

By:________________________________
Name:
Title:

Notice Address: [_____]
[_____]
[_____]
Attn: [_____]
Facsimile: [_____]

Accepted and Agreed to as of
the date first written above:

CORPORATION

[FINTECH ACQUISITION CORP. II]

By: _____________________________
Name:
Title:

Annex A-112

ANNEX C

FORM OF SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made as of [______], by and among FinTech Acquisition Corp. II (the “Company”), certain former direct or indirect stockholders of Intermex Holdings II, Inc. identified on the signature pages hereto as Intermex Holders (the “Intermex Holders”), SPC Intermex Representative LLC, solely in its capacity as the Intermex Representative (the “Intermex Representative”), and the other individuals and entities signatory hereto identified on the signature pages hereto as Founding Shareholders (the “Founding Shareholders”) (each party to this Agreement is referred to singly as a “Voting Party” and collectively as the “Voting Parties”).

RECITALS

WHEREAS, the Company, FinTech II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Intermex Holdings II, Inc., a Delaware corporation (“Intermex”) and Intermex Representative, have entered into an Agreement and Plan of Merger, dated December 19, 2017, (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub 1 will be merged (the “First Merger”) with and into Intermex with Intermex continuing as the initial surviving entity, immediately following which the initial surviving entity will be merged (the “Second Merger,” and together with the First Merger, the “Mergers”) with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of the Company;

WHEREAS, in connection with, and as a condition to the closing of, the Merger, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of or immediately following the closing of the Merger, each of the Voting Parties Beneficially Owns (as defined below) shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, the Voting Parties in the aggregate Beneficially Own shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company; the number of shares of Common Stock Beneficially Owned by each Voting Party as of the date hereof is set forth on Annex A hereto;

WHEREAS, the number of shares of Common Stock Beneficially Owned by each Voting Party may change from time to time, which changes shall be reported by each Voting Party in accordance with the applicable provisions of the Exchange Act;

WHEREAS, the parties hereto desire to maintain a group and to enter into this Agreement to provide for voting agreements pursuant to which all of the Voting Parties’ shares of Common Stock will be voted together with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Annex A-113

AGREEMENT

1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by, such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of the Company’s stockholders or any class or series of the Company’s stockholders or by written consent (unless such vote would be inconsistent with such Voting Party’s fiduciary duties under applicable law).

3. Election of Boards of Directors.

a. Voting. During the term of this Agreement, to the extent permitted by the Company’s Amended and Restated Certificate of Incorporation, as it may be amended, supplemented or restated from time to time (the “Charter”), each Voting Party shall vote (or consent pursuant to an action by written consent of Company stockholders) all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board the following persons:

i. Eight (8) persons (the “Designees” and each a “Designee”) designated by the Intermex Representative (as defined herein), of which at least three (3) of the Designees must qualify as an “independent director” under the Exchange Act and the rules of Nasdaq (an “Independent Director”); provided, however, that if at any time during the term of this Agreement: (a) the Intermex Holders collectively Beneficially Own less than 10% of the outstanding shares of Common Stock, then the Intermex Representative shall have the right to designate only one Designee, and (b) the Intermex Holders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the Intermex Representative shall have no right to designate any person for election or re-election to the Board; and

ii. to the extent not otherwise designated as a Designee above, the Chief Executive Officer of the Company,

provided, however, that the Intermex Representative shall not select a Designee that is subject to any disqualification event under Rule 506(d)(1) under the Securities Act, as modified by Rule 506(d)(2) and (d)(3). If a Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reasons is unavailable or unable to be a director nominee, the Intermex Representative shall be entitled to designate another Designee (and the Company and the Voting Parties shall use their reasonable best efforts to ensure that such directorship for which the original designee was designated shall not be filled pending such successor designation).

b. Board Observers. During the term of this Agreement, to the extent permitted by the Charter, each Voting Party shall support in such manner as may be necessary to maintain in office as a non-voting observer to the Board one person (the “Founder Observer”) designated by FinTech Investor Holdings II, LLC (the “Sponsor”); provided, however, that if at any time during the term of this Agreement the Founding Shareholders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, then the Sponsor shall have no right to designate any person as an observer to the Board.

c. Procedures; Rights. Subject to the limitations set forth in Section 3(a) hereof and unless otherwise provided for pursuant to this Section 3(c), the Intermex Representative shall designate the Designees as set forth in the Form S-4 Registration Statement, dated as of [_________], for the duration of this Agreement (the “Registration Statement”). To the extent that the Intermex Representative wishes to designate a Designee other than the Designee so designated in the Registration Statement, the Intermex Representative shall notify the Company in writing (a “Designee Notice”) of the person or persons that are to be a Designee(s) in accordance with this Section 3(c). All Designee Notices shall be provided (i) in the case of an annual meeting of Company stockholders, not later than the close of business on the 90th day before the anniversary date of the immediately preceding annual meeting of Company

Annex A-114

stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, a Designee Notice shall be timely delivered if received not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of Company stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company (as applicable, the “Designation Date”). The Intermex Representative shall provide a copy of such Designee Notice to all other parties hereto at the respective addresses set forth on Annex A or at such other address as a party may specify in writing. Annually with respect each Designee, the Intermex Representative must provide the following information prior to the Designation Date: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the Designee, (C) the class or series and number of shares of capital stock of the Company that are Beneficially Owned or owned of record by the Designee and (D) any other information relating to the Designee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the Company shall provide notice to the Intermex Representative of any failure to provide the information required under this sentence, and the Intermex Representative shall have 10 days upon receipt of notice of such deficiency to cure such failure. So long as a Designee is designated in accordance with the procedures and requirements set forth in Sections 3(a) and 3(c), the Company shall use its reasonable best efforts to ensure that (x) such Designee is included in the Board’s slate of nominees to the stockholders for the applicable election of directors and (y) such Designee is included in the proxy statement prepared by the management of the Company in connection with the solicitation of proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the members of the Board, and at every adjournment or postponement thereof, and on any applicable action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

d. Obligations; Vacancies; Removal. The obligations of the Voting Parties pursuant to this Section 3 shall include any stockholder vote to amend the Charter and bylaws of the Company as required to effect the intent of this Agreement. Each of the Company and the Voting Parties shall not take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board as herein stated. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Board, each of the Company and the Voting Parties, in their capacity as Company stockholders, shall take all such action as is reasonable and necessary to promptly cause the election or appointment of such other substitute person to the Board as may be designated on the terms provided herein, including, with respect to the Voting Parties, voting shares of capital stock of the Company as to which the Voting Parties have Beneficial Ownership and, with respect to the Intermex Holders, directing the Designees serving on the board to support a substitute person as designated on the terms provided herein. For the avoidance of doubt, if a Designee ceases to serve as a member of the Board prior to the expiration of such Designee’s term, then the Intermex Representative shall be entitled to designate a director nominee as such Designee’s successor in accordance with this Agreement (regardless of the Intermex Holders’ Beneficial Ownership in the Company at the time of such vacancy), it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces (unless duly removed in accordance with the Charter). Upon the written request of the Intermex Representative to remove its Designee, each Voting Party shall vote or cause to be voted his, her or its Voting Shares for the removal of such director. No reduction in the Beneficial Ownership of outstanding shares of Common Stock of the Intermex Holders shall shorten the term of any Designee serving as a director. Nothing in this Section 3(d) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

4. Lock-Up.

a. From the date hereof until the earliest to occur of (x) such time that the number of Voting Shares remaining subject to this Agreement represent, for a period of five (5) consecutive business days, less than fifty percent (50%) of the outstanding voting power of the Company, (y) the written consent of Voting Parties holding a majority of the Voting Shares held by all Voting Parties, and (z) the date that is 15 months following the date hereof (the “Lock-Up Period”), none of the undersigned Voting Parties shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge (other than to a financial institution, insurance company or bank in exchange for borrowed money or other extensions of credit), grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission

Annex A-115

(the “Commission”) promulgated thereunder with respect to the Voting Shares (including pursuant to Rule 144 or by means of a private placement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Voting Shares, whether any such transaction is to be settled by delivery of Voting Shares or other securities, in cash or otherwise (each of the transactions identified in the immediately preceding clauses (i) and (ii), a “Transfer”), or (iii) publicly announce any intention to effect any Transfer.

b. Notwithstanding the provisions contained in Section 4(a) hereof, each of the undersigned Voting Parties may transfer Voting Shares (i) to a transferee if consented to in advance by the written consent of Voting Parties holding a majority of the Voting Shares held by all Voting Parties, which consent may be provided on an individual basis with respect to any particular Voting Party, (ii) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, (iii) in the event of a consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity, or (iv) pursuant to a registered offering conducted in accordance with the Registration Rights Agreement (each Transfer identified in clauses (i) through (iv), a “Permitted Transfer” and each transferee identified in clauses (i) through (iv) as applicable, a “Permitted Transferee”); provided, however, that, in the case of clause (i), prior to such Permitted Transfer, these Permitted Transferees shall have entered into a written agreement of the type contemplated by Section 6.

c. Each of the Voting Parties agree that the restrictions set forth in this Section 4 are fair and reasonable and in the best interests of the Voting Parties.

5. Controlled Company. The Voting Parties agree and acknowledge that:

a. by virtue of this Agreement, from and after the date hereof, they are acting as a “group” within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of causing the Company to continue to qualify as a “Controlled Company” under Rule 5615 of the Nasdaq Corporate Governance Requirements; and

b. by virtue of the combined voting power of the Voting Parties of more than fifty percent (50%) of the total voting power of the Company outstanding as of the date hereof, the Company will, as of the date hereof, qualify as a “Controlled Company” within the meaning of Rule 5615 of the Nasdaq Corporate Governance Requirements.

6. Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares that are Transferred to a Permitted Transferee in accordance with the terms of this Agreement. Each Voting Party shall not, and the Company shall not, permit the Transfer of any Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be Transferred shall have executed a written agreement pursuant to which such Permitted Transferee becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Permitted Transferee was a Voting Party hereunder.

7. Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A as follows:

a. Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the

Annex A-116

execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would reasonably be expected to impair the parties ability to fulfill their obligations under this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement dated January 19, 2017 between certain stockholders of the Company and the Company, (ii) the Amended and Restated Limited Liability Company Agreement of the Sponsor, (iii) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Bay Pond Partners, L.P., (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Bay Pond Investors (Bermuda) L.P., (v) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Ithan Creek Master Investors (Cayman) L.P. and (vi) the Contingent Transfer Agreement dated December 19, 2017 among Cohen Sponsor Interests II, LLC, the Company and SPC Intermex Representative (collectively, the “Other Agreements”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of Common Stock other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, other than as set forth on Annex A (collectively, “Options”).

8. Covenants of the Company.

a. The Company shall: (i) use its reasonable best efforts to take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; (ii) not take any action that would reasonably be expected to adversely affect the rights of the Intermex Holders under this Agreement without the prior written consent of the Intermex Holders; and (iii) not take any action that would reasonably be expected to adversely affect the rights of the Sponsor under this Agreement without the prior written consent of the Sponsor.

b. The Company shall use its reasonable best efforts to (i) maintain in effect at all times customary directors insurance coverage and (ii) cause the Company’s Charter and bylaws (each as may be further amended, modified or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors to the fullest extent permitted under applicable law.

c. The Company shall use its reasonable best efforts to cause each non-employee director to be compensated on equal terms. The Company shall pay all reasonable out-of-pocket expenses incurred by the Designees and the Founder Observer in connection with the performance of his or her duties as a director/observer and in connection with his or her attendance at any meeting of the Board.

9. Covenants of the Voting Parties.

a. Each Voting Party hereby covenants that, prior to effectuating any Transfer of Voting Shares (a “Proposed Transfer”) during the period from the date hereof to the expiration of the Lock-Up Period, such Voting Party (any such Voting Party a “Transferring Voting Party”) shall provide five (5) business days’ written notice (a “Transfer Notice”) to the Company and the other Voting Parties. Each such Transfer Notice shall specify the total number of Voting Shares which such Transferring Voting Party seeks to Transfer pursuant to the Proposed Transfer and the identity of the proposed transferee. Each Voting Party further agrees that any Transfer effected in accordance with the terms and conditions of this Agreement shall be effected in compliance with applicable law and, with respect to each Voting Party that is a member of the board of directors of the Company or an officer of the Company, the Company’s Insider Trading

Annex A-117

Policy. The Company hereby covenants and agrees that it shall not instruct the transfer agent for the Company’s Common Stock to effect any Transfers of Common Stock in violation of this Agreement. In the event of any Transfer of Voting Shares in accordance with the terms of this Agreement, each Voting Party authorizes the Secretary of the Company to update Annex A accordingly.

b. As required by applicable law, each Voting Party shall, together with the other Voting Parties, file a joint statement on Schedule 13D substantially in the form attached hereto as Exhibit A (the “Joint Schedule 13D”) with the Commission promptly following execution of this Agreement and, thereafter, file any required amendments to the Joint Schedule 13D with the Commission promptly upon termination of this Agreement as to any or all parties hereto and at such other times as may be required by applicable law, and each Voting Party agrees that any such amendments shall be filed on behalf of such party without the necessity of any further agreement. Each Voting Party acknowledges that such party shall be responsible for the timely filing of such amendments and the completeness and accuracy of the information concerning such Voting Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning other Voting Parties, except to the extent that such Voting Party knows or has reason to believe that such information is inaccurate.

10. No Other Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

11. Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

12. Selection of Representative.

a. Selection of Representative for Intermex Holders. The Intermex Holders hereby select Intermex Representative to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the Designees on behalf of the Intermex Holders. Such proxies shall be deemed coupled with an interest and will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of any such Intermex Holder. If requested by the Intermex Representative, each Intermex Holder shall constitute and appoint Intermex Representative as the sole and exclusive proxy to vote all of his, her or its Voting Shares pursuant to an executed proxy in a form reasonably acceptable to Intermex Representative.

b. Selection of Representative for Founding Stockholders. The Founding Stockholders hereby select Sponsor to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the Founder Observer on behalf of the Founding Stockholders. Such proxies shall be deemed coupled with an interest and will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of any such Founding Stockholder. If requested by the Sponsor, each Founding Stockholder shall constitute and appoint the Sponsor as the sole and exclusive proxy to vote all of his, her or its Voting Shares pursuant to an executed proxy in a form reasonably acceptable to the Sponsor.

13. No Agreement as Director or Officer. Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

14. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining

Annex A-118

order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

15. Termination.

a. This Agreement shall terminate on the earlier of (i) the date on which no person designated pursuant to Section 3 hereof (or a successor thereto) serves as a director of or observer to the Board; and (ii) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under all applicable jurisdictions.

b. This Agreement shall terminate as to any Voting Party at such time as such Voting Party ceases to own or otherwise hold the power to direct the vote of any Voting Shares.

c. Upon termination of this Agreement, none of the Voting Parties shall have any further obligation or liability hereunder, except as required under Section 9(b) hereof. This provision shall survive termination of this Agreement.

d. For the avoidance of doubt, on and after the termination of this Agreement, a Voting Party that is a party to one or more Other Agreements shall continue to be bound by such Other Agreements in accordance with their respective terms.

16. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, Intermex Representative and the Sponsor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

17. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement. For the avoidance of doubt, during the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

18. Assignment. Upon written notice to the Company and the other parties to this Agreement, (a) each Intermex Holder may assign to any affiliate of such Intermex Holder all of its rights hereunder and, following such assignment, such assignee shall be deemed to be an Intermex Holder for all purposes of this Agreement, and (b) the Sponsor may assign to any of its affiliates any or all of its rights hereunder and, following such assignment, such assignee shall be deemed to be a Founding Stockholder for all purposes of this Agreement. No other party may assign its rights under this Agreement without the prior written consent of the Company, the Intermex Representative and the Sponsor.

19. Other Rights. Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

20. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Annex A-119

21. Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

22. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

25. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail or facsimile. Notices provided pursuant to this Agreement shall be provided to the address, email address or facsimile number, as applicable, of each party as set forth on Annex A hereto, or to any other address, email address or facsimile number, as a party designates in writing to the other parties in accordance with this Section 25.

26. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

27. Other Agreements. For the avoidance of doubt, nothing herein shall amend, waive, modify or limit the Other Agreements.

28. Further Assurances. If at any time after the date hereof any further action is necessary or desirable to fully effect the purpose and intent of the parties to this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

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Annex A-120

This Shareholders Agreement is hereby executed effective as of the date first set forth above.

FINTECH ACQUISITION CORP. II

By:
Name: James J. McEntee, III
Title: Chief Financial Officer

 [Shareholders Agreement]

Annex A-121

SPC INTERMEX REPRESENTATIVE LLC

By:
Name:
Title:

 [Shareholders Agreement]

Annex A-122

FOUNDING SHAREHOLDERS:

SWARTHMORE TRUST OF 2016

By:
Name:
Title:

HEPCO FAMILY TRUST

By:
Name:
Title:

DGC FAMILY FINTECH TRUST

By:
Name: Daniel Cohen
Title:

FINTECH INVESTOR HOLDINGS II, LLC

By:
Name: Daniel Cohen
Title: Authorized Person

 [Shareholders Agreement]

Annex A-123

Betsy Z. Cohen

Daniel G. Cohen

James J. McEntee, III

Shami Patel

Jeremy Kuiper

 [Shareholders Agreement]

Annex A-124

COHEN SPONSOR INTERESTS II, LLC

By:
Name:
Title:

COHEN AND COMPANY LLC

By:
Name:
Title:

Plamen Mitrikov

INTERMEX HOLDERS:

SPC INTERMEX, LP

By:
Name:
Title:

C.A.R. HOLDINGS

By:
Name:
Title:

Robert Lisy

Darrell Ebbert

Jose Perez-Villarreal

Eduardo Azcarte

William Velez

Randy Nilsen

 [Shareholders Agreement]

Annex A-125

Annex A

Holder	Address	Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities
Betsy Z. Cohen
Daniel G. Cohen
DGC Family FinTech Trust
FinTech Investor Holdings II, LLC
Swarthmore Trust of 2016
Hepco Family Trust
James J. McEntee, III
Shami Patel
Jeremy Kuiper
Cohen Sponsor Interests II, LLC
Cohen and Company LLC
Plamen Mitrikov
SPC Intermex, LP
C.A.R. Holdings
Robert Lisy
Darrell Ebbert
Jose Perez-Villarreal
Eduardo Azcarte
William Velez
Randy Nilsen

 [Shareholders Agreement]

Annex A-126

Exhibit A

Joint Schedule 13D

[See Attached]

[Shareholders Agreement]

Annex A-127

ANNEX D

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of December 19, 2017 by and among FinTech Acquisition Corp. II, a Delaware corporation (the “Company”), Intermex Holdings II, Inc., a Delaware corporation (“Intermex”), and the undersigned stockholders of the Company (collectively, the “Company Stockholders” or the “Voting Parties”, and each, a “Company Stockholder” or a “Voting Party”).

WHEREAS, concurrently with the execution of this Agreement, the Company, FinTech II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Intermex, and SPC Intermex Representative LLC, a Delaware limited liability company, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub 1 will be merged (the “First Merger”) with and into Intermex with Intermex continuing as the initial surviving entity, immediately following which the initial surviving entity will be merged (the “Second Merger,” and together with the First Merger, the “Mergers”) with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of the Company; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Intermex has required that the Company Stockholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein the term “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Company Common Stock (as defined herein), but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (the “Company Voting Shares”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict

Annex A-128

with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under, any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement dated January 19, 2017 between certain stockholders of the Company and the Company, (ii) the Amended and Restated Limited Liability Company Agreement of FinTech Investor Holdings II, LLC, (iii) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Bay Pond Partners, L.P., (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Bay Pond Investors (Bermuda) L.P. and (v) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Ithan Creek Master Investors (Cayman) L.P., there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of common stock of the Company (“Company Common Stock”) or any security exercisable for or convertible into shares of Company Common Stock, other than as set forth on Annex A (collectively, “Options”).

3. Agreement to Vote Shares.

a. Each Voting Party shall during the term of this Agreement vote or cause to be voted the Company Voting Shares that he, she or it Beneficially Owns, and shall execute a written consent or consents of stockholders of the Company if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Mergers and the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Parent Charter and Bylaws Amendment and the issuance of shares of Parent Common Stock and all shareholder approvals required by the rules of Nasdaq with respect to the issuance of shares of Parent Common Stock and the Parent Equity Compensation Plan and the adjournment of the Parent Stockholders’ Meeting, in each case, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (A) any proposal or offer from any Person (other than Intermex or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries (each, a “Company Entity”), (2) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity, or (3) the sale, lease, exchange or other disposition of any significant portion of any Company Entity’s properties or assets; (B) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Merger Subs under the Merger Agreement; and (C) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of the Company’s or the Merger Subs’ conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Mergers).

b. The Voting Parties hereby authorize the Company, the Merger Subs and Intermex to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and filings with any Governmental Authority whose consent, approval, authorization or waiver is required to consummate the Mergers, each Voting Party’s identity and ownership of the Voting Shares and the nature of each Voting Party’s obligations under this Agreement.

4. No Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares or otherwise in respect of the Voting Shares other than in accordance with this Agreement or the Merger Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party, during the term of this Agreement, shall not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his,

Annex A-129

her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) any other Voting Party or (b) with the prior written approval of Intermex, any other Person; provided, however, that a Transfer referred to in clause (b) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Intermex, to be bound by all of the terms of this Agreement.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Mergers that such Voting Party may have by virtue of ownership of Company Common Stock.

7. Acquisition of Company Common Stock. Each Voting Party acknowledges and agrees that he, she or it shall not acquire any additional equity securities of the Company after the date hereof if as a result of such acquisition, such Voting Party would Beneficially Own more than 9.9% of the equity securities of the Company, after giving effect to the Mergers and the other transactions contemplated by the Merger Agreement.

8. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Second Merger Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, this Agreement shall forthwith become void and have no effect and no party hereto shall have any further obligations or liabilities under this Agreement, except that (x) the provisions of Sections 8, 10, 12, and 13 shall survive termination and (y) nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

9. No Agreement as Director or Officer. Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders, as applicable.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day

Annex A-130

after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

13. Miscellaneous.

a. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

b. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware state courts located in Wilmington, Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

d. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

e. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

f. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

Annex A-131

g. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

h. The obligations of each Voting Party set forth in this Agreement shall not be effective or binding upon such Voting Party until after such time as the Merger Agreement is executed and delivered by each of the parties thereto. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

i. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

[Remainder of this page intentionally left blank]

Annex A-132

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

DGC FAMILY FINTECH TRUST

By:
Name:
Title:

FINTECH INVESTOR HOLDINGS II, LLC

By:
Name: Daniel Cohen
Title: Authorized Person

SWARTHMORE TRUST OF 2016

By:
Name:
Title:

HEPCO FAMILY TRUST

By:
Name:
Title:

COHEN SPONSOR INTERESTS II, LLC

By:
Name: Daniel Cohen
Title: Manager

 [Voting Agreement]

Annex A-133

Betsy Z. Cohen

Daniel G. Cohen

James J. McEntee, III

Shami Patel

Jeremy Kuiper

 [Voting Agreement]

Annex A-134

COHEN AND COMPANY LLC

By:
Name:
Title:

Plamen Mitrikov

 [Voting Agreement]

Annex A-135

COMPANY:

FINTECH ACQUISITION CORP. II

By:
Name: James J. McEntee, III
Title: President

 [Voting Agreement]

Annex A-136

INTERMEX:

INTERMEX HOLDINGS II, INC.

By:
Name:
Title:

 [Voting Agreement]

Annex A-137

Annex A

Holder	Address	Shares of Company Common Stock	Options and Warrants to Purchase Company Common Stock	Other Company Equity Securities or Rights to Acquire Company Equity Securities
DGC Family FinTech Trust	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	513,407
FinTech Investor Holdings II, LLC	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	3,609,678	195,000
Swarthmore Trust of 2016	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	370,795
Hepco Family Trust	1845 Walnut Street, 10th Floor Philadelphia, PA 19103	200,000
Cohen Sponsor Interests II, LLC	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	500,000
Betsy Z. Cohen	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	392,827
Daniel G. Cohen	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	542,827
James J. McEntee, III	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	39,709
Shami Patel	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	57,045
Jeremy Kuiper	c/o FinTech Acquisition Corp II 712 5th Avenue, Floor 12 New York, NY 10019	57,045
Cohen and Company LLC	Cira Center 2929 Arch Street, Suite 1703 Philadelphia, PA 19104-2870	30,000
Plamen Mitrikov	712 Fifth Avenue, Floor 8, New York, NY 10019	50,000

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ANNEX E

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [__], 2018 by and among Interwire Representative LLC, a Delaware limited liability company (the “Stockholder Representative”), FinTech Acquisition Corp. II, a Delaware corporation (the “Parent”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

A. WHEREAS, the Parent, FinTech II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Parent (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Parent (“Merger Sub 2”), Intermex Holdings II, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative have entered into an Agreement and Plan of Merger, dated December 19, 2017 (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub 1 will be merged (the “First Merger”) with and into the Company with the Company continuing as the initial surviving entity, immediately following which the initial surviving entity will be merged (the “Second Merger,” together with the First Merger, the “Merger”) with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of the Parent; and

B. WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement and the deposit by Parent with the Escrow Agent of $2,000,000 (the “Adjustment Escrow Amount”) in order to provide a source of funding for certain adjustments as described in the Merger Agreement, and the parties wish such deposit to be subject to the terms and conditions set forth herein and in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.1 Appointment; Cash Placed in Escrow. Parent and Stockholder Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein. At the Closing, Parent shall deposit or cause to be deposited with the Escrow Agent the Adjustment Escrow Amount to be held in escrow in accordance with this Agreement.

1.2 Adjustment Escrow Fund; Adjustment Escrow Account.

(a) The Escrow Agent will issue its written confirmation of the receipt of the Adjustment Escrow Amount and, upon delivery, shall hold the Adjustment Escrow Amount, together with all products and investment proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Adjustment Escrow Earnings”) earned with respect thereto (collectively, the “Adjustment Escrow Fund”), and the Escrow Agent shall hold the Adjustment Escrow Fund in an account established with the Escrow Agent, subject to the terms of Section 3 below (the “Adjustment Escrow Account”).

(b) For greater certainty, all Adjustment Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Adjustment Escrow Fund and shall become part of the Adjustment Escrow Fund; and shall be disbursed as part of the Adjustment Escrow Fund in accordance with the terms and conditions of this Agreement.

1.3 Investments. Unless otherwise jointly instructed in writing by the Stockholder Representative and the Parent, the Escrow Agent shall invest and reinvest the Adjustment Escrow Fund in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Adjustment Escrow Fund shall at all times remain available for distribution in accordance with the terms of this Agreement.

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1.4 Tax Matters. Parent and Stockholder Representative agree that for tax reporting purposes, all Adjustment Escrow Earnings shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Parent, whether or not such income was distributed during such calendar year. Parent shall timely file all tax returns and pay all taxes due with respect to Adjustment Escrow Earnings.

1.5 Trust Fund. The Adjustment Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Parent or Stockholder Representative. The Escrow Agent shall hold and safeguard the Adjustment Escrow Fund until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2. Release of Adjustment Escrow Fund.

The parties shall act in accordance with, and the Escrow Agent shall hold and release the Adjustment Escrow Fund as provided in, this Section 2 as follows:

2.1 General. As promptly as practicable (but in any event within three (3) Business Days) after receiving either (a) joint written instructions from the Parent and the Stockholder Representative (“Joint Instructions”) or (b) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of the Adjustment Escrow Fund, the Escrow Agent shall release or cause to be released the Adjustment Escrow Earnings in the amounts, to the Persons and in the manner set forth in such Joint Instructions or Court Order.

2.2 Method of Payment. All payments of any part of the Adjustment Escrow Fund shall be made by wire transfer of immediately available funds to an account designated in advance as set forth in the Joint Instructions or Court Order, as applicable.

2.3 Call Back Authorized Individuals. In the event Joint Instructions are delivered to the Escrow Agent, whether in writing, by telecopier, e-mail or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement so long as Parent and the Stockholder Representative consent in writing to the incurrence of such expense. Parent shall be solely responsible for the fees and expenses of the Escrow Agent hereunder.

Section 4. Limitation of Escrow Agent’s Liability.

4.1 Duties and Limitation of Liability. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Merger Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.2 Indemnity. Parent, on the one hand, and Stockholder Representative (solely on behalf of the Company’s stockholder and in its capacity as the Stockholder Representative, not in its individual capacity), on the other hand, hereby agree that the Parent and Stockholder Representative will jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including attorney fees) (“Losses”) incurred in connection with the Escrow Agent’s carrying out its duties hereunder,

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except for Losses arising out of or in connection with gross negligence or willful misconduct on the part of the Escrow Agent (or its officers, directors, employees or agents). This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of all amounts held in the Adjustment Escrow Account in accordance with Section 2 (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, the Parent and the Stockholder Representative may jointly appoint a successor Escrow Agent. If the Parent and the Stockholder Representative fail to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from the Parent and Stockholder Representative as to the transfer of the Adjustment Escrow Fund to a successor Escrow Agent.

Section 7. Representative. Unless and until the Parent and Escrow Agent shall have received written notice of the appointment of a successor Stockholder Representative, each of the Parent and Escrow Agent shall be entitled to rely on the power and authority of Stockholder Representative to act on behalf of the Company’s stockholder.

Section 8. Miscellaneous.

8.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent:	c/o FinTech Acquisition Corp. II 2929 Arch Street, Suite 1703 Philadelphia, PA 19104-2870 Attention: James J. McEntee, III Phone: (215) 701-9555 Email: jmce@stbwell.com

With a copy, which shall not constitute notice, to:	Ledgewood PC Two Commerce Square, Suite 3400 2001 Market Street Philadelphia, PA 19103 Attention: Derick S. Kauffman Phone: (215) 731-9450 Email: dkauffman@ledgewood.com

If to Stockholder Representative:	SPC Intermex Representative LLC c/o Stella Point Capital, LLC 444 Madison Avenue, Suite 302 New York, NY 10022 Attention: Robert Jahn Phone: (212) 235-0200 Email: jahn@stellapoint.com

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With a copy, which shall not constitute notice, to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Steven Epstein Phone: (212) 859-8000 Email: steven.epstein@friedfrank.com

If to Continental Stock Transfer & Trust Company in its capacity as Escrow Agent:

Continental Stock Transfer & Trust Company
1 State Street
New York, NY 10004
Attention: Accounting Department, Escrow Administration, Sharmin Carter
Facsimile: +1 212 616 7620
E-mail: scarter@continentalstock.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in two or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.

8.5 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed and enforced in accordance with the domestic Laws of the State of New York.

8.6 Waiver of Jury Trial. THE PARENT AND STOCKHOLDER REPRESENTATIVE EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.7 Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, the Parent and the Stockholder Representative. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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8.10 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.11 Entire Agreement. This Agreement and the Merger Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of a conflict between this Agreement and the Merger Agreement, the Merger Agreement shall govern.

8.12 Cooperation. Stockholder Representative and the Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by the Parent, Stockholder Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

PARENT:

FinTech Acquisition Corp. II

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

[INTERWIRE REPRESENTATIVE LLC]

By:
Name:
Title:

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:
Name:
Title:

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Schedule 1

Escrow Agent’s Fees

Acceptance fee	Waived

Administration fee, 1 escrow account	$5,000.00

The acceptance fee and administration fee covers all account set-up services, the review, negotiation and execution of the escrow agent agreement, KYC, OFAC and USA Patriot Act due diligence, comply with investment instructions, claim instructions and release instructions, coordinate with paying agent for on-going account maintenance and subsequent distributions or additional merger consideration payments, compliance review, records retention, escheat services The escrow agent acceptance fee and administration fee is due and payable upon the effective date of appointment. See assumptions for duration.

Subsequent Distributions to the Paying Agent, each	Included

Out-of-pocket expenses	At cost

Out-of-pocket expenses when applicable will be billed at cost at the sole discretion of Continental Stock Transfer & Trust Company.

Extraordinary services	Market rate

Fees for services not specifically covered in this schedule will be billed in accordance with our prevailing rates for such services.

These costs may include, but are not limited to, review of IRS Form W-8IMY for foreign holders, shareholder presentment status updates, shareholder record adjustments, electronic copies of shareholder presentments and non-standard shareholder records.

Assumptions

This proposal is based upon the following assumptions with respect to the role of escrow agent. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind this proposal.

•         Adjustment escrow duration is 12 months. Beyond this duration, fees of $416.67/month will be in effect.

•         All funds held by Continental Stock Transfer & Trust Company will be uninvested. Client directed investment management services available for an additional $2,500 per year.

•         ALL FUNDS WILL BE RECEIVED FROM OR DISTRIBUTED TO A DOMESTIC OR AN APPROVED FOREIGN ENTITY

Terms and conditions

•         Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.

•         Acceptance of the appointment described in this proposal is subject to compliance with the requirements of the USA Patriot Act of 2001 described below, Continental Stock Transfer & Trust Company satisfactory review of all governing documents, and the execution of the governing documents by all parties.

•         This fee proposal may not be modified except in writing and will be deemed accepted upon your execution of the paying agent agreement.

Important information about opening a new account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.

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Exhibit A-1

Parent Call-Back Authorized Individuals

Name	Phone

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Exhibit A-2

Stockholder Representative Call-Back Authorized Individuals

Name	Phone

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ANNEX F

Form of Parent Equity Compensation Plan

[FINTECH ACQUISITION CORP. II]

OMNIBUS EQUITY COMPENSATION PLAN

[         , 2018]

1. Purpose

The purpose of the Plan is to provide (i) employees of the Company or an Affiliate of the Company, (ii) any individual who provides services to the Company or an Affiliate of the Company, and (iii) members of the Board, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the Participants with those of the stockholders. The Plan is dated as of [     , 2018], subject to stockholder approval of the Plan.

2. Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Administrator” means the Committee and any delegate of the Committee that is appointed in accordance with Section 3, except that the Board shall be the Administrator with respect to Grants to Non-Employee Directors.

(b) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c) “Board” means the Company’s Board of Directors as constituted from time to time.

(d) “Change of Control” means the first to occur of any of the following events:

(i)       the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person other than any one or more Qualified Affiliates;

(ii)       the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Company, other than an acquisition by one or more Qualified Affiliates; or

(iii)       directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company” means [FinTech Acquisition Corp. II], a Delaware corporation[, formerly known as FinTech Acquisition Corp. II].

(g) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan.

(h) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

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(i) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Administrator) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date.

(j) “Effective Date” of the Plan means [     , 2018], subject to approval by the stockholders of the Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of Stock is (i) if the Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Stock is a national securities exchange, the last reported sale price during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines, or (ii) if the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

(m) “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(n) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(p) “Non-Employee Director” means a non-employee director of the Company as defined by Rule 16b-3 under the Exchange Act.

(q) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(r) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(s) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Administrator.

(t) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(u) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of the Company.

(v) “Participant” means an employee of the Company or an Affiliate of the Company, a member of the Board, or an individual who provides services to the Company or an Affiliate of the Company, and is selected by the Administrator to receive a Grant under the Plan.

(w) “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

(x) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, or unincorporated association, and any fiduciary acting in such capacity on behalf of any of the foregoing.

(y) “Plan” means this [FinTech Acquisition Corp. II] Omnibus Equity Compensation Plan, as in effect from time to time.

(z) “Qualified Affiliate” means (i) any Person that is part of a controlled group or under common control with the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any

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entity controlled by the Company; or (iii) any Person controlled by any executive officer (as defined by Rule 16a-1(f) of the Exchange Act) of the Company. For purposes of this definition, “controlled by” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(aa) “Stock” means the common stock, par value $0.0001, of the Company or such other securities of the Company as may be substituted for Stock pursuant to Sections 5(d) or 18.

(bb) “SAR” means an award of a stock appreciation right, as described in Section 8.

(cc) “Stock Award” means an award of Stock, as described in Section 11.

(dd) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(ee) “Subsidiary” means any entity in which the Company has a greater than 50% ownership interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.

(ff) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3. Administration

(a) The Plan shall be administered by the Administrator. The Administrator shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(b) The Administrator shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrator’s interpretations of the Plan and all determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(c) The Administrator, in its discretion, may delegate to one or more officers of the Company all or part of the Administrator’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan and the Administrator’s prior delegation. Any delegation by the Administrator pursuant to this Section shall be subject to such conditions and limitations as may be determined by the Administrator and shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Stock is then listed.

4. Grants

Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Administrator deems appropriate and as are specified in writing by the Administrator in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Administrator shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Administrator shall be final and binding on the Participant, his or her

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beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5. Shares of Stock Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is [    ]1 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.

(b) Share Counting. For administrative purposes, when the Administrator makes a Grant payable in Stock, the Administrator shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock withheld in payment of the Option Price of an Option or withheld for purposes of satisfying the Employer’s minimum tax withholding obligations with respect to Grants under the Plan shall not be available for re-issuance or transfer under the Plan. Upon the exercise of an Option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Stock remaining available for issuance under the Plan and the number of shares of Stock remaining available for exercise under the Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised. To the extent that any Grants are paid in cash and not shares of Stock, such Grants shall not count against the share limits in subsection (a) above. For the avoidance of doubt, if shares of Stock are repurchased on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be [    ] shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $[    ]. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Administrator, in such manner as the Administrator deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 18 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Administrator shall be final, binding and conclusive.

____________

1        Shares authorized for issuance to include 8.5% of the fully diluted equity of the Company (without taking into account any warrants of the Company), of which 8% will be reserved for grants to management only (6% to be provided in options granted to management at closing, and the remaining 2% to management post-closing). Of the 6% of options granted to management at closing, 3% shall be issued to Robert Lisy and the remaining 3% shall be allocated to the management team as determined by Robert Lisy with the approval of the Compensation Committee of the Board.

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6. Eligibility for Participation

Any employee of the Company or an Affiliate of the Company, any member of the Board and any individual who provides services to the Company or an Affiliate of the Company is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate of the Company. Grants will be made only to persons who are employees, directors, consultants or advisors of the Company for purposes of Form S-8 registration under the Securities Act of 1933, as amended. Options and SARs may be granted only to persons who perform direct services to the Company on the date of grant, as determined under section 409A of the Code.

7. Options

(a) General Requirements. The Administrator may grant Options to a Participant upon such terms and conditions as the Administrator deems appropriate under this Section 7.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock that will be subject to each Grant of Options to Participants.

(c) Type of Option and Price.

(i)       The Administrator may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or its Subsidiaries. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option. Nonqualified Stock Options may be granted to any Participant.

(ii)       The Option Price shall be determined by the Administrator and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to any person who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

(d) Option Term. The Administrator shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any Subsidiary, may not have a term that exceeds five years from the Date of Grant.

(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Grant Instrument. The Administrator may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company, an Affiliate or another entity as designated in the Grant Instrument. The Administrator shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of Stock subject to the Option, by delivering shares of Stock owned by the Participant or by attestation (on a form prescribed by the Administrator) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price), (iii) in cash, on the [T+3] settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid

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adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Administrator depending on the type of payment being made.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8. SARs

(a) General Requirements. The Administrator may grant SARs to any Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b) Terms of SARs. The Administrator shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Administrator will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable. The term of SARs shall not exceed ten years from the Date of Grant.

(c) Base Amount. The Administrator shall establish the base amount of the SAR at the time the SAR is granted. The base amount shall not be less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant.

(d) Payment With Respect to SARs. The Administrator shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9. Stock Units

(a) General Requirements. The Administrator may grant Stock Units to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Administrator may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

(d) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

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10. Performance Shares

(a) General Requirements. The Administrator may grant Performance Shares to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Terms of Performance Shares. The Administrator shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

(c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Administrator may establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

(d) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.

11. Stock Awards

(a) General Requirements. The Administrator may issue or transfer shares of Stock to a Participant under a Stock Award, upon such terms and conditions as the Administrator deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Administrator. The Administrator may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Administrator deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. The Administrator shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12. Dividend Equivalents

(a) General Requirements. When the Administrator makes a Grant under the Plan, other than an Option or SAR, the Administrator may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Administrator deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Administrator. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents

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may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Administrator. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Administrator may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Administrator.

13. Other Stock-Based Awards

The Administrator may grant other awards that are cash-based or based on, measured by or payable in Stock to Participants, on such terms and conditions as the Administrator deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Administrator in the Grant Instrument.

14. Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Administrator may determine that Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.

(b) Performance Goals. When Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Administrator shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Administrator shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Administrator may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Criteria Used for Objective Performance Goals. The Administrator shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of the Company, a Subsidiary, or the Company and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Administrator shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e) Certification of Results. The Administrator shall certify and announce the results for the performance period to all Participants after the Company announces the Company’s financial results for the performance period.

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The Administrator shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.

(f) Death, Disability or Other Circumstances. The Administrator may provide in the Grant Instrument that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

15. Deferrals

The Administrator may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Administrator shall establish rules and procedures for such deferrals. Any deferrals under the Plan shall be intended to comply with the requirements of section 409A of the Code, and any corresponding regulations and guidance.

16. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Participant or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Administrator so permits, a Participant may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Administrator may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company. The elections described in this subsection (b) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

17. Transferability of Grants

(a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Administrator, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Administrator may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members of the Participant, one or more trusts in which family members of the Participant have more than 50% of the beneficial interest, foundations in which family members of the Participant (or the Participant) control the management of assets, or any other entity in which family members of the Participant (or the Participant) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Administrator may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18. Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

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(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Administrator may take any of the following actions with respect to any or all outstanding Grants: the Administrator may (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (iii) determine that Participants holding Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards in an amount determined by the Administrator, (iv) require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Stock, as determined by the Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of SARs, as applicable, or (v) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Administrator deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Administrator may specify. The Administrator shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

(c) Administrator. The Administrator making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those constituting the Administrator immediately before the Change of Control.

19. Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code, applicable laws and stock exchange requirements, or as required by Section 21(b) below. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

(b) No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(c) Stockholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.

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(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, which is [ , 2028], unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Administrator with respect to an outstanding Grant.

21. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Administrator to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Administrator may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Administrator shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law.

(i)     The Plan, the exercise of Options or SARs and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to Participants. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

(ii)     The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii)      Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Administrator or its delegate in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

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(c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither the Company nor any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Employer and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Employer. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants. Nothing in this Plan shall entitle any Participant or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Clawback Policies. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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Annex B

INTERNATIONAL MONEY EXPRESS, INC. 2018

OMNIBUS EQUITY COMPENSATION PLAN

[ ________ , 2018]

1. Purpose

The purpose of the Plan is to provide (i) employees of the Company or an Affiliate of the Company, (ii) any individual who provides services to the Company or an Affiliate of the Company, and (iii) members of the Board, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the Participants with those of the stockholders. The Plan is dated as of [ , 2018], subject to stockholder approval of the Plan.

2. Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Administrator” means the Committee and any delegate of the Committee that is appointed in accordance with Section 3, except that the Board shall be the Administrator with respect to Grants to Non-Employee Directors.

(b) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c) “Board” means the Company’s Board of Directors as constituted from time to time.

(d) “Change of Control” means the first to occur of any of the following events:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person other than any one or more Qualified Affiliates;

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Company, other than an acquisition by one or more Qualified Affiliates; or

(iii) directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company” means International Money Express, Inc., a Delaware corporation, formerly known as FinTech Acquisition Corp. II.

(g) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan.

(h) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

(i) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value

Annex B-1

(as determined by the Administrator) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date.

(j) “Effective Date” of the Plan means [    , 2018], subject to approval by the stockholders of the Company.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of Stock is (i) if the Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Stock is a national securities exchange, the last reported sale price during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines, or (ii) if the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

(m) “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(n) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(p) “Non-Employee Director” means a non-employee director of the Company as defined by Rule 16b-3 under the Exchange Act.

(q) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(r) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(s) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Administrator.

(t) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(u) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of the Company.

(v) “Participant” means an employee of the Company or an Affiliate of the Company, a member of the Board, or an individual who provides services to the Company or an Affiliate of the Company, and is selected by the Administrator to receive a Grant under the Plan.

(w) “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

(x) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, or unincorporated association, and any fiduciary acting in such capacity on behalf of any of the foregoing.

(y) “Plan” means this International Money Express, Inc. 2018 Omnibus Equity Compensation Plan, as in effect from time to time.

(z) “Qualified Affiliate” means (i) any Person that is part of a controlled group or under common control with the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person controlled by any executive officer (as defined by Rule 16a-1(f) of the Exchange Act) of the Company. For purposes of this definition, “controlled by” shall mean possessing, directly

Annex B-2

or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(aa) “Stock” means the common stock, par value $0.0001, of the Company or such other securities of the Company as may be substituted for Stock pursuant to Sections 5(d) or 18.

(bb) “SAR” means an award of a stock appreciation right, as described in Section 8.

(cc) “Stock Award” means an award of Stock, as described in Section 11.

(dd) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(ee) “Subsidiary” means any entity in which the Company has a greater than 50% ownership interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.

(ff) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3. Administration

(a) The Plan shall be administered by the Administrator. The Administrator shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(b) The Administrator shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrator’s interpretations of the Plan and all determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(c) The Administrator, in its discretion, may delegate to one or more officers of the Company all or part of the Administrator’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan and the Administrator’s prior delegation. Any delegation by the Administrator pursuant to this Section shall be subject to such conditions and limitations as may be determined by the Administrator and shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Stock is then listed.

4. Grants

Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Administrator deems appropriate and as are specified in writing by the Administrator in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Administrator shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Administrator shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

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5. Shares of Stock Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is [ ] shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.

(b) Share Counting. For administrative purposes, when the Administrator makes a Grant payable in Stock, the Administrator shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock withheld in payment of the Option Price of an Option or withheld for purposes of satisfying the Employer’s minimum tax withholding obligations with respect to Grants under the Plan shall not be available for re-issuance or transfer under the Plan. Upon the exercise of an Option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Stock remaining available for issuance under the Plan and the number of shares of Stock remaining available for exercise under the Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised. To the extent that any Grants are paid in cash and not shares of Stock, such Grants shall not count against the share limits in subsection (a) above. For the avoidance of doubt, if shares of Stock are repurchased on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be [    ] shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $[    ]. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Administrator, in such manner as the Administrator deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 18 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Administrator shall be final, binding and conclusive.

6. Eligibility for Participation

Any employee of the Company or an Affiliate of the Company, any member of the Board and any individual who provides services to the Company or an Affiliate of the Company is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate of the Company. Grants will be made only to persons who are employees, directors, consultants or advisors of the Company for purposes of Form S-8 registration under the Securities Act of 1933, as amended. Options and SARs may be granted only to persons who perform direct services to the Company on the date of grant, as determined under section 409A of the Code.

Annex B-4

7. Options

(a) General Requirements. The Administrator may grant Options to a Participant upon such terms and conditions as the Administrator deems appropriate under this Section 7.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock that will be subject to each Grant of Options to Participants.

(c) Type of Option and Price.

(i)     The Administrator may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or its Subsidiaries. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option. Nonqualified Stock Options may be granted to any Participant.

(ii)    The Option Price shall be determined by the Administrator and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to any person who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

(d)      Option Term. The Administrator shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any Subsidiary, may not have a term that exceeds five years from the Date of Grant.

(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Grant Instrument. The Administrator may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company, an Affiliate or another entity as designated in the Grant Instrument. The Administrator shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of Stock subject to the Option, by delivering shares of Stock owned by the Participant or by attestation (on a form prescribed by the Administrator) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price), (iii) in cash, on the T+2 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Administrator depending on the type of payment being made.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Annex B-5

8. SARs

(a) General Requirements. The Administrator may grant SARs to any Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b) Terms of SARs. The Administrator shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Administrator will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable. The term of SARs shall not exceed ten years from the Date of Grant.

(c) Base Amount. The Administrator shall establish the base amount of the SAR at the time the SAR is granted. The base amount shall not be less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant.

(d) Payment With Respect to SARs. The Administrator shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9. Stock Units

(a) General Requirements. The Administrator may grant Stock Units to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Administrator may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

(d) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

10. Performance Shares

(a) General Requirements. The Administrator may grant Performance Shares to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Terms of Performance Shares. The Administrator shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance

Annex B-6

or other period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

(c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Administrator may establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

(d) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.

11. Stock Awards

(a) General Requirements. The Administrator may issue or transfer shares of Stock to a Participant under a Stock Award, upon such terms and conditions as the Administrator deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Administrator. The Administrator may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Administrator deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c) Requirement of Employment or Service. The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. The Administrator shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12. Dividend Equivalents

(a) General Requirements. When the Administrator makes a Grant under the Plan, other than an Option or SAR, the Administrator may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Administrator deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Administrator. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Administrator. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Administrator may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Administrator.

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13. Other Stock-Based Awards

The Administrator may grant other awards that are cash-based or based on, measured by or payable in Stock to Participants, on such terms and conditions as the Administrator deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Administrator in the Grant Instrument.

14. Performance-Vested Grants

(a) Designation as Performance-Vested Grants. Notwithstanding any other provision of the Plan, the Administrator may determine that Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock Based Awards granted to an Employee may contain vesting conditions based on the achievement of performance goals, as described in this Section 14.

(b) Performance Goals. When Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that have performance-based vesting conditions (“Performance-Vested Grants”) are granted, the Administrator shall establish in writing (i) the performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the Plan, including, in the Administrator’s discretion, any vesting conditions in addition to the performance-related goals.

(c) Criteria Used for Performance Goals. The Administrator may use performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures or any other objective or subjective measures, as determined by the Administrator. The performance goals may relate to the Participant’s business unit or the performance of the Company, a Subsidiary, or the Company and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Administrator shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than 90 days after the beginning of the performance period, provided that the outcome is substantially uncertain at the time the criteria are established.

(e) Certification of Results. The Administrator shall certify and announce the results for the performance period to all impacted Participants after the Company announces the Company’s financial results for the performance period. The Administrator shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument, provided that the Administrator may adjust such payment in their sole discretion.

(f) Death, Disability or Other Circumstances. The Administrator may provide in the Grant Instrument the extent to which Performance-Vested Grants shall be vested, held, continued and/or payable in the event of the Participant’s death or disability, termination of employment, or a Change of Control.

15. Deferrals

The Administrator may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Administrator shall establish rules and procedures for such deferrals. Any deferrals under the Plan shall be intended to comply with the requirements of section 409A of the Code, and any corresponding regulations and guidance.

16. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Participant or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

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 (b) Election to Withhold Shares. If the Administrator so permits, a Participant may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Administrator may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company. The elections described in this subsection (b) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

17. Transferability of Grants

(a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Administrator, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Administrator may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members of the Participant, one or more trusts in which family members of the Participant have more than 50% of the beneficial interest, foundations in which family members of the Participant (or the Participant) control the management of assets, or any other entity in which family members of the Participant (or the Participant) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Administrator may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18. Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Administrator may take any of the following actions with respect to any or all outstanding Grants: the Administrator may (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (iii) determine that Participants holding Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards in an amount determined by the Administrator, (iv) require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Stock, as determined by the Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of SARs, as applicable, or (v) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Administrator deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Administrator may specify. The Administrator shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

(c) Administrator. The Administrator making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those constituting the Administrator immediately before the Change of Control.

Annex B-9

19. Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code, applicable laws and stock exchange requirements, or as required by Section 21(b) below. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

(b) No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, which is [    , 2028], unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Administrator with respect to an outstanding Grant.

21. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Administrator to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Administrator may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Administrator shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law.

(i)       The Plan, the exercise of Options or SARs and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Administrator may also

Annex B-10

adopt rules regarding the withholding of taxes on payments to Participants. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

(ii)       The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii)       Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Administrator or its delegate in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither the Company nor any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Employer and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Employer. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants. Nothing in this Plan shall entitle any Participant or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Clawback Policies. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Annex B-11

Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FINTECH ACQUISITION CORP. II

* * * * *

Fintech Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

(a)      The Corporation (i) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 28, 2015 under the name “Fintech Acquisition Corp. II” and (ii) filed an Amended and Restated Certificate of Incorporation on January 20, 2017 (the “Amended and Restated Certificate of Incorporation”).

(b)      The board of directors of the Corporation (the “Board of Directors”) has adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation in its entirety, and the stockholders of the Corporation have duly approved the amendment and restatement.

(c)      Pursuant to Sections 242 and 245 of the Delaware General Corporation Law (as it may be amended from time to time, the “DGCL”), this Second Amended and Restated Certificate of Incorporation (this “Certificate”) restates, integrates and further amends the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is International Money Express, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 110 S. Poplar Street, Suite 101, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is Andrew M. Lubin.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 205,000,000, which shall be divided into two classes as follows:

(i) 200,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

Annex C-1

 (ii) 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share (“Preferred Stock”).

B. The Board of Directors is hereby expressly authorized, to the fullest extent permitted by law, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

C. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Certificate (including any certificate of designations relating to any series of Preferred Stock). For the avoidance of doubt, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, the initial adoption of any certificate of designations that establishes, or authorizes the issuance of, any series of Preferred Stock.

D. Except as otherwise required by applicable law or in this Certificate, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, together as single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of stockholders generally.

E. Except as otherwise required by applicable Law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any certificate of designations relating to such series of Preferred Stock).

F. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

G. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

H. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, (or any successor provision thereto), and no vote of the holders of Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate (including any certificate of designations relating to any series of Preferred Stock).

Annex C-2

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series of Preferred Stock) in any manner now or hereafter prescribed by law (subject to the express provisions hereof that prohibit retroactive application of changes), and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation. This Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

B. The bylaws of the Corporation (as in effect from time to time, the “Bylaws”) may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, by (i) the Board of Directors without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate, or (ii) the vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by law or in this Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designations with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Effective from the date hereof, the directors (other than those directors elected by the holders of any series of Preferred Stock, if any, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date hereof (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Commencing with the first annual meeting following the Effective Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B. A majority of the total number of directors then in office shall constitute a quorum for all purposes at any meeting of the Board of Directors, and, except as otherwise expressly required by law or in this Certificate, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to that certain Shareholders Agreement of the Corporation as in effect from time to time, by and among the Corporation, the Intermex Holders, the Intermex Representative, and the Founding Shareholders (each as defined in such Shareholders Agreement), dated as of [•], 2018 (such agreement, as amended, supplemented,

Annex C-3

restated or otherwise modified from time to time, the “Shareholders Agreement”), any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, or if only one director remains, by the sole remaining director or, if there are no directors, by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that for as long as the Intermex Representative has the right to nominate a director under the terms of the Shareholders Agreement, Intermex Representative shall have the right to fill any vacancy that resulted from the death, resignation, disqualification or removal of a director designated by the Intermex Representative under the terms of the Shareholders Agreement. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time, but only for cause and only with the affirmative vote of at least a majority in voting power of all then outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.

E. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

F. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series or in any certificate of designations with respect to such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

G. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, any two directors then-serving on the Board of Directors or the Chief Executive Officer of the Corporation, and otherwise as may he provided in the Bylaws.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders of the Corporation before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

Annex C-4

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL
MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of Preferred Stock.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the SPC Investors may serve as directors, officers or agents of the Corporation, (ii) the SPC Investors may now engage and may continue to engage in any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates, directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise compete with the Corporation or its controlled Affiliates, directly or indirectly, and (iii) members of the Board of Directors who are not officers or employees of the Corporation or their respective Affiliates may desire to participate or invest in certain Competitive Opportunities, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the SPC Investors and their respective Affiliates or the Specified Directors (as defined below) and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. Each of (i) the SPC Investors and any directors, principals, officers, employees and/or other representatives of the SPC Investors that may serve as directors, officers or agents of the Corporation, and each of their Affiliates or (ii) subject to Section (C) of this Article IX, each member of the Board of Directors who is not an officer or employee of the Corporation and is not described in clause (i) of this sentence (such directors not described in clause (i), the “Specified Directors”), and his or her Affiliates (the Persons (as defined below) identified in clause (i) above being referred to. collectively, as “Identified Persons” and, individually, as an “Identified Person” shall, to the fullest extent permitted by law, not have any duty to refrain from directly or indirectly (a) engaging in any Competitive Opportunity or (b) otherwise competing with the Corporation or any of its controlled Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. In the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or present such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

C. The Corporation does not renounce its interest in any Competitive Opportunity offered to any Specified Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such Competitive.

Annex C-5

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Certificate, the “SPC Investors” means, collectively, (i) SPC Intermex, LP, (ii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is the Person listed in clause (i) or an Affiliate of any such Person and (iii) any Affiliate, successor, permitted assign or transferee of any of the foregoing.

F. For purposes of this Certificate (other than Article X), (i) “Affiliate” means (a) in respect of the SPC Investors, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by any SPC Investor, controls any SPC Investor or is under common control with any SPC Investor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, (b) in respect of a Specified Director, any Person that, directly or indirectly, is controlled by such Specified Director (other than the Corporation and any entity that is controlled by the Corporation), and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

H. Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Certificate inconsistent with this Article IX nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time, following the date hereof with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized or approved at an annual or special meeting of stockholders (or by written consent, if action by written consent is not then prohibited by this Certificate) by the affirmative vote of at least two-thirds in voting power of all of the then outstanding shares of stock of the Corporation entitled to vote thereon that is not owned by the interested stockholder, voting together as a single class.

Annex C-6

C. For purposes of this Article X of this Certificate, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

(c) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(vii) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good

Annex C-7

faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(viii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ix) “Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from the SPC Investors or any of their affiliates or successors, ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X.

(x) “Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

(xi) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) the SPC Investors, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(xii) “majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

(xiii) “owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(a) beneficially owns such stock, directly or indirectly; or

(b) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this

Annex C-8

definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(xiv) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(xv) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xvi) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

MISCELLANEOUS

A. The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section (A) of this Article XI.

B. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

C. For purposes of this Certificate, unless the context otherwise requires, (i) references to “Articles” and “Sections” refer to articles and sections of this Second Amended and Restated Certificate of Incorporation and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

[Remainder of Page Intentionally Left Blank]

Annex C-9

IN WITNESS WHEREOF, International Money Express, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2018.

INTERNATIONAL MONEY EXPRESS, INC.

By:
Name:
Title:

Annex C-10

Annex D

OPINION OF BTIG, LLC

December 12, 2017

Board of Directors

c/o FinTech Acquisition Corp. II

712 Fifth Avenue, 8th Floor

New York, NY 10019

Members of the Board:

BTIG, LLC (“BTIG” or “we”) has been advised that FinTech Acquisition Corp. II (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Intermex Holdings II, Inc. (dba “Intermex,” the “Seller”), FinTech II Merger Sub Inc. ( “Merger Sub 1”), FinTech II Merger Sub 2 LLC (“Merger Sub 2”), both direct wholly owned subsidiaries of the Company, and SPC Intermex Representative LLC, pursuant to which (i) Merger Sub 1 will merge with and into the Seller (the “Merger 1”), (ii) Seller, the surviving entity of Merger 1, will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity following such merger (“Merger 2” and together with Merger 1, the “Merger”) (iii) the outstanding shares of common stock of the Seller shall be converted into the right to receive, in the aggregate, $99,135,000 in cash and $161,000,000 in Company common stock (together, the “Merger Consideration”), (iv) the Company will assume $97,000,000 of Seller indebtedness at closing, and (iv) the Company shall bear certain of Seller’s transaction expenses, which according to the Seller’s estimates will not exceed $20,000,000 in the aggregate when considered together with the Company’s transaction expenses. The Merger Consideration described herein is (a) subject to adjustment based on terms and conditions more fully set forth in the Merger Agreement and (b) based on estimated numbers presented by Seller as of October 31, 2017.

The Board of Directors of the Company (the “Board”) has requested BTIG’s opinion, as investment bankers, as to (i) the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement, and (ii) whether the fair market value of the Seller equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)       discussed the Merger and related matters with the Company’s management and reviewed the draft of the Merger Agreement dated December 11, 2017;

(ii)      reviewed the audited financial statements of the Seller for the three years ended December 31, 2016, and unaudited interim financial statements of the Seller for the ten months ended October 31, 2017;

(iii)     reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and the Seller;

(iv)     reviewed certain non-publicly available information concerning the Seller, including internal financial analyses and forecasts prepared by management of the Seller which we were directed by the Company to use for purposes of our analysis, and held discussions with the Seller’s management regarding recent developments;

(v)      reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(vi)     reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our analysis;

(vii)    evaluated the enterprise value of the Seller implied by the various financial analyses we conducted;

(viii)   conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | 415-248-2200 | Fax: 415-398-7100 | www.btig.com | Member

FINRA SIPC

Annex D-1

(ix)     took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Seller’s industry generally.

In rendering our Opinion, we have relied upon and assumed, with your acknowledgement and consent, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to BTIG by or on behalf of the Company or the Seller, or that was otherwise reviewed by BTIG, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts regarding the Seller (i) prepared by management of the Seller, or (ii) prepared by management of the Company and supplied to us by the Seller and the Company, as applicable, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the management of the Company and the Seller, as applicable, as to the future operating and financial performance of the Seller and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. BTIG has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Seller since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or the Seller’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, BTIG assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the Seller or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and all other laws applicable to the Company and the Seller. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than BTIG) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Seller, the Merger and the Merger Agreement.

Our Opinion is limited to whether, as of the date hereof, (i) the Merger Consideration to be paid by the Company in the Merger is fair to the Company from a financial point of view, and (ii) the fair market value of the Seller equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or any other constituencies of the Company, or any terms, aspects or implications of any voting, support, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company, its stockholders or any other party; (iii) the fairness of the amount or nature of any compensation to any officers, directors or employees of the Seller or the Company, or any class of any such person, relative to the compensation paid to any other party; (iv) whether the Company has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration at the closing of the Merger or (v) the effect of any financing of the Company to pay the Merger Consideration or other amounts provided in the Merger Agreement. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s securities will trade following public announcement or consummation of the Merger or other transactions contemplated by the Merger Agreement.

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | 415-248-2200 | Fax: 415-398-7100 | www.btig.com | Member

FINRA SIPC

Annex D-2

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on the date hereof, and on the information made available to us by or on behalf of the Seller or the Company or their respective advisors, or information otherwise reviewed by BTIG, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that BTIG does not have any obligation to update, revise or reaffirm this Opinion. Further, the credit, financial and stock markets are often affected by periods of volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Seller or the Merger. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any stockholder of the Company or member of the Seller as to how any such stockholder or member should vote at any stockholders’ or members’ meeting at which the Merger may be considered, or whether or not any stockholder of the Company or member of the Seller should enter into a voting, members’, stockholders’ or affiliates’ agreement with respect to the Merger, or exercise any redemption or repurchase or exchange rights that may be available to such stockholder or member. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or the Seller.

BTIG, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, and private placements. We have acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger and is not creditable against any advisory fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. BTIG may seek to provide investment banking services to the Company, the Seller or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, BTIG and our clients may effect transactions in the equity securities of the Company and may at any time hold a long or short position in such securities.

BTIG’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to BTIG be made, without our prior written consent, except in accordance with the terms and conditions of BTIG’s engagement letter agreement with the Company. This Opinion supersedes in its entirety any other written analyses or materials previously furnished by BTIG to the Company or its representatives.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair to the Company, from a financial point of view, and (ii) the fair market value of Seller equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders.

Very truly yours,

/s/ BTIG, LLC
BTIG, LLC

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | 415-248-2200 | Fax: 415-398-7100 | www.btig.com | Member

FINRA SIPC

Annex D-3

Annex E

INTERNATIONAL MONEY EXPRESS, INC.
NOMINATING AND GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS
CHARTER

(Adopted as of [•], 2018)

The Board of Directors (the “Board”) of International Money Express, Inc. (the “Company”) has adopted this Charter (the “Charter”) of the Nominating and Governance Committee (the “Committee”) of the Board.

I. Purpose of the Committee

The purpose of the Committee is to carry out the responsibilities delegated by the Board of the Company relating to the Company’s director nominations process and procedures, evaluating the performance of the Board, developing and maintaining the Company’s corporate governance policies and any related matters delegated by the Board or required by federal securities laws or the Nasdaq Stock Market (“Nasdaq”).

This Charter has been approved by the Board and may be amended by the Board from time to time in compliance with applicable laws, rules and regulations, including the applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq.

II. Committee Membership

The Committee shall consist of two or more directors, as determined by the Board. Each member of the Committee must satisfy the independence requirements of Nasdaq for nominating committee members, subject to the exemptions and exceptions provided by such requirements.

Each member of the Committee shall serve at the pleasure of the Board and for such terms as the Board shall determine, with vacancies filled or members removed by the vote of a majority of the full Board. The members shall serve until their failure to qualify, their resignation or retirement, their removal by the Board or until their successors shall be duly appointed and qualified. Committee members may resign by giving written notice to the Board. A Committee member may resign Committee membership without resigning from the Board, but a member shall cease automatically to be a member of the Committee upon either ceasing to be a member of the Board or, at any time such member is required by law, rule, regulation or the corporate governance standards of Nasdaq to be independent, ceasing to be independent. A member of the Committee may be removed, with or without cause, by a majority vote of the Board.

III. Structure & Operations

The Board will, or will delegate to the members of the Committee the responsibility to, appoint a chairperson of the Committee (the “Chairperson”). The Chairperson shall preside at each meeting. In the event that the Chairperson is not present at a meeting, the Committee members present at that meeting shall delegate one of its members as the acting-Chairperson at such meeting.

The Committee shall meet at least twice each fiscal year and at such other times as it deems necessary to fulfill its responsibilities. Meetings of the Committee may be called by the Chairman of the Board, the Chief Executive Officer of the Company, the Chairperson of the Committee or any two or more members of the Committee. A quorum, defined as a majority, of the Committee shall participate in each meeting either in person or by telephone. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. Any decision or determination of the Committee in writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

Annex E-1

An agenda for each meeting shall be created by the Chairperson in consultation with the other members of the Committee. Any memoranda or presentations prepared for the meeting shall be transmitted to all members of the Committee before the meeting commences, whether they are participating in person, by telephone, or not at all.

Minutes of each meeting will be maintained and distributed to each member of the Committee. The Committee shall have the authority to establish its own rules and procedures consistent with the Company’s bylaws for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so. Failure to satisfy pre-meeting notification or agenda requirements shall not invalidate an otherwise duly held meeting.

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion. The Committee shall periodically review any such delegations and may revoke any such delegation at any time.

IV. Committee Duties & Responsibilities

In particular, the Committee shall be responsible for the following:

1.       Overseeing the composition of the Board and its committees, including the following:

a.       overseeing Board succession planning;

b.       determining the qualifications, qualities, skills and other expertise required to be a director and developing, and recommending to the Board for its approval, criteria to be considered in selecting nominees for director;

c.        identifying and screening individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and, if required by applicable SEC or Nasdaq requirements, considering any director candidates recommended by the Company’s stockholders;

d.       conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates;

e.        making recommendations to the Board regarding (i) the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders and (ii) candidates for vacancies on the Board to be filled from time to time (including any vacancy created by an increase in the size of the Board) pursuant to the Company’s bylaws;

f.        reviewing the suitability of each Board member for continued service as a director when his or her term expires and recommending to the Board whether the director should be re-nominated;

g.        assessing at least annually the independence of non-employee directors and members of the independent committees of the Board; and

h.       making recommendations to the Board regarding the chairperson, membership, size and composition of each standing committee of the Board, including any necessary “independence” or other qualification determinations as may be required by applicable SEC and Nasdaq rules, and to make recommendations to the Board regarding individual directors to fill any committee vacancies.

2.       Developing and maintaining the Company’s corporate governance policies and related matters, including evaluating any waivers to the Company’s Code of Ethics for Principal Executive and Senior Financial Officers, and reviewing such policies and related matters at least once each year and recommending any related changes to the Board.

3.       Reviewing any proposed changes to the Company’s certificate of incorporation, bylaws and other documents affecting the rights of the Company’s stockholders or otherwise affecting the Company’s corporate governance and making recommendations to the Board with respect to any such changes.

4.       Establishing and overseeing a process for the annual evaluation of the Board and each standing committee thereof.

Annex E-2

5.       Overseeing executive management succession planning.

6.       Identifying and communicating to the Board relevant current and emerging corporate and governance trends, issues and practices and overseeing the continuing education program for directors and the orientation program for new directors.

7.       Overseeing the Company’s compliance with any applicable reporting requirements of the SEC relating to director nominations, director independence and corporate governance and reviewing and discussing with management any related disclosure.

V. Performance Evaluation

The Committee shall provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as established by the Committee.

The Committee shall oversee the Board’s annual evaluation of its own processes and performance and report such evaluation and any recommendations to the full Board. The evaluation shall be conducted in such manner as established by the Committee.

VI. Resources & Authority of the Committee

The members of the Committee shall exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders. In discharging that obligation, members shall be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors, to the fullest extent permitted by law.

The Committee shall have the resources, authority and funding appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel and other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall also have direct access to, and complete and open communications with, senior management, and the authority, in its discretion, to obtain advice and assistance from internal or external legal, accounting, search firms or other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its consultants, outside counsel, search firms and any other advisors. Any communications between the Committee and legal counsel in the course of legal advice will be considered privileged, and the Committee will take all necessary steps to preserve such privileged nature of the communications.

VII. Reliance on Others

Unless such Committee member has knowledge that makes reliance unwarranted, each Committee member, in discharging his or her duties to the Company, may rely on information, opinions, reports, or statements, any of which may be written or oral, formal or informal, including financial statements, valuation reports, and other financial data, if prepared or presented by: (1) one or more officers or employees of the Company whom the Committee member believes in his or her reasonable business judgment and good faith to be reliable and competent in the matters presented; (2) consultants, legal counsel, or other persons as to matters which the Committee member believes in his or her reasonable business judgment and good faith to be within the professional or expert competence of such person; or (3) another committee of the Board of which such Committee member is not a member if the Committee member believes in his or her reasonable business judgment and good faith that such committee merits confidence.

VIII. Miscellaneous

The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s website and a printed copy of such shall be made available to any stockholder who requests it.

Annex E-3